UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Merchants Bancshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

On October 22, 2016, the board of directors of Merchants Bancshares, Inc. (“Merchants”) unanimously approved an Agreement and Plan of Merger (the “Merger Agreement”) between Merchants and Community Bank System, Inc. (“Community Bank System”). Merchants is holding a special meeting of stockholders on Thursday, March 23, 2017, at 10:00 a.m., Eastern time, at the DoubleTree by Hilton, 1117 Williston Road, South Burlington, Vermont 05403, for its stockholders of record on February 2, 2017, to vote on the proposals necessary to complete the merger. If Merchants stockholders adopt the Merger Agreement and the merger is subsequently completed, Merchants will merge with and into Community Bank System (the “Merger”), with Community Bank System continuing as the surviving company.

If the Merger Agreement proposal is approved and the Merger is subsequently completed, Merchants stockholders may elect to receive, in exchange for each outstanding share of Merchants common stock they hold, either: (i) $40.00 in cash (which we refer to as the “cash election consideration”); (ii) 0.9630 shares of common stock of Community Bank System (which we refer to as the “stock election consideration”); or (iii) a combination of $12.00 in cash and 0.6741 shares of common stock of Community Bank System (which we refer to as the “mixed election consideration”). Both the cash election consideration and the stock election consideration are subject to proration and adjustment procedures to ensure that the total amount of cash paid, and the total number of shares of Community Bank System common stock issued, in the Merger to Merchants stockholders, as a whole, will equal as nearly as practicable the total amount of cash and number of shares that would have been paid and issued if all of the Merchants stockholders received the mixed election consideration. Merchants stockholders who fail to make a timely election or who make no election will receive the mixed election consideration. For more information, see “Proposal I — The Merger” and “The Merger Agreement.”

The precise consideration that Merchants stockholders will receive if they elect the cash election consideration or the stock election consideration will not be known at the time that Merchants stockholders vote on the proposal to adopt the Merger Agreement or make an election as to the type of consideration that they would like to receive in the Merger. On October 21, 2016, which was the last trading date on the New York Stock Exchange (“NYSE”) preceding the public announcement of the Merger, the closing price of Community Bank System common stock was $47.50 per share, valuing the mixed election consideration at approximately $44.02 per share. On February 2, 2017, the most recent practicable date prior to the mailing of this Proxy Statement/Prospectus, the closing price of Community Bank System common stock on the NYSE was $57.67, valuing the mixed election consideration at approximately $50.88 per share. Based on 6,898,903 shares of Merchants common stock issued and outstanding, Community Bank System expects to issue in the Merger approximately 4,650,551 shares of its common stock before taking into account any adjustment for the issuance of cash in lieu of fractional shares.

The market prices of Community Bank System common stock and Merchants common stock will fluctuate before the completion of the Merger. You should obtain current stock price quotations for Community Bank System and Merchants common stock before you vote. Community Bank System common stock is listed on the NYSE under the symbol “CBU.” Merchants common stock is traded on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “MBVT.”

Under the terms of the Merger Agreement, in the event that the volume-weighted average trading price of Community Bank System common stock for a specified period prior to the closing is less than $35.77 per share and the decrease in the price of Community Bank System’s common stock is more than 20% greater than the decrease in the SNL Midcap U.S. Bank Index over the same period, Merchants has the right to terminate the Merger Agreement, Community Bank System has the option to increase the amount of Community Bank System common stock issuable to Merchants stockholders by a formula-based amount set forth in the Merger Agreement to prevent such termination.

The Merchants board of directors has unanimously determined that the Merger and the Merger Agreement are advisable and in the best interests of Merchants and its stockholders and unanimously recommends that you vote “FOR” the adoption of the Merger Agreement, “FOR” approval, on an advisory basis, of the Merger-related executive compensation payable to the Merchants named executive officers in connection with the Merger, and “FOR” the proposal to adjourn the Merchants special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement.

The Merger cannot be completed unless at least two-thirds of the issued and outstanding shares of Merchants common stock entitled to vote at the special meeting vote in favor of the Merger. Whether or not you plan to attend the special meeting of stockholders, please take the time to vote by using the Internet, by telephone or by completing the enclosed proxy card and mailing it in the enclosed envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” each of the proposals being voted on at Merchants’ special meeting. If you fail to vote, or you do not instruct your broker how to vote any shares held for you in “street name,” it will have same effect as voting “AGAINST” the Merger Agreement, but it will have no impact on the advisory, non-binding proposal to approve the Merger-related executive compensation or the proposal to approve an adjournment of the special meeting.

The accompanying document is being delivered to Merchants stockholders as Community Bank System’s Prospectus for its offering of Community Bank System common stock in connection with the Merger, and as Merchants’ Proxy Statement for the solicitation of proxies for the special meeting.

This Proxy Statement/Prospectus provides you with detailed information about the proposed Merger. It also contains or references information about Merchants, Community Bank System and related matters. You are encouraged to read this document carefully. In particular, you should read the “Risk Factors” section beginning on page 15 of this Proxy Statement/Prospectus for a discussion of the risks you should consider in evaluating the proposed Merger and how it will affect you.

On behalf of our board of directors, I thank you for your prompt attention to this matter.

Sincerely,

Jeffrey L. Davis
Chairman of the Board of Directors

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, the issuance of the Community Bank System common stock in connection with the Merger or the other transactions described in this Proxy Statement/Prospectus, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the Merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This Proxy Statement/Prospectus is dated February 7, 2017, and is first being mailed to stockholders of Merchants on or about February 10, 2017.

MERCHANTS BANCSHARES, INC. 275 Kennedy Drive South Burlington, Vermont 05403

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 23, 2017

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Merchants Bancshares, Inc. (“Merchants”) will be held on Thursday, March 23, 2017, at 10:00 a.m., Eastern time, at the DoubleTree by Hilton, 1117 Williston Road, South Burlington, Vermont 05403, to consider and vote upon the following matters:

1.	a proposal to adopt the Agreement and Plan of Merger, dated as of October 22, 2016, by and between Community Bank System, Inc. (“Community Bank System”) and Merchants (the “Merger Agreement), which provides for the merger of Merchants with and into Community Bank System with Community Bank System as the surviving company (the “Merger”);
2.	a non-binding, advisory proposal to approve the compensation payable to the named executive officers of Merchants in connection with the Merger (the “Merger-Related Executive Compensation”);
3.	a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement (the “adjournment proposal”); and
4.	any other business which may properly come before the special meeting or any adjournment thereof.

The Merger is described in more detail in this Proxy Statement/Prospectus, which you should read carefully in its entirety before you vote. A copy of the Merger Agreement is attached as Annex A to this Proxy Statement/Prospectus. Only holders of record of Merchants common stock at the close of business on February 2, 2017 are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting.

Under Delaware law, Merchants stockholders who do not vote in favor of adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their Merchants common stock as determined by the Delaware Court of Chancery if the Merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on adoption of the Merger Agreement and strictly comply with the other Delaware law procedures explained in this Proxy Statement/Prospectus. See the section entitled “Proposal I — The Merger — Appraisal or Dissenters’ Rights” beginning on page 58. The applicable Delaware law is reproduced in its entirety in Annex C to this Proxy Statement/Prospectus.

Please vote as soon as possible. The affirmative vote of two-thirds of the outstanding shares of Merchants common stock entitled to vote at the special meeting of stockholders is required for the adoption of the Merger Agreement. Approval of the non-binding, advisory Merger-Related Executive Compensation proposal requires the affirmative vote of a majority of the votes cast on the proposal. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast on the proposal.

If you fail to vote, or you do not instruct your broker how to vote any shares held for you in “street name,” it will have same effect as voting “AGAINST” the Merger Agreement.

To ensure your representation at the special meeting of stockholders, please follow the voting procedures described in the accompanying Proxy Statement/Prospectus and on the enclosed proxy card. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted by following the instructions provided in the Proxy Statement/Prospectus.

THE MERCHANTS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ALL PROPOSALS.

BY ORDER OF THE BOARD OF DIRECTORS

Jamie Oberle
Secretary

South Burlington, Vermont
February 7, 2017

YOUR VOTE IS IMPORTANT!

Whether or not you plan to attend the special meeting in person, Merchants urges you to submit your proxy as soon as possible by (1) calling the toll free telephone number specified on the enclosed proxy card, (2) accessing the Internet website specified on the enclosed proxy card, or (3) completing, signing and dating the enclosed proxy card and returning it in the postage paid envelope provided. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting card provided by such entity.

If you have any questions concerning the Merger or other matters to be considered at the Merchants special meeting, would like additional copies of this Proxy Statement/Prospectus or need help voting your shares, please contact Innisfree M&A Incorporated, Merchants’ proxy solicitor, by calling (212) 750-5833.

PLEASE DO NOT SEND STOCK CERTIFICATES WITH THE PROXY CARD. YOU WILL BE SENT SEPARATE INSTRUCTIONS REGARDING MAKING ELECTIONS AS TO THE FORM OF MERGER CONSIDERATION YOU WOULD LIKE TO RECEIVE AND THE SURRENDER OF YOUR STOCK CERTIFICATES.

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QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are answers to certain questions that you may have regarding the merger and the special meeting. We urge you to read carefully the remainder of this Proxy Statement/Prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this Proxy Statement/Prospectus.

Q:	Why am I receiving this document?
A:	Community Bank System, Inc. (“Community Bank System”) and Merchants Bancshares, Inc. (“Merchants”) have agreed to combine under the terms of an Agreement and Plan of Merger by and between Community Bank System and Merchants, dated as of October 22, 2016 (the “Merger Agreement”), that is described in this Proxy Statement/Prospectus. A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as Annex A. In order to complete the merger of Merchants with and into Community Bank System (the “Merger”), the stockholders of Merchants must vote to adopt the Merger Agreement. Merchants will hold a special meeting of its stockholders to solicit this approval, as well as the non-binding advisory approval of the Merger-Related Executive Compensation and, if necessary, the approval of the adjournment proposal.

We are delivering this Proxy Statement/Prospectus to you as both a Proxy Statement of Merchants and a Prospectus of Community Bank System. It is a Proxy Statement because the Merchants board of directors is soliciting proxies from its stockholders. It is a Prospectus because Community Bank System will issue Community Bank System common stock to the Merchants stockholders who receive stock consideration in the Merger, and this Prospectus contains information about Community Bank System common stock. This Proxy Statement/Prospectus contains important information about the Merger, the Merger Agreement, the special meeting of Merchants stockholders, and other related matters, and we encourage you to read it carefully.

Q:	What will happen to Merchants as a result of the Merger?
A:	If the Merger is completed, Merchants will cease to exist and Merchants Bank, the wholly-owned subsidiary of Merchants, will become a direct, wholly-owned subsidiary of Community Bank System. Immediately following completion of the Merger, Merchants Bank will then merge with and into Community Bank, N.A. (“Community Bank”), the wholly-owned subsidiary of Community Bank System, with Community Bank being the surviving bank.
Q:	Who is being asked to approve matters in connection with the Merger?
A:	Only Merchants stockholders are being asked to vote to approve the Merger-related proposals. Community Bank System is not required to obtain Community Bank System stockholder approval of the Merger or the Merger Agreement.
Q:	What will I receive in the Merger?
A:	If the Merger Agreement proposal is approved and the Merger is subsequently completed, each outstanding share of Merchants common stock will be converted into the right to receive either:
•	$40.00 in cash, without interest (the “cash election consideration”);
•	0.9630 shares of Community Bank System common stock, plus cash in lieu of fractional shares (the “stock election consideration”); or
•	a combination of both $12.00 in cash and 0.6741 shares of Community Bank System common stock, plus cash in lieu of fractional shares (the “mixed election consideration”).

The above consideration is subject to proration procedures that are designed to ensure that the total amount of cash paid, and the total number of shares of Community Bank System common stock issued, in the Merger will equal as nearly as practicable the total amount of cash and number of shares that would have been paid and issued if all of the Merchants stockholders received the mixed election consideration.

You may elect to receive the cash election consideration, the stock election consideration, or the mixed election consideration. However, the ability to receive the consideration of your choice will depend on the elections of other Merchants stockholders. The proration of the consideration payable to Merchants stockholders in the Merger will not be known until Community Bank System tallies the results of the elections made by Merchants stockholders, which will not occur until near or after the closing of the Merger.

Q:	Will I receive the form of consideration that I elect?
A:	If you elect to receive the mixed election consideration, you will receive the mixed election consideration. If you elect to receive the cash election consideration or stock election consideration, you may not receive the exact form of consideration that you elect. If you make no election with respect to your shares of Merchants common stock (and do not exercise appraisal rights), you will receive the mixed election consideration.

It is currently estimated that, if the Merger is completed, Community Bank System will issue, in the aggregate, approximately 4.65 million shares of Community Bank System common stock and pay approximately $82.78 million in cash to Merchants stockholders. Under the proration procedures in the Merger Agreement, the total amount of cash paid, and the total number of shares of Community Bank System common stock issued, in the Merger to the holders of shares of Merchants common stock (other than excluded shares), as a whole, will equal as nearly as practicable the total amount of cash and number of shares that would have been paid and issued if all of such shares of Merchants common stock were converted into the mixed election consideration.

Whether you receive the amount of cash and/or stock you request in your election form will depend in part on the elections of other Merchants stockholders. You may not receive the form of consideration that you elect in the Merger, and you may instead receive a pro-rata amount of cash and/or Community Bank System common stock.

The greater the oversubscription of the stock election consideration, the less stock and more cash a Merchants stockholder making the stock election will receive. Reciprocally, the greater the oversubscription of the cash election consideration, the less cash and more stock a Merchants stockholder making the cash election will receive. However, in no event will a Merchants stockholder who makes the cash election or the stock election receive less cash and more shares of Community Bank System common stock, or fewer shares of Community Bank System common stock and more cash, respectively, than a stockholder who elects the mixed election consideration. See “The Merger Agreement — Election and Proration Procedures” beginning on page 63 of this Proxy Statement/Prospectus.

The proration of the consideration payable to Merchants stockholders who elect to receive the cash election consideration and/or the stock election consideration will not be known until Community Bank System tallies the results of the elections, which will not occur until near or after the closing of the Merger.

Q:	How will Merchants stock options be treated in the Merger?
A:	Each Merchants stock option outstanding and unexercised immediately prior to the effective time of the Merger, whether or not then vested or exercisable, will be cancelled and automatically converted into the right to receive a cash amount equal to the aggregate number of Merchants shares subject to such option multiplied by the excess of the value of the mixed election consideration over the exercise price of such option.
Q:	How will shares of Merchants common stock subject to vesting or forfeiture restrictions be treated in the Merger?

Each share of Merchants common stock subject to vesting or forfeiture restrictions and granted under any Merchants benefit plan that is outstanding immediately prior to the effective time, whether or not then vested, will automatically vest in full, and any restrictions thereon will lapse, and such

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stock will be converted into the right to receive an amount of cash equal to the value of the mixed election consideration plus dividends, if any, accrued but unpaid as of the effective time with respect to such restricted share.

Q:	How will warrants to purchase Merchants common stock be treated in the Merger?
A:	Each warrant that was originally issued on April 25, 2008 by NUVO Bank & Trust Company (with respect to which Merchants issued replacement warrants on December 4, 2015), which we refer to as “organizers’ warrants,” to purchase Merchants common stock outstanding as of the effective time will be converted at the effective time into a warrant to acquire, upon payment of the amount determined by dividing the per share exercise price immediately prior to the effective time by the stock election consideration of 0.9630, the number of shares of Community Bank System common stock determined by multiplying (i) the number of shares of Merchants common stock which may be acquired upon exercise of such organizers’ warrant immediately prior to the effective time by (ii) the stock election consideration of 0.9630.

Each warrant that was originally issued on April 30, 2013 by NUVO Bank & Trust Company (with respect to which Merchants issued replacement warrants on December 4, 2015), which we refer to as “2013 warrants,” to purchase Merchants common stock outstanding as of the effective time will be converted into the right to receive, at the holder’s election, either (i) a cash payment in cancellation of such 2013 warrant equal to the number of shares of Merchants common stock which may be acquired upon exercise of such 2013 warrant multiplied by the excess, if any, of the cash election consideration of $40.00 over the per share 2013 warrant exercise price immediately prior to the effective time or (ii) a replacement 2013 warrant certificate issued by Community Bank System and representing the right to acquire prior to the expiration date of the original 2013 warrant, upon payment of the amount determined by dividing the per share exercise price immediately prior to the effective time by the stock election consideration of 0.9630, that number of shares of Community Bank System common stock equal to the number of shares of Merchants common stock which may be acquired upon exercise of such 2013 warrant immediately prior to the effective time multiplied by the stock election consideration of 0.9630.

Q:	Could you tell me more about Community Bank System?
A:	Community Bank System is the parent company of Community Bank and is a financial holding company registered under the Bank Holding Company Act of 1956, as amended. Community Bank is a commercial banking franchise headquartered in Upstate New York, with more than 200 customer facilities and 202 ATMs ranging diagonally from Northern New York to the Southern Tier and west to Lake Erie, and in Northeastern Pennsylvania.

Community Bank is a community retail bank committed to the philosophy of serving the financial needs of customers in local communities. Community Bank emphasizes the local character of business, knowledge of the customer and customer needs, comprehensive retail and small business products, and responsive decision-making at the branch and regional levels. Community Bank and its subsidiaries offer a range of commercial and retail banking and financial services in their market areas to business, individual, agricultural and government customers. Community Bank and its employees strive to support and to actively engage in important initiatives in local communities within the market areas it serves.

Community Bank System common stock is publicly traded on the NYSE under the symbol “CBU.” At September 30, 2016, Community Bank System had on a consolidated basis approximately $8.7 billion in total assets, $7.1 billion in total deposits, $4.9 billion in total loans and stockholders’ equity of $1.2 billion. For additional information about Community Bank System, please see “Where You Can Find More Information” beginning on page 104 of this Proxy Statement/Prospectus.

Q:	When is the Merger expected to be completed?
A:	The parties are working to complete the Merger during late second quarter or early third quarter of 2017. Merchants and Community Bank System must first obtain the necessary regulatory approvals and the approval of the Merchants stockholders at the special meeting and satisfy other customary closing conditions. Merchants and Community Bank System cannot assure you as to when or if all the conditions to the Merger will be met, and it is possible that the parties will not complete the Merger at all.
Q:	What happens if the Merger is not completed?
A:	If the Merger is not completed, Merchants will remain an independent company. If the Merger Agreement is terminated under certain specified circumstances, Merchants may be required to pay to Community Bank System a termination fee of $10.72 million.
Q:	Does the board of directors of Merchants have a recommendation on how I should vote on the Merger Agreement?
A:	Yes. The board of directors of Merchants unanimously determined that the Merger Agreement and the Merger are advisable and in the best interests of Merchants and its stockholders, and unanimously recommends that the stockholders of Merchants vote “FOR” the adoption of the Merger Agreement.
Q:	Why am I being asked to cast a non-binding, advisory vote to approve the Merger-Related Executive Compensation?
A:	The Securities and Exchange Commission (“SEC”), in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), adopted rules that require Merchants to seek a non-binding, advisory vote with respect to certain payments that will or may be made to Merchants’ named executive officers in connection with the Merger.
Q:	What will happen if Merchants stockholders do not approve the Merger-Related Executive Compensation proposal at the special meeting?
A:	Approval of the proposal related to the Merger-Related Executive Compensation is not a condition to completing the Merger. The vote with respect to the Merger-Related Executive Compensation is an advisory vote and will not be binding on Merchants regardless of whether the Merger Agreement is adopted. Accordingly, as the compensation to be paid to the Merchants executives in connection with the Merger is contractual, such compensation will or may be payable if the Merger is completed regardless of the outcome of the advisory vote.
Q:	Are there any stockholders already committed to voting in favor of the Merger Agreement?
A:	Yes. All of the directors of Merchants and another principal stockholder of Merchants have entered into voting agreements with Community Bank System requiring them to vote all of their shares in favor of adoption of the Merger Agreement. As of the record date for the special meeting, these stockholders held approximately 11% of the outstanding shares of Merchants common stock.
Q:	What risks should I consider before I vote on the Merger and make my election as to the form of merger consideration?
A:	You should read and carefully consider the risk factors set forth in section entitled “Risk Factors” beginning on page 15 of this Proxy Statement/Prospectus as well as the other information contained or incorporated by reference into this Proxy Statement/Prospectus, including the matters addressed in the section of this Proxy Statement/Prospectus titled “Cautionary Statement Regarding Forward-Looking Statements” on page 21.
Q:	Is there other information I should consider?
A:	Yes. Much of the business and financial information about each of the companies that may be important to you is not included in this document. Instead, that information is incorporated by reference to documents Merchants and Community Bank System separately filed with the SEC. This means that Merchants and Community Bank System can satisfy their disclosure obligations to you by referring you to one or more documents separately filed by Community Bank System or Merchants with the SEC. Please see “Where You Can Find More Information” beginning on page 104 of this Proxy Statement/Prospectus, for a list of documents that they have incorporated by reference into this document and for instructions on how to obtain copies of those documents, free of charge.
Q:	When and where will Merchants stockholders meet?
A:	Merchants will hold a special meeting of its stockholders on Thursday, March 23, 2017, at 10:00 a.m., Eastern time, at the DoubleTree by Hilton, 1117 Williston Road, South Burlington, Vermont 05403.
Q:	Who can vote at the Merchants special meeting?
A:	Holders of record of Merchants common stock at the close of business on February2, 2017, which is the record date for the Merchants special meeting, are entitled to vote at the special meeting.
Q:	How many votes must be represented in person or by proxy at the Merchants special meeting to have a quorum?
A:	A majority of the shares of Merchants common stock outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitutes a quorum at the special meeting.
Q:	What vote by Merchants stockholders is required to adopt the Merger Agreement?
A:	Assuming a quorum is present at the Merchants special meeting, adoption of the Merger Agreement will require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Merchants common stock entitled to vote. Abstentions and broker non-votes will have the same effect as shares voted “AGAINST” adoption of the Merger Agreement, but they will have no impact on the advisory, non-binding proposal to approve the Merger-Related Executive Compensation or the proposal to approve an adjournment of the special meeting.
Q:	What do I need to do now?
A:	After you have carefully read and considered the information contained or incorporated by reference into this Proxy Statement/Prospectus, please vote your shares promptly. If you hold common stock in your name as a stockholder of record, please complete, sign, date and mail your proxy card in the enclosed postage paid return envelope as soon as possible. You may also vote by telephone or through the Internet as instructed on the enclosed proxy card. If you hold your shares in “street name” through a bank, broker or other fiduciary, you must direct your bank or broker to vote in accordance with the instructions you receive from your bank, broker or other fiduciary.

If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the Merger Agreement, the approval, on an advisory basis, of the Merger-Related Executive Compensation, and, if necessary, the adjournment proposal.

Q:	If my shares are held in “street name” by my broker, will the broker vote my shares for me?
A:	No. Your broker WILL NOT vote your shares unless you provide instructions on how to vote. It is important that you provide timely instruction to your broker or bank to ensure that all shares of Merchants common stock that you own are voted at the special meeting. You should instruct your broker how to vote your shares, following the directions your broker provides.
Q:	What if I fail to instruct my broker?
A:	If you do not provide your broker with instructions and your broker submits an unvoted proxy, referred to as a “broker non-vote,” the broker non-vote will have the same effect as a vote against the adoption of the Merger Agreement. Broker non-votes will have no impact on the advisory, non-binding proposal to approve the Merger-Related Executive Compensation or the proposal to approve an adjournment of the special meeting.

Q:	Can I attend the special meeting and vote my shares in person?
A:	Yes. Although the Merchants board of directors requests that you vote your shares by mail, by telephone, or through the Internet in advance of the special meeting, all Merchants stockholders are invited to attend the special meeting. Stockholders of record on February 2, 2017 may vote in person at the special meeting. If your shares are held by a broker, bank or other nominee, then you are not the stockholder of record and you must bring to the special meeting appropriate documentation from your broker, bank or other nominee to enable you to vote at the special meeting.
Q:	Can I change my vote?
A:	Yes. If you do not hold your shares in “street name,” there are three ways you can change your vote at any time after you have sent in your proxy card and before your proxy is voted at the special meeting: (i) you may give written notice of revocation to Merchants’ corporate secretary; (ii) you may submit a new signed proxy card bearing a later date or vote again by telephone or the Internet (any earlier proxies will be automatically revoked); or (iii) you may attend the special meeting and vote in person (however, the mere presence of a stockholder at the special meeting will not constitute revocation of a previously given proxy). If you hold your shares in “street name” through a bank, broker or other fiduciary, you should contact your bank, broker or other fiduciary to revoke your proxy.

Any written notices of revocation and other communications with respect to revocation of proxies should be addressed to Merchants as follows: Merchants Bancshares, Inc., Corporate Secretary, 275 Kennedy Drive, South Burlington, Vermont, 05403, which must be received by 5:00 p.m., Eastern time, on March 22, 2017.

Q:	How do I make an election as to the form of merger consideration I wish to receive in the Merger?
A:	Community Bank System will mail to each Merchants stockholder an election form/letter of transmittal which will contain instructions for making a selection of merger consideration and for surrendering your stock certificates in exchange for the merger consideration. American Stock Transfer & Trust Company (“American Stock Transfer”), the exchange agent for the Merger, must receive your properly completed election form/letter of transmittal and your stock certificates, or suitable guarantee of delivery, by no later than the election deadline in order for your choice as to the form of merger consideration to be considered with those made by the other Merchants stockholders. Merchants and Community Bank System will notify you of the election deadline.
Q:	What happens if I don’t make a valid election as to the form of merger consideration before the election deadline?
A:	If you do not make a valid election as to the form of merger consideration before the election deadline, each share of Merchants common stock held by you will be converted into the right to receive a combination of $12.00 in cash and 0.6741 shares of Community Bank System common stock. If the Merger is completed, the exchange agent will send any stockholder who does not make a valid election a new letter of transmittal that such stockholder can use to surrender his or her shares of Merchants common stock in exchange for the merger consideration.
Q:	Can I change my election as to the form of merger consideration?
A:	Yes. You can change your election as to the form of merger consideration by submitting a new election form/letter of transmittal. For a change to be effective, the exchange agent must receive your election form/letter of transmittal before the election deadline.
Q:	What are the material U.S. federal income tax consequences of the Merger to me?
A:	It is a condition to the obligation of Merchants to complete the Merger that Merchants receives a legal opinion to the effect that the Merger qualifies as “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, as amended, which we refer to as the “Code”. If, as expected, the Merger qualifies as a “reorganization”, the specific tax consequences to a U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 54 of this Proxy Statement/Prospectus) exchanging Merchants common stock in the Merger will generally depend upon the form of consideration such U.S. holder receives in the Merger.
•	A U.S. holder exchanging all of its shares of Merchants common stock for solely Community Bank System common stock (and cash instead of fractional shares of Community Bank System common stock) pursuant to the Merger Agreement will generally not recognize gain or loss, except with respect to cash received instead of fractional shares of Community Bank System common stock.
•	A U.S. holder exchanging all of its shares of Merchants common stock for solely cash pursuant to the Merger Agreement will generally recognize gain or loss equal to the difference between the amount of cash it receives and its cost basis in its Merchants common stock.
•	A U.S. holder exchanging all of its shares of Merchants common stock for a combination of Community Bank System common stock and cash pursuant to the Merger Agreement will generally recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of cash treated as received in exchange for Merchants common stock in the Merger and (ii) the excess of the “amount realized” in the transaction (i.e., the fair market value of the Community Bank System common stock at the effective time of the Merger plus the amount of cash treated as received in exchange for Merchants common stock in the Merger) over its tax basis in its surrendered Merchants common stock.

The U.S. federal income tax consequences described above may not apply to all holders of Merchants common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular tax consequences of the Merger to you.

Q:	Are Merchants stockholders entitled to seek appraisal or dissenters’ rights if they do not vote in favor of the adoption of the Merger Agreement?
A:	Yes. As a holder of Merchants common stock, you are entitled to seek appraisal or dissenters’ rights under the Delaware General Corporation Law in connection with the Merger. Failure to follow precisely any of the statutory requirements could result in the loss of your appraisal rights.
Q:	Should Merchants stockholders send in their stock certificates with the enclosed proxy?
A:	No. Merchants stockholders SHOULD NOT send in any stock certificates now. You will receive separate written instructions for making your election and surrendering your shares of Merchants common stock.

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WHO CAN HELP ANSWER YOUR QUESTIONS

If you want to ask any questions about the Merger or the merger consideration to be issued in the Merger, you should contact:

Innisfree M&A Incorporated
501 Madison Avenue
New York, New York 10022
(212) 750-5833

You may also contact:

Community Bank System, Inc.	Merchants Bancshares, Inc.
Scott A. Kingsley E.V.P. and Chief Financial Officer Community Bank System, Inc. 5790 Widewaters Parkway DeWitt, New York 13214 (315) 445-7378	Geoffrey R. Hesslink President and Chief Executive Officer Merchants Bancshares, Inc. 275 Kennedy Drive South Burlington, Vermont 05403 (800) 322-5222

Both Community Bank System and Merchants file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Community Bank System or Merchants files at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1 800-SEC-0330 for further information on the Public Reference Room. Community Bank System’s and Merchants’ public filings are also available at the Internet site maintained by the SEC at “http://www.sec.gov.” Community Bank System’s and Merchants’ public filings are also available from Community Bank System and Merchants, respectively, at the address shown below or at their respective websites: www.communitybankna.com or www.mbvt.com. Please note that Community Bank System’s and Merchants’ Internet addresses are included in this Proxy Statement/Prospectus as inactive textual references only. The information contained on Community Bank System’s and Merchants’ websites are not incorporated by reference in this Proxy Statement/Prospectus and should not be considered part of this document.

Community Bank System has filed a registration statement to register with the SEC the shares of Community Bank System common stock to be issued to Merchants stockholders in the Merger. This document is a part of the registration statement and constitutes a Prospectus of Community Bank System and a Proxy Statement of Merchants for its special meeting of stockholders. As allowed by SEC rules, this document does not contain all the information that stockholders can find in the registration statement or the exhibits to the registration statement. The SEC allows Community Bank System and Merchants to “incorporate by reference” certain information into this document, which means that Community Bank System and Merchants can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this document, except for any information which contradicts information contained directly in this document. Please see “Where You Can Find More Information” beginning on page 104 of this Proxy Statement/Prospectus to find out where you can find more information about the documents incorporated by reference.

If you wish to obtain an additional copy of this document, or any other information, without charge upon written or oral request, please see “Where You Can Find More Information” beginning on page 104 of this Proxy Statement/Prospectus to find out where you can find more information about Community Bank System and Merchants, or contact:

Community Bank System, Inc.	Merchants Bancshares, Inc.
Donna J. Drengel Investor Relations Community Bank System, Inc. 5790 Widewaters Parkway DeWitt, New York 13214 (315) 445-7313	Geoffrey R. Hesslink President and Chief Executive Officer Merchants Bancshares, Inc. 275 Kennedy Drive South Burlington, Vermont 05403 (800) 322-5222

To obtain timely delivery of these documents, you must request the information no later than March 9, 2017 in order to receive them before the special meeting.

You should rely only on the information contained in, or incorporated by reference into, this Proxy Statement/Prospectus. No one has been authorized to give any information or make any representation about the Merger or Community Bank System or Merchants that differs from, or adds to, the information in this Proxy Statement/Prospectus or in documents that are incorporated by reference herein and publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it. You should not assume that the information contained in this Proxy Statement/Prospectus is accurate as of any date other than the date of this Proxy Statement/Prospectus, and you should not assume that any information incorporated by reference into this document is accurate as of any date other than the date of such other document, and neither the mailing of this Proxy Statement/Prospectus to Merchants stockholders nor the issuance of Community Bank System common stock in the Merger shall create any implication to the contrary.

This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement/Prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. For a more complete understanding of the Merger and for a more complete description of the legal terms of the Merger, we encourage you to read this entire Proxy Statement/Prospectus and its annexes carefully, as well as the additional documents referred to in this Proxy Statement/Prospectus. See “Where You Can Find More Information” beginning on page 104 of this Proxy Statement/Prospectus.

The Merger Agreement is attached to this document as Annex A. Please read that document carefully. It is the legal document that governs the Merger and your rights in the Merger.

Information about the Companies (Page 22)

Community Bank System, Inc.
5790 Widewaters Parkway
DeWitt, New York 13214
(315) 445-2282

Community Bank System is a bank holding company operating Community Bank, which currently has more than 200 customer facilities and 202 ATMs in 36 counties in Upstate New York: Allegany, Broome, Cattaraugus, Cayuga, Chautauqua, Chenango, Chemung, Clinton, Delaware, Erie, Essex, Franklin, Hamilton, Herkimer, Jefferson, Lewis, Livingston, Madison, Oneida, Onondaga, Ontario, Oswego, Otsego, St. Lawrence, Saratoga, Schoharie, Schuyler, Seneca, Steuben, Tioga, Tompkins, Ulster, Warren, Washington, Wayne, and Yates, and six counties in Northern Pennsylvania: Bradford, Carbon, Lackawanna, Luzerne, Susquehanna and Wyoming. Community Bank and its subsidiaries offer a broad range of commercial banking, trust, pension administration, investment and financial services to business, individual, agricultural and government customers.

Community Bank is Community Bank System’s principal operating subsidiary. At September 30, 2016, Community Bank System had on a consolidated basis approximately $8.7 billion in total assets, $7.1 billion in total deposits, $4.9 billion in total loans and stockholders’ equity of $1.2 billion.

Community Bank System common stock is currently listed on the NYSE under the symbol “CBU.”

Community Bank System announced on December 5, 2016 that is has entered into an agreement to acquire Northeast Retirement Services, Inc. (“NRS”), a leading institutional provider of plan accounting, transfer agency, fund administration, trust and retirement plan services. Upon the closing of the transaction on February 3, 2017, NRS became a subsidiary of Benefit Plans Administrative Services, Inc. (“BPAS”), a wholly-owned subsidiary of Community Bank System. The cash and stock transaction is valued at approximately $140 million. The foregoing transaction is referred to in this Proxy Statement/Prospectus as the “NRS acquisition.”

Merchants Bancshares, Inc.
275 Kennedy Drive
South Burlington, Vermont 05403
(802) 658-3400

Merchants is a publicly-held bank holding company registered under the Bank Holding Company Act of 1956, as amended, and is subject to supervision, regulation and examination by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). Merchants is incorporated under the laws of the State of Delaware and headquartered in South Burlington, Vermont. At September 30, 2016, Merchants had total consolidated assets of approximately $1.99 billion (including loans of approximately $1.47 billion), deposits of approximately $1.50 billion and stockholders’ equity of approximately $158 million.

Merchants conducts substantially all of its business through its subsidiary, Merchants Bank. Merchants Bank is a Vermont-chartered nonmember stock bank organized in 1849 with 31 full-service banking offices located throughout the State of Vermont and one full-service banking office in Massachusetts. The primary business of Merchants Bank is to attract deposits from and extend loans to consumer, institutional, municipal, non-profit and commercial customers. Merchants also provides wealth management and trust services through the Merchants Trust Company Division of Merchants Bank.

Merchants common stock is currently listed on the NASDAQ Global Select Market under the symbol “MBVT.”

Information about the Special Meeting

Date, Time and Place of the Special Meeting (Page 24)

A special meeting of Merchants stockholders will be held on Thursday, March 23, 2017, at 10:00 a.m., Eastern time, at the DoubleTree by Hilton, 1117 Williston Road, South Burlington, Vermont 05403.

Actions to be Taken at the Special Meeting (Page 24)

At the special meeting, Merchants stockholders as of February 2, 2017, the record date, will be asked to vote on a proposal to adopt the Merger Agreement, a non-binding, advisory proposal to approve the Merger-Related Executive Compensation, and if necessary, the adjournment proposal.

Record Date; Outstanding Shares; Shares Entitled to Vote (Page 24)

Only holders of record of Merchants common stock at the close of business on the record date of February 2, 2017 are entitled to notice of and to vote at the special meeting. As of the record date, there were 6,898,903 shares of Merchants common stock outstanding, held of record by approximately 856 stockholders.

Quorum; Vote Required (Page 24)

The presence in person or by proxy of the holders of a majority of the shares of Merchants common stock outstanding on the record date will constitute a quorum for the transaction of business at the special meeting.

The adoption of the Merger Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Merchants common stock entitled to vote at the special meeting of stockholders. Approval of the Merger-Related Executive Compensation proposal requires the affirmative vote of a majority of the votes cast on the proposal. Approval of the adjournment proposal, if necessary to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement, requires the affirmative vote of a majority of the votes cast on the proposal.

Broker non-votes and abstentions will have the same effect as a vote “AGAINST” the Merger Agreement, but they will have no effect on the Merger-Related Executive Compensation proposal or the adjournment proposal.

Share Ownership of Management; Voting Agreements (Page 25)

On the record date, the directors and another principal stockholder of Merchants had voting power with respect to an aggregate of 739,146 shares of Merchants common stock, or approximately 11% of the shares of the Merchants common stock then outstanding. Each such person executed an agreement that generally commits such person to vote all of his or her shares of Merchants common stock in favor of the Merger Agreement.

Recommendation of the Merchants Board of Directors (Page 24)

Merchants’ board of directors has unanimously approved the Merger Agreement, and recommends a vote “FOR” the adoption of the Merger Agreement, “FOR” the approval, on an advisory basis, of the Merger-Related Executive Compensation, and “FOR” the adjournment proposal, if necessary.

Appraisal Rights (Page 58)

Under Delaware law, Merchants stockholders who do not vote in favor of adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their Merchants common stock as determined by the Delaware Court of Chancery if the Merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on adoption of the Merger Agreement and strictly comply with the other Delaware law procedures explained in this Proxy Statement/Prospectus. See the section entitled “Proposal 1 — The Merger — Appraisal or Dissenters’ Rights” beginning on page 58 of this Proxy Statement/Prospectus. The applicable Delaware law is reproduced in its entirety in Annex C to this Proxy Statement/Prospectus.

The Merger

Structure of the Merger (Page 62)

Merchants and Community Bank System are proposing a merger of Merchants with and into Community Bank System, with Community Bank System as the surviving company. Immediately following the Merger, the parties will merge Merchants Bank, a wholly-owned banking subsidiary of Merchants, with and into Community Bank, a wholly-owned banking subsidiary of Community Bank System, with Community Bank as the surviving entity (the “Bank Merger”).

The Merger Agreement is attached to this document as Annex A. We encourage you to read the Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger and your rights in it. You are also encouraged to read the risk factors beginning on page 15.

Merger Consideration (Page 62)

If the Merger proposal is approved and the Merger is subsequently completed, you may elect to receive (subject to the proration procedures described below), in exchange for each outstanding share of Merchants common stock that you own, either:

•	$40.00 in cash, without interest (the “cash election consideration”);
•	0.9630 shares of Community Bank System common stock, plus cash in lieu of fractional shares (the “stock election consideration”); or
•	a combination of 0.6741 shares of Community Bank System common stock and $12.00 in cash, plus cash in lieu of fractional shares (the “mixed election consideration”).

Election Procedures (Page 63)

Community Bank System will mail separately an election form/letter of transmittal. Please read the instructions to the election form/letter of transmittal, and complete, sign and return it with your Merchants stock certificates or appropriate guarantee of delivery before the election deadline. Merchants and Community Bank System will notify you of the election deadline. If you do not make a valid election as to the form of merger consideration before the election deadline, all of your shares of Merchants common stock will be converted into the right to receive the mixed election consideration.

Proration Procedures (Page 63)

The merger consideration to be paid to Merchants stockholders is subject to allocation procedures that are designed to ensure that the total amount of cash paid, and the total number of shares of Community Bank System common stock issued in the Merger, as a whole, will equal as nearly as practicable the total amount of cash and number of shares that would have been paid and issued if all of the Merchants stockholders received the mixed election consideration.

Whether you receive the amount of cash and/or stock you request in your election form will depend in part on the elections of other Merchants stockholders. You may not receive the form of consideration that you elect in the Merger, and you may instead receive a pro-rata amount of cash and/or Community Bank System common stock.

The greater the oversubscription of the stock election, the less stock and more cash a Merchants stockholder making the stock election will receive. Reciprocally, the greater the oversubscription of the cash election, the less cash and more stock a Merchants stockholder making the cash election will receive. However, in no event will a Merchants stockholder who makes the cash election or the stock election receive less cash and more shares of Community Bank System common stock, or fewer shares of Community Bank System common stock and more cash, respectively, than a stockholder who makes the mixed election.

For additional detail and for illustrative examples, see “The Merger Agreement — Election and Proration Procedures” beginning on page 63 of this Proxy Statement/Prospectus.

Treatment of Merchants Equity Awards and Warrants (Page 67)

At the effective time of the Merger, each option granted under Merchants’ equity plans outstanding and unexercised, whether or not then vested or exercisable, will be cancelled and converted into the right to receive a cash payment in an amount equal to the product of the number of shares of Merchants common stock underlying the option and the excess of the value of the mixed election consideration over the exercise price of the option.

At the effective time of the Merger, each restricted stock award granted under Merchants’ equity plans will automatically vest in full, and any restrictions thereon will lapse, and such stock will be cancelled and converted into the right to receive a cash payment equal to the value of the mixed election consideration, plus all dividends, if any, accrued but unpaid as of the effective time of the Merger with respect to such restricted share.

At the effective time of the Merger, each organizers’ warrant will be converted into a warrant to acquire, upon payment of the amount determined by dividing the per share exercise price immediately prior to the effective time by the stock election consideration of 0.9630, the number of shares of Community Bank System common stock determined by multiplying (i) the number of shares of Merchants common stock which may be acquired upon exercise of such organizers’ warrant immediately prior to the effective time by (ii) the stock election consideration of 0.9630.

At the effective time of the Merger, each 2013 warrant will be converted into the right to receive, at the holder’s election, either (i) a cash payment in cancellation of such 2013 warrant equal to the number of shares of Merchants common stock which may be acquired upon exercise of such 2013 warrant multiplied by the excess, if any, of the cash election consideration of $40.00 over the per share 2013 warrant exercise price immediately prior to the effective time or (ii) a replacement 2013 warrant certificate issued by Community Bank System representing the right to acquire prior to the expiration date of the original 2013 warrant, upon payment of the amount determined by dividing the per share exercise price immediately prior to the effective time by the stock election consideration of 0.9630, that number of shares of Community Bank System common stock equal to the number of shares of Merchants common stock which may be acquired upon exercise of such 2013 warrant immediately prior to the effective time multiplied by the stock election consideration of 0.9630.

Opinion of Merchants’ Financial Advisor (Page 38)

In connection with the Merger, Merchants’ financial advisor, Piper Jaffray & Co. (“Piper”), delivered a written opinion to the Merchants board of directors, dated October 22, 2016, that, as of such date, and based upon and subject to the various factors, assumptions and limitations set forth in its opinion, the consideration offered in the Merger was fair, from a financial point of view, to the holders of Merchants common stock. The full text of Piper’s written opinion dated October 22, 2016, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this Proxy Statement/Prospectus and is incorporated herein by reference. Piper’s opinion was addressed to, and provided for the information and benefit of, the Merchants board of directors (in its capacity as such) in connection with its evaluation of the fairness of the merger consideration from a financial point of view, and did not address any other aspects or implications of the Merger. The opinion does not constitute a recommendation to the Merchants board of directors or to any other persons in respect of the Merger, including as to how any holder of Merchants common stock should vote at any stockholders’ meeting held in connection with the Merger or take, or not to take, any action in respect of the Merger. Piper’s opinion does not address the relative merits of the Merger as compared to any other business or financial strategies that might be available to Merchants, nor does it address the underlying business decision of Merchants to engage in the Merger.

Share Information and Market Price (Page 90)

Community Bank System common stock is traded on the NYSE under the symbol “CBU.” Merchants common stock is traded on the NASDAQ Global Select Market under the symbol “MBVT.” The following table shows the closing or last sale prices of Community Bank System common stock and Merchants common stock on October 21, 2016 and February 2, 2017. October 21, 2016 is the last full trading day prior to the announcement of the signing of the Merger Agreement. February 2, 2017 was the last practicable trading day for which information was available prior to the date of this document. The equivalent price per share of Merchants common stock is determined by multiplying the closing price of Community Bank System common stock by the 0.6741 mixed stock consideration and adding $12.00 to such amount.

	Community Bank System	Merchants
	Historical	Historical	Equivalent Market Value Per Share
Closing Sale Prices Per Share on:
October 21, 2016	$47.50	$32.85	$44.02
February 2, 2017	$57.67	$50.40	$50.88

The market prices of both Community Bank System common stock and Merchants common stock will fluctuate before the Merger. Merchants and Community Bank System encourage you to obtain current market prices.

Required Regulatory Approvals (Page 57)

Community Bank System must make filings with or obtain approvals from certain regulatory authorities to effect the Merger. In addition, before Merchants and Community Bank System can complete the Merger, they will make all filings and obtain all regulatory approvals required for the merger of their banking subsidiaries, Community Bank and Merchants Bank. These include the approvals of the Federal Reserve Board and the Office of the Comptroller of the Currency (the “OCC”). In addition, Community Bank System must apply to list the common stock to be issued in the Merger on the NYSE.

Limitations on Considering Other Acquisition Proposals (Page 73)

Merchants has agreed to a number of limitations with respect to soliciting, negotiating and discussing acquisition proposals involving persons other than Community Bank System, and to certain related matters. The Merger Agreement does not, however, prohibit Merchants from considering an unsolicited bona fide acquisition proposal from a third party if certain specified conditions are met.

Conditions to Completion of the Merger (Page 78)

Each party’s obligation to complete the Merger is subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain other conditions, including:

•	the SEC declaring effective the registration statement that covers the Community Bank System common stock to be issued in the Merger;
•	Merchants stockholders adopting the Merger Agreement by the affirmative vote of at least two-thirds of the shares outstanding and entitled to vote at the special meeting;
•	Community Bank System and Merchants receiving all approvals or consents required by law from any applicable governmental agency, and all applicable notice or waiting periods expiring;
•	no governmental authority having imposed a materially burdensome condition in connection with granting any regulatory approval;
•	no court or regulatory actions, nor any judgments, orders, decrees or injunctions, having been instituted or issued by any governmental authority, court, or administrative agency preventing the consummation of the Merger;

•	the representations and warranties made by Community Bank System and Merchants in the Merger Agreement continuing to be true and correct as of the effective time of the Merger (subject to the materiality standards set forth in the Merger Agreement);
•	Merchants and Community Bank System having complied with all of their respective covenants pursuant to the Merger Agreement in all material respects;
•	the NYSE approving for listing the Community Bank System common stock to be issued in the Merger;
•	Cadwalader, Wickersham & Taft LLP (“Cadwalader”), Community Bank System’s outside legal counsel, delivering an opinion to Community Bank System, dated as of the closing date of the Merger, to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Code;
•	Goodwin Procter LLP (“Goodwin Procter”), Merchants’ outside legal counsel, delivering an opinion to Merchants, dated as of the closing date of the Merger, to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Code; and
•	Neither Merchants nor Community Bank System having experienced a material adverse effect.

Fees and Expenses; Termination Fee (Page 80)

Merchants and Community Bank System will each pay its own expenses in connection with the Merger, except that the parties will share equally all costs associated with the printing and mailing of this document. If, however, the Merger Agreement is terminated under certain circumstances, Merchants must pay a termination fee of $10.72 million as set forth in the Merger Agreement. Generally, the termination fee will become payable in connection with Merchants accepting a competing third party acquisition offer.

Terminating the Merger Agreement (Page 78)

Either Merchants or Community Bank System may terminate the Merger Agreement under certain circumstances, including if:

•	both companies consent in writing to the termination;
•	the Merger is not completed by July 22, 2017; however, neither party has the right to terminate the Merger Agreement if such party was in breach of its obligations under the Merger Agreement and such breach was the cause of the failure of the Merger to be consummated by such date (if on such expiration date all conditions to the Merger have been satisfied or waived or are capable of being satisfied by the closing other than the condition relating to the receipt of required regulatory approvals, then either party has the right to extend the expiration date by an additional three month period);
•	any governmental entity issues a final order prohibiting the completion of the Merger;
•	Merchants stockholders do not approve the Merger Agreement at the special meeting; and
•	the other party materially breaches, and does not cure within 30 days of notice of such breach from the other party, any of the representations, warranties or covenants it has made under the Merger Agreement, which would constitute a failure of a condition to closing of such breaching party.

Merchants may terminate the Merger Agreement (i) if Community Bank System’s stock price falls below thresholds set forth in the Merger Agreement and Community Bank System does not increase the stock consideration in the Merger pursuant to a prescribed formula in the Merger Agreement, or (ii) in order to enter into a definitive agreement with respect to a “superior proposal,” as defined in the Merger Agreement, subject to payment of a $10.72 million termination fee to Community Bank System.

Community Bank System may terminate the Merger Agreement if the Merchants board of directors effects an adverse recommendation change (i.e., (i) withdrawing, modifying or qualifying in a manner adverse to Community Bank System the approval, recommendation or declaration of advisability by the Merchants board of directors set forth in this Proxy Statement/Prospectus that the Merchants stockholders vote to adopt the Merger Agreement, (ii) recommending, endorsing or otherwise declaring as advisable the adoption of any acquisition proposal, (iii) resolving, agreeing or proposing to take any such actions or (iv) submitting the Merger Agreement to Merchants stockholders without recommendation).

Community Bank System may terminate the Merger Agreement if any governmental authority has denied or rescinded any required regulatory approval or imposed a materially burdensome regulatory condition on Community Bank System in connection with granting any regulatory approval.

Termination Fee (Page 80)

Merchants will owe Community Bank System a $10.72 million termination fee if:

•	(i)(a) either party terminates the Merger Agreement in the event that approval by the stockholders of Merchants is not obtained at the Merchants special meeting or in the event that the Merger is not consummated by the expiration date; or (b) Community Bank System terminates the Merger Agreement as a result of any breach of any representation, warranty, covenant or agreement by Merchants that cannot or has not been cured within 30 days of notice of such breach; (ii) a third party acquisition proposal has been made prior to such termination; and (iii) within 12 months of such termination, Merchants enters into a definitive agreement with respect to an acquisition proposal or consummates an acquisition proposal; or
•	Community Bank System terminates the Merger Agreement as a result of the Merchants board of directors or any committee thereof effecting an adverse recommendation change; or
•	Community Bank System terminates the Merger Agreement as a result of Merchants’ failure to comply in all material respects with its obligations under the Merger Agreement with respect to third party acquisition proposals or its failure to call, give notice of, convene and hold the special meeting; or
•	Community Bank System terminates the Merger Agreement as a result of (i) a tender offer or exchange offer for 15% or more of the outstanding shares of Merchants common stock being commenced and Merchants not providing to its stockholders, within ten business days after the commencement of such tender or exchange offer, a statement that the Merchants board of directors recommends rejection of such tender or exchange offer, or (ii) an acquisition proposal (other than a tender or exchange offer covered by clause (i) above) with respect to Merchants being publicly announced and, upon Community Bank System’s request, Merchants failing to issue a press release announcing its opposition to such acquisition proposal and reaffirming the Merchants board of directors’ recommendation that Merchants stockholders vote to adopt the Merger Agreement within five business days after such request; or
•	Merchants receives a superior proposal and enters into a definitive agreement with respect thereto.

The payment of the termination fee will fully discharge Merchants from any losses that may be suffered by Community Bank System based upon, resulting from or arising out of the termination of the Merger Agreement.

Interests of Merchants Directors and Executive Officers in the Merger (Page 48)

Merchants’ stockholders should be aware that some of Merchants’ directors and executive officers have interests in the Merger and have arrangements that are different from, or in addition to, those of Merchants stockholders in general. These interests include:

•	Election of two Merchants directors to the boards of directors of Community Bank System and Community Bank upon the consummation of the Merger.
•	The acceleration of vesting of all unvested equity awards, which will automatically vest in full, with any restrictions thereon to lapse, and will be cancelled in exchange for a cash payment.
•	Payment with respect to outstanding stock options held by a director.
•	Payment of retention incentives to executive officers.

•	Payment of severance benefits under existing employment agreements with Merchants’ executive officers, assuming each executive officer has a qualifying termination event in connection with the Merger.
•	New employment agreements between certain executive officers of Merchants and Community Bank System that will become effective upon the closing of the Merger, that, among other things, entitle each such executive to receive a cash bonus as of the effective time of the Merger and include a waiver of the executive’s rights under his or her existing employment agreement with Merchants and an agreement to certain non-competition and non-solicitation covenants.
•	Payment of a pro-rata bonus to certain executive officers at the effective time of the Merger in a lump sum under the Merchants and Merchants Bank non-equity incentive plans.
•	Continued indemnification and liability insurance coverage for directors and executive officers with respect to acts or omissions occurring before the Merger.

The Merchants board of directors was aware of these interests and considered them in recommending that Merchants stockholders approve the Merger Agreement.

Differences Between Rights of Holders of Community Bank System and Merchants Stock (Page 96)

Both Merchants and Community Bank System are Delaware corporations. The rights of Merchants stockholders are currently governed by Merchants’ certificate of incorporation and bylaws. If the Merger is completed, certain Merchants stockholders will become stockholders of Community Bank System and their rights will be governed by Community Bank System’s certificate of incorporation and bylaws. Merchants stockholders will have different rights when they become holders of Community Bank System common stock than they currently have as holders of Merchants common stock.

Material U.S. Federal Income Tax Consequences of the Merger (Page 54)

It is a condition to the respective obligations of Merchants and Community Bank System to complete the Merger that each of Merchants and Community Bank System receives a legal opinion to the effect that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. If, as expected, the Merger qualifies as a “reorganization”, the specific tax consequences to a U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 54 of this Proxy Statement/Prospectus) exchanging Merchants common stock in the Merger will generally depend upon the form of consideration such U.S. holder receives in the Merger.

•	A U.S. holder exchanging all of its shares of Merchants common stock for solely Community Bank System common stock (and cash instead of fractional shares of Community Bank System common stock) pursuant to the Merger Agreement will generally not recognize gain or loss, except with respect to cash received instead of fractional shares of Community Bank System common stock.
•	A U.S. holder exchanging all of its shares of Merchants common stock for solely cash pursuant to the Merger Agreement will generally recognize gain or loss equal to the difference between the amount of cash it receives and its cost basis in its Merchants common stock.
•	A U.S. holder exchanging all of its shares of Merchants common stock for a combination of Community Bank System common stock and cash pursuant to the Merger Agreement will generally recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of cash treated as received in exchange for Merchants common stock in the Merger and (ii) the excess of the “amount realized” in the transaction (i.e., the fair market value of the Community Bank System common stock at the effective time of the Merger plus the amount of cash treated as received in exchange for Merchants common stock in the Merger) over its tax basis in its surrendered Merchants common stock.

The U.S. federal income tax consequences described above may not apply to all holders of Merchants common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular tax consequences of the Merger to you.

SELECTED HISTORICAL FINANCIAL DATA

The following tables summarize selected historical consolidated financial data for Community Bank System and Merchants. The following selected historical consolidated financial data as of and for the twelve months ended December 31, 2015, 2014, 2013, 2012 and 2011 has been derived from each company’s audited consolidated financial statements. The following selected historical consolidated financial data as of and for the nine months ended September 30, 2016 and 2015 is derived from the unaudited consolidated financial statements of each company and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of each company’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.

The information is only a summary and should be read in conjunction with each company’s financial statements and related notes and management’s discussions and analyses contained in the annual, quarterly and other reports filed with the SEC. See “Where You Can Find More Information” beginning on page 104 of this Proxy Statement/Prospectus.

Community Bank System, Inc.
Selected Historical Financial Data

	Nine months ended September 30,		Years Ended December 31,
(In thousands except per share data and ratios)	2016	2015	2015	2014	2013	2012	2011
Income Statement Data:
Loan interest income	$157,865	$138,422	$187,743	$185,527	$188,197	$192,710	$192,981
Investment interest income	54,323	53,196	71,879	70,693	75,962	88,690	77,988
Interest expense	8,538	8,187	11,202	11,792	26,065	50,976	61,556
Net interest income	203,650	183,431	248,420	244,428	238,094	230,424	209,413
Provision for loan losses	5,436	3,120	6,447	7,178	7,992	9,108	4,736
Noninterest income	117,005	90,151	123,303	119,020	108,748	98,955	89,283
Gain (loss) on investment securities & early retirement of long-term borrowings, net	0	0	(4)	0	(6,568)	291	(61)
Acquisition expenses, litigation settlement, and contract termination charges	342	1,318	7,037	2,923	2,181	8,247	4,831
Other noninterest expenses	199,909	166,757	226,018	223,657	219,074	203,510	185,541
Income before income taxes	114,968	102,387	132,217	129,690	111,027	108,805	103,527
Net income	$77,420	$71,159	$91,230	$91,353	$78,829	$77,068	$73,142
Diluted earnings per share	$1.74	$1.72	$2.19	$2.22	$1.94	$1.93	$2.01
Balance Sheet Data:
Cash equivalents	$19,110	$12,395	$21,931	$12,870	$11,288	$84,415	$203,082
Investment securities	2,877,644	2,917,263	2,847,940	2,512,974	2,218,725	2,818,527	2,151,370
Loans, net of unearned discount	4,940,621	4,313,547	4,801,375	4,236,206	4,109,083	3,865,576	3,471,025
Allowance for loan losses	(46,789)	(45,588)	(45,401)	(45,341)	(44,319)	(42,888)	(42,213)
Intangible assets	482,119	384,525	484,146	386,973	390,499	387,134	360,564
Total assets	8,727,746	7,997,166	8,552,669	7,489,440	7,095,864	7,496,800	6,488,275
Deposits	7,077,419	6,148,110	6,873,474	5,935,264	5,896,044	5,628,039	4,795,245
Borrowings	236,064	660,240	403,446	440,122	244,010	830,134	830,329
Shareholders’ equity	1,240,582	1,045,026	1,140,647	987,904	875,812	902,778	774,583

	Nine months ended September 30,		Years Ended December 31,
(In thousands except per share data and ratios)	2016	2015	2015	2014	2013	2012	2011
Capital and Related Ratios:
Cash dividends declared per share	$0.94	$0.91	$1.22	$1.16	$1.10	$1.06	$1.00
Book value per share	27.97	25.48	26.06	24.24	21.66	22.78	20.94
Tangible book value per share(1)	18.06	17.05	15.90	15.63	12.80	13.72	11.85
Market capitalization (in millions)	2,134	1,525	1,748	1,554	1,604	1,084	1,028
Tier 1 leverage ratio	10.35%	10.09%	10.32%	9.96%	9.29%	8.40%	8.38%
Total risk-based capital to risk-adjusted assets	15.51%	15.93%	18.08%	18.75%	17.57%	16.20%	15.51%
Tangible equity to tangible assets(1)	9.66%	9.14%	8.59%	8.92%	7.68%	7.62%	7.12%
Dividend payout ratio	53.6%	52.2%	55.5%	51.6%	56.0%	54.3%	49.3%
Period end common shares outstanding	44,357	41,019	43,775	40,748	40,431	39,626	36,986
Diluted weighted-average shares outstanding	44,609	41,343	41,605	41,232	40,726	39,927	36,454
Selected Performance Ratios:
Return on average assets	1.19%	1.24%	1.17%	1.23%	1.09%	1.08%	1.18%
Return on average equity	8.56%	9.40%	8.87%	9.65%	9.04%	8.82%	10.36%
Net interest margin	3.69%	3.74%	3.73%	3.91%	3.91%	3.88%	4.07%
Noninterest income/operating income (FTE)	35.7%	31.9%	32.1%	31.4%	30.0%	28.6%	28.4%
Efficiency ratio(2)	59.6%	58.0%	57.9%	57.9%	59.3%	57.4%	57.6%
Asset Quality Ratios:
Allowance for loan losses/total loans	0.95%	1.06%	0.95%	1.07%	1.08%	1.11%	1.22%
Nonperforming loans/total loans	0.47%	0.58%	0.50%	0.56%	0.54%	0.75%	0.85%
Allowance for loan losses/nonperforming loans	201%	181%	190%	190%	201%	147%	144%
Loan loss provision/net charge-offs	134%	109%	101%	117%	122%	108%	94%
Net charge-offs/average loans	0.11%	0.09%	0.15%	0.15%	0.17%	0.23%	0.15%

(1)	The tangible book value per share and the tangible equity to tangible asset ratio excludes goodwill and identifiable intangible assets, adjusted for deferred tax liabilities generated from tax deductible goodwill. The ratio is not a financial measurement required by accounting principles generally accepted in the United States of America. However, management believes such information is useful in analyzing the relative strength of Community Bank System’s capital position and in evaluating its performance.
(2)	Efficiency ratio provides a ratio of operating expenses to operating income. It excludes intangible amortization, goodwill impairment, acquisition expenses, litigation settlement and contract termination charges from expenses and gains and losses on investment securities and early retirement of long-term borrowings from income while adding a fully-taxable equivalent adjustment. The efficiency ratio is not a financial measurement required by accounting principles generally accepted in the United States of America. However, the efficiency ratio is used by management in assessing financial performance specifically as it relates to noninterest expense control. Management also believes such information is useful to investors in evaluating Community Bank System’s performance.

Merchants Bancshares, Inc.
Selected Historical Financial Data

	Nine months ended September 30,		Years Ended December 31,
(In thousands except per share data and ratios)	2016	2015	2015	2014	2013	2012	2011
Summary of Operations:
Interest and dividend income	$44,755	$38,419	$52,116	$50,972	$53,967	$56,857	$58,018
Interest expense	3,395	3,048	4,052	4,525	5,070	6,883	8,644
Net interest income	41,360	35,371	48,064	46,447	48,897	49,974	49,374
Provision for loan losses	905	250	250	150	800	950	750
Net interest income after provision for loan losses	40,455	35,121	47,814	46,297	48,097	49,024	48,624
Noninterest income	9,276	8,872	11,960	11,574	11,630	12,613	11,838
Noninterest expenses	34,172	31,079	43,971	42,214	39,534	40,950	40,770
Income before income taxes	15,559	12,914	15,803	15,657	20,193	20,687	15,810
Provision for income taxes	3,792	2,606	3,185	3,532	5,062	5,493	4,890
Net income	$11,767	$10,308	$12,618	$12,125	$15,131	$15,194	$14,620
Share Data:
Basic earnings per common share	$1.71	$1.63	$1.98	$1.92	$2.40	$2.43	$2.35
Diluted earnings per common share	$1.71	$1.62	$1.98	$1.91	$2.40	$2.42	$2.35
Cash dividends declared per common share	$0.84	$0.84	$1.12	$1.12	$1.12	$1.12	$1.12
Weighted average common shares outstanding(1)	6,866,418	6,332,663	6,373,115	6,326,142	6,302,494	6,258,832	6,212,187
Period end common shares outstanding(2)	6,883,644	6,338,158	6,855,294	6,327,226	6,318,708	6,282,385	6,232,783
Period-end book value per share(2)	$22.99	$20.93	$21.59	$19.89	$18.93	$18.82	$17.57
Average Balances(3):
Total assets	$1,959,396	$1,736,523	$1,775,496	$1,667,665	$1,677,342	$1,648,393	$1,507,656
Earning assets	1,880,008	1,670,727	1,708,153	1,603,460	1,617,225	1,587,190	1,461,359
Gross loans	1,432,167	1,218,067	1,240,386	1,165,586	1,133,637	1,057,446	971,003
Investments(4)	397,146	379,030	385,806	358,274	455,679	509,384	436,170
Total deposits	1,507,276	1,359,958	1,383,537	1,320,389	1,299,449	1,222,423	1,120,234
Shareholders’ equity	153,822	127,876	130,220	123,283	116,640	113,621	103,639
Period-End:
Total assets	$1,994,655	$1,818,341	$2,021,237	$1,723,464	$1,725,469	$1,708,550	$1,611,869
Gross loans	1,477,285	1,257,932	1,414,280	1,182,334	1,166,233	1,082,923	1,027,626
Allowance for loan losses	12,540	12,210	12,040	11,833	12,042	11,562	10,619
Investments(4)	394,489	410,390	406,925	346,272	400,835	517,233	520,939
Total deposits	1,503,840	1,387,473	1,551,439	1,308,772	1,323,576	1,271,080	1,177,880
Shareholders’ equity	158,287	132,646	148,054	125,821	119,611	118,221	109,537

(1)	Weighted average common shares outstanding includes an average of 281,553 and 291,561 for the nine months ending September 30, 2016 and 2015, respectively and 292,676; 301,757; 312,606; 316,920; and 318,110 shares held by the Compensation Plan for Directors and Trustees for the fiscal years ended December 31, 2015, 2014, 2013, 2012, and 2011, respectively.
(2)	Period end common shares outstanding and year-end book value include 285,134 and 294,937 for the nine months ending September 30, 2016 and 2015, respectively and 299,360; 308,670; 319,854; 324,515; and 325,703 shares held by the Compensation Plan for Directors and Trustees for the fiscal years ended December 31, 2015, 2014, 2013, 2012, and 2011 respectively.
(3)	2015 Year-end balances reflect the inclusion of NUVO, average balances reflect NUVO balances for only 28 days. Additionally, the Allowance for loan losses to total loans at year-end declined due to the inclusion of NUVO loan balances and no carryover of allowance.
(4)	Includes Federal Home Loan Bank stock of $4.84 million and $4.38 million for the nine months ended September 30, 2016 and 2015, respectively and $3.80 million, $4.38 million, $7.50 million, $8.15 million, and $8.63 million for the fiscal year ending December 31, 2015, 2014, 2013, 2012 and 2011, respectively.

SUMMARY UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED FINANCIAL INFORMATION

The following table shows unaudited pro forma financial information about the financial condition and results of operations, including per share data, after giving effect to the Merger and other pro forma adjustments. The unaudited pro forma financial information assumes that the Merger is accounted for under the acquisition method of accounting for business combinations, and that the assets and liabilities of Merchants will be recorded by Community Bank System at their respective fair values as of the date the Merger is completed. The unaudited pro forma condensed combined balance sheet gives effect to the transactions as if the transactions had occurred on September 30, 2016. The unaudited pro forma condensed combined income statements for the nine months ended September 30, 2016, and the year ended December 31, 2015, give effect to the transactions as if the transactions had become effective at January 1, 2015. The unaudited selected pro forma combined financial information has been derived from and should be read in conjunction with the consolidated financial statements and related notes of Community Bank System, which are incorporated in this Proxy Statement/Prospectus by reference, the consolidated financial statements and related notes of Merchants, which are incorporated in this Proxy Statement/Prospectus by reference, and the more detailed unaudited pro forma condensed combined financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. See “Where You Can Find More Information” on page 104 of this Proxy Statement/Prospectus and “Unaudited Pro Forma Combined Condensed Consolidated Financial Information” beginning on page 81.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of each period presented, nor the impact of possible business model changes. The unaudited pro forma condensed combined financial information also does not consider any potential effects of changes in market conditions on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors, including those discussed in the section entitled “Risk Factors” beginning on page 15 of this Proxy Statement/Prospectus. In addition, as explained in more detail in the accompanying notes to the “Unaudited Pro Forma Combined Condensed Consolidated Financial Information” beginning on page 81 of this Proxy Statement/Prospectus, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the Merger.

(in thousands)	Nine months ended September 30, 2016	Year ended December 31, 2015
Statements of Income
Net interest income	$245,947	$298,116
Provision for loan losses	6,341	6,697
Net interest income after provision for loan losses	239,606	291,419
Noninterest revenues	126,281	135,259
Noninterest expenses	236,769	281,542
Income before taxes	129,118	145,136
Income taxes	40,802	43,070
Net income	88,316	102,066

(in thousands)	As of September 30, 2016
Balance Sheet
Cash and cash equivalents	$149,379
Securities	3,234,246
Net loans	6,362,659
Total assets	10,822,621
Deposits	8,581,580
Short-term borrowings	155,900
Subordinated debt held by unconsolidated subsidiary trusts	117,700
Securities sold under agreement to repurchase	276,083
Total shareholders’ equity	1,496,027

COMPARATIVE UNAUDITED PER SHARE DATA

The following table summarizes the per share information for Community Bank System and Merchants on a historical, pro forma and equivalent basis. The pro forma and pro forma per equivalent share information gives effect to the Merger as if the Merger had been effective on the date presented in the case of the book value data, and as if the Merger had been effective as of the beginning of each period presented in the case of the earnings per share and the cash dividends data. As described elsewhere in this Proxy Statement/Prospectus, the stock consideration may be adjusted in the event Merchants invokes its right to terminate the Merger Agreement if the average closing price of Community Bank System common stock for a specified period prior to closing is less than $35.77 and Community Bank System common stock underperforms a specified peer-group index by more than 20%, and Community Bank System elects to increase the stock consideration, in order that the Merger Agreement will not be terminated.

The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the Merger or consider any potential impacts of current market conditions or the Merger on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors, nor the impact of possible business model changes. As a result, the pro forma results are not necessarily indicative of what would have occurred had the Merger taken place on the assumed dates, nor do they represent an attempt to predict or suggest future results. You should read the information in the following table in conjunction with the historical financial information and related notes contained in the annual, quarterly and other reports filed by Community Bank System or Merchants with the SEC. See “Where You Can Find More Information” beginning on page 104 of this Proxy Statement/Prospectus. You should not rely on the pro forma information as being indicative of the results that Community Bank System will achieve in the Merger. The information below should be read in conjunction with “Unaudited Pro Forma Combined Condensed Consolidated Financial Information” beginning on page 81 of this Proxy Statement/Prospectus.

	Historical		Pro Forma
	Community Bank System	Merchants	Combined Company(1)(2)(3)	Merchants Equivalent(4)
For the nine months ended September 30, 2016:
Basic Earnings per share	$1.75	$1.71	$1.81	$1.74
Diluted Earnings per share	1.74	1.71	1.79	1.72
Cash Dividends	0.94	0.84	0.94	0.91
Book Value at September 30, 2016	27.97	22.99	30.53	29.40
For the year ended December 31, 2015:
Basic Earnings per share	$2.21	$1.98	$2.23	$2.15
Diluted Earnings per share	2.19	1.98	2.21	2.13
Cash Dividends	1.22	1.12	1.22	1.17

(1)	The pro forma combined basic earnings and diluted earnings of Community Bank System common stock is based on the pro forma combined net income for Community Bank System and Merchants divided by total pro forma common shares or diluted common shares of the combined entities. The pro forma information includes adjustments related to the fair value of assets and liabilities and is subject to adjustment as additional information becomes available and as additional analyses are performed. The pro forma information does not include transactional costs or anticipated cost savings or adjustments related to the fair value of assets and liabilities.
(2)	The pro forma combined book value of Community Bank System common stock is based on the pro forma combined common stockholders’ equity of Community Bank System and Merchants divided by total pro forma common shares of the combined entities. The pro forma information does not include transactional costs or anticipated cost savings or adjustments related to the fair value of assets and liabilities.
(3)	Cash dividend amounts are the same as historical because no change in dividend policy is expected as a result of the Merger.
(4)	The Merchants equivalent is calculated by multiplying the amounts in the Combined Company column times the 0.9630 exchange ratio, which represents the number of shares of Community Bank System common stock Merchants stockholders who make a stock election will receive for each share of Merchants common stock owned.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this Proxy Statement/Prospectus, including the matters addressed under the section titled “Cautionary Statement Regarding Forward-Looking Statements,” you should consider carefully the risk factors described below in deciding how to vote. You should also read and consider the risk factors associated with the businesses of Community Bank System and Merchants because these risk factors may affect the operations and financial results of the combined company. Community Bank System’s risk factors may be found in Community Bank System’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent quarterly reports on Form 10-Q. Merchants’ risk factors may be found in Merchants’ Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent quarterly reports on Form 10-Q. See “Where You Can Find More Information.”

Risks Related to the Merger

The value of the stock consideration will vary with changes in Community Bank System’s stock price.

Upon completion of the Merger, each share of Merchants common stock will be converted into the right to receive the stock election consideration, the cash election consideration, or the mixed election consideration, subject to proration as set forth in the Merger Agreement. The exchange ratio for the stock portion of the merger consideration is fixed. Any change in the market price of Community Bank System common stock will affect the implied value of the merger consideration that Merchants stockholders will receive upon completion of the Merger. Accordingly, at the time of the special meeting and at the time that elections are due, you will not know or be able to determine the value of the stock election consideration or mixed election consideration. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Community Bank System’s and Merchants’ respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of Community Bank System and Merchants.

You may not receive the form of merger consideration that you elect.

The consideration to be received by Merchants stockholders in the Merger is subject to proration and adjustment procedures that are designed to ensure, as nearly as practicable, that the total cash amount of consideration and the total number of shares of Community Bank System common stock issued, as a whole, will equal the total amount of cash and number of shares that would have been paid and issued if all of the Merchants stockholders received the mixed election consideration. Accordingly, unless you elect to receive a combination of 0.6741 shares of Community Bank System common stock and $12.00 in cash per share for your Merchants shares, there is no assurance that you will receive the form of consideration that you elect with respect to all shares of Merchants common stock you hold. There is a risk that you will receive a portion of the merger consideration in the form that you do not elect, which could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you elected, including with respect to the recognition of taxable gain to the extent cash is received. For illustrative examples of how the proration procedures would work in the event there is an oversubscription of the cash election or stock election in the Merger, see “The Merger Agreement — Election and Proration Procedures” beginning on page 63 of this Proxy Statement/Prospectus.

Community Bank System and Merchants will be subject to business uncertainties and contractual restrictions while the Merger is pending.

Uncertainty about the effect of the Merger and the NRS acquisition on employees and customers may have an adverse effect on Merchants and Community Bank System. These uncertainties may impair Community Bank System’s or Merchants’ ability to attract, retain and motivate key personnel until the Merger is consummated, and could cause customers and others that deal with Merchants or Community Bank System to seek to change existing business relationships with Merchants or Community Bank System. Retention of certain employees by Merchants may be challenging while the Merger is pending, as certain employees may experience uncertainty about their future roles with Community Bank System. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with

Community Bank System, Community Bank System’s business following the Merger could be harmed. In addition, the Merger Agreement restricts Merchants from operating its business other than in the ordinary course, and prohibits it from taking specified actions until the Merger occurs without the consent of Community Bank System. These restrictions may prevent Merchants from pursuing business opportunities that may arise prior to the completion of the Merger. Please see the section entitled “The Merger Agreement — Conduct of Business Pending the Merger” beginning on page 68 of this Proxy Statement/Prospectus for a description of the restrictive covenants applicable to Merchants.

There is no assurance when or even if the Merger will be completed.

Completion of the Merger is subject to satisfaction or waiver of a number of conditions, including among others the adoption of the Merger Agreement by Merchants stockholders and regulatory approvals. See the section entitled “The Merger Agreement” beginning on page 62 of this Proxy Statement/Prospectus. There can be no assurance that Community Bank System and Merchants will be able to satisfy the closing conditions or that closing conditions beyond their control will be satisfied or waived.

Community Bank System and Merchants can agree at any time to terminate the Merger Agreement, even if Merchants stockholders have already voted to adopt the Merger Agreement. Community Bank System and Merchants can also terminate the Merger Agreement under other specified circumstances.

The fairness opinion delivered to Merchants’ board of directors does not reflect changes in circumstances subsequent to the date of the fairness opinion.

Piper Jaffray & Co., financial advisor to Merchants in connection with the Merger, delivered its opinion to the board of directors of Merchants on October 22, 2016. The opinion of Piper speaks only as of such date. Changes in the operations and prospects of Merchants or Community Bank System, general market and economic conditions and other factors beyond the control of Merchants or Community Bank System may significantly alter the value of Merchants or the price of shares of Community Bank System common stock or Merchants common stock by the time the Merger is completed. Piper’s opinion does not speak as of the time the Merger will be completed or as of any date other than the date of such opinion. For a description of Piper’s opinion, please see the section entitled “The Merger — Opinion of Merchants’ Financial Advisor,” beginning on page 38 of this Proxy Statement/Prospectus. For a description of the other factors considered by the Merchants board of directors in determining to approve the Merger and the other transactions contemplated in the Merger Agreement, please see the sections entitled “The Merger — Background of the Merger,” and “The Merger — Merchants’ Reasons for the Merger; Recommendation of Merchants’ Board of Directors,” beginning on pages 34 and 36, respectively, of this Proxy Statement/Prospectus.

Community Bank System may fail to implement the Merger and the NRS acquisition successfully, achieve savings and realize the other anticipated benefits from the Merger and the NRS acquisition, which would adversely affect Community Bank System’s financial condition and results of operations.

The Merger and the NRS acquisition involve the integration of three companies that have previously operated independently. The difficulties of combining the operations of the three companies include: integrating personnel with diverse business backgrounds; integrating core processing systems and converting customers to new systems; and retaining key employees. As a result, Community Bank System may not be able to operate the combined company as effectively as it expects. Community Bank System may also fail to achieve the anticipated potential benefits of the Merger and/or the NRS acquisition as quickly or as cost effectively as it anticipates or may not be able to achieve those benefits at all. The management of Community Bank System will have to dedicate substantial effort to integrating the three companies and, therefore, its focus and resources may be diverted from other strategic opportunities and from operational matters.

In addition, certain employees of Merchants or NRS may not be employed after the Merger. Employees of Merchants or NRS that Community Bank System wishes to retain may elect to terminate their employment as a result of the Merger or NRS acquisition, respectively, which could delay or disrupt the integration process. It is possible that the integration process could result in the disruption of the ongoing business of Community Bank System and its subsidiaries following the Merger and the NRS acquisition or cause inconsistencies in standards, controls, procedures and policies that adversely affect the ability of Community

Bank System and its subsidiaries to maintain relationships with Merchants’ or NRS’s customers and employees or to achieve the anticipated benefits of the Merger and the NRS acquisition.

The unaudited pro forma condensed combined financial information included in this document is preliminary and the actual financial condition and results of operations of Community Bank System after the Merger may differ materially.

The unaudited pro forma condensed combined financial information in this document is presented for illustrative purposes only and is not necessarily indicative of what Community Bank System’s actual financial condition or results of operations would have been had the Merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record the Merchants identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Merchants as of the date of the completion of the Merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see “Unaudited Pro Forma Combined Condensed Consolidated Financial Statements” beginning on page 81 of this Proxy Statement/Prospectus.

Additional growth will subject Community Bank System to additional regulation, increased supervision and increased costs.

The Dodd-Frank Act imposes additional regulatory requirements on institutions with $10 billion or more in assets. Community Bank System had $8.7 billion in assets as of September 30, 2016. If the pending Merger with Merchants is completed, then Community Bank System will have more than $10 billion in assets and, as a result, will be subject to the additional regulatory requirements, increased supervision and increased costs, including but not limited to the following:

•	Regulatory stress testing requirements, whereby Community Bank System would be required to conduct an annual stress test;
•	The requirement to maintain an internal risk committee;
•	A modified methodology for calculating FDIC insurance assessments and potentially higher assessment rates as a result of institutions with $10 billion or more in assets being required to bear a greater portion of the cost of raising the reserve ratio to 1.35% as required by the Dodd-Frank Act;
•	Supervision, examination and enforcement by the Consumer Financial Protection Bureau (“CFPB”) with respect to consumer financial protection laws; and
•	A cap on the interchange fees that may be charged in certain electronic debit and prepaid card transactions. The maximum permissible interchange fee for electronic debit transactions is the sum of 21 cents per transaction and five basis points multiplied by the value of the transaction. In addition, an issuer may charge up to one cent on each transaction as a fraud prevention adjustment if the issuer meets certain fraud prevention standards.

The imposition of these regulatory requirements and increased supervision may require additional commitment of financial resources to regulatory compliance and may increase Community Bank System’s cost of operations. Further, the results of the stress testing process may lead Community Bank System to retain additional capital or alter the mix of its capital components.

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

Before the Merger may be completed, Community Bank System must obtain various approvals or consents, including approvals or consents from the OCC and the Federal Reserve Board. These governmental entities, including the OCC, may impose conditions on the completion of the Merger or require changes to the terms of the Merger Agreement or the manner in which Merchants or Community Bank System conducts their respective businesses. Although Community Bank System and Merchants do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be. Such conditions or changes could have the effect of delaying completion of the Merger or imposing additional costs on or limiting the revenues of Community Bank System, any of which might have a material adverse effect on Community Bank System following the Merger.

There can be no assurance as to whether the regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed.

Certain of Merchants’ officers and directors have interests that are different from, or in addition to, interests of Merchants stockholders generally.

Merchants stockholders should be aware that some of Merchants’ directors and executive officers have interests in the Merger and have arrangements that are different from, or in addition to, those of Merchants stockholders in general. These interests include:

•	Election of two Merchants directors to the boards of directors of Community Bank System and Community Bank upon the consummation of the Merger.
•	The acceleration of vesting of all unvested equity awards, which will automatically vest in full, with any restrictions thereon to lapse, and will be cancelled in exchange for a cash payment.
•	Payment with respect to outstanding stock options held by a director.
•	Payment of retention incentives to executive officers.
•	Payment of severance benefits under existing employment agreements with Merchants’ executive officers, assuming each executive officer has a qualifying termination event in connection with the Merger.
•	New employment agreements between certain executive officers of Merchants and Community Bank System that will become effective upon the closing of the Merger, that, among other things, entitle each such executive to receive a cash bonus as of the effective time of the Merger and include a waiver of the executive’s rights under his or her existing employment agreement with Merchants and an agreement to certain non-competition and non-solicitation covenants.
•	Payment of a pro-rata bonus to certain executive officers at the effective time of the Merger under the Merchants and Merchants Bank non-equity incentive plans.
•	Continued indemnification and liability insurance coverage for directors and executive officers with respect to acts or omissions occurring before the Merger.

For a more complete description of these interests, see “The Merger — Interests of Merchants’ Directors and Executive Officers in the Merger” beginning on page 48 of this Proxy Statement/Prospectus.

The shares of Community Bank System common stock that may be received by Merchants stockholders as a result of the Merger will have different rights from the shares of Merchants common stock they currently hold.

Following completion of the Merger, Merchants stockholders who receive the stock consideration will no longer be stockholders of Merchants but will instead be stockholders of Community Bank System. There will be important differences between the current rights of Merchants stockholders and the rights of Community Bank System stockholders that may be important to Merchants stockholders. See the section of this Proxy Statement/Prospectus entitled “Comparison of Rights of Holders of Merchants Common Stock and Community Bank System Common Stock” commencing on page 96 for a detailed description of the stockholder rights of each corporation.

The price of Community Bank System common stock may be affected by factors different from those affecting the shares of Merchants common stock currently, and could decrease after the Merger.

Upon completion of the Merger, holders of Merchants common stock who receive stock consideration will become stockholders of Community Bank System. Community Bank System common stock could decline in value after the Merger. The market value of Community Bank System common stock fluctuates based upon various factors, including changes in the business, operations or prospects of Community Bank System, market assessments of the Merger and/or the NRS acquisition, regulatory considerations, market and economic considerations, and other factors. Further, the market price of Community Bank System common stock after the Merger may be affected by factors different from those currently affecting the common stock of Community Bank System or Merchants. The businesses of Community Bank System and Merchants differ and, accordingly, the results of operations of the combined company and the market price of Community Bank System’s shares of common stock after the Merger may be affected by factors different from those currently affecting the independent results of operations and market price of each of Community Bank System or Merchants. For a discussion of the businesses of Community Bank System and Merchants and of certain factors to consider in connection with their businesses, see the documents incorporated by reference into this Proxy Statement/Prospectus and referred to under “Where You Can Find More Information” beginning on page 104.

Merchants stockholders will have limited ability to exercise influence over management of the combined organization.

Merchants stockholders currently have the right to vote in the election of the board of directors of Merchants and on other matters affecting Merchants. Upon the completion of the Merger, each Merchants stockholder who receives shares of Community Bank System common stock will become a stockholder of Community Bank System with a percentage ownership of the combined organization that is much smaller than the stockholder’s percentage ownership of Merchants. It is expected that the former common stockholders of Merchants as a group will receive shares in the Merger constituting less than 9.45% of the outstanding shares of Community Bank System common stock immediately after the Merger. Merchants stockholders will not have separate approval rights with respect to any actions or decisions of Community Bank System or have separate representation on Community Bank System’s board of directors. Because of this, Merchants stockholders will have significantly less influence on the management and policies of Community Bank System than they now have on the management and policies of Merchants.

Merchants stockholders who hold their stock certificates and make elections will be unable to sell their shares in the market pending the Merger.

Merchants stockholders who wish to elect the form of merger consideration that they receive must complete an election form and deliver their Merchants stock certificates. This means that during the time between when the election is made and the date the Merger is completed, Merchants stockholders will be unable to sell their Merchants common stock. If the Merger is unexpectedly delayed, this period could extend for a significant period of time. Merchants stockholders can shorten the period during which they cannot sell their shares by delivering their election shortly before the election deadline. However, elections received after the election deadline will not be accepted or honored.

If the Merger is not completed, Merchants will have incurred substantial expenses without its stockholders recognizing the expected benefits.

Merchants has incurred substantial expenses in connection with the Merger. If the Merger is not completed, Merchants expects that it will have incurred approximately $2.36 million in Merger-related expenses. These expenses would likely have a material adverse impact on the operating results of Merchants because it would not have realized the expected benefits of the Merger. Furthermore, if the Merger Agreement is terminated under certain circumstances, Merchants may be required to pay a termination fee of $10.72 million to Community Bank System. The payment of the termination fee could have a material adverse effect on Merchants’ financial condition. See “The Merger Agreement — Termination” and “The Merger Agreement — Termination Fee” beginning on pages 78 and 80, respectively, of this Proxy Statement/Prospectus.

The Merger Agreement limits Merchants’ ability to pursue alternatives to the Merger.

The Merger Agreement limits Merchants’ ability to initiate, solicit, encourage or knowingly facilitate any inquiries or competing third-party proposals, or knowingly engage in any negotiations, or provide any confidential information, or have any discussions with any person relating to a proposal to acquire all or a significant part of Merchants. In addition, Merchants has agreed to pay Community Bank System a termination fee in the amount of $10.72 million in the event that the Merger Agreement is terminated for certain reasons. These provisions may discourage a potential competing acquirer that would have an interest in acquiring all or a significant part of Merchants from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share market price than that proposed in the Merger, or may result in a potential competing acquirer proposing to pay a lower per share price to acquire Merchants than it might otherwise have proposed to pay.

Goodwill incurred in the Merger may negatively affect Community Bank System’s financial condition.

To the extent that the merger consideration, consisting of cash plus the number of shares of Community Bank System common stock issued or to be issued in the Merger, exceeds the fair value of the net assets, including identifiable intangibles of Merchants, that amount will be reported as goodwill by Community Bank System. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. A failure to realize expected benefits of the Merger could adversely impact the carrying value of the goodwill recognized in the Merger, and in turn negatively affect Community Bank System’s financial condition.

If the Merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, Merchants stockholders will be required to recognize gain or loss on the exchange of their shares of Merchants common stock in the Merger for U.S. federal income tax purposes.

It is a condition to the respective obligations of Merchants and Community Bank System to complete the Merger that each of Merchants and Community Bank System receives a legal opinion to the effect that the Merger qualifies as “reorganization” within the meaning of Section 368(a) of the Code. None of these opinions will be binding on the Internal Revenue Service. Merchants and Community Bank System have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the Merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth herein. If the Merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, Merchants stockholders will be required to recognize gain or loss on the exchange of their shares of Merchants common stock in the Merger for U.S. federal income tax purposes. In addition, Merchants will be treated as having sold all of its assets to Community Bank System in a taxable transaction, and will recognize taxable gain to the extent the sum of the total consideration paid by Community Bank System to the Merchants stockholders, plus the liabilities of Merchants, exceeds the tax basis of Merchants in its assets, including its tax basis in its bank and other subsidiaries. Community Bank System would succeed to and become liable for any such Merchants corporate tax as a consequence of the Merger. For further information, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 54 of this Proxy Statement/Prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this Proxy Statement/Prospectus that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (referred to as the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (referred to as the Securities Exchange Act), and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including among other things, changes in general economic and business conditions and the risks and other factors set forth in the “Risk Factors” section beginning on page 15 of this Proxy Statement/Prospectus.

Additional factors that could cause the results of Community Bank System or Merchants to differ materially from those described in the forward-looking statements can be found in the filings made by Community Bank System and Merchants with the Securities and Exchange Commission, including the Community Bank System Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and subsequent quarterly reports on Form 10-Q, and the Merchants Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and subsequent quarterly reports on Form 10-Q.

Because of these and other uncertainties, Community Bank System’s and Merchants’ actual results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, Community Bank System’s and Merchants’ past results of operations do not necessarily indicate Community Bank System’s and Merchants’ combined future results. You should not place undue reliance on any of the forward-looking statements, which speak only as of the dates on which they were made. Neither Community Bank System nor Merchants is undertaking an obligation to update these forward-looking statements, even though its situation may change in the future, except as required under the federal securities laws. All forward-looking statements contained in this document are qualified by these cautionary statements.

THE COMPANIES

Community Bank System

Community Bank System is a Delaware corporation registered as a financial holding company under the Bank Holding Company Act of 1956, as amended. Community Bank System was incorporated in April 1983. At September 30, 2016, Community Bank System had on a consolidated basis approximately $8.7 billion in total assets, $7.1 billion in total deposits, $4.9 billion in total loans and stockholders’ equity of $1.2 billion. Its common stock is publicly traded on the NYSE under the symbol “CBU”. Community Bank System, with its principal executive offices in DeWitt, New York, is the parent company of Community Bank, and is among the country’s 150 largest financial institutions.

Community Bank is a commercial banking franchise with more than 200 customer facilities and 202 ATMs stretching diagonally from Northern New York to the Southern Tier and west to Lake Erie, and in Northern Pennsylvania. Community Bank is a national bank and a member of the Federal Reserve System and the Federal Home Loan Bank System, and its deposits are insured by the FDIC, up to applicable limits.

Community Bank System’s business strategy is to operate as a profitable, diversified financial services company providing a variety of banking and other financial services, with an emphasis on consumer and residential mortgage lending and commercial business loans to small and medium-sized businesses. As a result of consolidation of small to medium-sized financial institutions and the de-emphasis on retail branch banking by larger bank holding companies in the markets Community Bank serves, it believes there is a significant opportunity for a community-focused bank to provide a full range of financial services to small and middle-market commercial and retail customers. Community Bank’s branches are located in small towns and villages where competition is less intense. It emphasizes comprehensive retail and small business products and responsive, decentralized decision-making which reflect Community Bank’s knowledge of its local markets and customers.

Through its subsidiaries, Community Bank System offers a wide range of commercial and retail banking and financial services to businesses, individuals, agricultural and government customers. Community Bank’s account services include checking, interest-bearing checking, money market, savings, certificates of deposit and individual retirement accounts. It also offers residential and farm loans, business lines of credit, working capital facilities, inventory and dealer floor plans, as well as installment, commercial, term and student loans. Community Bank’s lending focuses predominantly on consumer and small to medium-sized business borrowers, which enables its loan portfolio to be highly diversified. Because Community Bank believes that there is a significant potential market for financial services and products, it offers a full range of services to satisfy its customers’ financial needs. In addition to traditional banking services and products, it offers personal trust, employee benefit trust, benefits administration and consulting, investment and insurance services to customers in our banking markets as well as in other parts of the country. Community Bank’s subsidiary, OneGroup NY, Inc., is a regional insurance broker with headquarters in Syracuse, New York. Community Bank System’s wholly-owned subsidiary, BPAS, is a leading provider of employee benefits administration and trust services, and actuarial and consulting services to customers on a national scale.

Community Bank System announced on December 5, 2016 that is has entered into an agreement to acquire NRS, a leading institutional provider of plan accounting, transfer agency, fund administration, trust and retirement plan services. Upon the closing of the transaction on February 3, 2017, NRS became a subsidiary of BPAS. The cash and stock transaction is valued at approximately $140 million.

For additional information concerning the business of Community Bank System and its financial condition, results of operations and prospects, you should refer to the documents incorporated in this document by reference. See “Where You Can Find More Information” on page 104 of this Proxy Statement/Prospectus.

Merchants Bancshares, Inc.

Merchants is a publicly-held bank holding company registered under the Bank Holding Company Act of 1956, as amended, and is subject to supervision, regulation and examination by the Federal Reserve Board. Merchants is incorporated under the laws of the State of Delaware and headquartered in South Burlington, Vermont. At September 30, 2016, Merchants had total consolidated assets of approximately $1.99 billion (including loans of approximately $1.47 billion), deposits of approximately $1.50 billion and stockholders’ equity of approximately $158 million.

Merchants conducts substantially all of its business through its subsidiary, Merchants Bank. Merchants Bank is a Vermont-chartered nonmember stock bank organized in 1849 with 31 full-service banking offices located throughout the State of Vermont and one full-service banking office in Massachusetts. The primary business of Merchants Bank is to attract deposits from and extend loans to consumer, institutional, municipal, non-profit and commercial customers. Merchants also provides wealth management and trust services through the Merchants Trust Company Division of Merchants Bank.

Merchants Bank’s deposits are insured by the FDIC to the maximum extent provided by law, and it is subject to supervision and regulation by the FDIC and the Vermont Department of Financial Regulation. Merchants Bank maintains an Internet website at www.mbvt.com. Information on Merchants Bank’s website should not be considered a part of this Proxy Statement/Prospectus.

Merchants’ principal executive offices are located at 275 Kennedy Drive, South Burlington, Vermont 05403, and its telephone number is (802) 658-3400.

For additional information concerning the business of Merchants and its financial condition, results of operations and prospects, you should refer to the documents incorporated in this document by reference. See “Where You Can Find More Information” on page 104 of this Proxy Statement/Prospectus.

SPECIAL MEETING OF MERCHANTS STOCKHOLDERS

Time, Date and Place of the Special Meeting

Merchants will hold a special meeting of its stockholders on Thursday, March 23, 2017 at 10:00 a.m., Eastern time, at the DoubleTree by Hilton, 1117 Williston Road, South Burlington, Vermont 05403.

Actions to be Taken at the Special Meeting

At the special meeting, Merchants stockholders will be asked to consider and vote on the following matters:

1.	a proposal to adopt the Merger Agreement, which provides for the merger of Merchants with and into Community Bank System with Community Bank System as the surviving company;
2.	a non-binding, advisory proposal to approve the Merger-Related Executive Compensation;
3.	a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement; and
4.	any other business which may properly come before the special meeting or any adjournment thereof.

Record Date; Outstanding Shares; Shares Entitled to Vote

Holders of record of Merchants common stock at the close of business on February 2, 2017, are entitled to vote at the special meeting. This date is called the “record date.” As of the record date, there were 6,898,903 issued and outstanding shares of Merchants common stock. Merchants stockholders have one vote per share on any matter that may properly come before the special meeting.

Recommendation of the Merchants Board of Directors

The Merchants board of directors has unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement. The board of directors of Merchants believes the Merger Agreement is advisable and in the best interests of Merchants and its stockholders and recommends that you vote your shares as follows:

•	“FOR” the adoption of the Merger Agreement;
•	“FOR” the approval, on an advisory basis, of the Merger-Related Executive Compensation; and
•	“FOR” the adjournment of the special meeting.

Broker Non-Votes

Brokers who hold shares of Merchants common stock as nominees will not have discretionary authority to vote these shares without instructions from the beneficial owners. Any shares of Merchants common stock for which a broker has submitted an executed proxy but for which the beneficial owner has not given instructions on voting to the broker are referred to as “broker non-votes.” Broker non-votes will have same effect as voting “AGAINST” the Merger Agreement, but it will have no impact on the advisory, non-binding proposal to approve the Merger-Related Executive Compensation or the proposal to approve an adjournment of the special meeting.

Quorum; Vote Required

The presence in person or by proxy of the holders of a majority of the shares of Merchants common stock outstanding on the record date will constitute a quorum for the transaction of business at the special meeting. Abstentions will be included in determining the presence of a quorum at the special meeting. Broker non-votes would generally be included in determining the presence of a quorum; however, since the special meeting will consider and vote upon only non-discretionary matters, broker non-votes will not be included in determining the presence of a quorum.

Proposal I: Adoption of the Merger Agreement.  Adoption of the Merger Agreement requires the affirmative vote of two-thirds of the outstanding shares of Merchants common stock entitled to vote on the Merger Agreement. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the Merger Agreement. Abstentions and broker non-votes will have the same effect as voting “AGAINST” the Merger Agreement.

Proposal II: Approval of the Merger-Related Executive Compensation.  Approval of the Merger-Related Executive Compensation proposal requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes will not affect whether the proposal is approved.

Proposal III: Approval of the adjournment proposal.  The affirmative vote of a majority of the votes cast on the proposal is required to approve the proposal to adjourn the special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement. Abstentions and broker non-votes will not affect whether the proposal is approved.

Share Ownership of Management; Voting Agreements

On the record date, the directors of Merchants and another principal stockholder of Merchants, including certain of their related parties, had voting power with respect to an aggregate of 739,146 shares of Merchants common stock, or approximately 11% of the shares of Merchants common stock then outstanding. All of the directors of Merchants and another principal stockholder of Merchants have agreed to vote in favor of the adoption of the Merger Agreement all of the shares of Merchants common stock that they are entitled to vote.

Voting and Revocation of Proxies

Merchants has enclosed a form of proxy with this document. To ensure your representation at the special meeting, Merchants recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting. Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the adoption of the Merger Agreement, the approval of the Merger-Related Executive Compensation and the approval of the adjournment proposal. Proxies that are properly signed and dated but which do not specify voting instructions will be voted “FOR” the adoption of the Merger Agreement, “FOR” the approval, on an advisory basis, of the Merger-Related Executive Compensation, and “FOR” the proposal to adjourn the special meeting, and in the discretion of the proxy holders as to any other matter which may properly come before the special meeting.

If you deliver a properly executed and dated proxy, you may revoke the proxy at any time before it is exercised at the special meeting. You may revoke your proxy either by:

•	filing with Secretary of Merchants prior to the special meeting, at Merchants’ principal executive offices, a written revocation of the proxy;
•	submitting a new proxy with a later date; or
•	attending the special meeting and voting in person.

Being present at the special meeting, by itself, will not revoke the proxy. You must vote in person if you wish to revoke the proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:

Merchants Bancshares, Inc.
Corporate Secretary
275 Kennedy Drive
South Burlington, Vermont 05403

If your shares are held in street name, you must follow the instructions from your broker regarding voting and revocation of proxies.

Solicitation of Proxies

Merchants will pay for the cost of this proxy solicitation. In addition to solicitation by mail, Innisfree M&A Incorporated, a proxy solicitation firm, will assist Merchants in soliciting proxies for the special meeting. Merchants will pay approximately $15,000.00, plus expenses, for these services. Merchants will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Additionally, directors, officers and employees of Merchants may solicit proxies from stockholders by telephone, in person or through other means. These persons will not receive additional compensation, but they will be reimbursed for the reasonable out-of-pocket expenses they incur in connection with this solicitation, if any.

Other Matters

Merchants is unaware of any matter to be presented at the special meeting other than the proposal to adopt the Merger Agreement, the proposal to approve, on an advisory basis, the Merger-Related Executive Compensation, and the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitations of proxies in favor of the Merger. If other matters are properly presented at the special meeting, the persons named in the proxy will have authority to vote all properly executed and dated proxies in accordance with their judgment on any such matter.

YOUR VOTE IS IMPORTANT!

Whether or not you plan to attend the special meeting in person, Merchants urges you to submit your proxy as soon as possible by (1) calling the toll free telephone number specified on the enclosed proxy card, (2) accessing the Internet website specified on the enclosed proxy card, or (3) completing, signing and dating the enclosed proxy card and returning it in the postage paid envelope provided. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting card provided by such entity.

If you have any questions concerning the Merger or other matters to be considered at the Merchants special meeting, would like additional copies of this Proxy Statement/Prospectus or need help voting your shares, please contact Merchants’ proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue
New York, New York 10022
(212) 750-5833

PLEASE DO NOT SEND STOCK CERTIFICATES WITH THE PROXY CARD. YOU WILL BE SENT SEPARATE INSTRUCTIONS REGARDING MAKING ELECTIONS AS TO THE FORM OF MERGER CONSIDERATION YOU WOULD LIKE TO RECEIVE AND THE SURRENDER OF YOUR STOCK CERTIFICATES.

PROPOSAL I — THE MERGER

The detailed terms of the Merger are contained in the Merger Agreement attached as Annex A to this document. The following discussion and the discussion under the caption “The Merger Agreement” describe the more important aspects of the Merger and material terms of the Merger Agreement. These descriptions are only a summary and are qualified in their entirety by reference to the Merger Agreement, which is attached as Annex A. You are urged to read the Merger Agreement carefully because it is the legal document that actually governs your rights in the Merger.

General

The Merger Agreement provides that, after approval by the stockholders of Merchants and the satisfaction or waiver of the other conditions to the Merger, Merchants will merge with and into Community Bank System, with Community Bank System as the surviving company. The certificate of incorporation and bylaws of Community Bank System will be the certificate of incorporation and bylaws of the surviving company. The directors and officers of Community Bank System immediately prior to the Merger will be the directors and officers of the surviving company. In addition, two current directors of Merchants will be appointed to the boards of directors of Community Bank System and Community Bank effective as of the closing date of the Merger.

At the effective time of the Merger, each share of Merchants common stock issued and outstanding immediately prior to the effective time of the Merger will be automatically converted into the right to receive, subject to the terms and conditions of the Merger Agreement (including proration procedures), at the election of the holder thereof, the following consideration: (i) the combination of $12.00 in cash and 0.6741 shares of Community Bank System common stock, plus cash in lieu of fractional shares; (ii) $40.00 in cash; or (iii) 0.9630 shares of Community Bank System common stock, plus cash in lieu of fractional shares.

Immediately following the Merger of Community Bank System and Merchants, Merchants Bank will merge with and into Community Bank, with Community Bank as the surviving entity. After the Bank Merger, branches of Merchants Bank will become branches of Community Bank.

The companies expect to complete the Merger in late second quarter or early third quarter of calendar year 2017, but they must first obtain the necessary regulatory approvals and the approval of Merchants stockholders at the special meeting, and satisfy other customary closing conditions. The companies cannot assure you as to when or if all the conditions to the Merger will be met or waived, and it is possible they will not complete the Merger at all.

Background of the Merger

The board of directors and management of Merchants periodically review various strategic alternatives as part of their on-going efforts to improve Merchants’ banking franchise and enhance stockholder value. These reviews have focused on assessing opportunities for growth and increasing earnings organically and through acquisitions of other banks, as well as the possibility of a strategic business combination with another banking institution. The board of directors and management of Merchants also regularly review the banking industry environment, including various interest rate scenarios, regulatory compliance and non-interest expenses, and the trend towards consolidation, and in light of these and other factors, potential strategies for enhancing Merchants’ competitive position in this environment.

Consistent with these goals and in the ordinary course of business, members of Merchants’ management have, from time to time, received inquiries from other banking institutions or their advisors regarding Merchants, and engaged in conversations with members of management of other banking institutions regarding a possible business combination, including Community Bank System. In the course of these conversations, Community Bank System expressed a general interest in expanding into Vermont through a possible strategic transaction with Merchants. However, prior to 2016, the parties did not engage in more significant discussions.

On April 1, 2016, a director of Community Bank System had a conversation with one of Merchants’ directors in Plattsburgh, New York, during which the Community Bank System director noted Community Bank System’s potential interest in a business combination with Merchants at a price in the high $30’s range.

On April 11, 2016, Geoffrey Hesslink, President and Chief Executive Officer of Merchants, and Mark Tryniski, President and Chief Executive Officer of Community Bank System, met in Burlington, Vermont to discuss their respective businesses and industry trends. Mr. Hesslink and Mr. Tryniski did not specifically discuss a potential business combination during this meeting.

On May 4, 2016, the Merchants board held a special meeting in Burlington, Vermont. At this meeting, the Merchants board discussed Community Bank System’s potential interest in a business combination with Merchants. The Merchants board also reviewed summary historical financial data regarding Merchants and discussed Merchants’ strategic outlook in light of the current banking industry environment.

On May 26, 2016, the Merchants board held a regularly scheduled meeting in Burlington, Vermont. At this meeting, the Merchants board continued its discussion of Community Bank System’s potential interest in a business combination with Merchants and determined that a subset of the Merchants board consisting of Jeffrey Davis, Chairman of the Board of Merchants (who we refer to in this section as Chairman Davis), Michael Furlong, a director of Merchants and Chairman of the Board of Merchants Bank, and Mr. Hesslink, should explore Community Bank System’s level of interest.

On June 1, 2016, Chairman Davis, Mr. Furlong and Mr. Hesslink met with Mr. Tryniski and Scott Kingsley, Executive Vice President and Chief Financial Officer of Community Bank System, in Lake George, New York, to discuss a potential business combination between Merchants and Community Bank System. At this meeting, Mr. Tryniski noted Community Bank System’s potential interest again at a price in the high $30’s range.

On June 8, 2016, Mr. Hesslink met with Piper Jaffray & Co., financial advisor to Merchants (“Piper”), to notify them of the potential business combination and discuss the assumptions underlying forecasted financial scenarios. Thereafter, Mr. Hesslink and representatives of Piper met periodically to refine those assumptions.

On June 13, 2016, Merchants and Community Bank System entered into a mutual confidentiality agreement pursuant to which each party agreed to keep confidential certain non-public information about the other party in connection with the consideration of a potential business combination. The confidentiality agreement also included customary standstill obligations of Community Bank System.

Also on June 13, 2016, Merchants entered into a confidentiality agreement with one of its major stockholders, Charles Davis, so that Merchants could obtain his views on a potential business combination with Community Bank System. Charles Davis is a former director of Merchants and the brother of Chairman Davis.

On June 14, 2016, Mr. Hesslink met with Mr. Tryniski and Mr. Kingsley in Lake George, New York, to discuss Merchants’ second quarter earnings and other financial matters, as well as the potential structure of the combined company.

On June 15, 2016, Chairman Davis and Mr. Tryniski had a telephone conversation during which they discussed a potential business combination between Merchants and Community Bank System and the strategic advantages of such a combination. During this discussion, Mr. Tryniski noted Community Bank System’s potential interest at a price of $40.00.

On June 27, 2016, the Merchants board held a special meeting in Burlington, Vermont, at which members of management and representatives of Piper and Goodwin Procter LLP, counsel to Merchants (“Goodwin Procter”), were present. At this meeting, the Merchants board reviewed forecasted financial scenarios for Merchants prepared by management assuming different interest rate environments, as well as the risks, challenges and strategic opportunities facing the company. The Merchants board also discussed other strategic alternatives available to the company, including a potential business combination transaction with parties other than Community Bank System, additional acquisitions in order to achieve scale, and the potential growth or acquisition of non-interest income businesses. The representatives of Goodwin Procter reviewed the fiduciary duties of the directors in the context of their consideration of a potential business combination. Piper also presented a situational analysis of Merchants, including an overview of the U.S. banking market and preliminary financial analyses with respect to a potential business combination with Community Bank System. The Board discussed with Piper a select number of other banking institutions that may have the capacity to pay in the $40.00 range being proposed by Community Bank System, and concluded that, based on knowledge of those institutions and current industry dynamics, it was unlikely that one of those banking institutions would be interested in engaging in a strategic transaction with Merchants at such a price range at this time.

On July 4, 2016, Chairman Davis and Mr. Hesslink met with Charles Davis in Burlington, Vermont, to obtain Mr. Davis’ views on a potential business combination between Merchants and Community Bank System. At this meeting, Mr. Davis indicated his support in exploring a potential transaction with Community Bank System.

On July 7, 2016, the Merchants board held a special meeting in Burlington, Vermont, at which members of management and representatives of Goodwin Procter were present. At this meeting, the representatives of Goodwin Procter again reviewed the fiduciary duties of the directors, and the Merchants board discussed whether it was in the best interests of Merchants stockholders to explore a potential business combination with Community Bank System. After considering current market conditions and the prospects of Merchants on a stand-alone basis, the Merchants board determined to engage in discussions with Community Bank System regarding a potential business combination between the two companies. The Merchants board also discussed whether it might be advisable to explore a potential strategic transaction with other third parties in addition to Community Bank System. In particular, the Merchants board discussed potential disruptions to Merchants’ business, the risk of leaks that might arise from making contact with other parties in the industry (and the potential impact on Merchants’ business and employees of such leaks), the potential loss of Community Bank System as a strategic partner if Community Bank System learned of Merchants’ exploration of other alternatives, Merchants’ own strong knowledge and understanding of its business prospects and value on a stand-alone basis, and the likelihood that Merchants would have already been contacted by another banking institution if it were interested in engaging in strategic discussions with Merchants. Based on the foregoing considerations, the Merchants board concluded not to approach other potential strategic partners. The Merchants board also formed a Special Committee consisting of Jeffrey Davis, Michael Furlong and Geoffrey Hesslink to (1) establish, monitor and direct the process and procedures related to the review of the strategic alternatives of Merchants, (2) invite Community Bank System to submit a written indication of interest, (3) participate in and direct the negotiation of the material terms and conditions of any such transaction, (4) recommend to the Board of Directors the advisability of accepting an indication of interest and negotiating a definitive agreement with respect to any such transaction, and (5) perform any other activities or responsibilities incidental to the foregoing.

Later on July 7, 2016, Chairman Davis and Mr. Hesslink each contacted Mr. Tryniski to report the decision of the Merchants board to engage in discussions with Community Bank System regarding a potential business combination and to invite Community Bank System to submit a written indication of interest.

On July 8, 2016, Mr. Tryniski sent a non-binding proposal to Mr. Hesslink with respect to a potential business combination between Merchants and Community Bank System. The proposal provided for, among other things: (1) a mix of stock and cash consideration, with approximately 65% of the consideration to be paid in the form of Community Bank System common stock in a tax-free exchange; (2) a $40.00 per share price, consisting of an unspecified fixed exchange ratio for the stock component of the consideration and $14.00 per share for the cash component of the consideration; (3) one seat on Community Bank System’s combined bank/holding company board for an independent director of Merchants to be identified at a later date; (4) a customary termination provision if Community Bank System’s stock price were to materially decrease both on an absolute basis and in relation to an appropriate index; (5) a 4% termination fee payable by Merchants; and (6) a requirement that Mr. Hesslink enter into an employment agreement with Community Bank System to serve as its New England Regional President (no specific terms of an employment arrangement were included). The proposal also referenced Community Bank System’s commitment to honor the terms of existing employment, change-in-control, termination and retention agreements of Merchants, and the expected payment of severance benefits to displaced employees of Merchants in accordance with Community Bank System’s policy and retention bonuses based on development of an integration plan. Community Bank System’s proposal remained subject to the completion of due diligence and the execution of a definitive merger agreement.

On July 15, 2016, the Merchants board held a special telephonic meeting to approve the engagement of Piper as its financial advisor. In addition, the Merchants board discussed the role members of management should have in connection with the Board’s consideration of a business combination with Community Bank System given the references to employment and compensation arrangements with members of management in Community Bank System’s July 8th proposal. Following this discussion, the Merchants board reconstituted the Special Committee to include only independent and disinterested directors. The Special Committee thereafter consisted of Chairman Davis, Mr. Furlong and Donald Chase.

On July 19, 2016, the Special Committee held a telephonic meeting at which Mr. Hesslink and representatives of Piper and Goodwin Procter were present. At this meeting, the Special Committee discussed the proposed terms for a business combination between Merchants and Community Bank System included in Community Bank System’s July 8th proposal in light of current market conditions and the prospects of Merchants on a stand-alone basis, the competitive landscape and industry trends. At the conclusion of this discussion, the Special Committee directed Piper to engage in negotiations with Community Bank System’s financial advisor, RBC Capital Markets, with respect to: (1) fixing the exchange ratio at one share of Community Bank System common stock for each share of Merchants common stock; (2) increasing the stock component of the merger consideration; (3) providing for Merchants stockholders to have the right to elect the form of consideration that they would like to receive in the transaction; (4) having three seats on Community Bank System’s combined bank/holding company board for independent directors of Merchants to be identified at a later date; (5) decreasing the size of the termination fee payable by Merchants to 2.5%; (6) providing for additional severance benefits to displaced employees of Merchants; and (7) continuing the use of the Merchants Bank name. In executive session, the Special Committee also discussed Mr. Hesslink’s potential employment agreement with Community Bank System referenced in the proposal.

Also on July 19, 2016, Merchants entered into a formal engagement letter with Piper. Prior to engaging Piper, Merchants confirmed that Piper had no conflicts of interest with respect to Community Bank System.

On July 19 and 20, 2016, representatives of Piper, at the direction of the Special Committee, discussed with representatives of RBC Capital Markets the terms of Community Bank System’s July 8th proposal.

On July 20, 2016, the Special Committee held a telephonic meeting at which Mr. Hesslink and representatives of Piper and Goodwin Procter were present. At this meeting, the Special Committee continued its discussion of Community Bank System’s July 8th proposal. The representatives from Piper reported on their recent conversations with RBC Capital Markets regarding the proposal, which had focused on the exchange ratio. Piper reported that RBC had proposed an exchange ratio of 0.95. At the conclusion of this discussion, the Special Committee directed Piper to propose an exchange ratio of 0.9857, which was based on the closing price of the common stock of Community Bank System of $40.48 per share on July 7th, the day before Community Bank System submitted its indication of interest, which resulted in an implied price for the stock consideration of $40.00 per share.

From July 20 through 28, 2016, representatives of Piper, at the direction of the Special Committee, further negotiated with representatives of RBC Capital Markets regarding the terms of Community Bank System’s July 8th proposal.

On July 26, 2016, Chairman Davis and Mr. Furlong had a telephone conversation with Mr. Tryniski during which they discussed the terms of Community Bank System’s July 8th proposal.

On July 28, 2016, the Special Committee held a telephonic meeting at which Mr. Hesslink and representatives of Goodwin Procter were present. At this meeting, the Special Committee continued to discuss Community Bank System’s July 8th proposal, including the termination fee payable by Merchants and the number of seats on Community Bank System’s combined bank/holding company board to be allocated to Merchants.

On July 29, 2016, Chairman Davis and Mr. Furlong had a telephone conversation with Mr. Tryniski during which they discussed the number of seats on Community Bank System’s combined bank/holding company board to be allocated to Merchants.

Later on July 29, 2016, the Special Committee held a telephonic meeting at which Mr. Hesslink and representatives of Piper and Goodwin Procter were present. At this meeting, the Special Committee continued to discuss Community Bank System’s July 8th proposal and determined to invite Community Bank System to submit a revised proposal reflecting the recent negotiations between the parties and their advisors. Following this meeting, Chairman Davis and Mr. Furlong had a telephone conversation with Mr. Tryniski to report the decision of the Special Committee.

Also on July 29, 2016, a representative of RBC Capital Markets forwarded a revised non-binding proposal to a representative of Piper for delivery to Merchants. The revised letter of intent provided the following changes to Community Bank System’s July 8th proposal: (1) approximately 70% of the consideration to be paid in the form of Community Bank System common stock; (2) subject to allocation and proration procedures, the ability of Merchants stockholders to elect between the stock consideration at a fixed exchange ratio of 0.963 of a share of Community Bank System common stock or cash consideration of $40.00 per share; (3) two to three seats on Community Bank System’s combined bank/holding company board for independent directors of Merchants to be identified at a later date; (4) a 3.5% termination fee payable by Merchants; and (5) increased severance benefits for displaced employees of Merchants. Based on the closing price of Community Bank System common stock on July 28, 2016 of $44.31, the implied value of Community Bank System’s offer was $41.87 per share.

On July 30, 2016, the Special Committee held a telephonic meeting at which Mr. Hesslink and representatives of Piper and Goodwin Procter were present. At this meeting, the Special Committee discussed the revised terms for a potential business combination included in Community Bank System’s July 29th proposal.

On July 31, 2016, Chairman Davis had a telephone conversation with Mr. Tryniski during which they discussed Community Bank System’s July 29th proposal.

On August 1, 2016, the Special Committee held a special telephonic meeting at which Mr. Hesslink and representatives of Piper and Goodwin Procter were present. At this meeting, the Special Committee continued to discuss Community Bank System’s July 29th proposal. At the conclusion of this discussion, the Special Committee determined to recommend to the Merchants board that the company proceed with the proposed business combination with Community Bank System.

On August 2, 2016, the Merchants board held a special meeting in Burlington, Vermont, at which members of management and representatives of Piper and Goodwin Procter were present. At this meeting, the Merchants board received an update on discussions with Community Bank System and reviewed the terms of Community Bank System’s July 29th proposal, as well as certain preliminary financial analyses prepared by Piper with respect to such proposal. The representatives of Goodwin Procter again reviewed the fiduciary duties of the directors in the context of their consideration of the proposed transaction with Community Bank System. After extensive discussion regarding the proposal, current market conditions, and the prospects and value of Merchants on a stand-alone basis, the Merchants board authorized the Special Committee to engage in due diligence activities with Community Bank System and negotiate a definitive merger agreement with respect to a business combination with Community Bank System on the terms outlined in the July 29th proposal. Following this meeting, Chairman Davis telephoned Mr. Tryniski to inform him of the decision of the Merchants board to proceed forward with Community Bank System regarding a potential business combination.

On August 3, 2016, Merchants countersigned the non-binding letter of intent provided by Community Bank System on July 29th, and thereafter, a representative of RBC Capital Markets on behalf of Community Bank System sent a due diligence request list to Piper.

On August 16, 2016 and throughout the remainder of the process, the Compensation Committee of the Merchants board held meetings at which the Compensation Committee discussed the need to (1) ensure existing contracts with employees were honored by Community Bank System, (2) encourage executives and other employees of Merchants to remain motivated and engaged through the closing of a potential business combination with Community Bank System, and (3) retain such executives and employees if the transaction were not to be completed for any reason. At these meetings, the Compensation Committee authorized retention payments to be made to certain employees and executives as described in the section entitled “— Interests of Merchants Directors and Executive Officers in the Merger”. The Compensation Committee’s independent compensation consultant generally participated in these meetings.

On August 19, 2016, Cadwalader, Wickersham & Taft LLP, counsel to Community Bank System (“Cadwalader”), provided an initial draft of the merger agreement and a form of voting agreement to Goodwin Procter.

On August 22, 2016, Merchants provided Community Bank System and its advisors with access to a virtual data room containing business and legal due diligence materials. Thereafter, the parties and their advisors had numerous discussions, and Merchants provided answers to numerous questions posed by Community Bank System and its advisors, regarding the due diligence materials provided by Merchants and related matters.

On August 25, 2016, representatives of Community Bank System met with representatives of Merchants in Lake George, New York to discuss Merchants’ business, finances and operations.

On August 29, 2016, Chairman Davis and Mr. Hesslink had a telephone conversation with Mr. Tryniski during which they discussed the potential future organizational structure of the combined company, the process for determining whether members of Merchants’ management team would have continuing roles with the combined company, and the implementation of a retention program for employees of Merchants. Thereafter, the parties and their advisors had additional discussions regarding the scope and terms of a retention program for executive and non-executive employees of Merchants.

On September 2, 2016, the Merchants board held a special telephonic meeting at which representatives of Goodwin Procter were present. At this meeting, management provided the Merchants board with an update on the status of due diligence and negotiations related to the proposed business combination with Community Bank System. The Merchants board also discussed executive compensation and employee retention matters.

Later on September 2, 2016, Goodwin Procter provided comments to the initial draft of the merger agreement to Cadwalader. Thereafter, the parties and their advisors had discussions regarding a number of issues in the merger agreement, including: (1) the scope of the respective representations and warranties and operating covenants of Merchants and Community Bank System; (2) the definition of “material adverse effect”; (3) the circumstances in which the Merchants board may change its recommendation to stockholders regarding adoption of the merger agreement; (4) the ability of the Merchants board to respond to unsolicited inquiries following the announcement of the transaction and to terminate the merger agreement to accept a superior proposal; (5) the circumstances in which Merchants would be required to pay a termination fee to Community Bank System or reimburse Community Bank System for its expenses; (6) Community Bank System’s obligations with respect to Merchants’ employees; (7) Community Bank System’s obligations to obtain necessary regulatory approvals; and (8) the parties who would deliver voting agreements to Community Bank System.

On September 7, 2016, a representative of Piper on behalf of Merchants sent a reverse due diligence request list to RBC Capital Markets.

On September 16, 2016, Mr. Hesslink had a telephone conversation with Mr. Tryniski during which they discussed the open business issues with respect to the proposed business combination.

On September 19, 2016, the Special Committee held a telephonic meeting at which Mr. Hesslink and representatives of Piper and Goodwin Procter were present. At this meeting, the Special Committee received an update on the status of due diligence and negotiations relating to the proposed business combination with Community Bank System. The Special Committee also discussed the open issues with respect to the merger agreement, the reverse due diligence process and the proposed timing.

Later on September 19, 2016, a representative of RBC Capital Markets contacted a representative of Piper to discuss Community Bank System’s due diligence findings and the expected cost savings and restructuring costs related to the transaction, and noted that the total costs to be incurred by Community Bank System were higher than anticipated.

On September 20, 2016, the Special Committee held a telephonic meeting at which Mr. Hesslink and representatives of Piper and Goodwin Procter were present. At this meeting, the Special Committee discussed Community Bank System’s due diligence findings and the one-time deal costs and potential reductions in Merchants’ operating costs on a post-closing basis. At the conclusion of this discussion, the Special Committee authorized management and Piper to work with Community Bank System to better understand these costs. The Special Committee also discussed the reverse due diligence process.

From September 21 through 27, 2016, representatives of Community Bank System and Merchants discussed Community Bank System’s due diligence findings and the expected cost savings and restructuring costs. As part of these discussions, RBC Capital Markets, on behalf of Community Bank System, proposed a split in the value of these items between Community Bank System and Merchants stockholders. Piper, at the direction of the Special Committee, informed RBC Capital Markets that Merchants was not open to discussing a potential reduction in the exchange ratio.

On September 29, 2016, Chairman Davis and Mr. Tryniski had a telephone conversation during which they further discussed the expected restructuring costs. During this discussion, Mr. Tryniski agreed that there would be no reduction in the exchange ratio, and Mr. Davis agreed that Merchants would be allocated two (and not three) seats on Community Bank System’s combined bank/holding company board.

On September 30, 2016, the Special Committee held a telephonic meeting at which members of management and representatives of Piper and Goodwin Procter were present. At this meeting, the Special Committee discussed the remaining open issues in the merger agreement.

Later on September 30, 2016, the parties and their advisors held a conference call to discuss the remaining open issues in the merger agreement, the reverse due diligence process, timing considerations and employee matters.

On October 5, 2016, representatives of Merchants, Goodwin Procter and Piper met with representatives of Community Bank System and RBC Capital Markets in Lake George, New York, to discuss Community Bank System’s business, finances and operations.

On October 7, 2016, Community Bank System provided initial drafts of the employment agreements for the members of Merchants’ management team who would be continuing with the combined company, which included Mr. Hesslink, Bruce Bernier, Senior Vice President and Senior Lender of Merchants Bank, and Anita Bourgeois, Senior Vice President and Senior Director, Deposit Growth and Profitability of Merchants Bank. Thereafter, the parties and their counsel negotiated the terms of the employment agreements.

On October 20, 2016, the Merchants board held a special meeting in Essex, Vermont, at which representatives of management, Piper and Goodwin Procter were present. At this meeting, Chairman Davis provided an overview of the negotiation process to date, and the representatives of Goodwin Procter presented the terms of the proposed merger agreement and form of voting agreement. The representatives of Goodwin Procter again discussed the fiduciary duties of the directors in the context of their consideration of the proposed transaction with Community Bank System. Management updated the Board on the status of Community Bank System’s due diligence regarding Merchants and the reverse due diligence process. Piper also reviewed with the Merchants board its preliminary analyses of the consideration offered in the proposed transaction from a financial point of view. The Merchants board considered the benefits and risks of the proposed business combination as described in the section entitled “— Reasons for the Merger.” Management also reviewed the proposed timing for signing and completing the proposed business combination with Community Bank System. Prior to the Merchants board meeting, the Special Committee held a special meeting at the same location to discuss employee retention matters.

On October 20 and 21, 2016, the parties and their counsel negotiated the final terms of the merger.

On October 22, 2016, the Special Committee and the Merchants board held a joint special meeting in Essex, Vermont, at which representatives of management, Piper and Goodwin Procter were present. At this meeting, Goodwin Procter provided an update on the final negotiations with Community Bank System and its counsel, and Piper reviewed with the Merchants board its final analyses of the consideration offered in the proposed transaction from a financial point of view. Piper then provided its oral opinion, subsequently confirmed in writing, to the effect that, as of October 22, 2016 and subject to the assumptions, qualifications and limitations set forth in the opinion, the consideration to be received pursuant to the merger agreement is fair, from a financial point of view, to the holders of Merchants common stock. Based on the closing price of Community Bank System common stock on October 21, 2016 of $47.50, the implied value of the merger consideration was $44.02 per share. After discussion, and upon recommendation of the Special Committee, the Merchants board unanimously adopted resolutions (1) determining that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of the Merchants stockholders, (2) adopting the merger agreement and approving the merger and the other transactions contemplated by the merger agreement, and (3) recommending to Merchants stockholders that they adopt the merger agreement.

Later on October 22, 2016, the merger agreement and voting agreements were executed. Community Bank System also entered into employment agreements with Mr. Hesslink and the other executives of Merchants who would be continuing with the combined company following the closing, and retention agreements with members of Merchants’ management whose employment would not be continuing.

On October 24, 2016, before the U.S. stock markets opened, Merchants and Community Bank System issued a joint press release announcing the transaction.

Merchants’ Reasons for the Merger

In the course of its evaluation of the Merger and the Merger Agreement, the Merchants board of directors held numerous meetings and consulted with Merchants’ senior management as well as its legal counsel and financial advisor. In reaching its decision to approve the Merger and the Merger Agreement and recommend the adoption of the Merger Agreement by its stockholders, the Merchants board considered a number of factors, including, among others, the following:

•	the Merchants board’s and management’s knowledge of Merchants’ business, operations, properties, assets, financial condition, operating results, historical market prices and prospects, and its and their understanding of Community Bank System’s business, operations, properties, assets, financial condition, operating results, historical market prices and prospects, including the information obtained through due diligence;
•	Merchants’ business and financial prospects if it were to remain an independent banking institution, including local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, and the competitive environment for financial institutions generally, all of which would likely impede Merchants’ ability to develop the scale necessary to achieve the premium to Merchants’ trading price that Community Bank System’s offer price presented;
•	the availability of alternative transactions, including the fact that, in a consolidating industry, institutions with an interest in merging with another institution typically made that interest known; the attractiveness and strategic fit of Community Bank System as a potential merger partner; and the likelihood of an alternative transaction emerging;
•	the fact that a significant portion of the merger consideration consists of registered shares of Community Bank System common stock and the potential that the value of Community Bank System common stock will increase after the signing of the Merger Agreement;
•	the ability of Merchants stockholders to elect the form of merger consideration that they wish to receive in the Merger, subject to the proration procedures described in this Proxy Statement/Prospectus;

•	the October 22, 2016 financial presentation of Piper (including the assumptions and methodologies underlying the analyses in connection therewith) and the written opinion of Piper delivered to the Merchants board of directors on October 22, 2016, a copy of which is attached to this Proxy Statement/Prospectus as Annex B, to the effect that, as of October 22, 2016 and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken in preparing such opinion, the merger consideration was fair, from a financial point of view, to the holders of Merchants common stock, as more fully described under “— Opinion of Merchants’ Financial Advisor”;
•	the efforts made to negotiate a Merger Agreement favorable to Merchants and its stockholders and the terms and conditions of the Merger Agreement, including the termination fees and circumstances under which such fees are payable by Merchants;
•	the ability of Merchants under the terms of the Merger Agreement to negotiate with third parties concerning certain unsolicited competing acquisition proposals if Merchants were to receive such a proposal prior to the adoption of the Merger Agreement by Merchants stockholders, and to terminate the Merger Agreement upon the payment to Community Bank System of a termination fee of $10.72 million;
•	the right of Merchants to terminate the Merger Agreement if, subject to Community Bank System’s ability to make a compensating adjustment to the stock election consideration, the volume-weighted average trading price of Community Bank System common stock for a specified period prior to the date on which Merchants stockholder approval and all required regulatory approvals have been obtained or waived is less than $35.77 per share and Community Bank System common stock underperforms a peer group index by more than 20%;
•	the fact that the Merger is expected to be tax-free to Merchants stockholders to the extent that they receive Community Bank System common stock in exchange for their shares of Merchants common stock; and
•	the fact that two representatives from the Merchants board will be directors of Community Bank System and Community Bank following the closing of the Merger.

The Merchants board of directors also weighed the factors described above against certain factors and potential risks associated with entering into the Merger Agreement, including, among others, the following:

•	the fact that the exchange ratio is fixed, which means that Merchants stockholders could be adversely affected by a decrease in the trading price of Community Bank System common stock following the signing of the Merger Agreement;
•	the possibility of costs and delays resulting from seeking the regulatory approvals necessary to complete the transactions contemplated by the Merger Agreement, the possibility that the Merger may not be completed if such approvals are not obtained, and the potential negative impacts on Merchants, its business and the price of Merchants common stock if such approvals are not obtained;
•	the fact that the integration of Merchants and Community Bank System may be complex and time consuming and may require substantial resources and effort, and the risk that if the combined bank is not successfully integrated, the anticipated benefits of the Merger may not be realized fully or at all or may take longer to realize than expected, due to the additional regulatory requirements that Community Bank System will be subject to as a result of it having more than $10 billion in assets following the Merger;
•	the possibility that the anticipated strategic and other benefits to Merchants and the combined bank following the completion of the Merger will not be realized or will take longer to realize than expected;

•	the potential for diversion of management and employee attention and for increased employee attrition during the period prior to the completion of the Merger, and the potential effect of the Merger on Merchants’ customers and business relationships;
•	the restrictions on the conduct of Merchants’ business prior to the completion of the Merger, requiring Merchants to conduct its business only in the ordinary course, subject to specific limitations, which could delay or prevent Merchants from undertaking business opportunities that may arise pending completion of the Merger and could negatively impact Merchants’ customers and business relationships;
•	the fact that the Merger Agreement contains certain restrictions on the ability of Merchants to solicit proposals for alternative transactions or engage in discussions regarding such proposals, including the requirement for Merchants to pay Community Bank System a termination fee of $10.72 million in certain circumstances;
•	the transaction costs to be incurred by Merchants in connection with the Merger;
•	the fact that Merchants will lose the autonomy associated with being an independent financial institution; and
•	the various other applicable risks associated with Merchants, Community Bank System and the Merger, including the risks described in “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on page 21 and 15, respectively.

In considering the recommendation of the Merchants board of directors with respect to the proposal to adopt the Merger Agreement, you should be aware that certain of Merchants’ directors and executive officers may have interests in the Merger that are different from yours. The Merchants board was aware of and considered these interests, among other matters, in evaluating the Merger Agreement and the transactions contemplated by the Merger Agreement and in recommending that the Merger Agreement be adopted by the Merchants stockholders. Please see “— Interests of Merchants Directors and Executive Officers in the Merger” beginning on page 48.

The foregoing discussion of the information and factors considered by the Merchants board of directors in reaching its conclusions and recommendations is not intended to be exhaustive, but includes the material factors considered by the Merchants board. In view of the wide variety of factors considered in connection with its evaluation of the Merger Agreement and the transactions contemplated by the Merger Agreement, and the complexity of these matters, the Merchants Board did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights to the various specific factors considered in reaching its determination and making its recommendation. Moreover, in considering the factors described above and any other factors, individual members of the Merchants Board may have viewed factors differently or given different weight, merit or consideration to different factors. The Merchants board considered all of the foregoing factors as a whole and based its recommendation on the totality of the information presented.

Recommendation of the Merchants Board of Directors

At a meeting held on October 22, 2016, the Merchants board of directors unanimously (i) determined that the Merger Agreement and the Merger are advisable and in the best interests of Merchants and its stockholders, (ii) approved the Merger Agreement and recommended that the Merchants stockholders adopt the Merger Agreement, and (iii) directed that the Merger Agreement be submitted for consideration by the Merchants stockholders at the Merchants special meeting.

THE MERCHANTS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

Community Bank System’s Reasons for the Merger

In reaching its determination to approve and adopt the Merger Agreement, the board of directors of Community Bank System considered a number of factors, including:

•	the opportunity to further diversify Community Bank System’s geographical markets and customer base as a whole by expanding into Vermont and Western Massachusetts, which is a natural expansion of Community Bank’s existing footprint in Upstate New York, and to do so in smaller markets similar to those in which it currently operates;
•	the opportunity to acquire the largest statewide independent bank in Vermont with 11% market share and ranked third in deposits;
•	the pricing of the transaction absorbs the cost of Community Bank System crossing the $10 billion in asset threshold and the enhanced regulatory burdens and costs associated with operating a financial holding company of that size;
•	Community Bank System’s past experience and success in the acquisition and integration of a bank holding company;
•	the fact that the Merger is expected to be accretive to operating earnings per share of Community Bank System in 2018, exclusive of one-time acquisition related charges and the impact of Community Bank System crossing the $10 billion in asset threshold;
•	the potential for the combined company to enhance non-interest income growth by providing enhanced and additional financial products and services to the customers of Merchants in the areas of benefit plan administration, investment management, comprehensive cash management, brokerage services and insurance;
•	the business, operations, technology, asset quality, competitive position, stock price performance, financial condition and results of operations of Merchants on a historical and prospective basis;
•	the anticipated operating efficiencies, cost savings and opportunities for revenue enhancements of the combined company following the completion of the Merger, and the likelihood that they would be achieved after the Merger;
•	the exchange ratio for the Merger and the resulting relative interests of Community Bank System stockholders in the common stock of the combined company, and the amount of total cash consideration to be paid in the Merger;
•	the fact that the mixture of merger consideration includes a combination of cash and stock in which stockholders would have an election right, but no more than 30% of Merchants common stock would be exchanged for cash;
•	the deal protection provided by the termination fee of $10.72 million, payable under certain circumstances in the event of the termination of the Merger Agreement due to a competing offer or certain other reasons;
•	the intended tax treatment of the Merger; and
•	the likelihood of receiving all of the regulatory approvals required for the Merger.

Based on these reasons, Community Bank System’s board of directors unanimously approved the Merger Agreement and the Merger. This discussion of the factors considered by Community Bank System’s board of directors does not list every factor considered by the board but includes all material factors considered by the board. In reaching its determination to approve and adopt the Merger Agreement, the board did not give relative or specific importance to each of the factors listed above, and individual directors may have given differing importance to different factors. Please note that this explanation of the board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 21 of this Proxy Statement/Prospectus.

Opinion of Merchants’ Financial Advisor

Pursuant to an engagement letter dated July 19, 2016, the Merchants board engaged Piper as financial advisor to Merchants in connection with Merchants’ consideration of a possible business combination with Community Bank System. Piper is a nationally recognized investment banking firm with substantial experience in transactions similar to the Merger and is familiar with Merchants and its business. As part of its investment banking business, Piper is routinely engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions. The Piper written opinion, dated October 22, 2016, is sometimes referred to in this section as the “Piper opinion.”

Piper acted as financial advisor to Merchants in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the Merger Agreement. At the meeting of the board of directors of Merchants held on October 22, 2016, Piper delivered to the board of directors its oral opinion, followed by delivery of its written opinion, that, as of such date, and based upon and subject to the various factors, assumptions and limitations set forth in its opinion, the consideration offered in the Merger was fair, from a financial point of view, to the holders of Merchants common stock.

The full text of Piper’s written opinion dated October 22, 2016, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this Proxy Statement/Prospectus and is incorporated herein by reference. Piper’s opinion speaks only as of the date of the opinion. You are urged to read the opinion carefully and in its entirety. Piper’s opinion was addressed to, and provided for the information and benefit of, the Merchants board of directors (in its capacity as such) in connection with its evaluation of the fairness of the merger consideration from a financial point of view, and did not address any other aspects or implications of the Merger. The opinion does not constitute a recommendation to the Merchants board of directors or to any other persons in respect of the Merger, including as to how any holder of Merchants common stock should vote at any stockholders’ meeting held in connection with the Merger or take, or not to take, any action in respect of the Merger. Piper’s opinion does not address the relative merits of the Merger as compared to any other business or financial strategies that might be available to Merchants, nor does it address the underlying business decision of Merchants to engage in the Merger. The issuance of the Piper opinion was approved by the fairness opinion committee of Piper. The summary of the opinion of Piper set forth below is qualified in its entirety by reference to the full text of the opinion. Piper has consented to the inclusion of this summary of its opinion in this Proxy Statement/Prospectus.

In rendering its opinion, Piper reviewed and analyzed, among other things:

•	the financial terms contained in a draft of the Merger Agreement dated as of October 22, 2016;
•	certain financial and other data with respect to Merchants and Community Bank System, which was publicly available or made available to Piper by Merchants or Community Bank System;
•	certain forward-looking information relating to Merchants and Community Bank System that was publicly available, as well as that which was furnished to Piper by Merchants or Community Bank System, including the Projections;
•	materials detailing the Merger prepared by Merchants, Community Bank System and their affiliates and by their respective legal and accounting advisors including the estimated amount and timing of the cost savings and related expenses (which included (1) estimated synergies of approximately 22.7% of Merchants’ non-interest expense base with 75% phased-in 2017 and 100% in 2018 and going forward and (2) an estimated $10.0 million pre-tax annual negative impact to income for Community Bank System due to $10 billion asset threshold beginning in the second half of 2018) and purchase accounting adjustments expected to result from the Merger (which included (1) 0.89% gross credit mark ($12.4 million or 1.0x reserves) on the acquired loan portfolio and (2) core deposit intangible assumed to equal 1.5% of Merchants’ core deposits (deposits less all time deposits)) (which are collectively referred to in this section as the “Synergies”);

•	current and historical reported prices and trading activity of Merchants and Community Bank System and similar information for certain other publicly traded companies deemed by Piper to be comparable to Merchants and Community Bank System;
•	the financial performance of Merchants and Community Bank System with that of certain other publicly traded companies that Piper deemed relevant;
•	certain financial analyses Piper performed for Merchants and Community Bank System on a pro forma combined basis giving effect to the Merger based on assumptions relating to the Synergies;
•	the merger consideration relative to the historical trading price of Merchants and Merchants’ tangible book value, core deposits (deposits less all jumbo time deposits and brokered deposits) and last twelve months earnings as of June 30, 2016 as well as analyst estimated earnings for 2017;
•	the current market environment generally and the commercial banking environment in particular;
•	the financial terms, to the extent publicly available, of certain business combination transactions in the depository banking industry that Piper deemed relevant; and
•	such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as Piper deemed necessary in arriving at its opinion.

Piper also held several discussions with certain members of senior management and representatives of both Merchants and Community Bank System with respect to certain aspects of the Merger, and the past and current business operations of Merchants and Community Bank System, the financial condition and future prospects and operations of Merchants and Community Bank System, the effects of the Merger on the financial condition and future prospects of Community Bank System, and certain other matters Piper believed necessary or appropriate to its inquiry.

In arriving at its opinion, Piper relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available to, or discussed with or reviewed by Piper. Piper further relied upon the assurances of the management of Merchants and Community Bank System that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to Piper incomplete or misleading. Without limiting the generality of the foregoing, Piper assumed that with respect to financial forecasts, estimates and other forward-looking information (including the Synergies) reviewed by Piper, that such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of Merchants and Community Bank System as to the expected future results of operations and financial condition of Merchants and Community Bank System, respectively, to which such financial forecasts, estimates and other forward-looking information (including the Synergies) relate and Piper assumed that such results would be achieved. Piper expressed no opinion as to any such financial forecasts, estimates or forward-looking information (including the Synergies) or the assumptions on which they were based. Piper further assumed that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, for United States federal income tax purposes. Piper also expressed no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith and with the consent of Merchants relied, on the advice of the outside legal counsel and the independent accountants to Merchants, and on the assumptions of the management of Merchants and Community Bank System, as to all accounting, legal, tax and financial reporting matters with respect to Merchants and Community Bank System and the Merger Agreement.

In arriving at its opinion, Piper assumed that the executed Merger Agreement would be in all material respects identical to the last draft reviewed by it. Piper relied upon and assumed, without independent verification, that:

•	the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct;

•	each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party;
•	the Merger will be consummated pursuant to the terms of the Merger Agreement without amendments thereto; and
•	all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder.

Additionally, Piper assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect Merchants and Community Bank System or the contemplated benefits of the Merger.

For purposes of rendering its opinion, Piper did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent, derivative, off-balance sheet, or other) of Merchants or Community Bank System, and was not furnished or provided with any such appraisals or valuations, and did not evaluate the solvency of Merchants or Community Bank System under any state or federal law relating to bankruptcy, insolvency or similar matters. Accordingly, Piper expressed no opinion regarding the liquidation value of Merchants, Community Bank System or any other entity. Piper assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Merchants or Community Bank System since the date of the most recent financial data made available to Piper. Piper also assumed in all respects material to its analysis that Merchants and Community Bank System would remain as a going concern for all periods relevant to its analysis. Without limiting the generality of the foregoing, Piper did not conduct a review of:

•	any individual credit files of Merchants or Community Bank System, nor evaluate the adequacy of the loan or lease reserves of Merchants or Community Bank System;
•	any credit mark that may be taken in connection with the Merger, nor evaluate the adequacy of any contemplated credit mark to be so taken; or
•	the collectability of any asset or the future performance of any loan of Merchants or Community Bank System.

Piper also assumed, with Merchants’ consent, that the respective allowances for loan and lease losses for both Merchants and Community Bank System and the credit mark are adequate to cover any losses and will be adequate on a pro forma basis for the combined company. Accordingly, Piper expressed no opinion with respect to these matters.

In addition, Piper did not make any independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which Merchants or Community Bank System is a party or may be subject, and at the direction of Merchants and with its consent, Piper’s opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Piper also assumed that neither Merchants nor Community Bank System is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger and the merger of the principal banking subsidiaries of Merchants and Community Bank System contemplated by the agreement.

The Piper opinion is necessarily based on economic, market and other conditions and upon the information made available to Piper and facts and circumstances as they exist and are subject to evaluation as of the date of the Piper opinion. It should be understood that events occurring after the date of the Piper opinion could materially affect the assumptions used in preparing the Piper opinion. Further, Piper expressed no opinion as to the price at which shares of the common stock of Merchants or Community Bank System may trade following announcement of the Merger or at any future time.

The Piper opinion addresses solely the fairness, from a financial point of view, to holders of Merchants common stock of the proposed merger consideration set forth in the Merger Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Merger Agreement. Piper was not requested to opine as to, and the Piper opinion does not address: (1) the basic business decision to proceed with or effect the Merger; (2) the merits of the Merger relative to any alternative transaction or business strategy that may be available to Merchants; (3) Community Bank System’s ability to fund the cash portion of the merger consideration; (4) any other terms contemplated by the Merger Agreement; or (5) the fairness of the Merger, or any consideration received in connection therewith by, the holders of any other class of securities, any creditor or other constituency of Merchants. Furthermore, Piper expressed no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the merger consideration to be received by holders of Merchants common stock in the Merger or with respect to the fairness of any such compensation, including whether such payments are reasonable in the context of the Merger.

In performing its analyses, Piper made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Piper, Merchants and Community Bank System. Any estimates contained in the analyses performed by Piper are not necessarily indicative of actual values or future results, which may be more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Piper opinion was among several factors taken into consideration by the Merchants board in making its determination to approve the Merger Agreement. The type and amount of consideration payable in the Merger were determined solely through negotiation between Merchants and Community Bank System, and the decision to enter into the Merger Agreement was solely that of the Merchants board.

Piper’s opinion was necessarily based upon conditions as they existed and could be evaluated on October 22, 2016, the date of such opinion, and the information made available to Piper through such date. Developments subsequent to the date of Piper’s opinion may have affected, and may affect, the conclusion reached in Piper’s opinion, and Piper did not and does not have an obligation to update, revise or reaffirm its opinion.

The following is a summary of the material financial analyses performed and presented by Piper to the Merchants board on October 22, 2016 in connection with its fairness opinion. Each analysis was provided to the Merchants board of directors. The following summary, however, does not purport to be a complete description of all the analyses performed and reviewed by Piper underlying the Piper opinion or the presentation made by Piper to the Merchants board on October 22, 2016, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. A fairness opinion is thus not susceptible to partial analysis or summary description. In arriving at its opinion, Piper did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.

The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. Accordingly, Piper believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a potentially misleading or incomplete view of the process underlying its analyses and opinion. Also no company or transaction used in Piper’s analysis for purposes of comparison is identical to Merchants and Community Bank System or the Merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which Merchants and Community Bank System and the Merger were compared and other factors that could affect the public trading value or transaction value of the companies to which they are being compared. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before October 22, 2016 (the date of the Piper opinion), and is not necessarily indicative of current market conditions.

Summary of Proposal.  Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each share of Merchants common stock will be converted, at the election of the holder, into the right to receive the following consideration: (i) the combination of $12.00 in cash and 0.6741 shares of Community Bank System common stock; (ii) 0.9630 shares of Community Bank System common stock; or (iii) $40.00 in cash, subject to an allocation process intended to result in approximately 70% of the shares of Merchants common stock being exchanged for shares of Community Bank System. Based on Community Bank System’s closing price on October 21, 2016 of $47.50, the merger consideration was equivalent to a price of $44.02 per share of Merchants common stock. Based on this deemed value per share to Merchants stockholders and based on an aggregate of 6,883,644 shares of Merchants common stock outstanding, 27,020 options outstanding with a weighted average exercise price of $22.49 per share and 77,999 warrants outstanding with a weighted average exercise price of $29.81, the aggregate merger consideration to holders of Merchants common stock, options and warrants was approximately $304.7 million.

Selected Companies Analysis.  Using publicly available information, Piper compared the financial performance, financial condition, and market performance of Merchants to seventeen selected major exchange traded bank holding companies and thrifts headquartered in the New England and Mid-Atlantic with total assets between $1.0 billion and $3.0 billion and last twelve months return on average assets between 0.50% and 1.00%. The companies included in this group were:

Company	Ticker	State
CNB Financial Corporation	CCNE	PA
Enterprise Bancorp, Inc.	EBTC	MA
BSB Bancorp, Inc.	BLMT	MA
Peoples Financial Services Corp.	PFIS	PA
ESSA Bancorp, Inc.	ESSA	PA
Chemung Financial Corporation	CHMG	NY
Old Line Bancshares, Inc.	OLBK	MD
Bankwell Financial Group, Inc.	BWFG	CT
Orrstown Financial Services, Inc.	ORRF	PA
Codorus Valley Bancorp, Inc.	CVLY	PA
First United Corporation	FUNC	MD
Community Financial Corporation	TCFC	MD
ACNB Corporation	ACNB	PA
Shore Bancshares, Inc.	SHBI	MD
1st Constitution Bancorp	FCCY	NJ
Evans Bancorp, Inc.	EVBN	NY
Mid Penn Bancorp, Inc.	MPB	PA

Using publicly available information, Piper compared the financial performance, financial condition, and market performance of Community Bank System to a regional peer group and a nationwide high performing peer group. The regional peer group was based on eight selected publicly traded bank holding companies and thrifts headquartered in the New England and Mid-Atlantic regions of the United States with total assets between $5.0 billion and $12.0 billion and last twelve months return on average assets greater than 0.90%. The companies included in this regional peer group were:

Company	Ticker	State
Provident Financial Services, Inc.	PFS	NJ
NBT Bancorp Inc.	NBTB	NY
Independent Bank Corp.	INDB	MA
Eagle Bancorp, Inc.	EGBN	MD
S&T Bancorp, Inc.	STBA	PA
Brookline Bancorp, Inc.	BRKL	MA
Tompkins Financial Corporation	TMP	NY
WSFS Financial Corporation	WSFS	DE

The nationwide high performing peer group was based on ten selected publicly traded bank holding companies and thrifts headquartered in the United States with total assets between $5.0 billion and $12.0 billion, last twelve months return on average assets greater than 1.10% and non-interest income to total revenue greater than 20%. The companies included in this nationwide high performing peer group were:

Company	Ticker	State
Pinnacle Financial Partners, Inc.	PNFP	TN
Columbia Banking System, Inc.	COLB	WA
Glacier Bancorp, Inc.	GBCI	MT
South State Corporation	SSB	SC
Simmons First National Corporation	SFNC	AR
BofI Holding, Inc.	BOFI	CA
First Financial Bankshares, Inc.	FFIN	TX
Ameris Bancorp	ABCB	GA
WSFS Financial Corporation	WSFS	DE
Westamerica Bancorporation	WABC	CA

To perform this analysis, Piper used financial information as of the twelve-month period ended September 30, 2016 (or as of the most recently available quarter). Market price information was as of October 21, 2016. Earnings estimates for 2017 for Merchants, Community Bank System and other selected companies were taken from SNL Financial, a nationally recognized earnings estimate consolidator.

Piper’s analysis showed the following concerning Merchants’ and Community Bank System’s market performance:

	Merchants	Merchants Group Minimum	Merchants Group 25th Percentile	Merchants Group Median	Merchants Group Mean	Merchants Group 75th Percentile	Merchants Group Maximum
Stock Price/Tangible Book Value per Share	152.4%	88.8%	112.0%	121.7%	127.7%	140.7%	165.5%
Stock Price/Last Twelve Months EPS	15.6x	7.7x	13.8x	15.8x	15.7x	17.1x	23.0x
Stock Price/2017 Est. EPS	13.4x	11.3x	12.8x	13.0x	13.7x	14.0x	18.8x
Dividend Yield	3.4%	0.0%	1.2%	1.8%	2.0%	2.7%	3.6%

Using the range of multiples representing the 25th and 75th percentiles, the analysis indicated an approximate implied per share equity value range for Merchants of $24.15 to $35.91.

	Community Bank System	Community Bank System Regional Group Minimum	Community Bank System Regional Group 25th Percentile	Community Bank System Regional Group Median	Community Bank System Regional Group Mean	Community Bank System Regional Group 75th Percentile	Community Bank System Regional Group Maximum
Stock Price/Tangible Book Value per Share	278.5%	164.7%	186.3%	215.3%	211.2%	232.3%	265.0%
Stock Price/Last Twelve Months EPS	21.6x	14.1x	16.8x	17.4x	17.4x	18.1x	20.9x
Stock Price/2017 Est. EPS	19.9x	13.8x	14.7x	16.2x	16.1x	17.3x	18.8x
Dividend Yield	2.7%	0.0%	1.8%	2.5%	2.1%	2.8%	3.4%

Using the range of multiples representing the 50th and 100th percentiles for CBU’s Regional Peer Group, the analysis indicated an approximate implied per share equity value range of $36.73 to $45.99.

	Community Bank System	Community Bank System Nationwide Group Minimum	Community Bank System Nationwide Group 25th Percentile	Community Bank System Nationwide Group Median	Community Bank System Nationwide Group Mean	Community Bank System Nationwide Group 75th Percentile	Community Bank System Nationwide Group Maximum
Stock Price/Tangible Book Value per Share	278.5%	200.3%	212.1%	227.9%	241.7%	257.8%	328.1%
Stock Price/Last Twelve Months EPS	21.6x	11.9x	17.2x	18.0x	18.0x	18.6x	23.0x
Stock Price/2017 Est. EPS	19.9x	10.5x	14.2x	15.5x	16.0x	16.7x	21.7x
Dividend Yield	2.7%	0.0%	1.1%	1.8%	1.7%	2.4%	3.2%

Using the range of multiples representing the 50th and 100th percentiles for CBU’s Nationwide Peer Group, the analysis indicated an approximate implied per share equity value range for CBU of $37.06 to $70.58.

Comparable Transaction Analysis.  Piper reviewed certain publicly available information related to twelve selected acquisitions of banks and bank holding companies as well as thrifts and thrift holding companies with headquarters in the New England and Mid-Atlantic regions of the United States announced after January 1, 2013, where transaction value was available and the buyer was a bank or bank holding company or a thrift or thrift holding company, the seller had assets between $1.0 billion and $3.0 billion and last twelve months return on average assets between 0.25% and 1.25%. The transactions included in the group were:

Acquiror	Acquiree
OceanFirst Financial Corp.	Ocean Shore Holding Co.
People's United Financial, Inc.	Suffolk Bancorp
Bar Harbor Bankshares	Lake Sunapee Bank Group
Investors Bancorp, Inc.	Bank of Princeton
OceanFirst Financial Corp.	Cape Bancorp, Inc.
Univest Corporation of Pennsylvania	Fox Chase Bancorp, Inc.
United Bankshares, Inc.	Bank of Georgetown
WesBanco, Inc.	ESB Financial Corporation
Bank of the Ozarks, Inc.	Intervest Bancshares Corporation
Center Bancorp, Inc.	ConnectOne Bancorp, Inc.
Rockville Financial, Inc.	United Financial Bancorp, Inc.
Provident New York Bancorp	Sterling Bancorp

Transaction multiples for the Merger were based on an offer price of $44.02 per share for Merchants based on Community Bank System’s October 21, 2016 closing price of $47.50. For each precedent transaction, Piper derived and compared, among other things, the implied ratio of price per common share paid for the acquired company to:

•	tangible book value per share of the acquired company based on the latest financial statements of the company available prior to the announcement of the acquisition;
•	tangible equity premium to core deposits (total deposits less time deposits greater than $100,000 and brokered deposits) based on the latest financial statements of the company available prior to the announcement of the acquisition;
•	the last twelve months earnings per share based on the latest financial statements of the company available prior to the announcement of the acquisition; and
•	analyst estimated earnings per share for the forward year at the announcement of the acquisition.

In addition, Piper derived and compared the price per share paid for the acquired company as a percentage of the closing price of the acquired company one day prior to the announcement of the acquisition.

The results of the analysis are set forth in the following table:

Transaction Price to:	Merchants/Community Bank System Merger	Comparable Transactions Minimum	Comparable Transactions 25th Percentile	Comparable Transactions Median	Comparable Transactions Mean	Comparable Transactions 75th Percentile	Comparable Transactions Maximum
Tangible Book Value	204.2%	110.6%	138.0%	157.6%	161.7%	183.5%	217.9%
Core Deposit Premium	11.3%	2.8%	5.6%	8.7%	9.9%	12.5%	20.5%
LTM Earnings Per Share	21.0x	13.1x	16.4x	19.8x	19.1x	21.6x	27.6x
FWD Yr Est. Earnings Per Share	17.9x	14.0x	15.0x	17.8x	17.9x	19.3x	24.3x
One-Day Market Premium	34.0%	10.9%	15.0%	17.5%	23.5%	29.3%	49.1%

Using the range of multiples representing the 25th and 75th percentiles, the analysis indicated an approximate implied per share equity value range for Merchants of $29.75 to $47.40 based on the selected transactions.

Discounted Cash Flow Analysis.  Piper performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that Merchants could provide to equity holders through 2020 on a stand-alone basis. In performing this analysis, Piper used the Projections to derive projected after-tax cash flows. The analysis assumed discount rates ranging from 11.0% to 13.0%, which were assumed deviations, both up and down, as selected by Piper based on the Merchants discount rate of 11.8% as determined by Piper. The range of values for the discounted cash flow analysis was determined by adding (1) the present value of projected cash flows to Merchants stockholders from fiscal years 2016 to 2020 and (2) the present value of the terminal value of Merchants common stock. In determining cash flows available to Merchants stockholders, Piper assumed that Merchants would maintain a tangible common equity to tangible asset ratio of 7.00% and would retain sufficient earnings to maintain these levels. Any earnings in excess of what would need to be retained were assumed to be distributed as dividends to Merchants stockholders. In calculating the terminal value of Merchants, Piper applied multiples ranging from 13.0 times to 15.0 times fiscal year 2020 estimated earnings. These multiples were selected based on a review of trading multiples of common stocks of the selected bank holding companies headquartered in the New England and Mid-Atlantic regions of the United States with total assets between $1.0 billion and $3.0 billion specified above. Piper also assumed a pre-tax cost of cash of 1.50% and a marginal tax rate of 35.0%. This resulted in a range of values of Merchants from $29.71 to $35.34 per share.

Piper also performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that Community Bank System could provide to equity holders through fiscal year 2020 on a stand-alone basis and on a pro forma basis, which included the Synergies and the impact of crossing the $10 billion threshold. In performing this analysis, Piper used publicly available earnings estimates by research analysts covering Community Bank System, which were discussed with senior management of Community Bank System, for fiscal years 2016 (EPS of $2.32) and 2017 (EPS of $2.40), and with respect to the fiscal years 2018 through 2020 applied an earnings growth rate of 5.0% to derive projected after-tax cash flows. The analysis assumed discount rates ranging from 10.0% to 12.0%, which were assumed deviations, both up and down, as selected by Piper based on the Community Bank System discount rate of 11.3% as determined by Piper. The analysis also assumed asset growth based on analyst estimates through 2017 and 3.0% growth thereafter. The range of values for the discounted cash flow analysis was determined by adding (1) the present value of projected cash flows to Community Bank System’s stockholders from fiscal years 2016 to 2020 and (2) the present value of the terminal value of Community Bank System’s common stock. In determining cash flows available to stockholders, Piper assumed that Community Bank System would maintain a tangible common equity to tangible asset ratio of 7.00% and would retain sufficient earnings to maintain these levels. Any earnings in excess of what would need to be retained were assumed to be distributed as dividends to Community Bank System stockholders. In calculating the terminal value of

Community Bank System, Piper applied multiples ranging from 17.0 times to 19.0 times fiscal year 2020 estimated earnings. These multiples were selected based on a review of trading multiples of the eight publicly traded bank holding companies headquartered in the Mid-Atlantic and New England regions of the United States with total assets between $5.0 billion and $12.0 billion specified above. Piper also assumed a pre-tax cost of cash of 1.50% and a marginal tax rate of 35.0%. This resulted in a range of values of Community Bank System on a stand-alone basis from $41.72 to $48.43 per share and on a pro forma basis from $41.60 to $48.58 per share.

Piper stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Merchants and Community Bank System.

Financial Impact Analysis.  Piper performed pro forma merger analyses that combined projected income statement and balance sheet information of Merchants and Community Bank System. Assumptions regarding the Synergies were used to calculate the financial impact that the Merger would have on certain projected financial results of Community Bank System. In the course of this analysis, Piper used the Projections for Merchants and used assumptions provided by Community Bank System’s management for the Synergies. For Community Bank System, Piper used publicly available earnings estimates by research analysts covering Community Bank System for 2016 and 2017 and applied an earnings growth rate of 5.0% thereafter. This analysis indicated that the Merger is expected to be accretive to Community Bank System’s estimated earnings per share in 2017 and 2018. The analysis also indicated that the Merger is expected to be dilutive to tangible book value per share for Community Bank System with an earnback (using the Crossover method) of 4.7 years including the impact of crossing the $10 billion asset threshold, 3.3 years excluding the impact of crossing the $10 billion asset threshold and dilutive to Community Bank System’s tangible common equity to tangible assets ratio, leverage ratio and total risk-based capital ratio. For all of the above analyses, the actual results achieved by Community Bank System following the Merger will vary from the projected results, and the variations may be material.

Other Analyses.  Among other things, Piper also reviewed earnings estimates, balance sheet composition and other financial data for Merchants and Community Bank System. With respect to Merchants’ public price, Piper reviewed the public price targets of the three research analysts covering Merchants as provided by SNL Financial, a nationally recognized research price target consolidator, of which the mean was $33.50. With respect to Community Bank System’s public price, Piper reviewed the public price targets of the five research analysts covering Community Bank System as provided by SNL, of which the mean was $42.80. Piper also reviewed the historical trading performances of shares of Merchants and Community Bank System common stock during the 52-week period ended October 21, 2016. Merchants common stock traded as low as $27.21 per share and as high as $33.99 per share, and the closing price of Merchants common stock on October 21, 2016 was $32.85 per share. Community Bank System common stock traded as low as $34.47 per share and as high as $48.67 per share, and the closing price of Community Bank System common stock on October 21, 2016 was $47.50 per share.

Piper’s Compensation and Other Relationships.  Merchants and Piper entered into an engagement letter dated July 19, 2016 relating to the services to be provided by Piper in connection with the Merger. Pursuant to the engagement letter, Merchants agreed to pay Piper (a) a fee of $250,000 upon the delivery to the Merchants board of the written Piper opinion, which fee will be credited against the transaction fee; and (b) contingent upon closing of the Merger, a transaction fee of $1.9 million. Pursuant to the Piper engagement letter, Merchants also agreed to reimburse Piper for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention up to $25,000 without Merchants prior written consent. Merchants has also agreed to indemnify Piper against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Other than Piper’s engagement by Merchants in connection with the Merger, Piper has not provided any other material investment banking or financial advisory services to Merchants, Community Bank System or their affiliates during the past two years; however, Piper may do so in the future. In the ordinary course of

Piper’s business as a broker-dealer, Piper may, from time to time, purchase securities from and sell securities to Merchants, Community Bank System or their affiliates.

Certain Prospective Financial Information

Merchants does not, as a matter of course, publicly disclose forecasts or projections of its expected future financial performance, earnings or other results because of, among other things, the inherent difficulty of predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may not be realized. However, Merchants is including in this Proxy Statement/Prospectus certain unaudited prospective financial information that was prepared based on publicly available earnings estimates (the “Projections”). The Projections were discussed with Piper and used by Piper in connection with its financial analyses and opinion to the Merchants board of directors as described above under the heading “— Opinion of Merchants’ Financial Advisor.” The Projections also were provided to the Merchants board in its consideration of the Merger.

The Projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC or established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles. Merchants’ independent registered public accounting firm, which is listed as an expert in the section entitled “Experts,” or any other independent accountants, did not compile, examine, audit, or perform any procedures with respect to such prospective financial information, and has not expressed any opinion or any other form of assurance on this information or its achievability.

The Projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of Merchants’ management. Given that the Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The assumptions upon which the Projections were based necessarily involve judgments with respect to, among other things, future economic, market, competitive and regulatory conditions, all of which are difficult or impossible to predict and many of which are beyond Merchants’ control. Important factors that may affect actual results and the achievability of the Projections include, but are not limited to, the risks and uncertainties described in Merchants’ annual report on Form 10-K for the fiscal year ended December 31, 2015, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. See “Where You Can Find More Information” beginning on page 104 of this Proxy Statement/Prospectus.

The Projections also reflect assumptions that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for Merchants’ business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when the Projections were prepared. In addition, the Projections do not take into account any circumstances, transactions or events occurring after the dates on which the Projections were prepared. Accordingly, actual results will differ, and may differ materially, from those contained in the Projections. There can be no assurance that the financial results in the Projections will be realized, or that future actual financial results will not materially vary from those in the Projections.

The inclusion of a summary of the Projections should not be regarded as an indication that Community Bank System or Merchants or any of their respective affiliates, officers, directors, advisors or other representatives consider the Projections to be predictive of actual future events, and the Projections should not be relied upon as such. None of Community Bank System or Merchants or any of their respective affiliates, officers, directors, advisors or other representatives gives any stockholder of Merchants or any other person any assurance that actual results will not differ materially from the Projections, and, except as otherwise required by law, Community Bank System, Merchants and their respective affiliates undertake no obligation to update or otherwise revise or reconcile the Projections to reflect circumstances existing after the dates on which the Projections were prepared or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the Projections are shown to be in error.

In light of the foregoing factors and the uncertainties inherent in the Projections, Merchants stockholders are cautioned not to place undue, if any, reliance on such Projections.

The following table presents a summary of the Projections, which has been included solely to give the Merchants stockholders access to certain prospective financial information that was made available to the Merchants board and used by Piper, and is not included in this Proxy Statement/Prospectus to influence any decision of Merchants stockholders as to whether to vote to adopt the Merger Agreement or for any other purpose. The Projections are based on publicly available earnings estimates by research analysts covering Merchants through 2017, with an earnings growth rate of 5.0% applied to derive fiscal years 2018 through 2020. The projected financial data provided in this table has not been updated to reflect Merchants’ current views of its future financial performance, and should not be treated as guidance with respect to projected results for 2016 or any other period.

(in millions, except per share amounts)	2016P(1)	2017P	2018P	2019P	2020P
Net Income	$16.1	$16.9	$17.8	$18.7	$19.6
Earnings Per Diluted Share	$2.34	$2.46	$2.58	$2.71	$2.85

(1)	Based on actual results for the first six months of calendar year 2016, and publicly available earnings estimates of research analysts for the remainder of the calendar year.

The Projections were used to derive projected after-tax cash flows based on assumptions provided by management, including (1) asset growth based on analyst estimates through 2017 and 4.0% asset growth thereafter, (2) a tangible common equity to tangible assets threshold of 7.0%, (3) pre-tax cost of cash of 1.5%, and (4) a marginal tax rate of 35.0%. Based on these assumptions, the projected after-tax cash flows were: $5.8 million for the second half of 2016; $11.8 million in 2017; $12.3 million in 2018; $12.8 million in 2019; and $13.2 million in 2020. This information was not prepared with a view toward public disclosure, and actual results may differ materially from these projected amounts.

Stockholder Support Agreements with Directors and Another Principal Stockholder of Merchants

Community Bank System has entered into a stockholder support agreement with each director of Merchants and another principal stockholder of Merchants with voting power with respect to an aggregate of 739,146 shares of Merchants common stock, or approximately 11% of the shares of Merchants common stock outstanding as of the record date. Pursuant to the agreements, each director and the principal stockholder of Merchants have agreed to vote “FOR” the adoption of the Merger Agreement all of the shares of Merchants common stock that they are entitled to vote.

Interests of Merchants Directors and Executive Officers in the Merger

In considering the recommendation of the Merchants board of directors with respect to its approval of the Merger Agreement, Merchants stockholders should be aware that certain of Merchants’ directors and executive officers have interests in the Merger that are different from, or in addition to, those of Merchants stockholders generally. These interests may create potential conflicts of interest. The Merchants board of directors was aware of and considered these interests, among other matters, in reaching its decision to approve, and declare advisable, the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The material interests are summarized below.

Effect of the Merger Agreement on Equity Awards

In connection with the Merger, the Merchants’ equity awards held by Merchants’ directors and executive officers will be treated the same as all outstanding Merchants’ equity awards, except as noted below under the header titled “Equity Awards of Certain Directors and Executive Officers”.

Cash Payment for Outstanding Merchants Stock Options.  Consistent with the terms of Merchants’ 2008 Stock Incentive Plan, the Merger Agreement provides that, at the effective time of the Merger, each Merchants stock option outstanding and unexercised immediately prior to the effective time of the Merger, whether or not vested or exercisable, will be cancelled and automatically converted into the right to receive a cash amount equal to the aggregate number of shares of Merchants common stock subject to such option multiplied by the excess of the value of the mixed election consideration over the exercise price of such option.

Vesting of Merchants Restricted Stock Awards.  Consistent with the terms of Merchants’ 2008 Stock Incentive Plan, the Merger Agreement provides that, at the effective time of the Merger, each share of

Merchants common stock subject to vesting or forfeiture restrictions and granted under any Merchants benefit plan that is outstanding immediately prior to the effective time, whether or not vested, will automatically vest in full, and any restrictions thereon will lapse, and such Merchants restricted share shall be canceled and converted into the right to receive an amount of cash equal to the value of the mixed election consideration plus dividends, if any, accrued but unpaid as of the effective time with respect to such restricted share.

Treatment of Merchants Warrants.  Each organizers’ warrant to purchase Merchants common stock outstanding as of the effective time will be converted at the effective time into a warrant to acquire, upon payment of the amount determined by dividing the per share exercise price immediately prior to the effective time by the stock election consideration of 0.9630, the number of shares of Community Bank System common stock determined by multiplying (i) the number of shares of Merchants common stock which may be acquired upon exercise of such organizers’ warrant immediately prior to the effective time by (ii) the stock election consideration of 0.9630. As of January 15, 2017, Don Chase held organizers’ warrants for 1,208 shares with an exercise price of $41.39 per share.

Equity Awards of Certain Directors and Executive Officers

For certain executive officers, Merchants accelerated the vesting of outstanding equity awards that would otherwise have vested at the effective time of the Merger, so that such awards vested in December 2016 in order to mitigate the impact of Section 4999 of the Code, as discussed in more detail below. In connection with such acceleration, each executive officer agreed to (i) hold such accelerated shares through the earlier of his or her termination of employment with Merchants or the closing of the Merger and (ii) repay to Merchants an amount, in cash, equal to the compensation recognized by such executive officer, less applicable employment and income taxes, for the accelerated shares should he or she terminate employment prior to closing of the Merger.

Outstanding stock options held by Mr. Tuttle were scheduled to expire on December 31, 2016 if they had not been exercised as of such date. Due to the pendency of the Merger, Merchants extended the exercise period with respect to Mr. Tuttle’s stock options until the earlier of (i) the closing of the Merger, and (ii) the original expiration date of the options. As of January 15, 2017, Mr. Tuttle held options to purchase 26,520 shares of Merchants stock with a weighted average exercise price of $22.50.

Retention Incentives for Executive Officers

In order to incentivize and motivate certain executives who are not expected to be retained on a long-term basis following the closing of the Merger to provide critical services during the pendency of the Merger, Community Bank System has entered into retention agreements with each of Messrs. Cataldo and Watson and Mses. Thresher, Abbott, and Dragon. Under these retention agreements, an amount equal to 40% of the executive’s 2016 base salary (or 50% of base salary, in the case of Ms. Thresher) will become payable upon the closing of the Merger, subject to the executive’s continued service through the closing of the Merger and completion of certain activities and other items prior to the closing of the Merger related to the integration of Merchants with Community Bank System. In the event that the retention bonus (together with any other payments to the executive officers) would constitute a “parachute payment” and would be subject to the excise tax imposed by Section 4999 of Code, such amounts would be reduced to the largest payment possible without the imposition of an excise tax under Section 4999 of the Code.

In addition, for performance in 2016, Merchants granted restricted stock awards under the 2008 Stock Incentive Plan in early 2017 to these executive officers (the “2017 Restricted Stock Awards”). The value of each restricted stock award was approximately 15% of each executive officer’s respective 2017 base salary and has terms and conditions consistent with Merchants’ past practice, which include three-year cliff vesting subject to acceleration upon a change in control of Merchants, including as a result of the Merger.

Quantification of Equity Acceleration and Retention Incentives

The following table quantifies the payments and benefits that Merchants’ executive officers may receive in connection with the Merger due to the accelerated vesting of unvested restricted shares held as of January 15, 2017 and the payment of retention incentives. As of January 15, 2017, none of Merchants’ executive officers held any stock options and none of Merchants’ directors held unvested restricted shares or unvested stock options or had received, or were expected to receive, any retention incentives.

Executive Officer	Restricted Stock		Value of 2017 Restricted Stock Award ($)(3)	Value of Retention Bonus ($)	Total ($)
	Number of Shares	Estimated Value ($)(1)(2)
Laura Abbott	879	37,621	24,000	62,000	123,621
Bruce Bernier	1,204	51,531	—	—	51,531
Anita Bourgeois	—	—	—	—	—
Michael Cataldo	342	14,638	22,800	59,200	96,638
Richard Donovan	—	—	—	—	—
Jacqueline Dragon	1,463	62,616	22,650	58,000	143,266
Geoffrey Hesslink	6,153	263,348	—	—	263,348
Marie Thresher	3,182	136,190	45,750	145,000	326,940
Jonathan Watson	879	37,621	25,650	65,200	128,471

(1)	Amounts based upon multiplying the number of shares of restricted stock held by the executive officer by $42.80 (the average closing price of a share of Merchants stock over the first five business days following the public announcement of the Merger).
(2)	As discussed above in “Equity Awards of Certain Directors and Executive Officers”, Merchants accelerated the restricted stock held by certain executive officers as of December 27, 2016 in order to mitigate the impact of Section 4999 of the Code. Accordingly, the value of the stock recognized upon such acceleration by each such executive is as follows: Ms. Abbott — $47,862; Mr. Cataldo — $18,622; Ms. Dragon — $79,660; Ms. Thresher — $173,260; and Mr. Watson — $47,862. The value is based upon the closing price of a share of Merchants stock of $54.45 as of December 27, 2016. In accordance with the terms of the applicable restricted stock agreements, Merchants withheld a number of shares upon vesting in order to satisfy the minimum tax withholding due. Accordingly, the actual number of shares to be exchanged in the merger by each executive is less than the number of shares set forth in the table above and the amount ultimately recognized in the merger by each executive may be more or less than the amount recognized upon the acceleration.
(3)	Amounts reflect the actual value of the 2017 Restricted Stock Award granted on January 18, 2017 (calculated as a percentage of each executive officer’s current base salary). The number of shares subject to the 2017 Restricted Stock Awards granted to each executive is as follows: Ms. Abbott — 474 shares; Mr. Cataldo — 451 shares; Ms. Dragon — 448 shares; Ms. Thresher — 904 shares; and Mr. Watson — 507 shares. The actual value the executive officers may receive in the Merger with respect to such 2017 Restricted Stock Award may be more or less than this amount depending upon the difference between the value of Merchants stock as of January 18, 2017 and the actual per share merger consideration.

Severance Arrangements with Merchants

Merchants has an existing employment agreement with each of its executive officers (other than Richard Donovan and Eric Segal), which provides that if, within 24 months following a change in control, an executive is terminated without cause or resigns for good reason, the executive will be paid a lump sum amount equal to the sum of (i) a prorated bonus and (ii) three times (for Mr. Hesslink) or two times (for the other executives) the executive’s then-current base salary. Furthermore, Merchants will continue to pay its share of the cost of health insurance for the executive for up to 18 months following such termination. The prorated bonus portion of the cash severance shall be calculated as the amount payable under Merchants’ annual incentive compensation plan based on the extent to which the applicable performance criteria for the year of termination of employment have been achieved, as measured through the end of the most recently completed calendar quarter, multiplied by a fraction, the numerator of which shall be the number of days the executive was employed by Merchants in the year of termination of employment and the denominator of which shall be 365.

In the event that any payments to the executive officers would constitute a “parachute payment” and would be subject to the excise tax imposed by Section 4999 of the Code, such amounts would be reduced to the largest payment possible without the imposition of an excise tax under Section 4999 of the Code. As noted above, Merchants has accelerated the vesting of certain equity awards that would otherwise have vested at the effective time of the Merger, so that such awards vested in December 2016 in order to mitigate the impact of Section 4999 of the Code.

In December 2016, Merchants entered into an employment agreement with Richard Donovan as interim Principal Accounting Officer, interim Principal Financial Officer, and interim Treasurer. The employment agreement provides that Mr. Donovan’s employment will automatically terminate upon the closing of the Merger. If Mr. Donovan’s employment is terminated without cause prior to the closing of the Merger, he shall receive the base salary he otherwise would have received had he remained employed until the earliest of (1) the end of the 90 day period following his termination date, (2) the closing of the Merger, or (3) the date that Merchants determines to be the end of the merger process. Mr. Donovan could receive severance in the form of base salary continuation for up to 90 days, or approximately $56,250.

As described below, Community Bank System has entered into employment agreements with each of Messrs. Hesslink and Bernier, and Ms. Bourgeois, which agreements will become effective upon the closing of the Merger and will supersede the employment agreements each executive is currently party to with Merchants.

Community Bank System has confirmed its intention to honor the terms of the employment agreements with Messrs. Cataldo and Watson and Mses. Thresher, Abbott, and Dragon. Community Bank System further acknowledged that these executive officers would have good reason to resign following the closing of the Merger. The following table quantifies the potential payments and benefits that these executive officers may receive under their employment agreements, assuming a termination without cause or resignation for good reason following the Merger. As noted above, such amounts may be subject to reduction to the extent necessary to avoid the imposition of an excise tax under Section 4999 of the Code.

Executive Officer	Severance Payment ($)(1)	Estimated Value of Benefits Continuation ($)	Total ($)
Laura Abbott	321,644	23,101	344,745
Michael Cataldo	305,562	22,930	328,491
Jacqueline Dragon	303,551	8,221	311,773
Marie Thresher	613,760	—	613,760
Jonathan Watson	343,757	22,763	366,519

(1)	For purposes of this table, the prorated bonus portion of the severance was calculated based upon target bonus opportunity, and assuming a termination of employment on January 15, 2017. Because the actual termination date is expected to occur on or following the effective time of the Merger, which is expected to occur in late second quarter or early third quarter of 2017, the actual prorated bonus may be more than this amount.

New Employment Agreements with Community Bank System

Community Bank System entered into employment agreements with each of Messrs. Hesslink and Bernier, and Ms. Bourgeois, which agreements will become effective upon the closing of the Merger and will supersede the employment agreements each executive is currently party to with Merchants. Mr. Hesslink has accepted a position with Community Bank System as Regional President, New England, Mr. Bernier has accepted a position with Community Bank System as Senior Lender for Vermont, and Ms. Bourgeois has accepted a position with Community Bank System as the Vice President of Retail and Municipal Banking for New England, in each case, effective upon and following the closing of the Merger.

Under the new agreements, each executive will receive a signing bonus payable upon the first payroll date following the effective date of the Merger in the following amount: Mr. Hesslink, $1,281,000; Mr. Bernier, $500,000; and Ms. Bourgeois, $360,000. Mr. Hesslink’s base salary will be $350,000 with target incentive compensation of 25% of base salary; Mr. Bernier’s base salary will be $160,000 with target incentive compensation of 25% of base salary; and Ms. Bourgeois’ base salary will be $160,000 with target incentive compensation of 20% of base salary. If the executive is terminated without cause or resigns for good reason during the term of the employment agreement (which is two years for Mr. Bernier and Ms. Bourgeois, and three years for Mr. Hesslink) or within 12 months after the term of the agreement expires (or 24 months for Mr. Hesslink), the executive will be entitled to accelerated vesting of equity awards and severance in an amount equal to the sum of the executive’s base salary and most recent bonus amount (or target bonus if no payment has yet been made or if such bonus was for a partial year). Upon a termination for any reason other than for cause within two years after a change in control, Mr. Hesslink shall receive the greater of (i) two times the sum of his base salary and any payments made under the management incentive plan in the previous 12 months, or (ii) base salary plus expected payments to be made under the management incentive plan. The agreements contain restrictive covenants, including non-solicitation and non-competition covenants.

In the event that any payments to the executive officers under the employment agreements (together with any other payments) would constitute a “parachute payment” and would be subject to the excise tax imposed by Section 4999 of the Code, such amounts would be reduced to the largest payment possible without the imposition of an excise tax under Section 4999 of the Code unless payment of the full amount despite payment of the excise tax would be a greater net amount.

Regulatory Requirements

Notwithstanding the foregoing, all payments and benefits under the Merchants plans and arrangements are subject to any required regulatory approval or satisfaction of a condition in any regulatory approval, as applicable.

Director Deferred Compensation

Certain of Merchants’ directors have deferred compensation under Merchants’ director deferred compensation plans. All such deferred compensation is fully vested. Community Bank System will honor the terms and obligations of Merchants’ director deferred compensation plans, unless such plans are terminated prior to the effective time of the Merger by mutual agreement of Merchants and Community Bank System.

Retained Directors

At the effective time of the Merger, Community Bank System will expand the size of its board of directors by two seats and appoint two directors of Merchants to the board of directors of Community Bank System and Community Bank. Each appointed director will qualify as an “Independent Outside Director” of Community Bank System under ISS Guidelines and will meet all legal and regulatory requirements for serving on the board of directors of Community Bank System. One appointed director will be appointed to the class of directors of Community Bank System with terms expiring at the second annual meeting of stockholders occurring after the effective time of the Merger and the other appointed director will be appointed to the class of directors of Community Bank System with terms expiring at the third annual meeting of stockholders occurring after the effective time of the Merger. It is currently expected that Jeffrey L. Davis and Raymond C. Pecor III will be the members of the Merchants board of directors who will be appointed to the board of directors Community Bank System.

Indemnification

Pursuant to the Merger Agreement, Community Bank System has agreed that it will, from and after the effective time of the Merger, indemnify and hold harmless the present and former directors, officers and employees of Merchants and its subsidiaries against any costs or expenses, judgments, settlements effected with the prior written consent of Community Bank System, fines, losses, taxes, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising before or after the effective time of the Merger, arising in whole or in part out of, or pertaining to the fact that such person is or was a director, officer or employee of Merchants or its subsidiaries, or otherwise in connection with any action taken or not taken at the request of Merchants or its subsidiaries or is or was serving at the request of Merchants or its subsidiaries as a director, officer employee, agent, trustee or fiduciary of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the effective time of the Merger, including matters, acts or omissions occurring in connection with the approval of the Merger Agreement and the transactions contemplated thereby, to the fullest extent permitted by applicable law. Community Bank System has also agreed to advance expenses as incurred by any indemnified party to the fullest extent permitted by applicable law within thirty days after a written request setting forth such expenses in reasonable detail, provided that such indemnified party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately decided that such indemnified party is not entitled to indemnification.

Directors’ and Officers’ Insurance

Community Bank System has further agreed that for a period of six years after the effective time of the Merger, it will cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Merchants with respect to claims against them arising from matters, acts or omissions occurring at or before the effective time of the Merger (including the transactions contemplated by the Merger Agreement). Community Bank System will not be obligated to expend, on an annual basis, an amount in excess of three hundred percent of the current annual premium paid as of the date of the Merger Agreement by Merchants for such directors’ and officers’ liability insurance (the “premium cap”) and if such premiums at any time exceed the premium cap, then Community Bank System shall cause to be maintained policies of insurance which will provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, Merchants in consultation with Community Bank System may obtain at or prior to the effective time a substitute policy for a price that in the aggregate does not exceed the premium cap.

Merger-Related Executive Compensation for Merchants’ Named Executive Officers

The table below sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation that is based on or otherwise relates to the Merger for Merchants’ named executive officers who are receiving compensation relating to the Merger, assuming that (i) a change of control of Merchants occurred on January 15, 2017, the latest practicable date prior to the filing of this proxy/prospectus, (ii) the price per share of Merchants common stock is $42.80 (the average closing market price of Merchants’ common stock on NASDAQ over the first five business days following the October 24, 2016 public announcement of the Merger Agreement), (iii) the named executive officer’s base salary rates and annual target bonuses remain unchanged from those in place as of such date, and (iv) no named executive officer receives any additional equity grants on or prior to the effective time of the Merger other than the 2017 Restricted Stock Grant to Ms. Thresher as described above under “Retention Incentives for Executive Officers”. Amounts set forth in the table may be subject to reduction to the extent necessary to avoid the imposition of an excise tax under Section 4999 of the Code.

As described above, Merchants has entered into employment agreements with Mr. Hesslink and Ms. Thresher. At the time of the execution of the merger agreement, Mr. Hesslink entered into a new employment agreement with Community Bank System that will supersede his existing employment agreement with Merchants effective upon the closing of the Merger. Ms. Thresher remains subject to her employment agreement with Merchants. For Mr. Hesslink, the table presents the terms of his new employment agreement with Community Bank System and assumes he will not be terminated and will be employed by Community Bank System following the closing of the merger. For Ms. Thresher, it is assumed that she is terminated without cause or resigns for good reason immediately following the closing of the Merger.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Other ($)(3)	Total ($)
Geoffrey Hesslink (President and Chief Executive Officer)	—	263,348	1,281,000	1,544,348
Marie Thresher (Executive Vice President, Chief Operating Officer)	613,760	181,940	145,000	940,700

(1)	Amount equals the total cash severance upon a qualifying termination of employment. The cash severance payment is “double-trigger” (i.e., it is contingent upon a qualifying termination of employment following the effective time of the Merger). The severance amount will be paid in a lump sum. For purposes of this table, the prorated bonus portion of the severance was calculated based upon target bonus opportunity, and assuming a termination of employment on January 15, 2017. Because the actual termination date is expected to occur on or following the effective time of the Merger, which is expected to occur in late second quarter or early third quarter of 2017, the actual prorated bonus may be less than this amount.
(2)	Amount equals the value of the single-trigger vesting for the unvested equity held by the executive upon the consummation of the Merger. The value is based upon a price per share of $42.80, which is the average closing price of Merchants stock on NASDAQ over the first five business days following the public announcement of the Merger Agreement. For Ms. Thresher, the amount includes the value of the 2017 Restricted Stock Award awarded in 2017. For a discussion of the treatment of unvested equity and the assumptions with respect to such 2017 Restricted Stock Award, see “Retention Incentives for Executive Officers” above.
(3)	Amount equals the signing bonus that Mr. Hesslink will receive from Community Bank System and the cash retention bonus that Ms. Thresher will receive from Community Bank System upon the closing of the Merger. Each such payment will be paid in a lump sum.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion, subject to the limitations and qualifications described herein, insofar as it presents legal conclusions with respect to matters of U.S. federal income tax law, constitutes the opinion of Goodwin Procter as to the material U.S. federal income tax consequences to U.S. holders of Merchants common stock that exchange their shares of Merchants common stock in the Merger, and is based on, and subject to, the Code, the Treasury regulations promulgated under the Code, existing interpretations, court decisions, and administrative rulings, all of which are in effect as of the date of this proxy statement/prospectus, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of the discussion.

This summary only addresses the material U.S. federal income tax consequences of the Merger to the Merchants stockholders that hold Merchants common stock as a capital asset within the meaning of Section 1221 of the Code. This summary does not address all aspects of U.S. federal income taxation that may be applicable to Merchants stockholders in light of their particular circumstances or to Merchants stockholders subject to special treatment under U.S. federal income tax law, such as:

•	stockholders who are not U.S. holders;
•	pass-through entities or investors in pass-through entities;
•	financial institutions;
•	insurance companies;
•	tax-exempt organizations;
•	brokers, banks or dealers in securities or currencies;
•	traders in securities that elect to use a mark-to-market method of accounting;
•	persons whose functional currency is not the U.S. dollar;
•	persons who purchased or sell their shares of Merchants common stock as part of a wash sale;
•	stockholders who hold their shares of Merchants common stock as part of a hedge, straddle, constructive sale or conversion transaction; and
•	stockholders who acquired their shares of Merchants common stock pursuant to the exercise of employee stock options or otherwise acquired shares as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the Merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

U.S. Holders

For purposes of this summary, the term “U.S. holder” means a beneficial holder of Merchants common stock that is:

•	a citizen or resident of the U.S.; or
•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S. or any of its political subdivisions; or
•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including any entity or arrangement, domestic or foreign, that is treated as a partnership for U.S. federal income tax purposes) holds Merchants common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the Merger to them.

The Merger

It is a condition to Merchants’ obligation to complete the Merger that Merchants receive an opinion from Goodwin Procter, dated as of the closing date of the Merger, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Community Bank System’s obligation to complete the Merger that Community Bank System receive an opinion from Cadwalader, dated as of the closing date of the Merger, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement of which this document is a part, Goodwin Procter has delivered an opinion to Merchants to the same effect as the opinion described above. These opinions will be based on representation letters provided by Merchants and Community Bank System and on customary factual assumptions. None of the opinions described above will be binding on the Internal Revenue Service. Merchants and Community Bank System have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the Merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which those opinions are based are inconsistent with the actual facts, the United States federal income tax consequences of the Merger could be adversely affected. Based on factual representations contained in the representation letters provided by Merchants and Community Bank System, and on certain customary factual assumptions, all of which representations and assumptions must continue to be true and accurate as of the effective time of the Merger, in the opinion of Goodwin Procter, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The tax consequences of the Merger to a U.S. holder of Merchants common stock will generally depend upon the form of consideration such U.S. holder receives in the Merger.

Exchange for Solely Community Bank System Common Stock.  Pursuant to the Merger Agreement, upon exchanging all of your shares of Merchants common stock for solely Community Bank System common stock (and cash instead of fractional shares of Community Bank System common stock), you will generally not recognize gain or loss, except with respect to cash received instead of fractional shares of Community Bank System common stock (see “Cash Instead of Fractional Shares” below).

Exchange for Solely Cash.  Pursuant to the Merger Agreement, upon exchanging all of your shares of Merchants common stock for solely cash, you will generally recognize gain or loss equal to the difference between the amount of cash you receive and your cost basis in your Merchants common stock.

Exchange for Community Bank System Common Stock and Cash.  Pursuant to the Merger Agreement, upon exchanging all of your shares of Merchants common stock for a combination of Community Bank System common stock and cash, you will generally recognize gain (but not loss) in an amount equal to the lesser of: (1) the amount of cash treated as received in exchange for Merchants common stock in the Merger

(excluding any cash received in lieu of fractional shares of Community Bank System common stock); and (2) the excess, if any, of (a) the sum of the amount of cash treated as received in exchange for Merchants common stock in the Merger (excluding any cash received in lieu of fractional shares of Community Bank System common stock) plus the fair market value of Community Bank System common stock (including the fair market value of any fractional share) received in the Merger, over (b) your cost basis in the Merchants common stock exchanged. If you acquired different blocks of Merchants common stock at different times or at different prices, you should consult your individual tax advisor regarding the manner in which gain or loss should be determined.

Except as described in the section entitled “Dividend Treatment” below, any recognized gain will generally be long-term capital gain if, as of the effective date of the Merger, your holding period with respect to the surrendered Merchants common stock exceeds one year. The aggregate tax basis of the Community Bank System common stock you receive as a result of the Merger (including any fractional shares of Community Bank System common stock deemed received) will be the same as your aggregate tax basis in Merchants common stock you surrender in the Merger, decreased by the amount of cash you receive that is treated as received in exchange for Merchants common stock (excluding any cash received in lieu of a fractional share of Community Bank System common stock) and increased by the amount of gain, if any, you recognize in the exchange (excluding any gain resulting from cash received in lieu of a fractional share of Community Bank System common stock). The holding period of the Community Bank System common stock you receive as a result of the exchange will include the holding period of Merchants common stock you surrendered in the Merger.

Cash Instead of Fractional Shares.  If you receive cash in the Merger instead of a fractional share interest in Community Bank System common stock, you will be treated as having received such fractional share in the Merger, and then as having received cash in exchange for such fractional share. Gain or loss would be recognized in an amount equal to the difference between the amount of cash received and your adjusted tax basis allocable to such fractional share. Except as described in the section entitled “Dividend Treatment” below, this gain or loss will generally be a capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the Merger, you have held your shares of Merchants common stock for more than one year.

Dividend Treatment.  There are certain circumstances in which all or part of the gain you recognize will be treated as a dividend rather than as capital gains. In general, this determination depends upon whether, and to what extent, the Merger reduces your deemed percentage share ownership interest in Community Bank System. Because the possibility of dividend treatment depends primarily upon your particular circumstances, including the application of certain constructive ownership rules, you should consult your own tax advisor regarding the potential tax consequences of the Merger to you.

Backup Withholding and Information Reporting

In general, information reporting requirements may apply to the cash payments made to a U.S. holder in connection with the Merger, unless an exemption applies. Backup withholding may be imposed on the above payments if a U.S. holder (1) fails to provide a taxpayer identification number or appropriate certificates or (2) otherwise fails to comply with all applicable requirements of the backup withholding rules.

Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the U.S. holder’s applicable U.S. federal income tax liability, provided the required information is furnished to the IRS. U.S. holders should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability and procedure for obtaining an exemption from backup withholding.

The foregoing discussion is for general information purposes only and is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the Merger. The discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the Merger. Accordingly, you are strongly encouraged to consult with your own tax advisor as to the tax consequences of the Merger in your particular circumstances, including the applicability and effect of the unearned income Medicare contribution tax pursuant to the

Health Care and Education Reconciliation Act of 2010, the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Accounting Treatment of the Merger

The Merger will be accounted for as a “business combination,” as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes, with Community Bank System treated as the acquirer. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Merchants as of the effective time of the Merger will be recorded at their respective fair values and added to those of Community Bank System. Any excess of purchase price over the fair values is recorded as goodwill. Consolidated financial statements of Community Bank System issued after the Merger would reflect these fair values and would not be restated retroactively to reflect the historical financial position or results of operations of Merchants.

Restrictions on Sales of Community Bank System Common Stock by Certain Affiliates

The shares of Community Bank System common stock to be issued in the Merger will be freely transferable under the Securities Act, except for shares issued to any stockholder who is an “affiliate” of Community Bank System as defined by Rule 144 under the Securities Act. Affiliates consist of individuals or entities that control, are controlled by, or are under common control with Community Bank System and include the executive officers and directors of Community Bank System and may include significant stockholders of Community Bank System.

New York Stock Exchange Listing

Community Bank System has agreed to make an application to list the shares of its common stock to be issued in the Merger on the NYSE. The stock must be authorized for listing on the NYSE, subject to official notice of issuance, for the Merger to be completed.

Regulatory Approvals and Notices for the Merger

Pursuant the Merger Agreement, Community Bank System will submit applications for all necessary regulatory approvals and will give all requisite notices to governmental agencies regarding both the Merger and the Bank Merger. Certain approvals must be obtained from, or other filings made with, various bank regulatory and other authorities, including the OCC, the Federal Reserve Board, and state banking regulators.

The closing of the Merger is conditioned upon the receipt of all approvals of regulatory authorities required for the Merger and the Bank Merger, the expiration of all notice periods and waiting periods after the grant of regulatory approvals, and the satisfaction of all conditions contained in any regulatory approvals or consents.

The Comptroller of the Currency.  The Bank Merger is subject to approval by the OCC. Community Bank filed an application on December 7, 2016. Following the OCC approval, the Bank Merger Act imposes a waiting period of up to 30 days after the OCC approval in order to permit the United States Department of Justice to file any objections to the Bank Merger under the federal antitrust laws. This waiting period may be reduced to 15 days if the Department of Justice has not provided any adverse comments relating to the competitive factors of the transaction, which the parties expect to occur.

Federal Reserve Board.  The Federal Reserve Board is Community Bank System’s primary federal banking regulator. The Merger is subject to approval by the Federal Reserve Board. Community Bank System filed an application with the Federal Reserve Board on December 7, 2016 requesting approval of the Merger. In determining whether to approve the proposed transaction, the Federal Reserve Board will consider factors such as financial and managerial resources, future prospects, the convenience and needs to the community and competitive factors.

You should be aware that any governmental agency approval issued:

•	reflects only the agency’s views that the transaction does not contravene applicable competitive standards imposed by law and is consistent with regulatory requirements and policies; and
•	is not an endorsement of or recommendation for the transaction.

Appraisal or Dissenters’ Rights

Holders of shares of Merchants common stock who meet certain requirements are entitled to seek appraisal rights.

Under Section 262 of the Delaware General Corporation Law, or the “DGCL,” holders of shares of Merchants common stock who do not vote in favor of the adoption of the Merger Agreement and who otherwise follow the procedures set forth in Section 262 of the DGCL (which we refer to as “Section 262”) will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash for the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, determined as described below.

Failure to follow precisely any of the statutory requirements could result in the loss of your appraisal rights.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this Proxy Statement/Prospectus as Annex C. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that Merchants stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of Merchants common stock is entitled to demand appraisal of the shares registered in that holder’s name. A person having a beneficial interest in shares of common stock of Merchants held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of Merchants common stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders as of the record date that appraisal rights are available, and must include in the notice a copy of Section 262. This Proxy Statement/Prospectus shall constitute such notice, and the full text of Section 262 is attached to this Proxy Statement/Prospectus as Annex C. In connection with the Merger, any holder of shares of Merchants common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified may result in the loss of appraisal rights. In addition, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, Merchants believes that if a stockholder is considering exercising such rights such stockholder should consider seeking legal and financial advice.

Filing Written Demand

Any holder of shares of Merchants common stock wishing to exercise appraisal rights must deliver to Merchants, before the vote on the adoption of the Merger Agreement at the Merchants special meeting, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote in favor of the adoption of the Merger Agreement. A holder of shares of Merchants common stock wishing to exercise appraisal rights must hold the shares of record on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the Merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, and will constitute a waiver of the stockholder’s right of appraisal and nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement or abstain from voting on the adoption of the Merger Agreement. Voting against the adoption of the Merger Agreement or abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will not by itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. The demand must reasonably inform Merchants of the identity of the holder, as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to deliver the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the Merchants special meeting will constitute a waiver of appraisal rights.

Only a holder of record of shares of Merchants common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Merchants common stock should be executed by or on behalf of the holder of record. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. Stockholders who hold their shares in bank, brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

All written demands for appraisal pursuant to Section 262 should be delivered to the Corporate Secretary of Merchants at Merchants Bancshares, Inc., 275 Kennedy Drive, South Burlington, Vermont 05403.

Any holder of shares of Merchants common stock who has not commenced an appraisal proceeding or joined such proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to the surviving corporation of the Merger a written withdrawal of the demand for appraisal and an acceptance of the Merger; however, any such attempt to withdraw the demand made more than 60 days after the effective date of the Merger will require written approval of the surviving corporation of the Merger. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, that this restriction will not affect the right of any former Merchants stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the merger consideration within 60 days after the effective date of the Merger.

Notice by the Surviving Corporation

If the Merger is completed, within ten days after the effective time of the Merger, the surviving corporation of the Merger will notify each holder of shares of Merchants common stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of or consented to the adoption of the Merger Agreement, that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the effective time of the Merger, but not thereafter, the surviving corporation of the Merger or any holder of shares of Merchants common stock who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all holders who have properly demanded appraisal of their shares. The surviving corporation of the Merger is under no obligation to file a petition or initiate any negotiations with respect to the fair value of shares of Merchants common stock. Community Bank System, which will be the surviving corporation of the Merger, has no present intention to, and holders of Merchants common stock should assume that Community Bank System will not, file a petition or initiate any negotiations with respect to the fair value of shares of Merchants common stock. Accordingly, any holders of shares of Merchants common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of Merchants common stock within the time prescribed in Section 262.

Within 120 days after the effective time of the Merger, any holder of shares of Merchants common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation of the Merger a statement setting forth the aggregate number of shares of Merchants common stock not voted in favor of the adoption of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed to the stockholder within ten days after a written request therefor has been received by the surviving corporation of the Merger or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request the foregoing statement. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is timely filed by a holder of shares of Merchants common stock and a copy thereof is served upon the surviving corporation of the Merger, the surviving corporation will then be obligated within 20 days of service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice is provided to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

Judicial Determination of Fair Value

After determining the holders of shares of Merchants common stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors.

Stockholders considering seeking appraisal should be aware that the “fair value” of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares. Although the parties to the Merger Agreement believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and Merchants stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the value of the merger consideration. Stockholders should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Merger, is not an opinion as to, and does not otherwise address, fair value under Section 262. Neither Merchants nor Community Bank System anticipate offering more than the merger consideration to any Merchants stockholder exercising appraisal rights, and each of Merchants and Community Bank System reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Merchants common stock is less than the value of the merger consideration, and that the methods that are generally considered acceptable in the financial community and otherwise admissible in court should be considered in the appraisal proceedings. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment.

If any stockholder who demands appraisal of shares of Merchants common stock under Section 262 fails to perfect, or successfully withdraws or loses, such holder’s right to appraisal, the stockholder’s shares of

Merchants common stock will be deemed to have been converted at the effective time of the Merger into the right to receive the merger consideration applicable to such shares. A stockholder will fail to perfect, or lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the Merger or if the stockholder delivers to the surviving corporation of the Merger a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger consideration in accordance with Section 262.

From and after the effective time of the Merger, no dissenting stockholder shall have any rights of a stockholder of Merchants with respect to that holder’s shares for any purpose, except to receive payment of fair value and to receive payment of dividends or other distributions on the holder’s shares of Merchants common stock, if any, payable to Merchants stockholders of record as of a time prior to the effective time of the Merger; provided, however, that if a dissenting stockholder delivers to the surviving corporation of the Merger a written withdrawal of the demand for an appraisal within 60 days after the effective time of the Merger and acceptance of the Merger, or subsequently with the written approval of the surviving corporation of the Merger, then the right of that dissenting stockholder to an appraisal will cease and the dissenting stockholder will be entitled to receive the merger consideration in accordance with the terms of the Merger Agreement. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any former Merchants stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just; provided, that such restriction shall not affect the right of any former Merchants stockholder who has not commenced an appraisal proceeding or joined the proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the merger consideration within 60 days after the effective time of the Merger.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any Merchants stockholder wishing to exercise appraisal rights is urged to consult legal and financial advisors before attempting to exercise those rights.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, a copy of which is included as Annex A to this Proxy Statement/Prospectus and is incorporated herein by reference. You should read the Merger Agreement carefully and in its entirety, as it is the legal document governing the Merger.

The Merger and the Bank Merger

The boards of directors of Community Bank System and Merchants have each unanimously approved and adopted the Merger Agreement, which provides for the merger of Merchants with and into Community Bank System, with Community Bank System as the surviving company in the Merger.

The Merger Agreement also provides that, unless otherwise determined by Community Bank System in its sole discretion, immediately after the effective time of the Merger, Merchants Bank, a Vermont-based commercial bank and wholly-owned subsidiary of Merchants, will merge with and into Community Bank, a national banking association and wholly-owned subsidiary of Community Bank System, with Community Bank as the surviving bank of such merger. The terms and conditions of the merger of Merchants Bank and Community Bank are set forth in a separate plan of merger and merger agreement, the form of which is attached as Exhibit A to the Merger Agreement, included as Annex A to this Proxy Statement/Prospectus. We refer to the merger of Merchants Bank and Community Bank as the “Bank Merger.”

Closing and Effective Time of the Merger

The closing of the Merger will take place at 10:00 a.m., New York City time, on a date which shall be no later than three business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions to completion of the Merger (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Community Bank System and Merchants. Simultaneously with the closing of the Merger, Community Bank System and Merchants will file a certificate of merger with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the certificate of merger is filed or such other time as may be specified in the certificate of merger.

We currently expect that the Merger will be completed in late second quarter or early third quarter of 2017, subject to the adoption of the Merger Agreement by Merchants stockholders, regulatory approvals, and other conditions. However, completion of the Merger could be delayed if there is a delay in satisfying any other conditions to the Merger. No assurance is made as to whether, or when, Community Bank System and Merchants will complete the Merger. See “— Conditions to Completion of the Merger” on page 78 of this Proxy Statement/Prospectus.

Board of Directors

At the effective time of the Merger, Community Bank System and Community Bank will each expand the size of its board of directors by two seats and appoint two directors of Merchants to serve on the boards of directors of Community Bank System and Community Bank. The two directors have not been determined yet, but will be mutually agreed upon by Community Bank System and Merchants. Each appointed director will qualify as an “Independent Outside Director” under ISS Guidelines and will meet all legal and regulatory requirements for serving on the boards of directors of Community Bank System and Community Bank. With respect to the Community Bank System board of directors, one appointed director will be appointed to the class of directors with terms expiring at the second annual meeting of stockholders occurring after the effective time of the Merger and the other appointed director will be appointed to the class of directors with terms expiring at the third annual meeting of stockholders occurring after the effective time of the Merger.

Merger Consideration

Under the terms of the Merger Agreement, each share of Merchants common stock outstanding immediately prior to the effective time of the Merger (excluding certain shares held by Merchants, Community Bank System and their wholly-owned subsidiaries, which are referred to as “excluded shares,” and dissenting shares described below) will be converted into the right to receive, at the election of the holder thereof

(subject to the proration procedures described below): (a) the mixed election consideration, which is a combination of $12.00 in cash and 0.6741 shares of Community Bank System common stock; (b) the cash election consideration of $40.00 in cash; or (c) the stock election consideration of 0.9630 shares of Community Bank System common stock.

No fractional shares of Community Bank System common stock will be issued in connection with the Merger. Instead, each Merchants stockholder who would otherwise receive a fractional share of Community Bank System common stock will receive a cash payment, without interest, equal to: (i) the fractional share amount multiplied by (ii) the volume-weighted average trading price per share of Community Bank System common stock on the NYSE during the 20 trading day period ending on and including the third trading day immediately preceding the date of the closing of the Merger.

A Merchants stockholder also has the right to obtain the fair value of his or her shares of Merchants common stock in lieu of receiving the merger consideration by strictly following the appraisal procedures under Section 262 of the DGCL, attached as Annex C. Shares of Merchants common stock outstanding immediately prior to the effective time of the Merger and which are held by a stockholder who does not vote to adopt the Merger Agreement and who properly demands the fair value of such shares pursuant to, and who complies with, the appraisal procedures under the DGCL are referred to as “dissenting shares.” See “Proposal I — The Merger — Appraisal or Dissenters’ Rights” beginning on page 58 of this Proxy Statement/Prospectus.

If Community Bank System or Merchants changes the number of shares of Community Bank System common stock or Merchants common stock outstanding prior to the effective time of the Merger as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar recapitalization with respect to the Community Bank System common stock or Merchants common stock and the record date for such corporate action is prior to the effective time of the Merger, then the merger consideration shall be appropriately and proportionately adjusted.

Based upon the closing sale price of the Community Bank System common stock on the NYSE of $57.67 on February 2, 2017, the last practicable trading date prior to the printing of this Proxy Statement/Prospectus, the value of the mixed election consideration was approximately $50.88.

The value of the shares of Community Bank System common stock to be issued to Merchants stockholders in the Merger will fluctuate between now and the closing date of the Merger. We make no assurances as to whether or when the Merger will be completed, and you are advised to obtain current sale prices for the Community Bank System common stock. See “Risk Factors — The value of the stock consideration will vary with changes in Community Bank System’s stock price” on page 15 of this Proxy Statement/Prospectus.

Election and Proration Procedures

Election Materials and Procedures

An election form will be mailed to each holder of record of Merchants common stock as of the close of business on the fifth business day prior to such mailing date (the “election form record date”), on a date to be mutually agreed by Community Bank System and Merchants that is not more than 45 days nor less than 30 days prior to the anticipated closing date of the Merger or on such other date as Community Bank System and Merchants mutually agree (the “mailing date”). Community Bank System will make available one or more election forms as may reasonably be requested from time to time by all persons who become holders or beneficial owners of Merchants common stock between the election form record date and the close of business on the business day prior to the 25th day following the mailing date (the “election deadline”).

Each election form will permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (i) the number of shares of such holder’s Merchants common stock with respect to which such holder makes a mixed election, (ii) the number of shares of such holder’s Merchants common stock with respect to which such holder makes a cash election and (iii) the number of shares of such holder’s Merchants common stock with respect to which such holder makes a stock election. Any shares of Merchants common stock with respect to which the exchange agent has not received an effective, properly completed election form accompanied by related stock certificates or book-entry shares on or before the election deadline will be deemed to be “no election shares,” and the holders of such no election shares will be deemed to have made a mixed election with respect to such no election shares.

Any election form may be revoked or changed by the authorized person properly submitting such election form, by written notice received by the exchange agent prior to the election deadline. In the event an election form is revoked prior to the election deadline, the shares of Merchants common stock represented by such election form will become no election shares, except to the extent a subsequent election is properly made with respect to any or all of such shares of Merchants common stock prior to the election deadline. Subject to the terms of the Merger Agreement and the election form, the exchange agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the election forms, and any good faith decisions of the exchange agent regarding such matters shall be binding and conclusive. None of Community Bank System, Merchants or the exchange agent shall be under any obligation to notify any person of any defect in an election form.

Proration Procedures

A stockholder’s ability to elect to receive cash or shares of Community Bank System stock in exchange for shares of Merchants common stock in the Merger is subject to proration procedures set forth in the Merger Agreement. These procedures are designed to ensure that the total amount of cash paid, and the total number of shares of Community Bank System common stock issued, in the Merger to the holders of shares of Merchants common stock, as a whole, will equal as nearly as practicable the total amount of cash and number of shares that would have been paid and issued if all shares of Merchants common stock were converted into the mixed election consideration.

Whether you receive the amount of cash and/or stock you request in your election form will depend in part on the elections of other Merchants stockholders. You may not receive the form of consideration that you elect in the Merger, and you may instead receive a pro-rata amount of cash and/or Community Bank System common stock.

The greater the oversubscription of the stock election, the less stock and more cash a Merchants stockholder making the stock election will receive. Reciprocally, the greater the oversubscription of the cash election, the less cash and more stock a Merchants stockholder making the cash election will receive. However, in no event will a Merchants stockholder who makes the cash election or the stock election receive less cash and more shares of Community Bank System common stock, or fewer shares of Community Bank System common stock and more cash, respectively, than a stockholder who makes the mixed election.

Set forth below are illustrative examples of how the proration and adjustment procedures will work in the event there is an oversubscription of the cash election or the stock election.

Example A — Proration if Too Many Merchants Stockholders Elect to Receive All Cash. For purposes of this example, assume the following:

•	There are 6,883,644 outstanding shares of Merchants common stock.
•	Merchants stockholders make a mixed election with respect to 688,364 shares (or 10%) of Merchants common stock.
•	Merchants stockholders make a cash election with respect to 3,441,822 shares (or 50%) of Merchants common stock.
•	Merchants stockholders make a stock election with respect to the remaining 2,753,458 shares (or 40%) of Merchants common stock.
•	There are no shares of Merchants common stock outstanding subject to vesting or forfeiture restrictions, and no dissenting shares.
•	You hold 1,000 shares of Merchants common stock and have made an effective cash election with respect to those shares. In this example, proration would be required with respect to the Merchants stockholders who made a cash election.

Step 1.  Derive the cash election amount. The cash election amount equals the number of shares with respect to which cash elections have been made multiplied by the cash election consideration of $40.00.

In this example, the cash election amount is calculated as follows:

3,441,822 * $40.00 = $137,672,880.00

Step 2.  Derive the available cash election amount. The available cash election amount equals (a) the product of $12.00 multiplied by the total number of shares of Merchants common stock issued and outstanding immediately prior to the effective time of the Merger, minus (b) the product of the total number of shares with respect to which a mixed election has been made multiplied by $12.00, minus (c) the product of the total number of dissenting shares and shares of Merchants common stock subject to vesting or forfeiture restrictions as of immediately prior to the effective time of the Merger multiplied by the value of the mixed election consideration. The value of the mixed election consideration is equal to the sum of (i) $12.00 and (ii) the product of (a) 0.6741 and (b) the volume-weighted average trading price of Community Bank System common stock on the NYSE during the 20 trading day period ending on and including the third trading day immediately preceding the effective date of the Merger.

In this example, the available cash election amount is calculated as follows:

(6,883,644 * $12.00) – (688,364 * $12.00) = $74,343,360.00

Step 3.  Determine the pro rata cash consideration to be received by each share of Merchants common stock with respect to which a cash election is made. The pro rata cash consideration is calculated by multiplying $40.00 by a fraction, the numerator of which is the available cash election amount and the denominator of which is the cash election amount (such fraction, the “cash fraction”).

In this example, the pro rata cash consideration is calculated as follows:

$40.00 *
$74,343,360.00

$137,672,880.00

 = $40.00 * 0.54 = $21.60

Step 4.  Determine the pro rata stock consideration to be received by each share of Merchants common stock with respect to which a cash election is made. The pro rata stock consideration is a number of shares of Community Bank System common stock equal to the stock election consideration of 0.9630 multiplied by one minus the cash fraction.

In this example, the pro rata stock consideration is calculated as follows:

0.9630 * (1 – 0.54) = 0.4430

Thus, in this example, if you own 1,000 shares of Merchants common stock and make a cash election with respect to those shares, you would receive:

•	$21,600 in cash; and
•	443 shares of Community Bank System common stock.

Example B — Proration if Too Many Merchants Stockholders Elect to Receive All Stock. For purposes of this example, assume the following:

•	There are 6,883,644 outstanding shares of Merchants common stock.
•	Merchants stockholders make the mixed election with respect to 688,364 shares (or 10%) of Merchants common stock.
•	Merchants stockholders make the cash election with respect to 688,364 shares (or 10%) of Merchants common stock.
•	Merchants stockholders make the stock election with respect to the remaining 5,506,915 shares (or 80%) of Merchants common stock.

•	There are no shares of Merchants common stock outstanding subject to vesting or forfeiture restrictions, and no dissenting shares.
•	You hold 1,000 shares of Merchants common stock and have made an effective stock election with respect to those shares. In this example, proration would be required with respect to the Merchants stockholders who made a stock election.

Step 1.  Derive the cash election amount. In this example, the cash election amount is calculated as follows:

688,364 * $40.00 = $27,534,560.00

Step 2.  Derive the available cash election amount. In this example, the available cash election amount is calculated as follows:

(6,883,644 * $12.00) – (688,364 * $12.00) = $74,343,360.00

Step 3.  Determine the pro rata cash consideration to be received by each share of Merchants common stock with respect to which a stock election is made. The pro rata cash consideration is calculated by dividing the difference between the available cash election amount and the cash election amount by the number of Merchants shares with respect to which a stock election was made.

In this example, the pro rata cash consideration is calculated as follows:

$74,343,360.00 - $27,534,560.00

5,506,915

 = $8.50

Step 4.  Determine the pro rata stock consideration to be received by each share of Merchants common stock with respect to which a stock election is made. The pro rata stock consideration is a number of shares of Community Bank System common stock equal to the stock election consideration of 0.9630 multiplied by a fraction, the numerator of which is the difference between the cash election consideration of $40.00, and $8.50 (the cash amount calculated in Step 3), and the denominator of which is the cash election consideration of $40.00.

In this example, the pro rata stock consideration is calculated as follows:

0.9630 *
($40.00 – $8.50)

$40.00

 = 0.7584

Thus, in this example, if you own 1,000 shares of Merchants common stock and make a stock election with respect to those shares, you would receive:

•	$8,500 in cash; and
•	758 shares of Community Bank System common stock, plus cash in lieu of the additional 0.4 fractional share.

No Recommendation Regarding Elections

Neither Merchants nor Community Bank System is making any recommendation as to which merger consideration election a Merchants stockholder should make. If you are a Merchants stockholder, you must make your own decision with respect to these elections and may wish to seek the advice of your own attorneys or accountants.

Information About the Merger Consideration Elections

The mix of consideration payable to Merchants stockholders who make the cash election or the stock election will not be known until the results of the elections made by Merchants stockholders are tallied, which will not occur until near or after the closing of the Merger.

Procedures for Converting Shares of Merchants Common Stock into Merger Consideration

Exchange Agent

Prior to the effective time of the Merger, Community Bank System will designate a bank or trust company that is reasonably acceptable to Merchants to act as the exchange agent in connection with the Merger (such agent is referred to in this Proxy Statement/Prospectus as the “exchange agent”). The exchange agent shall also act as the agent for Merchants stockholders for the purpose of receiving and holding their election forms and Merchants certificates and book-entry shares and shall obtain no rights or interests in the shares represented thereby. At or prior to the closing of the Merger, Community Bank System will deposit, or cause to be deposited, with the exchange agent the aggregate amount of cash and number of shares of Community Bank System common stock necessary to satisfy the aggregate merger consideration payable, and any dividends or other distributions with respect thereto.

Transmittal Materials and Procedures

Promptly (but not more than five business days) after the effective time of the Merger, Community Bank System will cause the exchange agent to send transmittal materials, which will include the appropriate form of letter of transmittal, to holders of record of shares of Merchants common stock (other than excluded shares and dissenting shares) providing instructions on how to effect the transfer and cancellation of shares of Merchants common stock in exchange for merger consideration.

After the effective time of the Merger, when a Merchants stockholder delivers a properly executed letter of transmittal and any other documents as may reasonably be required by the exchange agent, the holder of shares of Merchants common stock will be entitled to receive (i) the number of shares of Community Bank System common stock and an amount in cash that such holder is entitled to receive as a result of the Merger (after taking into account all of the shares of Merchants common stock held immediately prior to the Merger by such holder, and such holder’s merger consideration election) and (ii) any cash in lieu of fractional shares and in respect of dividends or other distributions to which the holder is entitled.

No interest will be paid or accrued on any amount payable upon cancellation of shares of Merchants common stock. The shares of Community Bank System common stock issued and cash amount paid in accordance with the Merger Agreement upon conversion of the shares of Merchants common stock (including any cash paid in lieu of fractional shares) will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Merchants common stock.

If any portion of the merger consideration is to be delivered to a person or entity other than the holder in whose name any surrendered certificate is registered, it will be a condition of such exchange that (i) the certificate surrendered must be properly endorsed or must be otherwise in proper form for transfer and (ii) the person or entity requesting such payment pays any transfer or other similar taxes required by reason of the payment of the merger consideration to a person or entity other than the registered holder of the certificate surrendered or will establish to the satisfaction of Community Bank System that such tax has been paid or is not required to be paid. Payment of the applicable merger consideration with respect to book-entry shares will only be made to the person or entity in whose name such book-entry shares are registered. The shares of Community Bank System common stock constituting the stock portion of the merger consideration may be in uncertificated book-entry form, unless a physical certificate is otherwise required by any applicable law.

Treatment of Merchants Equity Awards and Warrants

Each Merchants stock option outstanding and unexercised immediately prior to the effective time of the Merger, whether or not vested or exercisable, will be cancelled and automatically converted into the right to receive a cash amount equal to the aggregate number of Merchants shares subject to such option multiplied by the excess of the value of the mixed election consideration over the exercise price of such option. The value of the mixed election consideration is equal to the sum of (i) $12.00 and (ii) the product of (a) 0.6741 and (b) the volume-weighted average trading price of Community Bank System common stock on the NYSE during the 20 trading day period ending on and including the third trading day immediately preceding the effective date of the Merger.

Each share of Merchants common stock subject to vesting or forfeiture restrictions and granted under any Merchants benefit plan that is outstanding immediately prior to the effective time, whether or not vested, will automatically vest in full, and any restrictions thereon will lapse, and such Merchants restricted share shall be canceled and converted into the right to receive an amount of cash equal to the value of the mixed election consideration plus dividends, if any, accrued but unpaid as of the effective time with respect to such restricted share.

Each organizers’ warrant to purchase Merchants common stock outstanding as of the effective time will be converted at the effective time into a warrant to acquire, upon payment of the amount determined by dividing the per share exercise price immediately prior to the effective time by the stock election consideration of 0.9630, the number of shares of Community Bank System common stock determined by multiplying (i) the number of shares of Merchants common stock which may be acquired upon exercise of such organizers’ warrant immediately prior to the effective time by (ii) the stock election consideration of 0.9630.

Each 2013 warrant to purchase Merchants common stock outstanding as of the effective time will be converted into the right to receive, at the holder’s election, either (i) a cash payment in cancellation of such 2013 warrant equal to the number of shares of Merchants common stock which may be acquired upon exercise of such 2013 warrant multiplied by the excess, if any, of the cash election consideration of $40.00 over the per share 2013 warrant exercise price immediately prior to the effective time or (ii) a replacement 2013 warrant certificate issued by Community Bank System and representing the right to acquire prior to the expiration date of the original 2013 warrant, upon payment of the amount determined by dividing the per share exercise price immediately prior to the effective time by the stock election consideration of 0.9630, that number of shares of Community Bank System common stock equal to the number of shares of Merchants common stock which may be acquired upon exercise of such 2013 warrant immediately prior to the effective time multiplied by the stock election consideration of 0.9630.

Conduct of Business Pending the Merger

Pursuant to the Merger Agreement, Merchants agreed to certain restrictions on its activities until the effective time of the Merger. In general, Merchants has agreed that, except as otherwise permitted by the Merger Agreement, or as required by applicable law, it will:

•	conduct its business in the ordinary course consistent with past practice;
•	use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships; and
•	maintain its books, accounts and records in the usual manner on a basis consistent with that previously employed.

Each of Merchants and Community Bank System have agreed to take no action that would adversely affect or materially delay the receipt of regulatory or governmental approvals required for the transactions contemplated by the Merger Agreement, the timing of the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus is a part, or to perform its covenants and agreements or to consummate the transactions contemplated by the Merger Agreement.

Community Bank System has agreed that except as otherwise permitted by the Merger Agreement or as required by applicable law, it will not (i) amend any provision of its organizational documents in a manner that would adversely affect the economic benefits of the Merger to the stockholders of Merchants or the consummation of the transactions contemplated by the Merger Agreement or (ii) take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Merchants has also agreed that except as otherwise permitted by the Merger Agreement, as required by applicable law, or with the prior written consent of Community Bank System (not to be unreasonably withheld, conditioned or delayed) it will not:

•	amend or propose to amend its organizational documents or any resolution or agreement concerning indemnification of its directors or officers;
•	adjust, split, combine, subdivide or reclassify any capital stock;

•	make, declare, set aside or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, other than the declaration and payment of dividends by any subsidiaries of Merchants to Merchants or any of its wholly-owned subsidiaries, dividends not greater than $0.28 per share per calendar quarter to the extent consistent with past practice, and acquisitions of shares of Merchants common stock resulting from the forfeiture of Merchants restricted shares (including for purposes of tax withholding upon vesting) or the net exercise of Merchants stock options or Merchants warrants, in each case outstanding as of the date of the Merger Agreement in accordance with their terms as of the date thereof;
•	issue or otherwise permit to become outstanding, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock or rights related to its capital stock (other than issuances of Merchants common stock upon the exercise of Merchants stock options or Merchants warrants in existence on the date of the Merger Agreement pursuant to their terms);
•	make any change in any instrument or contract governing the terms of any of its securities;
•	make any investment in any other person, other than in the ordinary course of business consistent with practice;
•	charge off or sell (except as may be required by law or by regulatory authorities or by GAAP) any of its portfolio of loans, other than in the ordinary course of business consistent with past practice;
•	terminate or allow to be terminated any of the policies of insurance maintained on its business or property, cancel any material indebtedness owing to it or any claims that it may possess or waive any right of substantial value or discharge or satisfy any material noncurrent liability (except as may be required by law or contract in effect prior to the date of the Merger Agreement or entered into after the date of the Merger Agreement in accordance with its terms);
•	enter into any new line of business or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies other than as required by law or any regulatory agreement or order;
•	lend any money or pledge any of its credit in connection with any aspect of its business (except in the ordinary course of business consistent with past practice);
•	mortgage or otherwise subject to any lien, encumbrance or other liability any of its assets (except in the ordinary course of business consistent with past practice);
•	sell, assign or transfer any of its assets in excess of $50,000 in the aggregate (except in the ordinary course of business consistent with past practice);
•	transfer, agree to transfer or grant, or agree to grant a license to, any of its material intellectual property (except in the ordinary course of business consistent with past practice);
•	except in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness) or assume, guarantee, endorse or otherwise become responsible for the obligations of any other person;
•	other than purchases of investment securities in the ordinary course of business consistent with past practice, restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•	terminate or waive any material provision of any material contract other than normal renewals of contracts without materially adverse changes of terms, or otherwise amend or modify any such contract;
•	other than as required by benefit plans and contracts in effect as of the date of the Merger Agreement, (i) adopt, enter into, establish, terminate or amend any benefit plan with respect to any director, officer or other service provider with an annual base salary or wages that is reasonably anticipated to exceed $125,000 or, other than in the ordinary course of business consistent with past practice with respect to any other service provider, (ii) change the compensation or benefits of any director, officer or other service provider with an annual base salary or wages that is reasonably anticipated to exceed $125,000 or, other than in the ordinary course of business consistent with past practice, of any other service provider, (iii) adopt or enter into any collective bargaining agreement or any other similar agreement with any labor organization, group or association, (iv) adopt, enter into, establish, amend or grant any employment, severance, change in control, termination, deferred compensation, pension or retirement arrangement, (v) grant or pay any incentive compensation, (vi) accelerate any rights or benefits under any Merchants benefit plan, including accelerating the vesting of, or the lapsing of restrictions with respect to, any Merchants restricted shares or any Merchants stock options, or (vii) hire or terminate (other than for cause) any director, officer, or any other service provider with annual base salary or wages that is reasonably anticipated to exceed $125,000;
•	commence, settle or agree to settle any litigation, except in the ordinary course of business consistent with past practice that (i) involves only the payment of money damages not in excess of $50,000 individually or $200,000 in the aggregate, (ii) does not involve the imposition of any equitable relief on, or the admission of wrongdoing by, Merchants or its applicable subsidiary and (iii) would not create precedent for claims that are reasonably likely to be material to Merchants or any of its subsidiaries;
•	revalue any of its assets or change any method of accounting or accounting practice used by it, other than changes required by GAAP or the FDIC or any regulatory authority;
•	file any tax return except in the ordinary course of business consistent with past practice or amend any tax return;
•	settle or compromise any tax liability or make, change or revoke any tax election or change any method of tax accounting, except as required by applicable law;
•	enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision or state, local or foreign law);
•	surrender any claim for a refund of taxes;
•	consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to taxes;
•	merge or consolidate with any other person;
•	change its fiscal or tax year;
•	acquire assets outside of the ordinary course of business consistent with past practice from any other person with a value or purchase price in the aggregate in excess of $50,000;
•	enter into any material contract;
•	make any changes in the mix, rates, terms or maturities of Merchants Bank’s deposits or other liabilities, except in a manner and pursuant to policies consistent with past practice and competitive factors in the market place;
•	open any new branch or deposit taking facility or close, relocate or materially renovate any existing branch or facility;

•	make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies (subject to certain exceptions and thresholds and provided that Merchants may extend or renew loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of current loans);
•	adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
•	renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of Merchants;
•	waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which it is a party;
•	engage in any transactions (except for ordinary course banking relationships permitted under applicable law) with any affiliate or any director or officer thereof;
•	enter into any new lease of real property or amend the terms of any existing lease of real property (except in the ordinary course of business consistent with past practice);
•	incur or commit to incur any capital expenditure or authorization or commitment with respect to them that, in the aggregate is in excess of $1,000,000, except as disclosed in the annual business plan or budget previously disclosed to Community Bank System or in the ordinary course of business consistent with past practice;
•	take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or
•	agree or commit to take any of the actions set forth above.

Regulatory Matters

This Proxy Statement/Prospectus forms part of a Registration Statement on Form S-4 which Community Bank System has filed with the SEC. Each of Community Bank System and Merchants has agreed to use reasonable best efforts to have the Registration Statement declared effective as promptly as practicable after its filing and to keep the Registration Statement effective for as long as necessary to consummate the transactions contemplated by the Merger Agreement. Each of Community Bank System and Merchants has agreed to furnish the other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with this Proxy Statement/Prospectus, the Registration Statement or any other statement, filing, notice or application made by or on behalf of either party or any of their respective subsidiaries to any governmental authority in connection with the Merger, the Bank Merger and the other transactions contemplated by the Merger Agreement.

Community Bank System has agreed to use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by the Merger Agreement, and Merchants has agreed to furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.

Community Bank System and Merchants have agreed to use all respective reasonable best efforts to take, or cause to be taken, in good faith, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws, to permit the consummation of the Merger as promptly as practicable.

Community Bank System and Merchants each have the right to review and consult in advance on all the information relating to such party which appears in any filing made with, or written materials submitted to, any third party or any governmental authority in connection with the transactions contemplated by the Merger Agreement, provided that each party has agreed to act reasonably and promptly in exercising the foregoing right. Community Bank System and Merchants will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental authorities necessary or advisable to consummate the transactions contemplated by the Merger Agreement, and each party will keep the other apprised of the status of matters relating to the completion of the transactions contemplated by the Merger Agreement. Each of Community Bank System and Merchants has agreed to consult with the other in advance of any meeting or conference with any governmental authority with respect to the transactions contemplated by the Merger Agreement and, to the extent permitted by such governmental authority, Merchants will give Community Bank System and/or its counsel the opportunity to attend and participate in such meetings and conferences.

Additionally, each of Community Bank System and Merchants has agreed to cooperate fully with and furnish information to the other party, and obtain all consents of, and give all notices to and make all filings with, all governmental authorities and other third parties that may be or become necessary for the performance of its obligations under the Merger Agreement and the consummation of the other transactions contemplated by the Merger Agreement. Further, to the extent permitted by applicable law, each of Community Bank System and Merchants has agreed to promptly advise the other upon receiving any communication, whether in writing or oral, from any governmental authority whose consent is required for consummation of the transactions contemplated by the Merger Agreement that causes such party to believe that there is a reasonable likelihood that any required approval will not be obtained or that the receipt of any approval will be materially delayed.

Further, each of Community Bank System and Merchants has agreed to use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order by a governmental authority that would restrain, prevent or delay the closing of the Merger.

In connection with seeking regulatory approval for the Merger, neither Community Bank System nor any of its subsidiaries is required take, or agree to take, any actions, or to accept any restriction, requirement or condition, that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Community Bank System, Merchants and their respective subsidiaries, taken as a whole, or prohibit or materially limit the ownership or operation by Merchants or any of its subsidiaries, or Community Bank System or any of its subsidiaries, of all or any material portion of the business or assets of Merchants and its subsidiaries or Community Bank System and its subsidiaries, in each case taken as a whole, or compel Community Bank System or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Merchants and its subsidiaries or Community Bank System and its subsidiaries, in each case taken as a whole.

NYSE Listing

Community Bank System has agreed to cause the shares of Community Bank System common stock to be issued to the holders of Merchants common stock in the Merger to be authorized for listing on the NYSE, subject to official notice of issuance, prior to the effective time of the Merger.

Merchants Debt

Community Bank System will execute and deliver at or prior to the effective time of the Merger any instruments required for the due assumption of Merchants’ outstanding fixed and floating rate Junior Subordinated Debentures due 2034 and other agreements to the extent reasonably required by the terms of such debentures. Merchants has agreed to take all actions reasonably required by Community Bank System in order to facilitate Community Bank System’s assumption of the aforementioned Merchants debentures.

Employee Matters

Under the Merger Agreement, with respect to employees of Merchants who are employed by Community Bank following the Merger (each, a “continuing employee”), Community Bank will: (i) recognize service with Merchants prior to the Merger for purposes of determining eligibility, vesting and level of benefits under its health, welfare, paid time off and severance plans, except for pension benefit accrual purposes or to the extent that such recognition would result in duplication of benefits; (ii) use its commercially reasonable efforts to waive pre-existing condition exclusions to the extent these exclusions were waived under the analogous Merchants benefit plan; and (iii) use its commercially reasonable efforts to recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by continuing employees in the calendar year in which the effective time of the Merger occurs. Further, during the 12 months after the effective date of the Merger, Community Bank will make available to continuing employees and their dependents employer-provided health coverage under Merchants plans or on the same basis as Community Bank provides such coverage to similarly situated employees of Community Bank and its Subsidiaries, and Community Bank will provide COBRA coverage to former Merchants employees.

Community Bank will honor employment agreements and severance arrangements of Merchants specified in a disclosure schedule to the Merger Agreement, except to the extent such arrangements are superseded or terminated as of or following the effective time of the Merger. In the event the employment of a continuing employee without an individual agreement is terminated without cause during a specified period following the effective time of the Merger, Community Bank will provide certain severance benefits based on length of service. Community Bank will honor the terms and obligations of Merchants director deferred compensation plans, unless such plans are terminated prior to the effective time of the Merger by mutual agreement of Merchants and Community Bank. Upon the request of Community Bank, prior to the effective time of the Merger Merchants will terminate, continue or merge its benefit plans, other than employment agreements and severance arrangements specified in a disclosure schedule to the Merger Agreement and its director deferred compensation plans.

The Merger Agreement does not amend or modify any benefit plan or limit the rights of Community Bank to amend, terminate or otherwise modify any benefit plan.

Indemnification and Directors’ and Officers’ Insurance

From and after the effective time of the Merger, Community Bank System has agreed to indemnify and hold harmless the present and former directors, officers and employees of Merchants and its subsidiaries against any costs or expenses, judgments, settlements effected with the prior written consent of Community Bank System, fines, losses, taxes, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising before or after the effective time of the Merger, arising in whole or in part out of, or pertaining to the fact that such person is or was a director, officer or employee of Merchants or its subsidiaries, or otherwise in connection with any action taken or not taken at the request of Merchants or its subsidiaries or is or was serving at the request of Merchants or its subsidiaries as a director, officer employee, agent, trustee or fiduciary of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the effective time of the Merger, including matters, acts or omissions occurring in connection with the approval of the Merger Agreement and the transactions contemplated thereby, to the fullest extent permitted by applicable law. Community Bank System has also agreed to advance expenses as incurred by any indemnified party to the fullest extent permitted by applicable law within 30 days after a written request setting forth such expenses in reasonable detail, provided that such indemnified party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately decided that such indemnified party is not entitled to indemnification.

For a period of six years after the effective time of the Merger, Community Bank System will cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Merchants with respect to claims against them arising from matters, acts or omissions occurring at or before the effective time of the Merger (including the transactions contemplated by the Merger Agreement). Community Bank System will not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date of the Merger Agreement by Merchants for such directors’ and officers’ liability insurance (the “premium cap”) and if such premiums at any time exceed the premium cap, then Community Bank System shall cause to be maintained policies of insurance which will provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, Merchants in consultation with Community Bank System may obtain at or prior to the effective time a substitute policy for a price that in the aggregate does not exceed the premium cap.

No Solicitation

Merchants has agreed that it will not, and will cause its subsidiaries and its subsidiaries’ directors, officers, employees and representatives and affiliates not to, directly or indirectly: (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) continue, engage or participate in any negotiations concerning, (iii) provide to any person any confidential or nonpublic information or data or have or participate in any discussions with any person relating to, or (iv) approve, recommend, agree to or accept, any acquisition proposal.

An “acquisition proposal” is defined as any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of Merchants and its subsidiaries or 15% or more of any class of equity or voting securities of Merchants or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Merchants, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning 15% or more of any class of equity or voting securities of Merchants or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Merchants, or (iii) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Merchants or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Merchants.

If Merchants receives an unsolicited bona fide acquisition proposal that was not received in violation of the provisions described above, and the Merchants board of directors concludes in good faith that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal (as defined below) and that failure to take such actions would be inconsistent with its fiduciary duties under applicable law, then Merchants may, and may permit its directors, officers, employees and representatives to: (i) enter into a confidentiality agreement with the third party making the acquisition proposal with terms and conditions no less favorable to Merchants than the confidentiality agreement entered into by Merchants and Community Bank System prior to the execution of the Merger Agreement; (ii) furnish non-public information or data to the third party making the acquisition proposal pursuant to such confidentiality agreement (and provide to Community Bank System any information not previously provided to Community Bank System); and (iii) participate in such negotiations or discussions with the third party making the acquisition proposal regarding such proposal.

A “superior proposal” means any bona fide, unsolicited, written acquisition proposal for at least a majority of the outstanding shares of Merchants common stock on terms that the Merchants board of directors concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated by the Merger Agreement (including taking into account the terms, if any, proposed by Community Bank System to amend or modify the terms of the transactions contemplated by the Merger Agreement in response to such proposal), (i) after receiving the advice of its financial advisor, (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of the proposal and any other relevant factors permitted under applicable law.

Notwithstanding the above, Merchants (without any determination by its board of directors or consultation with outside counsel or its financial advisor) may, following receipt of an unsolicited bona fide acquisition proposal, contact such third party solely in order to clarify and understand the terms and conditions of such acquisition proposal and/or to direct such third party to the Merger Agreement.

Merchants must promptly advise Community Bank System within 24 hours following receipt of any acquisition proposal, any request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an acquisition proposal, or any inquiry, proposal or offer that is reasonably likely to lead to, an acquisition proposal. Merchants must furnish a copy of, or a description of the terms and conditions of such acquisition proposal and must keep Community Bank System informed of any related developments, discussions and negotiations within 24 hours of any such event or occurrence. Merchants must also promptly (within 24 hours) notify Community Bank System if it determines to begin providing information or to engage in discussions or negotiations concerning an acquisition proposal and shall not provide such information or engage in such discussions prior to providing such notice to Community Bank System.

The Merger Agreement generally prohibits Merchants’ board of directors from (i) withdrawing, modifying or qualifying in a manner adverse to Community Bank System the approval, recommendation or declaration of advisability by the Merchants board of directors set forth in this Proxy Statement/Prospectus that the Merchants stockholders vote to adopt the Merger Agreement, (ii) recommending, endorsing or otherwise declaring as advisable the adoption of any acquisition proposal, (iii) resolving, agreeing or proposing to take any such actions or (iv) submitting the Merger Agreement to Merchants’ stockholders without recommendation, in each case prior to the date of the special meeting of stockholders (any such action, an “adverse recommendation change”).

The Merchants board of directors may effect an adverse recommendation change in response to (i) an acquisition proposal that constitutes a superior proposal, or (ii) an intervening event (as defined below), if the board of directors concludes in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor) that the failure to effect such adverse recommendation change would be inconsistent with its fiduciary duties to stockholders under applicable law.

An “intervening event” means any material event or development or material change in circumstance with respect to Merchants that arises or occurs after the date of the Merger Agreement and was neither known by nor reasonably foreseeable to the Merchants board of directors as of or prior to the date of the Merger Agreement and does not relate to any acquisition proposal or any required regulatory approval.

In addition, solely in the case of a superior proposal that did not result from a breach by Merchants of its nonsolicitation obligations under the Merger Agreement, the Merchants board of directors may cause Merchants to terminate the Merger Agreement and authorize Merchants to enter into a definitive agreement with respect to such superior proposal, if the board of directors concludes in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor) that the failure to take such action would be inconsistent with its fiduciary duties to stockholders under applicable law, provided that no such termination will be effective until Merchants pays to Community Bank System the termination fee of $10,720,000.00. See “— Termination,” beginning on page 78 of this Proxy Statement/Prospectus and “— Termination Fee” beginning on page 80 of this Proxy Statement/Prospectus.

The board of directors of Merchants may not effect an adverse recommendation change or terminate the Merger Agreement in response to a superior proposal without providing Community Bank System with at least four business days’ prior written notice of its intention to take such action and with a reasonably detailed description of the acquisition proposal or intervening event giving rise to its determination to take such action, and without taking into account in good faith, at the end of such notice period, any amendment or modification of the Merger Agreement proposed by Community Bank System and determining, after taking into account the advice of its outside counsel and, with respect to financial matters, its financial advisor, that failure to take such action would nevertheless be inconsistent with its fiduciary duties under applicable law. Merchants has further agreed to, and to cause its financial and legal advisors to, negotiate with Community Bank System in good faith (to the extent Community Bank System seeks to negotiate) regarding any revisions to the Merger Agreement proposed by Community Bank System during such four business day period. Any material amendment to any acquisition proposal or any material development with respect to any intervening event, as the case may be, will require a new notice period as referred to above, except that any reference to four business days shall instead be three business days.

If the Merchants board of directors effects an adverse recommendation change and Community Bank System determines to terminate the Merger Agreement, Merchants will be required to pay Community Bank System a termination fee of $10,720,000 in cash. See “— Termination,” beginning on page 78 of this Proxy Statement/Prospectus and “— Termination Fee” beginning on page 80 of this Proxy Statement/Prospectus.

Notwithstanding any superior proposal, intervening event or anything contained in the Merger Agreement, unless the Merger Agreement has been terminated in accordance with its terms, the Merchants special meeting shall be convened for the purpose of submitting the Merger Agreement to the Merchants stockholders to vote on the adoption of such and any other matters contemplated thereby.

Representations and Warranties

The Merger Agreement contains generally customary representations and warranties of Merchants and Community Bank System relating to their respective businesses. The representations and warranties of each of Merchants and Community Bank System were made for the purposes of the Merger Agreement and should not be read alone. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document. See “Who Can Help Answer Your Questions” on page xi of this Proxy Statement/Prospectus. In addition, these representations and warranties:

•	have been qualified by information set forth in confidential disclosure schedules to the Merger Agreement, which modify, qualify and create exceptions to the representations and warranties in the Merger Agreement;
•	will not survive consummation of the Merger;
•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the Merger Agreement if those statements turn out to be inaccurate;
•	are in some cases subject to a materiality standard described in the Merger Agreement which may differ from what may be viewed as material by you; and
•	were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement.

Community Bank System will provide additional disclosures in its public reports to the extent it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the Merger Agreement and will update such disclosures as required by federal securities laws.

The representations and warranties made by Merchants and Community Bank System to each other primarily relate to:

•	corporate organization, standing and power;
•	capitalization;
•	ownership of subsidiaries;
•	corporate authorization to enter into the Merger Agreement and to consummate the Merger;
•	absence of any breach of organizational documents, violation of law or breach of agreements as a result of the Merger;
•	regulatory approvals required in connection with the Merger;
•	reports filed with governmental entities, including the SEC;
•	financial statements;
•	compliance with laws and the absence of regulatory agreements;
•	employee benefits plans and labor matters;
•	absence of a material adverse effect on Merchants or Community Bank System, respectively, since December 31, 2015;
•	fees paid to financial advisors;
•	accuracy of the information included in the Registration Statement and any amendments thereto;
•	certain actions with respect to the Merger;
•	tax matters;
•	litigation;

•	ownership of the other party’s common stock; and
•	Community Reinvestment Act compliance.

Merchants has also made representations and warranties to Community Bank System with respect to:

•	the inapplicability to the Merger of state takeover laws;
•	material contracts;
•	environmental matters;
•	intellectual property;
•	real and personal property;
•	loan and investment portfolio matters;
•	adequacy of allowances for losses;
•	maintenance of insurance policies;
•	privacy of customer information;
•	technology systems;
•	administration of trust accounts;
•	liquidity of investment securities;
•	receipt of a fairness opinion from its financial advisor; and
•	transactions with insiders and affiliates.

Certain of the representations and warranties of Merchants and Community Bank System are qualified as to “materiality” or “material adverse effect.” For purposes of the Merger Agreement, the term “material adverse effect” means, with respect to Merchants or Community Bank System, as the case may be, a material adverse effect on (i) the financial condition, property, business, assets (tangible or intangible), liabilities or results of operations of such party and its subsidiaries taken as a whole or (ii) the ability of such party and its subsidiaries to perform their obligations under the Merger Agreement or to timely consummate the Merger, the Bank Merger, or the other transactions contemplated by the Merger Agreement; provided, however, that “material adverse effect” does not include (x) for purposes of (i) above, (A) changes after the date of the Merger Agreement in GAAP or regulatory accounting requirements generally applicable to banks and their holding companies, (B) changes after the date of the Merger Agreement in laws, rules or regulations or interpretations of laws, rules or regulations by governmental authorities of general applicability to banks and their holding companies, (C) changes after the date of the Merger Agreement in general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting banks and their holding companies, (D) changes after the date of the Merger Agreement in market interest rates, (E) changes resulting from the announcement or pendency of the merger or the other transactions contemplated by the Merger Agreement (including the impact thereof on relationships with customers, service providers or partners) or actions or inactions expressly required by the Merger Agreement, (F) changes resulting from any stockholder litigation, and (G) changes after the date of the Merger Agreement resulting from any failure to meet internal projections or forecasts or estimates of revenues or earnings for any period (it being understood that the circumstances giving rise to such failure that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect), except with respect to clauses (A), (B), (C) and (D) to the extent that the effects of such changes are disproportionately adverse to the financial condition, property, business, assets (tangible or intangible), liabilities or results of operations of such party and its subsidiaries taken as a whole, as compared to other banks and their holding companies; or (y) for purposes of (ii) above, the impact of actions and omissions of a party (or any of its subsidiaries) taken with the prior informed written consent of the other party.

Conditions to Completion of the Merger

The obligations of Community Bank System and Merchants to complete the Merger are subject to the satisfaction of the following conditions:

•	the approval of the Merger Agreement by Merchants stockholders;
•	all regulatory approvals from the Federal Reserve, the FDIC, the OCC, the FDIC, the Vermont Department of Financial Regulation and/or the Massachusetts Division of Banks, and any other regulatory approval that is necessary to consummate the transactions contemplated by the Merger Agreement and the failure of which to be obtained or made would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Community Bank System or Merchants, as the case may be, shall have been obtained or made and be in full force and effect and all waiting periods required by law shall have expired;
•	the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or the Bank Merger;
•	the effectiveness of the Registration Statement on Form S-4, of which this Proxy Statement/Prospectus is a part, under the Securities Act, and no order suspending such effectiveness having been issued or threatened;
•	the authorization for listing on the NYSE of the shares of Community Bank System common stock to be issued in the Merger;
•	the accuracy of the other party’s representations and warranties in the Merger Agreement on the date of the Merger Agreement and as of the closing date of the Merger (or such other date specified in the Merger Agreement) other than, in most cases, inaccuracies that would not reasonably be expected to have a material adverse effect on such party;
•	the performance in all material respects by the other party of its respective obligations under the Merger Agreement;
•	the absence of any event which is expected to have or result in a material adverse effect on the other party; and
•	receipt by each party of an opinion of its counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

In addition to the mutual closing conditions, Community Bank System’s obligation to complete the Merger is subject to the satisfaction or waiver of the condition that no governmental authority has imposed a materially burdensome regulatory condition in connection with granting any regulatory approval.

Termination

The Merger Agreement may be terminated at any time prior to the effective time of the Merger, as follows:

•	by the mutual written consent of Community Bank System and Merchants;
•	by Community Bank System or Merchants in the event of the breach of any representation, warranty, covenant or agreement by the other party that would prevent any closing condition of either party from being satisfied and such breach cannot be or has not been cured within 30 days of written notice of such breach (provided that the right to cure may not extend beyond the “expiration date” described below);
•	by Community Bank System or Merchants if approval by the stockholders of Merchants is not obtained;
•	by Community Bank System or Merchants if any court or other governmental authority issues a final and non-appealable order permanently prohibiting the Merger or the Bank Merger;

•	by Community Bank System or Merchants if the Merger is not consummated by July 22, 2017; provided, that neither party has the right to terminate the Merger Agreement if such party was in breach of its obligations under the Merger Agreement and such breach was the cause of the failure of the Merger to be consummated by such date, and provided further that, if on the expiration date all conditions to the Merger have been satisfied or waived or are capable of being satisfied by the closing other than the condition relating to the receipt of required regulatory approvals, then either party has the right to extend the expiration date by an additional three month period;
•	by Community Bank System if any governmental authority has denied or rescinded any required regulatory approval or imposed a materially burdensome regulatory condition on Community Bank System in connection with granting any regulatory approval;
•	by Community Bank System in the event that (i) the Merchants board of directors or any committee thereof has effected an adverse recommendation change (see “— No Solicitation” beginning on page 73 of this Proxy Statement/Prospectus), (ii) Merchants has failed to comply in all material respects with its obligations under the Merger Agreement with respect to third party acquisition proposals or by failing to call, give notice of, convene and hold the special meeting; (iii) a tender offer or exchange offer for 15% or more of the outstanding shares of Merchants common stock is commenced and Merchants shall not have sent to its stockholders, within ten business days after the commencement of such tender or exchange offer, a statement that the Merchants board of directors recommends rejection of such tender or exchange offer, or (iv) an acquisition proposal (other than a tender or exchange offer covered by clause (iii) above) with respect to Merchants is publicly announced and, upon Community Bank System’s request, Merchants fails to issue a press release announcing its opposition to such acquisition proposal and reaffirming the Merchants board of directors’ recommendation that Merchants stockholders vote to adopt the Merger Agreement within five business days after such request;
•	by Merchants, if its board of directors so determines by a majority vote of the members of its entire board, at any time during the five business day period commencing on the latest of the date, which is referred to as the determination date, on which (i) all regulatory approvals have been received, and (ii) the approval of the merger agreement by the Merchants stockholders is obtained, if both of the following conditions are satisfied:
º	the volume-weighted average trading price of Community Bank System’s common stock on the NYSE for the 20 trading days ending on the third trading day immediately preceding the determination date is less than $35.77; and
º	Community Bank System’s common stock underperforms a peer group index (the SNL Midcap U.S. Bank Index) by more than 20%.

If the Merchants board of directors exercises the termination right described above, Community Bank System will have the option to increase the amount of Community Bank System common stock to be provided to Merchants stockholders such that the implied value of the exchange ratio would be equivalent to the minimum implied value that would have avoided triggering the termination right described above. If Community Bank System elects to increase the exchange ratio pursuant to the preceding sentence, no termination will occur.

•	by Merchants, prior to the receipt of the approval of the Merger Agreement by Merchants stockholders, in order to accept a superior proposal in accordance with and subject to the terms and conditions of the Merger Agreement, provided that Merchants shall substantially concurrently with such termination enter into a definitive agreement with respect to such superior proposal and that concurrently with or prior to such termination Merchants shall pay to Community Bank System the termination fee of $10,720,000. See “— Termination Fee” below.

Termination Fee

Merchants will owe Community Bank System a $10,720,000 termination fee if:

•	(i)(a) either party terminates the Merger Agreement in the event that approval by the stockholders of Merchants is not obtained at the Merchants special meeting or in the event that the Merger is not consummated by the expiration date; or (b) Community Bank System terminates the Merger Agreement as a result of any breach of any representation, warranty, covenant or agreement by Merchants that cannot or has not been cured within 30 days of notice of such breach; (ii) a third party acquisition proposal has been made prior to such termination; and (iii) within 12 months of termination, Merchants enters into a definitive agreement with respect to an acquisition proposal or consummates an acquisition proposal;
•	Community Bank System terminates the Merger Agreement as a result of the Merchants board of directors or any committee thereof effecting an adverse recommendation change;
•	Community Bank System terminates the Merger Agreement as a result of Merchants’ failure to comply in all material respects with its obligations under the Merger Agreement with respect to third party acquisition proposals or its failure to call, give notice of, convene and hold the special meeting;
•	Community Bank System terminates the Merger Agreement as a result of (i) a tender offer or exchange offer for 15% or more of the outstanding shares of Merchants common stock being commenced and Merchants not sending to its stockholders, within ten business days after the commencement of such tender or exchange offer, a statement that the Merchants board of directors recommends rejection of such tender or exchange offer, or (ii) an acquisition proposal (other than a tender or exchange offer covered by clause (i) above) with respect to Merchants being publicly announced and, upon Community Bank System’s request, Merchants failing to issue a press release announcing its opposition to such acquisition proposal and reaffirming the Merchants board of directors’ recommendation that Merchants stockholders vote to adopt the Merger Agreement within five business days after such request; or
•	Merchants receives a Superior Proposal and terminates the Merger Agreement in order to enter into a definitive agreement with respect thereto.

The payment of the termination fee will fully discharge Merchants from any losses that may be suffered by Community Bank System based upon, resulting from or arising out of the termination of the Merger Agreement.

Amendment; Waiver

The Merger Agreement may be amended by the parties at any time. However, after adoption of the Merger Agreement by the Merchants stockholders, no amendment of the Merger Agreement may be made which by law requires further approval of the Merchants stockholders without obtaining that approval.

At any time prior to the effective time of the Merger, the parties may, to the extent legally allowed, waive or extend the time for compliance or fulfillment of the obligations of the other party; and waive any or all of the conditions precedent to the obligations contained in the Merger Agreement on the part of the other party. A waiver must be in writing signed by a duly authorized officer.

Expenses

Regardless of whether the Merger is completed, all expenses incurred in connection with the Merger, the Bank Merger, the Merger Agreement and other transactions contemplated thereby will be paid by the party incurring the expenses, except that Community Bank System and Merchants shall bear and pay 50% of all printing and mailing costs associated with this Proxy Statement/Prospectus.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed consolidated financial information combines the historical consolidated financial position and results of operations of Community Bank System and its subsidiaries and Merchants and its subsidiaries, as an acquisition by Community Bank System of Merchants using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of Merchants will be recorded by Community Bank System at their respective fair values as of the date the merger is completed. The unaudited pro forma combined financial information should be read in conjunction with Community Bank System’s Quarterly Report on Form 10-Q for the period ended September 30, 2016, and Annual Report on Form 10-K for the year ended December 31, 2015, which are incorporated in this Proxy Statement/Prospectus by reference, and Merchants’ Quarterly Report on Form 10-Q for the period ended September 30, 2016, and Annual Report on Form 10-K for the year ended December 31, 2015, which are incorporated in this Proxy Statement/Prospectus by reference. See “Where You Can Find More Information” on page 104 of this Proxy Statement/Prospectus.

The unaudited pro forma combined condensed financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of each period presented, nor the impact of possible business model changes. The unaudited pro forma combined condensed consolidated financial information also does not consider any potential effects of changes in market conditions on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes beginning on page 85 of this Proxy Statement/Prospectus, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma combined condensed consolidated financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the Merger.

The Merchants merger was announced on October 24, 2016 and provides that the stockholders of Merchants will have the option to receive, at their election, consideration per share equal to (i) 0.9630 shares of Community Bank System common stock, (ii) $40.00 in cash or (iii) the combination of 0.6741 shares of Community Bank System common stock and $12.00 in cash, with both, (i) and (ii) subject to proration and adjustment procedures to ensure that the total amount of cash paid, and the total number of shares of Community Bank System common stock issued in the Merger to Merchants stockholders, as a whole, will equal as nearly as practicable to the total amount of cash and number of shares that would have been paid and issued if all of the Merchants stockholders received the consideration in (iii). The cash and stock consideration would be equivalent to $44.02 for each share of Merchants common stock based upon the closing price of Community Bank System common stock as of October 21, 2016, the last trading day prior to the public announcement of the signing of the merger agreement. The transaction is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The unaudited pro forma combined condensed balance sheet gives effect to the merger as if the transaction had occurred on September 30, 2016. The unaudited pro forma combined condensed income statements for the nine months ended September 30, 2016 and the year ended December 31, 2015 give effect to the merger as if the transaction had become effective on January 1, 2015.

Community Bank System and Subsidiaries

Unaudited Combined Condensed Consolidated Balance Sheet as of
September 30, 2016

(in thousands, except per share data)	Community Bank System As Reported	Merchants As Reported	Pro Forma Adjustments	Ref	Community Bank System Pro Forma Combined
Assets:
Cash and cash equivalents	$161,542	$78,717	$(90,880)	A	$149,379
Securities available-for-sale	2,842,255	298,973	0		3,141,228
Securities held-to-maturity	0	90,672	2,346	B	93,018
Loans	4,940,621	1,477,285	(8,458)	C	6,409,448
Allowance for loan losses	(46,789)	(12,540)	12,540	C	(46,789)
Net loans	4,893,832	1,464,745	4,082		6,362,659
Goodwill	465,142	7,011	165,479	D	637,632
Other intangibles, net	16,977	1,207	19,193	E	37,377
Other assets	347,998	53,330	0	F	401,328
Total assets	$8,727,746	$1,994,655	$100,220		$10,822,621
Liabilities:
Deposits	$7,077,419	$1,503,840	$321	G	$8,581,580
Short-term borrowings	133,900	22,000	0		155,900
Subordinated debt held by unconsolidated subsidiary trusts	102,164	20,619	(5,083)	H	117,700
Securities sold under agreement to repurchase	0	276,083	0		276,083
Long-term debt	0	3,673	31	I	3,704
Other liabilities	173,681	10,153	7,793	J	191,627
Total liabilities	7,487,164	1,836,368	3,062		9,326,594
Shareholders’ equity:
Preferred stock	0	0	0		0
Common stock	44,857	72	4,569	K	49,498
Additional paid-in capital	540,549	55,356	196,796	L	792,701
Retained earnings	602,513	112,218	(119,918)	M	594,813
Accumulated other comprehensive income/(loss)	66,091	(2,273)	2,273	N	66,091
Deferred compensation arrangements	0	6,352	0	L	6,352
Treasury stock, at cost	(13,428)	(13,438)	13,438	O	(13,428)
Total equity	1,240,582	158,287	97,158		1,496,027
Total liabilities and equity	$8,727,746	$1,994,655	$100,220		$10,822,621
Common shares outstanding (000)	44,357	6,884	(2,243)	P	48,998
Book value per common share	$27.97	$22.99			$30.53

See accompanying notes to unaudited pro forma combined condensed consolidated financial statements.

Community Bank System and Subsidiaries

Unaudited Combined Condensed Consolidated Income Statement for the Nine Months Ended
September 30, 2016

(in thousands, except per share data)	Community Bank System As Reported	Merchants As Reported	Pro Forma Adjustments	Ref	Community Bank System Pro Forma Combined
Interest income:
Interest and fees on loans	$157,865	$38,759	$1,077	Q	$197,701
Interest and dividends on taxable investments	40,956	5,996	0		46,952
Interest on nontaxable investments	13,367	0	0		13,367
Total interest income	212,188	44,755	1,077		258,020
Interest expense	8,538	3,395	140	R	12,073
Net interest income	203,650	41,360	937		245,947
Provision for loan losses	5,436	905	0		6,341
Net interest income after provision for loan losses	198,214	40,455	937		239,606
Noninterest revenues:
Deposit service fees	43,636	5,467	0		49,103
Other banking services	6,039	1,264	0		7,303
Employee benefit services	34,949	0	0		34,949
Insurance revenues	17,340	0	0		17,340
Wealth management services	15,041	2,545	0		17,586
Total noninterest revenues	117,005	9,276	0		126,281
Noninterest expenses:
Salaries and employee benefits	115,388	17,549	0		132,937
Amortization of intangible assets	4,204	153	2,822	T	7,179
Acquisition expenses	342	537	(476)	U	403
Other expenses	80,317	15,933	0		96,250
Total noninterest expenses	200,251	34,172	2,346		236,769
Income before taxes	114,968	15,559	(1,409)		129,118
Income taxes	37,548	3,792	(538)	V	40,802
Net income	77,420	11,767	(871)		$88,316
Income attributable to unvested stock-based compensation awards	398	0	0		398
Income available to common shareholders	$77,022	$11,767	$(871)		$87,918
Basic earnings per share	$1.75	$1.71			$1.81
Diluted earnings per share	$1.74	$1.71			$1.79
Weighted-average common shares outstanding:
Basic	44,023	6,866	(2,225)	W	48,664
Diluted	44,382	6,886	(2,245)	W	49,023

See accompanying notes to unaudited pro forma combined condensed consolidated financial statements.

Community Bank System and Subsidiaries

Unaudited Combined Condensed Consolidated Income Statement for the Year Ended
December 31, 2015

(in thousands, except per share data)	Community Bank System As Reported	Merchants As Reported	Pro Forma Adjustments	Ref	Community Bank System Pro Forma Combined
Interest income:
Interest and fees on loans	$187,743	$44,087	$1,489	Q	$233,319
Interest and dividends on taxable investments	52,871	8,029	0		60,900
Interest on nontaxable investments	19,008	0	0		19,008
Total interest income	259,622	52,116	1,489		313,227
Interest expense	11,202	4,052	(143)	R, S	15,111
Net interest income	248,420	48,064	1,632		298,116
Provision for loan losses	6,447	250	0		6,697
Net interest income after provision for loan losses	241,973	47,814	1,632		291,419
Noninterest revenues:
Deposit service fees	52,747	6,588	0		59,335
Other banking services	4,960	1,847	0		6,807
Employee benefit services	45,388	0	0		45,388
Insurance revenues	3,352	0	0		3,352
Wealth management services	16,856	3,525	0		20,381
Loss on sales of investment securities, net	(4)	0	0		(4)
Total noninterest revenues	123,299	11,960	0		135,259
Noninterest expenses:
Salaries and employee benefits	126,356	21,879	0		148,235
Amortization of intangibles	3,663	17	4,516	T	8,196
Acquisition expenses	7,037	1,875	0		8,912
Other expenses	95,999	20,200	0		116,199
Total noninterest expenses	233,055	43,971	4,516		281,542
Income before taxes	132,217	15,803	(2,884)		145,136
Income taxes	40,987	3,185	(1,102)	V	43,070
Net income	91,230	12,618	(1,782)		102,066
Income attributable to unvested stock-based compensation awards	453	0	0		453
Income available to common shareholders	$90,777	$12,618	($1,782)		$101,613
Basic earnings per share	$2.21	$1.98			$2.23
Diluted earnings per share	$2.19	$1.98			$2.21
Weighted-average common shares outstanding:
Basic	40,996	6,373	(1,732)	W	45,637
Diluted	41,401	6,386	(1,745)	W	46,042

See accompanying notes to unaudited pro forma combined condensed consolidated financial statements.

Community Bank System and Subsidiaries

Notes to the Combined Condensed Financial Statements

Note 1 — Basis of Presentation

The unaudited pro forma combined condensed consolidated financial information and notes have been prepared to illustrate the effects of the merger transaction involving Community Bank System and Merchants using the acquisition method of accounting with Community Bank System treated as the acquirer. The unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entities. Under the acquisition method of accounting, the assets and liabilities of Merchants, as of the effective date of the merger, will be recorded by Community Bank System at their respective fair values and the excess of the merger consideration over the fair value of the net assets will be allocated to goodwill and other intangible assets.

The Merchants merger is currently expected to close in late second quarter or early third quarter of 2017 and is subject to customary closing conditions, including the approval by the stockholders of Merchants and required regulatory approvals. The Merchants merger provides that the stockholders of Merchants will have the option to receive, at their election, consideration per share equal to (i) 0.9630 shares of Community Bank System common stock, (ii) $40.00 in cash or (iii) the combination of 0.6741 shares of Community Bank System common stock and $12.00 in cash, with both, (i) and (ii) subject to proration and adjustment procedures to ensure that the total amount of cash paid, and the total number of shares of Community Bank System common stock issued in the Merger to Merchants stockholders, as a whole, will equal as nearly as practicable to the total amount of cash and number of shares that would have been paid and issued if all of the Merchants stockholders received the consideration in (iii). The cash and stock consideration would be equivalent to $44.02 for each share of Merchants common stock based upon the closing price of Community Bank System common stock as of October 21, 2016, the last trading day prior to the public announcement of the signing of the merger agreement. The transaction is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The pro forma allocation of purchase price reflected in the unaudited pro forma combined condensed consolidated financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger transaction is completed. Adjustments may include, but not be limited to, changes in (i) Merchants’ balance sheet through the effective date of the merger; (ii) the aggregate value of merger consideration paid if the price of Community Bank System’s shares vary from the estimated price per share, which represents the closing share price of Community Bank System common shares; (iii) total merger related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

The accounting policies of Community Bank System and Merchants are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassification may be determined.

Note 2 — Preliminary Purchase Price Allocation

The pro forma adjustments include the estimated accounting entries to record the merger transaction under the acquisition method of accounting for business combinations. The excess of the purchase price over the fair value of net assets acquired is allocated to goodwill and other intangible assets. Estimated fair value adjustments included in the pro forma financial statements are based upon available information and certain assumptions considered reasonable, and may be revised as additional information becomes available. The purchase price is contingent on the Community Bank System price per common share at the date of close of the transaction, which has not yet occurred.

Community Bank System and Subsidiaries

Notes to the Combined Condensed Financial Statements

Note 2 — Preliminary Purchase Price Allocation  – (continued)

The pro forma purchase price for the Merchants merger based on the Community Bank System closing stock price as of November 30, 2016 is as follows:

(000s omitted)
Pro forma purchase price
Cash consideration:
Estimated shares outstanding	6,884
Estimated overall cash election proration	0.30
Estimated shares for cash election	2,065
Cash consideration per share	$40.00
Estimated cash consideration	$82,600
Equity portion of purchase price:
Estimated shares outstanding	6,884
Estimated overall stock election proration	0.70
Estimated shares for stock election	4,819
Exchange ratio	0.963
Total Community Bank System share issues	4,641
Estimated Community Bank System share price on acquisition date	$56.70
Equity portion of purchase price	$263,145
Total pro forma purchase price for outstanding common stock	$345,745
Estimated cash consideration for in-the-money stock options	$580
Total pro forma purchase price	$346,325

The preliminary purchase price allocation for the Merchants merger is as follows:

(000s omitted)
Preliminary pro forma goodwill
Total pro forma purchase price	$346,325
Net assets at fair value
Fair value of assets acquired:
Cash and cash equivalents	$78,717
Investment securities	391,991
Loans, net	1,468,827
Other assets	53,330
Core deposit intangibles	20,400
Total assets acquired	2,013,265
Fair value of liabilities assumed:
Deposits	1,504,161
Short-term borrowings	22,000
Subordinated debt held by unconsolidated subsidiary trusts	15,536
Securities sold under agreement to repurchase	276,083
Long-term debt	3,704
Other liabilities	17,946
Total liabilities assumed	1,839,430
Net assets acquired	173,835
Preliminary pro forma goodwill	$172,490

Community Bank System and Subsidiaries

Notes to the Combined Condensed Financial Statements

Note 3 — Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated financial information. All taxable adjustments were calculated using a 38.2% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.

A.	Adjustments to cash to reflect the estimated cash of $83.2 million used to purchase Merchants and an additional $7.7 million in after-tax merger costs associated with the Merchants transaction.
B.	Adjustment to record Merchants held-to-maturity securities at fair value.
C.	Adjustments to loans to reflect the estimated fair value adjustments to acquired loans of $13.1 million for net credit deterioration based on historical loss factors and certain qualitative factors, an estimated write-up of $4.6 million related to the difference in loan portfolio interest rates and current market interest rates, and the reversal of Merchants' allowance for loan losses of $12.5 million. Prior to the completion of the Merchants transaction, Community Bank System will finalize its determination of the fair values of the acquired loans which could significantly change from the amount and the composition of the estimated fair value adjustments for acquired loans.
D.	Adjustments to eliminate the Merchants goodwill of $7.0 million and record estimated goodwill of $172.5 million associated with the Merchants transaction. The following depicts the sensitivity of the purchase price and resulting goodwill to changes in Community Bank System’s common stock price.

(in thousands)	Equity Consideration	Cash Consideration	Total Purchase Price	Estimated Goodwill
As presented in pro forma	$263,145	$83,180	$346,325	$172,490
Up 10%	289,459	83,180	372,639	198,804
Down 10%	236,830	83,180	320,010	146,175
E.	Adjustments to eliminate Merchants core deposit intangible asset of $1.2 million and record estimated $20.4 million in core deposit intangibles associated with the Merchants transaction.
F.	Prior to the completion of the Merchants transaction, Community Bank System will obtain independent third party appraisals of all significant premises and equipment owned by Merchants. Such appraisals could result in further adjustments to the carrying values of the acquired premises and equipment.
G.	Adjustment to Merchants time deposits of $0.3 million to reflect a current market rate of interest.
H.	Adjustment to Merchants subordinated debt held by unconsolidated subsidiary trusts of $5.1 million to reflect a current market rate of interest.
I.	Adjustment to Merchants long-term debt to reflect a current market rate of interest.
J.	Adjustment to other liabilities to record a deferred tax liability of $7.8 million associated with the Merchants transaction core deposit intangible asset adjustment.
K.	Adjustments to eliminate Merchants common stock of $72,000 and record the issuance of 4.64 million Community Bank System shares to Merchants stockholders.
L.	Adjustments to eliminate Merchants additional paid in capital of $55.4 million and record additional paid in capital of $252.2 million, net of $6.4 million allocated to deferred compensation arrangements, associated with the Merchants transaction.
M.	Adjustments to eliminate Merchants retained earnings balances of $112.2 million and record the impact of $7.7 million in after-tax merger costs associated with the Merchants transaction.

Community Bank System and Subsidiaries

Notes to the Combined Condensed Financial Statements

Note 3 — Pro Forma Adjustments  – (continued)

N.	Adjustment to eliminate Merchants accumulated other comprehensive loss of $2.3 million.
O.	Adjustment to eliminate Merchants treasury stock balance of $13.4 million.
P.	Adjustments to Community Bank System common shares outstanding to eliminate shares of Merchants common stock of 6.89 million and record Community Bank System share issues of 4.64 million for the Merchants transaction.
Q.	Net adjustments to interest and fees on loans of $1.1 million for the nine months ended September 30, 2016 and $1.5 million for the year ended December 31, 2015 to record estimated amortization of premiums and accretion of discounts on acquired loans of Merchants using a weighted average maturity of approximately 9.7 years. The estimated amortization of premiums and accretion of discounts on acquired loans of Merchants is approximately $1.5 million for the year ended December 31, 2015, $1.4 million for the year ended December 31, 2016, $1.3 million for the year ended December 31, 2017, $0.9 million for the year ended December 31, 2018, $0.9 million for the year ended December 31, 2019 and $2.5 million thereafter.
R.	Prior to the completion of the Merchants transaction, Community Bank System will evaluate the subordinated debt held by unconsolidated subsidiary trusts to finalize the necessary fair value adjustment to reflect current interest rates for similar instruments. The fair value adjustment associated with the Merchants subordinated debt held by unconsolidated subsidiary trusts will then be amortized into earnings as an increase in interest expense. This adjustment includes Community Bank System’s estimate of the expected amortization of $0.1 million for the nine months ended September 30, 2016 and $0.2 million for the year ended December 31, 2015 based on the remaining term of the subordinated debt held by unconsolidated subsidiary trusts. The estimated amortization of the fair value adjustment for subordinated debt held by unconsolidated subsidiary trusts is approximately $0.2 million for the year ended December 31, 2015, $0.2 million for the year ended December 31, 2016, $0.2 million for the year ended December 31, 2017, $0.2 million for the year ended December 31, 2018, $0.2 million for the year ended December 31, 2019 and $4.1 million thereafter.
S.	Prior to the completion of the Merchants transaction, Community Bank System will evaluate the assumed time deposits to finalize the necessary fair value adjustment to reflect current interest rates for comparable deposits. The fair value adjustment associated with Merchants time deposits will then be accreted into earnings as a reduction in the cost of such time deposits. This adjustment includes Community Bank System’s estimate of the expected accretion of $0.3 million that would be recorded for the year ended December 31, 2015 using a weighted-average maturity of approximately one year.
T.	Net adjustments to amortization of intangible assets of $2.8 million for the nine months ended September 30, 2016 and $4.5 million for the year ended December 31, 2015 to eliminate Merchants core deposit intangible amortization and record estimated amortization of core deposit intangible on acquired deposits from Merchants using the Sum of the Years Digit method over an estimated eight year life. The estimated amortization of the core deposit intangible on acquired deposits from Merchants is approximately $4.5 million for the year ended December 31, 2015, $4.0 million for the year ended December 31, 2016, $3.4 million for the year ended December 31, 2017, $2.8 million for the year ended December 31, 2018, $2.3 million for the year ended December 31, 2019 and $3.4 million thereafter.
U.	Adjustment to eliminate $0.5 million in acquisition expenses recorded on Merchants associated with the transaction with Community Bank System.

Community Bank System and Subsidiaries

Notes to the Combined Condensed Financial Statements

Note 3 — Pro Forma Adjustments  – (continued)

V.	Adjustment to income tax expense to record income tax effect of pro forma adjustments at the estimated statutory tax rate of 38.2%.
W.	Adjustments to weighted-average Community Bank System common shares outstanding to eliminate Merchants common stock outstanding and record Community Bank System common shares outstanding based on the total estimated Community Bank System share issue of 4.64 million for the Merchants transaction. See Note 2 to unaudited pro forma combined condensed consolidated financial statements.

Note 4 — Estimated Cost Savings and Merger Integration Costs

Community Bank System expects to realize approximately $10.6 million, or approximately 22.7% of Merchants’ noninterest expense base, in annual pre-tax cost savings following the merger. Estimated cost savings is expected to be fully realized in fiscal year 2018 and is excluded from this pro forma analysis.

Merger- and integration-related costs are not included in the pro forma combined statements of income since they will be recorded in the combined results of income as they are incurred prior to, or after completion of, the merger and are not indicative of what the historical results of the combined company would have been had the companies been actually combined during the periods presented. Merger- and integration-related costs are estimated to be $12.5 million pre-tax for the Merchants transaction.

MARKET PRICE AND DIVIDEND INFORMATION

Community Bank System.  Community Bank System common stock is listed on the NYSE under the symbol “CBU”. The following table contains for each of the indicated calendar quarters the high and low sales prices of Community Bank System common stock as reported on the NYSE, and the dividends declared per share of Community Bank System common stock.

	High	Low	Cash Dividends Declared Per Share
Year Ending December 31, 2017
Quarter Ending March 31, 2017 (through February 2, 2017)	$62.32	$57.24	N/A
Year Ending December 31, 2016
Quarter Ending December 31, 2016	$62.24	$46.07	$0.32
Quarter Ended September 30, 2016	$48.38	$39.60	$0.32
Quarter Ended June 30, 2016	$42.19	$36.61	$0.31
Quarter Ended March 31, 2016	$39.30	$34.27	$0.31
Year Ended December 31, 2015
Quarter Ended December 31, 2015	$44.11	$36.11	$0.31
Quarter Ended September 30, 2015	$40.50	$34.15	$0.31
Quarter Ended June 30, 2015	$38.64	$34.46	$0.30
Quarter Ended March 31, 2015	$38.40	$33.54	$0.30
Year Ended December 31, 2014
Quarter Ended December 31, 2014	$39.01	$32.84	$0.30
Quarter Ended September 30, 2014	$37.75	$33.58	$0.30
Quarter Ended June 30, 2014	$40.00	$34.79	$0.28
Quarter Ended March 31, 2014	$40.64	$33.51	$0.28

On February 2, 2017, the closing price of Community Bank System common stock reported on the NYSE was $57.67.

Community Bank System has historically paid regular quarterly cash dividends on its common stock, and the board of directors of Community Bank System presently intends to continue the payment of regular quarterly cash dividends, subject to the need for those funds for other purposes. However, because substantially all of the funds available for the payment of dividends by Community Bank System are derived from Community Bank, future dividends will depend upon the earnings of Community Bank, its financial condition, its need for funds and applicable governmental policies and regulations. In addition, the indentures pertaining to the subordinated junior debentures Community Bank System issued in connection with its trust preferred offerings would generally restrict its ability to pay cash dividends if Community Bank System defers interest payments on the subordinated junior debentures.

Merchants.  Merchants common stock is traded on NASDAQ under symbol “MBVT.” The following table contains for each of the indicated calendar quarters the high and low sales prices of Merchants common stock as reported on NASDAQ, and the dividends declared per share of Merchants common stock.

	High	Low	Cash Dividends Declared Per Share
Year Ending December 31, 2017
Quarter Ending March 31, 2017 (through February 2, 2017)	$54.35	$50.40	N/A
Year Ending December 31, 2016
Quarter Ending December 31, 2016	$54.45	$32.15	$0.28
Quarter Ended September 30, 2016	$33.99	$31.65	$0.28
Quarter Ended June 30, 2016	$32.00	$28.16	$0.28
Quarter Ended March 31, 2016	$31.22	$27.00	$0.28
Year Ended December 31, 2015
Quarter Ended December 31, 2015	$34.00	$28.63	$0.28
Quarter Ended September 30, 2015	$33.49	$27.56	$0.28
Quarter Ended June 30, 2015	$33.50	$28.60	$0.28
Quarter Ended March 31, 2015	$31.18	$26.40	$0.28
Year Ended December 31, 2014
Quarter Ended December 31, 2014	$32.47	$27.74	$0.28
Quarter Ended September 30, 2014	$32.38	$28.19	$0.28
Quarter Ended June 30, 2014	$33.00	$28.32	$0.28
Quarter Ended March 31, 2014	$33.85	$28.82	$0.28

On the record date for the Merchants special meeting, there were issued and outstanding approximately 6,898,903 shares of Merchants common stock, held of record by approximately 856 holders. On February 2, 2017, the closing price of Merchants common stock reported on NASDAQ was $50.40.

Merchants has historically paid regular quarterly cash dividends on its common stock, and the board of directors of Merchants presently intends to continue the payment of regular quarterly cash dividends, subject to the need to use those funds for other purposes. However, because substantially all of the funds available for the payment of dividends by Merchants are derived from Merchants Bank, future dividends will depend upon the earnings of Merchants Bank, its financial condition, its need for funds and applicable governmental policies and regulations. Under the terms of the Merger Agreement, other than regular quarterly dividends consistent with past practices, Merchants is not permitted to declare, set aside or pay any cash dividends while the Merger is still pending.

The following table presents the closing price of a share of Community Bank System, as reported on the NYSE, and Merchants common stock, as reported on NASDAQ, on October 21, 2016, the last full trading day prior to the public announcement of the Merger, and on February 2, 2017, the last practicable trading day prior to the date of this Proxy Statement/Prospectus. The following table also presents the equivalent per share value of the Community Bank System common stock that Merchants stockholders would receive for each share of their Merchants common stock if the Merger was completed on those dates:

	Community Bank System Common Stock	Merchants Common Stock	Equivalent Value Per Share of Merchants Common Stock(1)
October 21, 2016	$47.50	$32.85	$44.02
February 2, 2017	$57.67	$50.40	$50.88

(1)	Calculated by multiplying the closing price of Community Bank System common stock as of the specified date by the 0.6741 mixed stock election consideration and adding $12.00 to such amount.

PROPOSAL II — MERGER-RELATED EXECUTIVE COMPENSATION

As required by Regulation 14A of the Securities Exchange Act of 1934, as amended, Merchants is providing its stockholders with the opportunity to cast an advisory, non-binding vote on the compensation that may become payable to its named executive officers in connection with the completion of the Merger, as disclosed in the section of this Proxy Statement/Prospectus captioned “The Merger — Merger-Related Executive Compensation for Merchants’ Named Executive Officers,” beginning on page 53, and the related table and narratives. Merchants’ board of directors encourages you to review this information carefully.

Your vote is requested.  This vote is not intended to address any specific item of compensation, but rather the overall compensation that may become payable to Merchants’ named executive officers in connection with the completion of the Merger. In addition, this vote is separate and independent from the vote of stockholders to approve the completion of the Merger. Merchants asks that its stockholders vote “FOR” the following resolution:

RESOLVED, that the compensation that may become payable to Merchants’ named executive officers in connection with the completion of the Merger, as disclosed in the section captioned “The Merger —  Interests of Merchants Directors and Executive Officers in the Merger” (beginning on page 48 of the Proxy Statement/Prospectus dated February 7, 2017) and the related table and narratives, is hereby APPROVED.

Approval of this proposal is not a condition to the completion of the Merger. Additionally, this vote is advisory and, therefore, it will not be binding on Merchants, nor will it overrule any prior decision or require Merchants’ board of directors (or any committee thereof) to take any action. Merchants’ board of directors will consider the affirmative vote of a majority of the votes cast on the matter “FOR” the foregoing resolution as advisory approval of the compensation that may become payable to Merchants’ named executive officers in connection with the completion of the Merger.

MERCHANTS’ BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ADVISORY, NON-BINDING PROPOSAL TO APPROVE THE MERGER-RELATED EXECUTIVE COMPENSATION.

PROPOSAL III — ADJOURNMENT OF THE MEETING

Merchants is also submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments of the special meeting if there are not sufficient votes to adopt the Merger Agreement at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that Merchants may not have received sufficient votes to adopt the Merger Agreement by the time of the special meeting. In that event, Merchants would need to adjourn the special meeting in order to solicit additional proxies.

To allow the proxies that have been received by Merchants at the time of the special meeting to be voted for an adjournment, if necessary, Merchants is submitting a proposal to approve one or more adjournments, and only under those circumstances, to you for consideration. If the new date, time and place is announced at the special meeting before the adjournment, Merchants is not required to give notice of the time and place of the adjourned meeting, unless the board of directors fixes a new record date for the special meeting.

The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for adoption of the Merger Agreement proposal in the event that there are insufficient votes to approve that proposal. The Merchants board of directors retains full authority to the extent set forth in the Merchants bylaws and Delaware law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any Merchants stockholders.

THE BOARD OF DIRECTORS OF MERCHANTS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, INCLUDING TO SOLICIT ADDITIONAL PROXIES TO ADOPT THE MERGER AGREEMENT.

OTHER MATTERS

As of the date of this document, management of Merchants knows of no other matters which may be brought before the special stockholders’ meeting other than as described in this document. However, if any matter other than the Merger or related matters should properly come before the special meeting, the proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notices of special meeting.

DESCRIPTION OF CAPITAL STOCK OF COMMUNITY BANK SYSTEM

Merchants stockholders who receive shares of Community Bank System common stock in the Merger will become stockholders of Community Bank System. Community Bank System is a Delaware corporation subject to the provisions of Delaware law. Given below is a summary of the material features of the Community Bank System common stock. This summary is not a complete discussion of the charter documents and other instruments of Community Bank System that create the rights of the stockholders. You are urged to read carefully those documents and instruments, which have been incorporated by reference as exhibits to the registration statement of which this document is a part. Please see “Where You Can Find More Information” on page 104 of this Proxy Statement/Prospectus for information on how to obtain copies of those documents and instruments.

General

Community Bank System is authorized to issue 75,000,000 shares of common stock, par value $1.00 per share. As of February 2, 2017, 44,541,412 shares of common stock were issued and outstanding. Community Bank System’s certificate of incorporation also authorizes the board of directors, without stockholder approval (subject to the rules of the NYSE, if applicable), to issue up to 500,000 shares of preferred stock, par value $1.00 per share, and to establish the relative rights, designations, preferences and limitations or restrictions of the preferred stock. As of the date of this document, there were no shares of preferred stock issued and outstanding.

Common Stock

Voting Rights.  The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. No stockholders have cumulative voting rights in the election of directors.

Dividends.  Community Bank System may pay dividends as declared from time to time by the board of directors out of funds legally available for dividends, subject to certain restrictions. The holders of Community Bank System common stock will be entitled to receive any dividends on the common stock in proportion to their holdings.

Rights in Liquidation.  In the event of a liquidation, dissolution or winding up of Community Bank System, each holder of Community Bank System common stock would be entitled to receive, after payment of all debts and liabilities of Community Bank System and after any required distribution to holders of any issued and outstanding preferred stock, a pro rata portion of all remaining assets of Community Bank System.

No Preemptive Rights; No Redemption.  Holders of shares of Community Bank System common stock are not entitled to preemptive rights with respect to any shares of any capital stock of Community Bank System that may be issued. Community Bank System common stock is not subject to call or redemption.

Certain Certificate of Incorporation and Bylaws Provisions

There are provisions in Community Bank System’s certificate of incorporation and bylaws which are intended to discourage non-negotiated takeover attempts. These provisions are intended to avoid costly takeover battles and lessen Community Bank System’s exposure to coercive takeover attempts at an unfair price, and are designed to maximize stockholder value in connection with unsolicited takeover attempts. These provisions, however, could reduce the premium that potential acquirers might be willing to pay in an acquisition, which may in turn reduce the market price that investors might be willing to pay in the future for shares of Community Bank System common stock.

Community Bank System’s certificate of incorporation authorizes the board of directors to issue, without further stockholder approval, up to 500,000 shares of preferred stock with rights senior to those of its common stock, except as may be required with respect to a particular transaction by applicable law or by regulatory agencies having jurisdiction over Community Bank System. The board of directors of Community Bank System is permitted to establish from time to time the relative rights, designations, preferences and limitations or restrictions of the preferred stock. The preferred stock could be used to deter future attempts to gain control of Community Bank System.

Community Bank System has a classified board which provides for the board to be divided into three classes, as nearly equal in number as possible, with approximately one-third of the directors to be elected annually for three-year terms. A classified board helps to assure continuity and stability of corporate leadership and policy by extending the time required to elect a majority of the directors to at least two successive annual meetings. This extension of time may also discourage a tender offer or takeover bid by making it more difficult for a majority of stockholders to change the composition of the board of directors.

In addition, Community Bank System’s certificate of incorporation contains a provision which requires that certain business combinations be approved by the affirmative vote of either (a) the holders of three-fourths of the outstanding shares of Community Bank System common stock and a majority of the board of directors; or (b) the holders of two-thirds of the outstanding shares of Community Bank System common stock and two-thirds of the continuing Directors. These “supermajority” requirements could result in Community Bank System’s board exercising a stronger influence over any proposed takeover (subject to its fiduciary duties) by refusing to approve a proposed business combination and by obtaining sufficient additional votes, including votes obtained through the issuance of additional shares to parties friendly to their interests, to preclude the two-thirds or three-fourths stockholder approval requirement.

Community Bank System’s certificate of incorporation also provides that the above described provisions designed to protect Community Bank System from unfriendly takeover attempts can only be amended by the affirmative vote of (a) holders of at least three-fourths of the outstanding shares of Community Bank System common stock and a majority of the board of directors, or (b) holders of at least two-thirds of the outstanding shares of Community Bank System common stock and two-thirds of the continuing directors.

Under the certificate of incorporation of Community Bank System, the stockholders of the company are prohibited from approving corporate actions by a written consent in lieu of a meeting. Instead, any corporate action to be approved by Community Bank System stockholders must be so approved at a stockholders’ meeting.

COMPARISON OF RIGHTS OF HOLDERS OF MERCHANTS COMMON STOCK AND COMMUNITY BANK SYSTEM COMMON STOCK

Merchants is incorporated under the laws of the State of Delaware. The rights of Merchants stockholders derive from Merchants’ certificate of incorporation and bylaws and from the Delaware General Corporation Law (“DGCL”).

Community Bank System is incorporated under the laws of the State of Delaware. The rights of Community Bank System stockholders derive from Community Bank System’s certificate of incorporation and bylaws and from the DGCL.

Thus, following the Merger, the rights of Merchants stockholders who become Community Bank System stockholders in the Merger will no longer be governed by the Merchants’ certificate of incorporation and Merchants’ bylaws, but instead will be governed by Community Bank System’s certificate of incorporation and Community Bank System’s bylaws.

Set forth below is a summary of material differences between the rights of Merchants stockholders under the Merchants articles of incorporation and the Merchants bylaws, and the rights of Community Bank System stockholders under the Community Bank System certificate of incorporation and Community Bank System bylaws. The summary set forth below is not intended to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Merchants certificate of incorporation and bylaws, and the Community Bank System certificate of incorporation and Community Bank System bylaws.

Authorized Capital Stock

Community Bank System.  Under its certificate of incorporation, Community Bank System is authorized to issue 75,000,000 shares of common stock, par value $1.00 per share, and 500,000 shares of preferred stock, par value $1.00 per share. At February 2, 2017, there were 44,541,412 shares of Community Bank System common stock issued and outstanding. Although no shares of preferred stock are currently outstanding, the board of directors may, without stockholder approval (subject to the rules of the NYSE, if applicable), issue shares of preferred stock with the relative rights, designations, preferences and limitations or restrictions established by the board. The ability of Community Bank System to issue shares of preferred stock could have an anti-takeover effect.

Merchants.  Merchants’ authorized capital stock consists of (i) 10,000,000 shares of common stock, with a par value of $0.01 per share; (ii) 200,000 shares of Class A non-voting preferred stock, with a par value of $0.01 per share; and (iii) 1,500,000 shares of Class B voting preferred stock, with a par value of $0.01 per share. The Merchants certificate of incorporation authorizes Merchants’ board of directors to issue shares of preferred stock in one or more series and to fix the designations, powers, preferences, and rights of the shares of preferred stock in each series. At February 2, 2017, there were 6,898,903 shares of common stock issued and outstanding. No shares of Merchants preferred stock were issued and outstanding as of that date.

Quorum of Stockholders

Community Bank System.  In order to have a quorum for the transaction of business at any stockholders’ meeting, the holders of at least one-third of the shares entitled to vote at the meeting must be present in person or represented by proxy, unless a greater number is required by the DGCL.

Merchants.  In order to have a quorum for the transaction of business at any stockholders’ meeting, the holders of at least a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy.

Nomination of Directors and Stockholder Proposals

Community Bank System.  Community Bank System’s bylaws provide that nominations of persons for election to the board of directors may be made at a meeting of stockholders by or at the direction of the board of directors, or by any stockholder entitled to vote at the election who gives advanced written notice to the Secretary not less than 60 days or more than 90 days prior to the meeting (provided that if Community Bank System gives less than 60 days’ notice of the meeting date, the nominating stockholder’s notice must be given within ten days following the mailing date of the Community Bank System notice). Each such notice must contain specified information concerning the nominee, the nominating stockholder and certain related interests of the nominating stockholder.

Community Bank System’s bylaws provide that for business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely written notice to the Secretary at least 45 days prior to the date of the annual meeting, provided, however, that if less than 60 days’ notice of the annual meeting is given, then the stockholder’s written notice of the business to be brought before the annual meeting must be so received not later than the close of business on the 15th day following the date on which such notice of the date of annual meeting was mailed. Each such notice must contain specified information concerning the proposed business, the proposing stockholder and certain related interests of the proposing stockholder.

Merchants.  Merchants’ bylaws provide that stockholders of Merchants may nominate one or more persons for election as director only if such nominations are delivered to the secretary of Merchants at the principal executive offices of the corporation not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th day prior to the scheduled date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Each such notice must contain specified information concerning the nominee, the nominating stockholder and certain related interests of the nominating stockholder.

Merchants’ bylaws provide that a proposal by a stockholder for submission of a matter to a vote of stockholders at an annual meeting must be delivered to the secretary of Merchants within the same time frame as stockholder nominations for directors described above. Each such notice must contain specified information concerning the proposal, the proposing stockholder and certain related interests of the proposing stockholder.

In addition, the stockholder must provide specified updates or supplements to the foregoing information.

Election of Directors

Community Bank System.  Community Bank System’s bylaws provide that directors shall, except as otherwise required by law or by the certificate of incorporation, be elected by a plurality of the votes cast at a meeting of stockholders by the holders of shares entitled to vote in the election. No stockholder has the right of cumulative voting in the election of directors.

Merchants.  Merchants’ bylaws provide that any election of directors by stockholders shall be determined by a plurality of the votes properly cast on the election of directors. No stockholder has the right of cumulative voting in the election of directors.

Qualification of Directors

Community Bank System.  Delaware law provides that a director need not be a stockholder unless so required by the certificate of incorporation or the bylaws. The Community Bank System certificate of incorporation and the Community Bank System bylaws do not contain further qualifications for directors. Currently, each director of Community Bank System also serves as a director of Community Bank, which is a national banking association. The National Bank Act and the related regulations require that a director of a national banking association must be a citizen of the United States and must own shares of capital stock of the association or its parent company, the aggregate par value, stockholders’ equity or fair market value of which shares is not less than $1,000. Generally, at least a majority of the directors of a national banking association must have resided in the state in which the association is located, or within 100 miles of the location of the office of the association, for at least one year immediately before the election as a director and must continue to reside within those areas during the term of office. Community Bank System has a mandatory retirement policy and under its bylaws, directors must retire at December 31 of the year in which the director reaches age 70.

Merchants.  Delaware law provides that a director need not be a stockholder unless so required by the certificate of incorporation or the bylaws. The Merchants certificate of incorporation and the Merchants bylaws do not contain further qualifications for directors. There are no residency requirements to serve as a director of Merchants, nor do the Merchants certificate of incorporation or bylaws specify any disqualifications from serving as a director. Currently, Merchants’ board of directors consists of 11 directors. Each Merchants director also serves as a director of Merchants Bank, a Vermont chartered commercial bank. Vermont law does not impose any stock ownership requirements on Merchants Bank directors. Merchants does not have a mandatory retirement policy for its directors.

Number of Directors

Community Bank System.  The total number of directors on the board of directors may be changed from time to time by the board or the stockholders. Neither the certificate of incorporation nor the bylaws imposes any limitation on the total number of directors of Community Bank System. The Community Bank System board of directors is currently composed of 12 directors and divided into three classes. After consummation of the Merger, the board will be composed of 14 directors.

Merchants.  The Merchants bylaws provide that the number of directors constituting the board of directors will be fixed solely and exclusively by resolution of the board of directors or by the stockholders at the annual meeting, subject to the limitation contained in the Merchants certificate of incorporation that the number of directors shall not be less than nine. The Merchants board of directors is currently composed of 11 directors and is divided into three classes as nearly equal in number as possible, with approximately one-third of the directors elected by the stockholders each year at the annual meeting of stockholders. Directors hold office until the third annual meeting following their election or until a successor has been duly elected and qualified or until a director’s earlier death, resignation or removal.

Removal of Directors

Community Bank System.  Under Delaware law, directors of a corporation with a classified board (like Community Bank System) may be removed by the holders of a majority of shares then entitled to vote at the election of directors, but only for cause, unless the certificate of incorporation of the corporation provides that they can also be removed without cause. The bylaws of Community Bank System permit the stockholders representing a majority of the shares then entitled to vote to remove directors with or without cause. The board of directors is not authorized to remove a director.

Merchants.  Under Delaware law, directors of a corporation with a classified board (like Merchants) may be removed by the holders of a majority of shares then entitled to vote at the election of directors, but only for cause, unless the certificate of incorporation of the corporation provides that they can also be removed without cause. Under the Merchants bylaws, any director, or the entire board of directors, may be removed from office for cause by the affirmative vote of the holders of a majority of the shares then entitled to vote in the election of directors. The board of directors is not authorized to remove a director.

Vacancies on the Board of Directors

Community Bank System.  Community Bank System’s bylaws provide that all vacancies on the board of directors may be filled by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, or may be filled by a plurality of the votes cast by stockholders of Community Bank System entitled to vote in the election at a special meeting of stockholders called for that purpose.

Merchants.  Merchants’ certificate of incorporation provides that in case of any vacancy on the board of directors or any increase in the number of directors constituting the whole board, such vacancy shall be filled by the directors or by the stockholders at the time having voting power.

Voting and Proxies

Community Bank System.  Holders of Community Bank System are entitled to one vote for each share of capital stock standing in their name on the record of stockholders.

At any meeting of stockholders (at which a quorum was present to organize the meeting), all matters, except as otherwise provided by law or by certificate of incorporation or by the bylaws, shall be decided by a majority of the votes cast at such meeting by the holders of shares present in person or represented by proxy and entitled to vote thereon, whether or not a quorum is present when the vote is taken. Every stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for him by proxy. The validity and enforceability of any proxy shall be determined in accordance with Section 212 of the DGCL.

Merchants.  Holders of Merchants are entitled to one vote for each share of capital stock standing in their name on the record of stockholders.

At any meeting of stockholders (at which a quorum was present to organize the meeting), any matter before any such meeting (other than an election of a director or directors), except as otherwise provided by law or by certificate of incorporation or by the bylaws, shall be decided by a majority of the votes cast at such meeting by the holders of shares present in person, represented by written proxy, or by a transmission permitted by Section 212(c) of the DGCL, whether or not a quorum is present when the vote is taken. Every stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for him by proxy. The validity and enforceability of any proxy shall be determined in accordance with Section 212 of the DGCL.

Payment of Dividends

Community Bank System.  Delaware law provides that dividends may be paid either out of a corporation’s surplus or, in the event that no surplus exists, from its net profits, if any, from either the year the dividends were declared or the prior year. Capital surplus is the excess of the net assets of the corporation over the stated capital of the corporation. There are certain other regulatory and contractual restrictions on Community Bank System’s ability to pay cash dividends.

Merchants.  Delaware law provides that dividends may be paid either out of a corporation’s surplus or, in the event that no surplus exists, from its net profits, if any, from either the year the dividends were declared or the prior year. Capital surplus is the excess of the net assets of the corporation over the stated capital of the corporation. There are certain other regulatory and contractual restrictions on Merchants’ ability to pay cash dividends.

Special Meeting of Stockholders

Community Bank System.  Under the DGCL, a special meeting of stockholders may be called by a corporation’s board of directors or by the persons authorized to do so in the corporation’s certificate of incorporation or bylaws. Community Bank System’s bylaws provide that a special meeting may be called by the Chairman of the Board or the President or the Secretary or by any three or more Directors.

At any special meeting of stockholders, only such business may be transacted as is related to the purpose or purposes of such meeting set forth in the notice thereof given pursuant to the bylaws or in any waiver of notice thereof given pursuant to the bylaws.

Merchants.  Under the DGCL, a special meeting of stockholders may be called by a corporation’s board of directors or by the persons authorized to do so in the corporation’s certificate of incorporation or bylaws. Merchants’ bylaws provide that a special meeting of stockholders may be called by the board of directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, except as otherwise required by statute and subject to the rights of the holders of any series of undesignated preferred stock.

Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of Merchants.

Rights of Stockholders to Dissent

Community Bank System.  Under Delaware law, appraisal rights are generally available for the shares of any class or series of stock of a corporation involved in a merger or consolidation. However, no appraisal rights are available for any stock, which on the record date of the stockholder meeting to approve the transaction, is listed on a national securities exchange or NASDAQ, or held of record by more than 2,000 stockholders. Also, no appraisal rights are available to stockholders of the surviving corporation in a merger if their approval is not required. Notwithstanding the foregoing, appraisal rights are available for the class or series if the holders thereof receive in the merger or consolidation anything except:

•	shares of stock of the corporation surviving or resulting from such merger or consolidation;
•	shares of stock of any other corporation that, at the effective date of the merger or consolidation, are either listed on a national securities exchange or NASDAQ, or held of record by more than 2,000 stockholders;
•	cash in lieu of fractional shares; or
•	any combination of the foregoing.

Merchants.  Holders of Merchants common stock are subject to the same appraisal rights under Delaware law described directly above.

Indemnification and Limitation of Liability

Community Bank System.  The Community Bank System certificate of incorporation provides that a director shall not be personally liable to Community Bank System or its stockholders for monetary damages for a breach of fiduciary duty, except for liability:

•	for a breach of the duty of loyalty;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	under Section 174 of the Delaware General Corporation Law; or
•	for any transaction from which the director derived an improper personal benefit.

Community Bank System will indemnify to the fullest extent permitted by Delaware law any person against liabilities and expenses incurred by reason of the fact that he or she was acting as a director or officer of Community Bank System. Community Bank System may also provide indemnification to its employees and agents.

Merchants.  The Merchants certificate of incorporation provides that no director of Merchants shall be personally liable to Merchants or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that the liability of a director shall not be limited or eliminated for any of the following:

•	any breach of the director’s duty of loyalty to Merchants or its stockholders;
•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	unlawful distributions under the DGCL; or
•	for any transaction from which the director derived an improper personal benefit.

The Merchants certificate of incorporation provides that Merchants must indemnify each director and officer of the corporation, his or her heirs, executors and administrators, and may indemnify each employee and agent of Merchants, his or her heirs, executors, administrators and all other persons whom Merchants is authorized to indemnify under the DGCL, to the extent permitted by law (i) against all expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the indemnified person in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, or in connection with any appeal therein, or otherwise, and (ii) against all expenses (including attorney’s fees) actually and reasonably incurred by the indemnified person in connection with the defense or settlement of any derivative action or suit or in connection with any appeal or otherwise; and no provision of the Merchants certificate of incorporation is to be construed as limiting any of the rights conferred by the DGCL with respect to indemnification of officers and directors.

Certain Voting Rights and Restrictions with Respect to Mergers

Community Bank System.  Under Delaware law, any merger, consolidation or sale of all or substantially all of the assets of a corporation requires approval by a majority of the outstanding shares, unless the corporation’s certificate of incorporation requires a higher percentage. Where approval of stockholders is required by Delaware law, the Community Bank System certificate of incorporation requires a higher percentage with respect to “business combinations” with “interested stockholders” as discussed below.

An interested stockholder is the beneficial owner of common stock representing three percent or more of the votes entitled to be cast, an affiliate or associate of Community Bank System who was an interested stockholder at any time during the preceding two years, or an assignee or successor in interest of shares which were owned at any time during the preceding two years by an interested stockholder.

A business combination between Community Bank System and an interested stockholder requires the approval of a majority of the board of directors and at least three-fourths of the votes entitled to be cast, or at least two-thirds of the votes entitled to be cast and two-thirds of the continuing directors. A “business combination” includes:

•	any merger or consolidation with Community Bank System or any of its subsidiaries with (i) any interested stockholder or (ii) any other corporation (whether or not itself an interested stockholder) which is or after such merger or consolidation will be an affiliate or associate of an interested stockholder;
•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any interested stockholder or any affiliate or associate of any interested stockholder involving any assets or securities of Community Bank System or any of its subsidiaries having an aggregate fair market value of $3,000,000 or more;
•	the adoption of any plan or proposal for the liquidation or dissolution of Community Bank System proposed by or on behalf of an interested stockholder or any affiliate or associate of any interested stockholder;
•	any reclassification of securities (including any reverse stock split), or recapitalization, any merger or consolidation of Community Bank System with one of its subsidiaries, or any other transaction (whether or not with or otherwise involving an interested stockholder) which has the effect, directly or indirectly, of increasing the proportion of the outstanding shares of any class of equity or convertible securities which is beneficially owned by an interested stockholder or any affiliate or associate of any interested stockholder; and
•	any agreement, contract, or other arrangement providing for any one or more of the actions specified in the foregoing.

In addition, Section 203 of the DGCL applies to Delaware corporations with a class of voting stock listed on a national securities exchange, authorized for quotation on NASDAQ, or held of record by 2,000 or more persons, and restricts transactions which may be entered into by a corporation and certain of its stockholders. Community Bank System has not elected to “opt out” of Section 203, as permitted by that section.

Section 203 provides, in essence, that an “interested stockholder,” defined as a stockholder acquiring more than 15%, but less than 85%, of the outstanding voting stock of a corporation subject to the statute and its affiliates and associates, may not engage in certain “business combinations” with the corporation for a period of three years subsequent to the date on which the stockholder became an interested stockholder unless:

•	prior to that date, the corporation’s board of directors approved either the business combination or the transaction in which the stockholder became an interested person, or
•	the business combination is approved by the corporation’s board of directors and authorized at a stockholders’ meeting by a vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested person.

Section 203 defines the term “business combination” to include a wide variety of transactions with or caused by an interested person in which the interested person receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the interested person, transactions with the corporation which increase the proportionate interest of the interested person or transactions in which the interested person receives certain other benefits.

Merchants.  The Merchants certificate of incorporation generally requires that specified business combination transactions be approved by the affirmative vote of the holders of at least 80% of Merchants voting stock, unless the transaction is approved by the unanimous vote of all of Merchants’ directors then in office. This vote requirement applies to any of the following: (i) any plan of merger or consolidation to which Merchants is a party and which requires stockholder approval, or (ii) any sale, lease, exchange, mortgage, pledge or other disposition of all, or substantially all of Merchants’ assets not made in the usual and regular course of business, or (iii) a combination or majority share acquisition in which Merchants is the acquiring corporation and a majority of its voting shares is issued or transferred to another corporation or entity, or person, or to stockholders of another corporation or entity. If the business combination is unanimously approved by the directors, the required stockholder vote to approve the transaction is reduced to two-thirds (66 2/3%) of the outstanding shares of voting capital stock.

Merchants has not elected to “opt out” of Section 203 of the Delaware General Corporation Law, as permitted by that section (see description of Section 203 above).

Amendment to Certificate of Incorporation

Community Bank System.  Under Delaware law, the Community Bank System certificate of incorporation may be amended only if the amendment is first proposed by the Community Bank System board of directors and is approved by a majority of outstanding shares entitled to vote thereon. Where the rights of a certain class of shares is affected by the amendment, a majority of that class of shares must also approve the amendment, regardless if such class is otherwise entitled to vote on the amendment. Under Community Bank System’s certificate of incorporation, amendments to provisions relating to the election and classification of directors, the limitation of director’s liability, a business combination with an interested stockholder or an amendment to the certificate require the approval of a majority of the board of directors and at least three-fourths of the votes entitled to be cast by the holders of Community Bank System common stock, or at least two-thirds of the votes entitled to be cast and two-thirds of the continuing directors.

Merchants.  Under Delaware law, the Merchants certificate of incorporation may be amended only if the amendment is first proposed by the Merchants board of directors and is approved by a majority of outstanding shares entitled to vote thereon. Where the rights of a certain class of shares is affected by the amendment, a majority of that class of shares must also approve the amendment, regardless if such class is otherwise entitled to vote on the amendment. The Merchants certificate of incorporation provides that any amendment to the certificate of incorporation requires the vote of two-thirds (66 2/3%) of the outstanding shares entitled to vote. In addition, the Merchants certificate of incorporation provides that amendments to certain sections of the Merchants certificate of incorporation that have an antitakeover effect require the affirmative vote of 80% or more of the outstanding shares entitled to vote.

Amendment to Bylaws

Community Bank System.  The board of directors of Community Bank System may adopt, amend or repeal Community Bank System’s bylaws by a majority vote, provided that the bylaws may also be adopted, amended or repealed by the stockholders of Community Bank System by the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the subject matter.

Merchants.  The Merchants bylaws authorize the board of directors to amend or repeal the bylaws by vote of a majority of the board of directors at a meeting. The Merchants bylaws also may be amended or repealed by the affirmative vote of the holders of at least 75% percent of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the board of directors recommends that stockholders approve the amendment or repeal, its adoption will only require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class.

Stockholder Action Without a Meeting

Community Bank System.  Community Bank System’s certificate of incorporation prohibits stockholder action without a meeting.

Merchants.  Merchants’ certificate of incorporation provides that any action required or permitted to be taken by law, by the certificate of incorporation or by the Merchants bylaws to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if one or more written consents setting forth the action so taken are signed by the holders of all outstanding shares of Merchants capital stock that are entitled to vote on the matter.

Preemptive Rights

Community Bank System.  Under the DGCL, unless the certificate of incorporation provides otherwise, stockholders have no preemptive rights. Community Bank System’s certificate of incorporation does not provide for preemptive rights. Accordingly, Community Bank System stockholders do not have preemptive rights.

Merchants.  Under the DGCL, unless the certificate of incorporation provides otherwise, stockholders have no preemptive rights. Merchants’ certificate of incorporation does not provide for preemptive rights. Accordingly, Merchants stockholders do not have preemptive rights.

Exclusive Forum Provision

Community Bank System.  Community Bank System’s bylaws do not provide an exclusive forum provision.

Merchants.  Merchants’ bylaws provide that unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for any stockholder (including a beneficial owner of stock) to bring (i) any derivative action or proceeding on behalf of the corporation, (ii) any action asserting a claim of, or a claim based on, breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder (including a beneficial owner of stock) of the corporation to the corporation or the corporation’s stockholders (including beneficial owners of stock), (iii) any action asserting a claim against the corporation or any current or former director, officer, employee or stockholder (including a beneficial owner of stock) of the corporation arising pursuant to any provision of the DGCL or the certificate or the bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the certificate of incorporation or the bylaws, or (v) any action asserting a claim against the corporation or any current or former director, officer, employee or stockholder (including a beneficial owner of stock) of the corporation governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware.

EXPERTS

The consolidated financial statements of Community Bank System and management’s assessment of the effectiveness of internal controls over financial reporting (which is included in Management’s Report on Internal Controls over Financial Reporting) incorporated in this registration statement by reference to Community Bank System’s Annual Report on Form 10-K for the year ended December 31, 2015, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm given on the authority of said firm as experts in accounting and auditing.

The financial statements incorporated in this proxy statement/prospectus by reference to the Merchants Bancshares, Inc. Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of Crowe Horwath LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

SUBMISSION OF STOCKHOLDER NOMINATIONS AND PROPOSALS

If the Merger is completed in the expected time frame, Merchants will not hold another annual meeting of stockholders. If the Merger is not completed or if the Merger is delayed and the 2017 annual meeting of stockholders becomes necessary, Merchants’ bylaws provide that in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such nominations and/or proposals to the Corporate Secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, such notice must be received not later than close of business on the later of the tenth day following the day on which public disclosure of the meeting date was first made or the 90th day prior to the scheduled date of such annual meeting. A copy of the bylaws may be obtained from Merchants.

LEGAL MATTERS

The validity of the shares of Community Bank System common stock to be issued pursuant to the terms of the Merger Agreement will be passed upon for Community Bank System by George J. Getman, the Executive Vice President and General Counsel of Community Bank System.

Goodwin Procter LLP, Boston, Massachusetts, has delivered an opinion to Merchants, as to certain federal income tax consequences of the Merger. See “Proposal 1 — The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”

WHERE YOU CAN FIND MORE INFORMATION

Both Community Bank System and Merchants file annual, quarterly and current reports, proxy statements and other information with the SEC.

You may read and copy any reports, statements or other information that Community Bank System or Merchants files at the SEC’s Public Reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference room. Community Bank System’s and Merchants’ public filings are also available at the Internet site maintained by the SEC at “http://www.sec.gov.” You can also inspect reports, proxy statements and other information about Community Bank System at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Community Bank System’s and Merchants’ public filings are also available from Community Bank System and Merchants, respectively, at the address shown below or at their respective websites: www.communitybankna.com or www.mbvt.com.

Community Bank System has filed a registration statement to register with the SEC the shares of Community Bank System common stock to be issued to Merchants stockholders in the Merger. This document is a part of the registration statement and constitutes a Prospectus of Community Bank System and a Proxy Statement of Merchants for its special meeting of stockholders.

As allowed by SEC rules, this document does not contain all the information that stockholders can find in the registration statement or the exhibits to the registration statement. The SEC allows Community Bank System and Merchants to “incorporate by reference” certain information into this document, which means that Community Bank System and Merchants can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this document, except for any information which contradicts information contained directly in this document. This document incorporates by reference the documents set forth below that Community Bank System and Merchants have previously filed with the SEC.

Community Bank System
Commission Filings (File No. 001-13695)

Annual Report on Form 10-K
Year ended December 31, 2015, filed on February 29, 2016
Quarterly Report on Form 10-Q
Quarter ended March 31, 2016, filed on May 9, 2016 Quarter ended June 30, 2016, filed on August 9, 2016 Quarter ended September 30, 2016, filed on November 9, 2016
Proxy Statement for Annual Meeting of Stockholders
Filed on April 1, 2016
Current Reports on Form 8-K
Filed January 7, 2016, March 16, 2016, May 20, 2016, October 24, 2016, October 27, 2016, December 5, 2016, December 8, 2016, January 4, 2016, January 6, 2016 and February 3, 2017
Registration Statements on Form 8-A
Filed December 9, 1997 and February 27, 1995

Merchants
Commission Filings (File No. 0-11595)

Annual Report on Form 10-K
Year ended December 31, 2015, filed on March 14, 2016
Quarterly Report on Form 10-Q
Quarter ended March 31, 2016, filed on May 9, 2016 Quarter ended June 30, 2016, filed on August 3, 2016 Quarter ended September 30, 2016, filed on November 7, 2016
Proxy Statement for Annual Meeting of Stockholders
Filed on April 15, 2016
Current Reports on Form 8-K
Filed January 8, 2016, January 21, 2016 (Item 8.01), January 25, 2016 (Item 8.01), February 23, 2016, March 25, 2016, April 28, 2016 (Item 8.01), May 27, 2016, October 24, 2016 (Items 1.01 and 5.03), and December 21, 2016

All filings made with the SEC by Community Bank System or Merchants pursuant to the Exchange Act of 1934 after the date of this Proxy Statement/Prospectus and the date of the Merchants special meeting are incorporated into this document by reference and made a part of this document. These additional documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Community Bank System has supplied all information contained or incorporated by reference in this document relating to Community Bank System. Merchants has supplied all information contained or incorporated by reference in this document relating to Merchants. Neither Community Bank System nor Merchants assumes any responsibility for the accuracy or completeness of the information provided by the other party.

You may obtain documents pertaining to Community Bank System which are incorporated by reference in this document, from Community Bank System without charge, excluding all exhibits (unless specifically incorporated by reference as an exhibit to this document), by requesting them in writing or by telephone from Community Bank System at the following address:

Community Bank System, Inc.
5790 Widewaters Parkway
DeWitt, New York 13214
Attention: Donna J. Drengel, Investor Relations
Telephone: (315) 445-7313

You may obtain documents pertaining to Merchants which are incorporated by reference in this document, from Merchants without charge, excluding all exhibits (unless specifically incorporated by reference as an exhibit to this document), by requesting them in writing or by telephone from Merchants at the following address:

Merchants Bancshares, Inc.
275 Kennedy Drive
South Burlington, Vermont 05403
Attention: Corporate Secretary
Telephone: (800) 322-5222

If you would like to request documents from Community Bank System or Merchants, please do so at least five business days before the date of the special meeting in order to receive timely delivery of the requested documents prior to the special meeting.

You should rely only on the information contained or incorporated by reference in this document to vote your shares at the special meeting held by your company. Neither Community Bank System nor Merchants has authorized anyone to provide you with information that is different from what is contained in this document. This document is dated February 7, 2017. You should not assume that the information contained in this document is accurate after that date.

Execution Copy

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

COMMUNITY BANK SYSTEM, INC.

AND

MERCHANTS BANCSHARES, INC.

Dated as of October 22, 2016

A-i

LIST OF EXHIBITS

Exhibit	Description
A	Form of Bank Merger Agreement
B	Stockholder Support Agreement Signatories
C	Form of Stockholder Support Agreement

A-ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 22, 2016, by and between Community Bank System, Inc., a Delaware corporation (“Community”), and Merchants Bancshares, Inc., a Delaware corporation (“Merchants”).

Recitals

WHEREAS, Community is a bank holding company, the principal banking Subsidiary of which is Community Bank, N.A., a national banking association (“Community Bank”);

WHEREAS, Merchants is a bank holding company, the principal banking Subsidiary of which is Merchants Bank, a Vermont-based commercial bank (“Merchants Bank”);

WHEREAS, the Boards of Directors of Community and Merchants have approved this Agreement and the transactions described herein in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and have declared the same advisable and in the best interests of Community and Merchants, respectively, and their respective stockholders;

WHEREAS, this Agreement provides for the acquisition of Merchants by Community pursuant to the merger of Merchants with and into Community (the “Merger”). Following the consummation of the Merger, Merchants Bank shall merge (the “Bank Merger”) with and into Community Bank, with Community Bank continuing as the surviving bank, pursuant to the terms of the Agreement and Plan of Merger between Community Bank and Merchants Bank attached hereto as Exhibit A (the “Bank Merger Agreement”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Community’s willingness to enter into this Agreement, each of the individuals listed on Exhibit B attached hereto who holds shares of Merchants Common Stock has executed and delivered to Community an agreement in substantially the form of Exhibit C attached hereto (each a “Stockholder Support Agreement”), pursuant to which they have agreed, among other things, subject to the terms of such Stockholder Support Agreement, to vote the shares of Merchants Common Stock held of record by such Persons or as to which they otherwise have beneficial ownership to adopt this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

Section 1.1 Merger.  Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined in Section 1.4 herein), Merchants shall be merged with and into Community. Community shall be the surviving corporation (the “Surviving Corporation”) resulting from the Merger and the separate corporate existence of Merchants shall thereupon cease. Community shall continue to be governed by the Laws of the State of Delaware, and the separate corporate existence of Community with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

Section 1.2 Bank Merger.  Prior to the Effective Time, Community and Merchants shall cause Community Bank and Merchants Bank, respectively, to execute the Bank Merger Agreement. Subject to the terms and conditions of this Agreement and the Bank Merger Agreement, Merchants Bank shall be merged with and into Community Bank in accordance with the provisions of 12 U.S.C. Section 215a-1 and with the effect provided in 12 U.S.C. Section 215a-1. Community Bank shall be the surviving bank resulting from the Bank Merger and the separate existence of Merchants Bank shall thereupon cease. Community Bank shall continue to be governed by the Laws of the United States, and the separate existence of Community Bank with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Bank Merger. Subject to the satisfaction of the conditions to closing set forth in the Bank Merger Agreement, the Bank Merger shall occur immediately following the Merger unless otherwise determined by Community in its sole discretion.

Section 1.3 Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, at the offices of Cadwalader, Wickersham & Taft LLP, 200 Liberty Street, New York, New York 10281, on a date which shall be no later than three (3) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article 5 hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Community and Merchants (the date on which the Closing occurs, the “Closing Date”).

Section 1.4 Effective Time.  Subject to the terms and conditions of this Agreement, on the Closing Date, the Parties shall cause to be filed with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) as provided in Section 251 of the DGCL. The Merger shall become effective as of the date and time that the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or such later time as is agreed upon by Community and Merchants and specified in the Certificate of Merger (such date and time when the Merger becomes effective, the “Effective Time”).

Section 1.5 Organizational Documents of Surviving Corporation; Directors and Officers.  (a) The Organizational Documents of Community in effect immediately prior to the Effective Time shall be the Organizational Documents of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

(b) The directors of Community immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time; provided, however, that effective immediately after the Effective Time, Community shall expand the size of its Board of Directors, and shall cause Community Bank to expand the size of its Board of Directors, by two (2) seats and appoint two (2) directors of Merchants who would each qualify as an “Independent Outside Director” of Community under ISS Guidelines and who meet all legal and regulatory requirements for serving on the Board of Directors of Community Bank, in each case as mutually agreed upon by Community and Merchants (the “Merchants Director Designees”) to serve on the Board of Directors of each of the Surviving Corporation and Community Bank. The Merchants Director Designees shall be appointed to the Board of Directors of the Surviving Corporation such that (x) one (1) Merchants Director Designee is appointed to the class of directors of the Surviving Corporation with terms expiring at the second annual meeting of stockholders occurring after the Effective Time and (y) one (1) Merchants Director Designee is appointed to the class of directors of the Surviving Corporation with terms expiring at the third annual meeting of stockholders occurring after the Effective Time. The officers of Community immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.

Section 1.6 Tax Consequences.  It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

Section 1.7 Structure Change.  Community may at any time change the method of effecting the Merger and the Bank Merger (including by providing for the merger of Merchants with a wholly-owned Subsidiary of Community) if and to the extent requested by Community, and Merchants agrees to enter into such amendments to this Agreement as Community may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (a) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (b) adversely affect the Tax treatment of the Merger with respect to Merchants’ stockholders or prevent the rendering of the opinions contemplated in Sections 5.2(d) and 5.3(d), (c) be reasonably likely to cause the Closing to be prevented or materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed or (d) require submission to or approval of the Merchants stockholders after the plan of merger set forth herein has been adopted by the Merchants stockholders.

ARTICLE 2

TREATMENT OF SECURITIES

Section 2.1 Treatment of Common Stock. (a) Treatment of Merchants Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of Merchants or of Community, subject to Section 2.1(c) and any applicable withholding Tax, each share of Merchants Common Stock issued and outstanding immediately prior to the Effective Time (other than Merchants Shares to be cancelled in accordance with Section 2.1(b), Merchants Restricted Shares and other than any Proposed Dissenting Shares) shall be automatically converted into the right to receive, at the election of the holder thereof in accordance with, and subject to, the terms, conditions and procedures set forth in this Article 2 (including the proration procedures in Section 2.2(c)) and subject to potential adjustment as provided in Section 6.1(h), the following consideration (collectively, the “Merger Consideration”), in each case without interest: (i) the combination (such election, a “Mixed Election”) of (A) $12.00 in cash (the “Mixed Cash Consideration”) and (B) 0.6741 validly issued, fully paid and non-assessable Community Shares (the “Mixed Stock Consideration” and, together with the Mixed Cash Consideration, the “Mixed Election Consideration”); (ii) (such election, a “Cash Election”) $40.00 in cash (the “Cash Election Consideration”); or (iii) (such election, a “Stock Election”) 0.9630 validly issued, fully paid and nonassessable Community Shares (such number of Community Shares, the “Stock Election Consideration”), without interest. From and after the Effective Time, all such Merchants Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Merchants Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Merchants Shares in accordance with Section 2.2(c) or Section 2.3(b) or in accordance with Section 2.5, as applicable, including the right to receive, pursuant to Section 2.7, cash in lieu of fractional shares of Community Common Stock, if any, into which such Merchants Shares have been converted pursuant to this Section 2.1(a) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 2.3(f).

(b) Cancellation of Merchants Common Stock.  At the Effective Time, all Merchants Shares owned by any of the Parties or by any of their respective Subsidiaries (other than any such shares owned in a fiduciary capacity or as a result of debts previously contracted) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Adjustment to Merger Consideration.  The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Merchants Common Stock or Community Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Merchants Common Stock or Community Common Stock outstanding after the date hereof and prior to the Effective Time.

(d) Community Common Stock.  At and after the Effective Time, each share of Community Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Community Common Stock and shall not be affected by the Merger.

Section 2.2 Election and Proration Procedures.  (a) An election form in such form as Community shall reasonably specify and as shall be reasonably acceptable to Merchants (the “Election Form”) shall be mailed on a date to be mutually agreed by the Parties that is not more than forty-five (45) days nor less than thirty (30) days prior to the anticipated Closing Date or on such other date as the Parties shall mutually agree (the “Mailing Date”) to each holder of record of Merchants Common Stock as of the close of business on the fifth (5th) Business Day prior to the Mailing Date (the “Election Form Record Date”).

(b) Community shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of Merchants Common Stock between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline, and Merchants shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(c) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (x) the number of shares of such holder’s Merchants Common Stock with respect to which such holder makes a Mixed Election (each such share, a “Mixed Election Share”), (y) the number of shares of such holder’s Merchants Common Stock with respect to which such holder makes a Cash Election (each such share, a “Cash Election Share”), and (z) the number of shares of such holder’s Merchants Common Stock with respect to which such holder makes a Stock Election (each such share, a “Stock Election Share”). Any Merchants Shares with respect to which the Exchange Agent has not received an effective, properly completed Election Form (including duly executed transmittal materials included with the Election Form), accompanied by any Merchants Certificates or Book-Entry Shares to which such Election Form relates, or by an appropriate customary guaranty of delivery of the related Merchants Certificates from a member of any registered national securities exchange or a commercial bank or trust company in the United States, on or before 5:00 p.m., Eastern Time, on the twenty-fifth (25th) day following the Mailing Date (or such other time and date as the Parties shall agree) (the “Election Deadline”) (other than Merchants Shares to be cancelled in accordance with Section 2.1(b), Merchants Restricted Shares and Proposed Dissenting Shares) shall be deemed to be “No Election Shares,” and the holders of such No Election Shares shall be deemed to have made a Mixed Election with respect to such No Election Shares. The Parties shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) Business Days before, and at least five (5) Business Days prior to, the Election Deadline. Not later than ten (10) Business Days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon after the Effective Time as is reasonably practicable, Community shall cause the Exchange Agent to effect the following prorations to the Merger Consideration:

(i) If the Cash Election Amount is greater than the Available Cash Election Amount, then each Cash Election Share shall, instead of being converted into the Cash Election Consideration, be converted into the right to receive (A) an amount of cash (without interest) equal to the product of the Cash Election Consideration, multiplied by a fraction, (1) the numerator of which shall be the Available Cash Election Amount and (2) the denominator of which shall be the Cash Election Amount (such fraction, the “Cash Fraction”), and (B) a number of validly issued, fully paid and nonassessable Community Shares equal to the product of the Stock Election Consideration multiplied by a fraction equal to one (1) minus the Cash Fraction.

(ii) If the Available Cash Election Amount is greater than the Cash Election Amount, then each Stock Election Share shall, instead of being converted into the right to receive the Stock Election Consideration, be converted into the right to receive (A) an amount of cash (without interest) equal to the amount of such excess divided by the number of Stock Election Shares, and (B) a number of validly issued, fully paid and nonassessable Community Shares equal to the product of the Stock Election Consideration multiplied by a fraction, the numerator of which shall be the difference between (I) the Cash Election Consideration minus (II) the amount calculated in clause (A) of this paragraph, and the denominator of which shall be the Cash Election Consideration.

(d) Any election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form (including duly executed transmittal materials included with the Election Form), accompanied by any Merchants Certificates or Book-Entry Shares to which such Election Form relates, or by an appropriate customary guaranty of delivery of the related Merchants Certificates from a member of any registered national securities exchange or a commercial bank or trust company in the United States, by the Election Deadline. Any Election Form may be revoked or changed by the authorized Person properly submitting such Election Form, by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Merchants Common Stock represented by such Election Form shall become No Election Shares, except to the extent a subsequent election is properly made with respect to any or all of such shares of Merchants Common Stock prior to the Election Deadline. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Community, Merchants, or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

Section 2.3 Payment for Securities; Surrender of Merchants Certificates.

(a) Exchange Fund.  Prior to the Effective Time, Community shall designate a bank or trust company reasonably acceptable to Merchants to act as the exchange agent in connection with the Merger (the “Exchange Agent”). The Exchange Agent shall also act as the agent for Merchants’ stockholders (other than with respect to Merchants Restricted Shares) for the purpose of receiving and holding their Election Forms and Merchants Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. At or prior to the Closing, Community shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of Community Common Stock issuable pursuant to Section 2.1(a) in book-entry form equal to the aggregate Community Common Stock portion of the Merger Consideration (excluding any Fractional Share Consideration), and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate cash portion of the Merger Consideration, Fractional Share Consideration and any dividends under Section 2.3(f) (such evidence of book-entry shares of Community Common Stock and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of shares of Merchants Common Stock. In the event the Exchange Fund shall be insufficient to pay the aggregate cash portion of the Merger Consideration, Fractional Share Consideration and any dividends under Section 2.3(f), Community shall promptly deposit additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. Community shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including payment of the Fractional Share Consideration, and any amounts payable in respect of dividends or other distributions on shares of Community Common Stock (other than with respect to Merchants Restricted Shares) in accordance with Section 2.3(f) out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Community; provided, however, that (x) no such investment or loss thereon shall affect the amounts payable to holders of Merchants Certificates or Book-Entry Shares pursuant to this Article 2 and (y) no such investment shall have maturities that would reasonably be expected to prevent or delay payments to be made pursuant to this Agreement. Any interest and other income resulting from such investments shall be paid to Community on the earlier of (A) one (1) year after the Effective Time or (B) the full payment of the Exchange Fund.

(b) Procedures for Surrender.  Promptly (but no more than five (5) Business Days) after the Effective Time, Community shall cause the Exchange Agent to mail (and make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Merchants Shares (the “Merchants Certificates”) or non-certificated Merchants Shares represented by book-entry (“Book-Entry Shares”) and whose Merchants Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration and who has not theretofore submitted its Merchants Certificates or Book-Entry Shares with an Election Form (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Merchants Certificates shall pass, only upon delivery of the Merchants Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and shall be in such form and have such other provisions as Community may reasonably specify and (ii) instructions for effecting the surrender of the Merchants Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for payment of the Merger Consideration into which such Merchants Shares have been converted pursuant to Section 2.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.7, and any dividends or other distributions on shares of Community Common Stock in accordance with Section 2.3(f). Upon surrender of a Merchants Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Community, together with such letter of transmittal or Election Form duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Merchants Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the applicable Merger Consideration pursuant to the provisions of this Article 2, any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.7, and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Community Common Stock in accordance with Section 2.3(f) for each Merchants Share formerly represented by such Merchants Certificate or Book-Entry Share, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within five (5) Business Days following the later to occur of (x) the completion of the prorations to the Merger Consideration as described in Section 2.2(c) and (y) the Exchange Agent’s receipt of such Merchants Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Merchants Certificate or Book-Entry Share so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Merchants Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Merchants Certificate is registered, it shall be a condition precedent of payment that (A) the Merchants Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Merchants Certificate surrendered or shall have established to the satisfaction of Community that such Tax either has been paid or is not required to be paid. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.3, each Merchants Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this Article 2, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.7, and any dividends or other distributions on shares of Community Common Stock in accordance with Section 2.3(f), without interest thereon.

(c) Transfer Books; No Further Ownership Rights in Merchants Shares.  At the Effective Time, the stock transfer books of Merchants shall be closed and thereafter there shall be no further registration of transfers of Merchants Shares on the records of Merchants. From and after the Effective Time, the holders of Merchants Certificates or Book-Entry Shares (including, for the avoidance of doubt, Merchants Restricted Shares) outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Merchants Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Merchants Certificates or Book-Entry Shares (including, for the avoidance of doubt, Merchants Restricted Shares) are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund; No Liability.  At any time following twelve (12) months after the Effective Time, Community shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Merchants Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Community (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.7, and any dividends or other distributions on shares of Community Common Stock in accordance with Section 2.3(f), payable upon due surrender of their Merchants Certificates or Book-Entry Shares and compliance with the procedures in Section 2.3(b), without any interest thereon. Notwithstanding the foregoing, neither Community nor the Exchange Agent shall be liable to any holder of a Merchants Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Merchants Certificates.  In the event that any Merchants Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Merchants Certificates, upon the making of an affidavit of that fact by the holder thereof, the applicable Merger Consideration payable in respect thereof pursuant to Section 2.1 hereof, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.7, and any dividends or other distributions on shares of Community Common Stock in accordance with Section 2.3(f).

(f) Dividends or Distributions with Respect to Community Common Stock.  No dividends or other distributions with respect to Community Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Merchants Certificate or Book-Entry Share with respect to the shares of Community Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Community to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Merchants Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Merchants Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Community Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Community Common Stock.

Section 2.4 Dissenters’ Rights.  (a) Notwithstanding anything in this Agreement to the contrary, Merchants Shares issued and outstanding immediately prior to the Effective Time and held by a holder of record who did not vote in favor of the adoption of this Agreement (or consent thereto in writing) and is entitled to demand and properly demands appraisal of such Merchants Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Appraisal Rights”) shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 2.1, but instead at the Effective Time shall be converted into the right to receive payment of the fair value of such Merchants Shares in accordance with the Appraisal Rights (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the appraised value of such Dissenting Shares to the extent afforded by the Appraisal Rights); provided, however, that if any such holder (including any holder of Proposed Dissenting Shares) shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under the Appraisal Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Mixed Election Consideration. “Proposed Dissenting Shares” means shares of Merchants Common Stock whose holders provide demands for appraisal to Merchants prior to the Merchants Stockholder Meeting and do not vote in favor of the adoption of this Agreement, in each case in accordance with the Appraisal Rights.

(b) Merchants shall give prompt notice to Community of any demands received by Merchants for appraisal of any Merchants Shares, of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by Merchants relating to Appraisal Rights, and Community shall have the opportunity to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Merchants shall not, without the prior written consent of Community, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 2.5 Treatment of Merchants Equity Awards.  (a) As of the Effective Time, each option to purchase Merchants Common Stock granted under any Merchants Benefit Plan that is outstanding and unexercised immediately prior to the Effective Time (a “Merchants Stock Option”), whether or not then vested or exercisable, shall, automatically and without any action on behalf of the holder thereof, be cancelled and converted into a right of the former holder of such Merchants Stock Option to receive the applicable Merchants Stock Option Consideration. For purposes of this Agreement, the “Merchants Stock Option Consideration” means, with respect to a Merchants Stock Option, an amount of cash, without interest, equal to the product of (x) the number of shares of Merchants Common Stock underlying such Merchants Stock Option multiplied by (y) the excess, if any, of the Per Share Merger Consideration Value over the exercise price per share of such Merchants Stock Option. “Per Share Merger Consideration Value” means (i) the Mixed Cash Consideration plus (ii) the value equal to the Mixed Stock Consideration multiplied by the Average Trading Price.

(b) As of the Effective Time, notwithstanding anything to the contrary contained herein, each share of Merchants Common Stock subject to vesting or forfeiture restrictions and granted under any Merchants Benefit Plan that is outstanding immediately prior to the Effective Time (a “Merchants Restricted Share”), whether or not then vested, shall, automatically and without any action on behalf of the holder thereof, vest in full and the restrictions thereon shall lapse, and such Merchants Restricted Share shall be cancelled and converted into a right of the former holder of such Merchants Restricted Share to receive an amount of cash, without interest, equal to the Per Share Merger Consideration Value plus all dividends, if any, accrued but unpaid as of the Effective Time with respect to such Merchants Restricted Share.

(c) Prior to the Effective Time, Merchants or its Board of Directors or a committee thereof, as applicable, shall pass resolutions and take any actions as are necessary to effectuate the provisions of this Section 2.5.

(d) Subject to Section 2.6, promptly following the Effective Time but no later than thirty (30) days following the Effective Time, any amounts due to the former holders of Merchants Stock Options and Merchants Restricted Shares pursuant to this Section 2.5 shall be paid through the payroll system of the Surviving Corporation or one of its Subsidiaries; provided, however, that, to the extent any such amounts constitute nonqualified deferred compensation subject to Section 409A of the Code, such amounts shall be paid at the earliest time permitted under the terms of the applicable plan that will not trigger a Tax or penalty under Section 409A of the Code.

Section 2.6 Withholding.  Community shall be entitled to deduct and withhold, or cause the Exchange Agent or the Surviving Corporation or any of its Subsidiaries to deduct and withhold, from the consideration otherwise payable to a holder of Merchants Common Stock, Merchants Stock Options or Merchants Restricted Shares pursuant to this Agreement, any amounts as are required to be withheld or deducted with respect to such consideration under the Code, or any applicable provisions of state, local or foreign Tax Law. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Merchants Common Stock, Merchants Stock Options or Merchants Restricted Shares in respect of which such deduction and withholding was made.

Section 2.7 Fractional Shares.  No certificate or scrip representing fractional shares of Community Common Stock shall be issued upon the surrender for exchange of Merchants Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Community. Notwithstanding any other provision of this Agreement, each holder of shares of Merchants Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Community Common Stock shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Community Common Stock multiplied by the Average Trading Price (rounded to the nearest whole cent).

Section 2.8 Warrants.  (a) As of the Effective Time, each outstanding Organizers’ Warrant shall become and be converted into a warrant to acquire, upon the payment of the Adjusted Organizers’ Warrant Exercise Price on or before the expiration date of the Organizers’ Warrants (which expiration date shall not be affected by the Merger), that number of shares of Community Common Stock determined by multiplying (i) the number of shares of Merchants Common Stock which may be acquired upon exercise of such Organizers’ Warrant immediately prior to the Effective Time by (ii) the Stock Election Consideration (the “Adjusted Organizers’ Warrant Share Number”), and each holder of an Organizers’ Warrant shall, upon surrender of the certificate for such Organizers’ Warrant to Community, receive in exchange therefor a new Warrant certificate issued by Community and reflecting the Adjusted Organizers’ Warrant Share Number and the Adjusted Organizers’ Warrant Exercise Price for such Organizers’ Warrant and containing all other terms as in the certificate for the Organizers’ Warrant so surrendered, with appropriate provision being made with respect to the rights and interests of such holder in accordance with the terms of the applicable Organizers’ Warrant (a “Replacement Organizers’ Warrant Certificate”). For purposes of this Agreement, the term “Adjusted Organizers’ Warrant Exercise Price” means the adjusted per share exercise price of the Organizers’ Warrant determined by dividing the per share exercise price immediately prior to the Effective Time by the Stock Election Consideration.

(b) As of the Effective Time, each outstanding 2013 Warrant shall become and be converted into the right to receive, upon election of the holder thereof, (i) the 2013 Warrant Cash Payment; or (ii) a Replacement 2013 Warrant Certificate with respect to such 2013 Warrant. For the purposes of this Agreement:

(i) “Adjusted 2013 Warrant Exercise Price” means, with respect to a 2013 Warrant, the adjusted per share exercise price of the 2013 Warrants determined by dividing the per share 2013 Warrant exercise price immediately prior to the Effective Time by the Stock Election Consideration;

(ii) “Adjusted 2013 Warrant Share Number” means, with respect to a 2013 Warrant, that number of shares of Community Common Stock determined by multiplying (x) the number of shares of Merchants Common Stock which may be acquired upon the exercise of such 2013 Warrant immediately prior to the Effective Time by (y) the Stock Election Consideration;

(iii) “2013 Warrant Cash Payment” means, with respect to a 2013 Warrant, a cash payment in cancellation of such 2013 Warrant equal to (x) the number of shares of Merchants Common Stock which may be acquired upon the exercise of such 2013 Warrant multiplied by (y) the excess, if any, of the Cash Election Consideration over the per share 2013 Warrant exercise price immediately prior to the Effective Time; and

(iv) “Replacement 2013 Warrant Certificate” means, with respect to a 2013 Warrant, a replacement warrant certificate issued by Community and representing the right to acquire prior to the 2013 Warrant expiration date (which expiration date shall not be affected by the Merger) that number of shares of Community Common Stock equal to the Adjusted 2013 Warrant Share Number, at a price per share equal to the Adjusted 2013 Warrant Exercise Price, and containing all other terms as in the certificate for the 2013 Warrant so surrendered, with appropriate provision being made with respect to the rights and interests of the holder thereof in accordance with the terms of the 2013 Warrant.

(c) Community and Merchants will cooperate in providing all notices and communications to the holders of Merchants Warrants, and in taking all necessary or appropriate actions to facilitate the exercise of the election referred to in Section 2.8(b) prior to the Effective Time, and the adjustments and issuance of replacement certificates referenced in Sections 2.8(a) and (b).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Disclosure Letters.  Concurrently with the execution and delivery of this Agreement, Merchants has delivered to Community and Community has delivered to Merchants a letter (the “Merchants Disclosure Letter” and the “Community Disclosure Letter,” respectively) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of Merchants’ or Community’s, respectively, representations or warranties contained in this Article 3 or to one or more of its covenants contained in Article 4; provided, that (a) no such item is required to be set forth in the Merchants Disclosure Letter or the Community Disclosure Letter as an exception to any representation or warranty of Merchants or Community, respectively, if its absence would not result in the related representation or warranty being deemed untrue or incorrect, and (b) the mere inclusion of an item in the Merchants Disclosure Letter or the Community Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by Merchants or Community, respectively, that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect on Merchants or Community, respectively. Any disclosures made with respect to a subsection of Section 3.2 or Section 3.3 shall be deemed to qualify any other subsections of Section 3.2 or Section 3.3, respectively, specifically referenced or cross-referenced or that contains sufficient detail to enable a reasonable Person to recognize the relevance of such disclosure to such other subsections.

Section 3.2 Representations and Warranties of Merchants.  Subject to and giving effect to Section 3.1 and except as (i) set forth in the Merchants Disclosure Letter or (ii) disclosed in any of Merchants’ SEC Reports filed with or furnished to the SEC on or after December 31, 2015 and prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors”, any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly forward-looking in nature), Merchants hereby represents and warrants to Community as follows:

(a) Organization, Standing, and Power.  Each Subsidiary of Merchants is listed in Section 3.2(a) of the Merchants Disclosure Letter. Merchants and each of its Subsidiaries (i) are duly organized, validly existing, and (as to corporations) are in good standing under the Laws of the jurisdiction of their respective organization, (ii) have the requisite corporate power and authority to own, lease, and operate their properties and assets and to carry on their businesses as now conducted, and (iii) are duly qualified or licensed to do business and in good standing in the States of the United States and foreign jurisdictions where the character of their assets or the nature or conduct of their business requires them to be so qualified or licensed, except in the case of this clause (iii) where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Merchants. Merchants is registered with the Federal Reserve Board as a bank holding company within the meaning of the BHC Act and meets the applicable requirements for qualification as such. Merchants Bank is a nonmember bank chartered in the State of Vermont. Merchants Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, its deposits are insured by the Deposit Insurance Fund and all premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Merchants, threatened.

(b) Authority; No Breach of Agreement.  (i) Merchants has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by Merchants’ duly constituted Board of Directors), subject only to the Merchants Stockholder Approval. This Agreement has been duly executed and delivered by Merchants and, assuming due authorization, execution, and delivery of this Agreement by Community, this Agreement represents a legal, valid and binding obligation of Merchants enforceable against Merchants in accordance with its terms (except in all cases as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and (B) general equitable principles and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(ii) Merchants’ Board of Directors has unanimously: (A) approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby; (B) determined that this Agreement and the transactions contemplated hereby are in the best interests of Merchants and the holders of Merchants Common Stock; (C) resolved to recommend that the holders of Merchants Common Stock adopt this Agreement (such recommendation being the “Merchants Directors’ Recommendation”); and (D) directed that this Agreement be submitted to the holders of Merchants Common Stock for their adoption.

(iii) Merchants Bank’s Board of Directors has unanimously approved and declared advisable the Bank Merger Agreement, the Bank Merger and the other transactions contemplated hereby and thereby.

(iv) The Merchants Stockholder Approval is the only vote of the holders of any class or series of Merchants’ capital stock or other securities required by applicable Law in connection with the consummation of the Merger. No vote of the holders of any class or series of Merchants’ capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by Merchants other than the Merger.

(v) Neither the execution and delivery of this Agreement or the Bank Merger Agreement by Merchants or Merchants Bank, as applicable, nor the consummation by either of them of the transactions contemplated hereby or thereby, nor compliance by either of them with any of the provisions hereof or thereof, will (A) violate, conflict with or result in a breach of any provision of the Organizational Documents of Merchants or any of its Subsidiaries, (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (other than Permitted Liens) upon any of the respective properties or assets of Merchants or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, Contract, Permit or other instrument or obligation to which Merchants or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, or (C) subject to receipt of the Requisite Regulatory Approvals and the expiration of any waiting period required by Law as described in clause (vi) below, violate any Law or Order applicable to Merchants or its Subsidiaries or any of their respective material assets, except, in the case of clauses (B) and (C), as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Merchants.

(vi) Other than in connection or compliance with the provisions of the Securities Laws, and other than (A) the Requisite Regulatory Approvals, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL and (C) as set forth in Section 3.2(b)(vi)(C) of the Merchants Disclosure Letter, no Order of, or Consent of, to or with, any Governmental Authority or other third party is necessary in connection with the execution, delivery or performance of this Agreement or the Bank Merger Agreement by Merchants or Merchants Bank, as applicable, or the consummation by Merchants or Merchants Bank, as applicable, of the Merger, the Bank Merger and the other transactions contemplated by this Agreement and the Bank Merger Agreement.

(c) Capital Stock.

(i) Merchants’ authorized capital stock consists of (i) 10,000,000 shares of Merchants Common Stock, of which, as of October 20, 2016 (the “Capitalization Date”), 6,883,644 shares are issued and outstanding (which includes 14,102 Merchants Restricted Shares and 99,633 Merchants Deferred Shares) with 296,972 shares held in its treasury, (ii) 200,000 shares of Class A Non-Voting Preferred Stock, par value $0.01 per share, of which, as of the date of this Agreement, zero shares are issued and outstanding, and (iii) 1,500,000 shares of Class B Voting Preferred Stock, par value $0.01 per share (together with the Class A Non-Voting Preferred Stock, the “Merchants Preferred Stock”), of which, as of the date of this Agreement, zero shares are issued and outstanding. As of the Capitalization Date there were 27,020 shares of Merchants Common Stock reserved for issuance upon the exercise of outstanding Merchants Stock Options at a weighted average exercise price of $22.49 (of which Merchants Stock Options with respect to 27,020 shares are exercisable), 43,629 shares of Merchants Common Stock reserved for issuance upon the exercise of 2013 Warrants at an exercise price of $20.69 and 34,370 shares of Merchants Common Stock reserved for issuance upon the exercise of Organizers’ Warrants at an exercise price of $41.39. Set forth in Section 3.2(c)(i) of the Merchants Disclosure Letter is a true and complete schedule of all outstanding Rights to acquire shares of Merchants Common Stock (including all Merchants Warrants), including grant date, vesting schedule, exercise price, expiration date and the name of the holder of such Rights. Except as set forth in this Section 3.2(c) or in Section 3.2(c)(i) of the Merchants Disclosure Letter, there are no shares of Merchants Common Stock or other equity securities of Merchants outstanding and no outstanding Rights relating to the Merchants Common Stock or Merchants Preferred Stock, and no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of Merchants. All of the outstanding shares of Merchants Common Stock are duly and validly issued and outstanding and are fully paid (or will be fully paid when vested) and, except as expressly provided otherwise under applicable Law, nonassessable under the DGCL. None of the outstanding shares of Merchants Common Stock has been issued in violation of any preemptive rights of the current or past stockholders of Merchants. Neither Merchants nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Merchants or such Subsidiary on any matter.

(ii) There are no Contracts among Merchants and its stockholders or by which Merchants is bound with respect to the voting, transfer, repurchase or redemption of Merchants Common Stock or the granting of registration rights to any holder thereof. All of the outstanding shares of Merchants Common Stock and all Rights to acquire shares of Merchants Common Stock have been issued in compliance with all applicable federal and state Securities Laws, and all Merchants Restricted Shares and all Merchants Common Stock underlying Merchants Stock Options have been validly and timely registered with the SEC. All issued and outstanding shares of capital stock of Merchants’ Subsidiaries have been duly authorized and are validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of Merchants’ Subsidiaries are owned by Merchants or a wholly owned Subsidiary thereof, free and clear of all Liens. None of Merchants’ Subsidiaries has outstanding any Right to acquire any shares of its capital stock or any security convertible into such shares, or has any obligation or commitment to issue, sell or deliver any of the foregoing or any shares of its capital stock. The outstanding capital stock of each of Merchants’ Subsidiaries has been issued in compliance with all legal requirements and is not subject to any preemptive or similar rights. Each of the Subsidiaries of Merchants is directly or indirectly wholly owned by Merchants. Merchants has no direct or indirect ownership interest in any firm, corporation, bank, joint venture, association, partnership or other entity, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any Liability or obligation of, any Person other than lending transactions which occur in the ordinary course of business consistent with past practice. Section 3.2(c)(ii) of the Merchants Disclosure Letter sets forth a true, correct and complete listing of each outstanding series of trust preferred securities and subordinated debt securities of Merchants and certain information with respect thereto, including the holders of such securities as of the date of this Agreement.

(d) Reports; Financial Statements.  (i) Merchants and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2013 with any Governmental Authorities (including any Regulatory Authorities), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state or political subdivision, any foreign entity or jurisdiction, or any other Governmental Authority or Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Merchants. Except for normal examinations conducted by a Regulatory Authority in the ordinary course of business of Merchants and its Subsidiaries, (A) no Regulatory Authority has initiated or has pending any proceeding or, to the Knowledge of Merchants, investigation into the business or operations of Merchants or any of its Subsidiaries since December 31, 2013, (B) there is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations or inspections of Merchants or any of its Subsidiaries, and (C) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of Merchants or any of its Subsidiaries since December 31, 2013, in each case of clauses (A) through (C), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Merchants.

(ii) An accurate copy of each final SEC Report filed with or furnished by Merchants or any of its Subsidiaries to the SEC since December 31, 2013 pursuant to the Securities Act or the Exchange Act (the “Merchants Reports”) is publicly available. No Merchants Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all of the Merchants Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Merchants has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Merchants Reports.

(iii) The financial statements of Merchants and its Subsidiaries included (or incorporated by reference) in the Merchants Reports (including the related notes, where applicable) (the “Merchants Financial Statements”) (A) have been prepared from, and are in accordance with, the books and records of Merchants and its Subsidiaries, (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Merchants and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (C) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (D) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Merchants and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Crowe Horwath LLP has not resigned (or informed Merchants that it intends to resign) or been dismissed as independent public accountants of Merchants as a result of or in connection with any disagreements with Merchants on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(iv) Neither Merchants nor any of its Subsidiaries has any Liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Merchants, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Merchants included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016 (including any notes thereto), and for liabilities incurred (A) in the ordinary course of business consistent with past practice since June 30, 2016 that are not, individually or in the aggregate, material to Merchants and its Subsidiaries, taken as a whole, or (B) in connection with this Agreement and the transactions contemplated hereby.

(v) The records, systems, controls, data and information of Merchants and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Merchants or its Subsidiaries or accountants (including all means of access thereto and therefrom). Merchants (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Merchants, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Merchants by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Merchants’ outside auditors and the audit committee of Merchants’ Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Merchants’ ability to record, process, summarize and report financial information, and (y) to the Knowledge of Merchants, any fraud, whether or not material, that involves management or other employees who have a significant role in Merchants’ internal controls over financial reporting. To the Knowledge of Merchants, there is no reason to believe that Merchants’ outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(vi) Since December 31, 2013, (A) neither Merchants nor any of its Subsidiaries, nor, to the Knowledge of Merchants, any director, officer, auditor, accountant or Representative of Merchants or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Merchants or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Merchants or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Merchants or any of its Subsidiaries, whether or not employed by Merchants or any of its Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Merchants or any of its officers, directors, employees or agents to the Board of Directors of Merchants or any committee thereof or to the Knowledge of Merchants, to any director or officer of Merchants.

(e) Absence of Certain Changes or Events.  Since December 31, 2015 through the date hereof, (A) except for the negotiation of this Agreement and the transactions contemplated hereby, Merchants and each of its Subsidiaries has conducted its business in all material respects in the ordinary course of business consistent with past practice, (B) neither Merchants nor any of its Subsidiaries has taken any action which, if taken after the date of this Agreement, would constitute a breach of Section 4.2(a), (b), (d), (f), (k)(iii), (k)(iv), (m), (n), (q), or (x) and (C) there have been no facts, events, changes, circumstances or effects that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Merchants.

(f) Tax Matters.  (i) All material amounts of Taxes of Merchants and each of its Subsidiaries (whether or not shown or required to be shown on any Tax Return) have been fully and timely paid. Each of Merchants and its Subsidiaries has timely filed all material Tax Returns required to have been filed by it or on its behalf, and each such Tax Return is true, complete and accurate in all material respects. Neither Merchants nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. Merchants and each of its Subsidiaries have made available to Community true and correct copies of the United States federal, state and local income Tax Returns filed by it for any Taxable Period ending after December 31, 2012. No claim has been made by a Taxing Authority in writing within the past five (5) years in a jurisdiction where Merchants or any of its Subsidiaries does not file a Tax Return that Merchants or any of its Subsidiaries may be subject to Taxes by that jurisdiction.

(ii) Neither Merchants nor any of its Subsidiaries has received any notice of assessment or proposed assessment in connection with any Tax that has not been paid or otherwise settled, withdrawn, or resolved, and there is no threatened or pending dispute, action, suit, proceeding, claim, investigation, audit, examination, or other Litigation regarding any Tax of Merchants, any of its Subsidiaries or the assets of Merchants or any of its Subsidiaries. No officer or employee responsible for Tax matters of Merchants or any of its Subsidiaries expects any Taxing Authority to assess any additional Tax for any period for which a Tax Return has been filed. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against Merchants or any of its Subsidiaries that are currently in force, and neither Merchants nor any of its Subsidiaries has waived or extended the applicable statute of limitations for the assessment or collection of any Tax or agreed to a Tax assessment or deficiency.

(iii) Neither Merchants nor any of its Subsidiaries is a party to a Tax allocation, sharing, indemnification or similar agreement or any agreement (other than an agreement solely between Merchants and its Subsidiaries) pursuant to which it has any obligation to any Person with respect to Taxes, and neither Merchants nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal, state or local income Tax Return or any combined, affiliated or unitary group for any Tax purpose (other than the group of which it is currently a member), and neither Merchants nor any of its Subsidiaries has any Tax liability under Treasury Regulation Section 1.1502-6 or any similar provision of Law, or as a transferee or successor, by Contract or otherwise, other than with respect to the group of which Merchants is the parent. None of Merchants and its Subsidiaries have any deferred gain or loss arising out of any deferred intercompany transaction, as described in Treasury Regulation Section 1.1502-13, or, in the case of any of its Subsidiaries, have an excess loss account in its stock, as described in Treasury Regulation Section 1.1502-19.

(iv) Merchants and its Subsidiaries have withheld and paid over to the appropriate Taxing Authority all material amounts of Taxes required to have been withheld and paid over by them, and have complied in all material respects with all information reporting and backup withholding requirements under all applicable federal, state, local and foreign Laws in connection with amounts paid or owing to any Person, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441, 1442 and 3406 of the Code or similar provisions under state, local or foreign Law.

(v) Neither Merchants nor any of its Subsidiaries has been a party to any distribution occurring during the five (5)-year period ending on the date hereof in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied. No Liens for Taxes exist with respect to any assets of Merchants or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(vi) Neither Merchants nor any of its Subsidiaries is a “controlled foreign corporation” within the meaning of the Section 957(a) of the Code. Merchants and each of its Subsidiaries have complied with all of the income inclusion and Tax reporting provisions of the U.S. anti-deferral Tax regimes, including the controlled foreign corporation, passive foreign investment company and foreign personal holding company regimes.

(vii) Neither Merchants nor any of its Subsidiaries is or has ever been a United States real property holding corporation within the meaning of Section 897(c) of the Code or any comparable provision of state Tax Law. Neither Merchants nor any of its Subsidiaries has been or will be required to include any item in income or exclude any item of deduction from taxable income for any Tax period (or portion thereof) ending after the Closing Date: (A) pursuant to Section 481 of the Code or any comparable provision under state, local or foreign Tax Law; (B) as a result of any “closing agreement” as described in Section 7121 of the Code or any comparable provision under state, local, or foreign Tax Law, executed on or prior to the Closing Date; (C) with respect to any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code or any comparable provision under state, local, or foreign Tax Law; (D) with respect to any installment sale or open transaction disposition made on or prior to the Closing Date; or (E) with respect to any prepaid amount received on or prior to the Closing Date.

(viii) Neither Merchants nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1) or any comparable provision of state or local Tax Law.

(g) Environmental Matters.  (i) Merchants has delivered, or caused to be delivered, to Community, or provided Community access to, true and complete copies of all material environmental site assessments, environmental test results, environmental analytical data, boring logs and other material environmental reports and studies held by Merchants and each of its Subsidiaries relating to their respective properties and Facilities.

(ii) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Merchants: (A) Merchants and each of its Subsidiaries and their respective Facilities and properties are, and for the past five (5) years have been, in compliance with all Environmental Laws; and (B) neither Merchants nor its Subsidiaries has received any written notice from any Person alleging that its respective Facilities or properties are in violation of, or require environmental investigation or remediation under, Environmental Laws.

(iii) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Merchants, during the period of Merchants’ or any of its Subsidiaries’ ownership or operation (including but not limited to ownership or operation, directly or indirectly, in a fiduciary capacity) of their respective properties and Facilities, there have been no releases, discharges, spillages or disposals of Hazardous Material on, under or affecting such properties or Facilities.

(h) Compliance with Permits, Laws and Orders.  (i) Merchants and each of its Subsidiaries have in effect all Permits and have made all filings, applications and registrations with Governmental Authorities that are required for them to own, lease or operate their respective properties and assets and to carry on their respective businesses as now conducted (and have paid all fees and assessments due and payable in connection therewith) and there has occurred no Default under any material Permit applicable to their respective businesses or, to the Knowledge of Merchants, employees conducting their respective businesses.

(ii) Merchants and each of its Subsidiaries are, and at all times since December 31, 2013 have been, in compliance in all material respects with all Laws applicable to their businesses, operations, properties or assets, including the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act, the Truth in Lending Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Fair Credit Reporting Act and all other applicable fair lending Laws and other Laws relating to discriminatory business practices.

(iii) Neither Merchants nor any of its Subsidiaries has received, since December 31, 2013, any written, or to the Knowledge of Merchants, oral notification or communication from any Governmental Authority (A) asserting that Merchants or any of its Subsidiaries is in Default under any of the Permits, Laws or Orders which such Governmental Authority enforces, or (B) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, any Permits.

(iv) Neither Merchants nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2013, a recipient of any supervisory letter from, or since December 31, 2013, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Authority or other Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Merchants Disclosure Letter, a “Merchants Regulatory Agreement”), nor has Merchants or any of its Subsidiaries been advised in writing or, to the Knowledge of Merchants, orally, since December 31, 2013, by any Regulatory Authority or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Merchants Regulatory Agreement.

(v) Merchants Bank has been in existence as a Vermont chartered bank for at least five (5) years. Each of Merchants and Merchants Bank is “adequately capitalized” (as defined in applicable bank regulations) as of the date hereof.

(vi) Neither Merchants nor any of its Subsidiaries (nor to Merchants’ Knowledge any of their respective directors, executives, Representatives, agents or employees) (A) has used or is using any corporate funds for any illegal contribution, gift, entertainment or other unlawful expense relating to political activity, (B) has used or is using any corporate funds for any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery or anti-corruption Laws (collectively, the “Anti-Corruption Laws”) or (D) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment. Merchants and its Subsidiaries have established and maintain a system of internal controls designed to provide reasonable assurances regarding compliance by Merchants and its Subsidiaries with all applicable Anti-Corruption Laws.

(vii) Merchants and its Subsidiaries are and since December 31, 2011 have been conducting operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all money laundering Laws administered or enforced by any Governmental Authority in jurisdictions where Merchants and its Subsidiaries conduct business (collectively, the “Anti-Money Laundering Laws”). Merchants and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance by Merchants and its Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws.

(viii) Except as required by the Bank Secrecy Act, to Merchants’ Knowledge, no employee of Merchants or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by Merchants or any of its Subsidiaries or any employee thereof acting in its capacity as such. Neither Merchants nor any of its Subsidiaries nor any officer, employee, contractor, subcontractor or agent of Merchants or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee of Merchants or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

(ix) Neither Merchants nor any of its Subsidiaries nor to the Knowledge of Merchants, any director, officer, agent, employee or any other Person acting on behalf of Merchants or any of its Subsidiaries, is currently the subject or the target of any sanctions administered or enforced by any Governmental Authority (collectively, “Sanctions”), nor is Merchants or any of its Subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions (each, a “Sanctioned Country”). For the past five (5) years, Merchants and its Subsidiaries have not knowingly engaged in, are not now knowingly engaged in and will not engage in, any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country. Merchants and its Subsidiaries have established and maintain a system of internal controls designed to provide reasonable assurances regarding compliance by Merchants and its Subsidiaries with all applicable Sanctions.

(i) Labor Matters.  (i) Neither Merchants nor any of its Subsidiaries is a party to or bound by or currently negotiating any collective bargaining agreement or any other similar agreement with any labor organization, group or association. Since December 31, 2013, neither Merchants nor any its Subsidiaries has experienced any organizational campaign, petition or other unionization activity relating to any Service Provider, including seeking to make Merchants or any of its Subsidiaries conform to demands of organized labor or enter into any collective bargaining agreement or any other similar agreement with any labor organization, group or association. There is no strike, work stoppage or labor disturbance pending or, to the Knowledge of Merchants, threatened against Merchants or any of its Subsidiaries, and none of Merchants nor any of its Subsidiaries has experienced any such strike, stoppage or disturbance since December 31, 2013. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for Merchants to enter into this Agreement or to consummate any of the transactions contemplated hereby.

(ii) There is no unfair labor practice charge or other material Litigation regarding Service Providers against Merchants or any of its Subsidiaries pending, or to the Knowledge of Merchants, threatened, before any court, arbitrator or Governmental Authority (including the National Labor Relations Board). Neither Merchants nor any of its Subsidiaries has failed to comply with any collective bargaining agreement or any other similar agreement with any labor organization, group or association and there are no grievances pending, or to the Knowledge of Merchants, threatened, under any such agreement.

(iii) Merchants and its Subsidiaries are and have been since December 31, 2013 in compliance in all material respects with, and to the Knowledge of Merchants are not under investigation with respect to, applicable Laws with respect to employment and employee matters, including employment practices, employee benefits, labor relations, terms and conditions of employment, Tax withholding, discrimination, equal employment, fair employment practices, immigration, employee classification, human rights, pay equity, workers’ compensation, employee safety and health, facility closings and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988 (together with any other similar Laws, “WARN”)) and wages and hours. During the ninety (90) day period prior to the date hereof, neither Merchants nor any of its Subsidiaries has effectuated or announced or has plans to effectuate or announce (A) a “plant closing”, (B) a “mass layoff” or (C) any other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application under WARN. No Service Providers provide services to Merchants or any of its Subsidiaries outside of the United States.

(j) Employee Benefit Plans.  (i) Section 3.2(j)(i) of the Merchants Disclosure Letter contains a correct and complete list identifying each Merchants Benefit Plan. No Merchants Benefit Plan is operated outside of the United States. True and complete copies of each Merchants Benefit Plan (and, if applicable, related trust or funding agreements or insurance policies) and all material amendments thereto and material written interpretations thereof (including summary plan descriptions) have been furnished to Community together with any related (A) determination letter received from the Internal Revenue Service (“IRS”), (B) material communications to or from the IRS, the Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Authority and (C) the three (3) most recent annual reports on Form 5500, financial statements and actuarial reports.

(ii) Since December 31, 2013, all Merchants Benefit Plans have been administered in all material respects in compliance with their terms and with the applicable provisions of ERISA, the Code and all other applicable Laws and no events have occurred with respect to any Merchants Benefit Plan that could reasonably be expected to result in payment or assessment by or against Merchants or any of its Subsidiaries of any material excise taxes under ERISA or the Code. There are no pending or, to the Knowledge of Merchants, threatened Litigation, governmental audits or investigations or other proceedings or participant claims (other than claims for benefits in the ordinary course of business) with respect to or against any Merchants Benefit Plan or its assets. No prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) or any breach of a fiduciary duty has occurred with respect to any Merchants Benefit Plan that has caused or would reasonably be expected to cause Merchants or any of its Subsidiaries to incur any material Liability under ERISA or the Code. Each Merchants Benefit Plan that is a “non-qualified deferred compensation plan” (as defined for purposes of Section 409A of the Code) is in all material respects in documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code and the applicable guidance issued thereunder. All amounts due and payable under any Merchants Benefit Plan have been timely paid except as would not result in a material Liability of Merchants or its Subsidiaries.

(iii) Each Merchants Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter with respect to its tax-qualified status and the tax-exempt status of any related trust, or has pending or has time remaining in which to file, an application for such determination from the IRS, and, to the Knowledge of Merchants, there are no facts or circumstances that would reasonably be expected to cause any such determination letter to be revoked or not be reissued.

(iv) With respect to each Merchants Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code (each, a “Title IV Plan”), (A) no Liability to PBGC (other than Liability for premiums) has been incurred and all premiums required to be paid to PBGC have been timely paid, (B) Merchants or its relevant ERISA Affiliate has satisfied the minimum funding standard under ERISA and the Code, (C) the assets of such Title IV Plan, as determined in the most recent valuation, equaled or exceeded the accumulated benefit obligations of such Title IV Plan, (D) such Title IV Plan is not in “at risk status” and (E) neither Merchants nor its ERISA Affiliates has received written or, to the Knowledge of Merchants, oral notice from PBGC, nor is Merchants otherwise aware, that an event or condition exists that would constitute grounds for termination of such Title IV Plan by PBGC. No reportable event under Section 4043 of ERISA has occurred with respect to any Merchants Benefit Plan other than any reportable event for which the requirement of notice to PBGC has been waived nor has any event described in 4062 of ERISA occurred. None of the assets of Merchants or any of its Subsidiaries are subject to any Lien by reason of a failure to make timely installments or other payments to a Title IV Plan. Neither Merchants nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 of the Code nor has incurred or reasonably expects to incur, any Liability arising in connection with the termination of a Title IV Plan. Neither Merchants nor any of its ERISA Affiliates (nor any predecessor thereto) sponsors, maintains, administers or contributes to or has any obligation to contribute to (nor in the past six years, sponsored, maintained, administered or contributed to or had any obligation to contribute to) any “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, “multiple employer welfare arrangement,” as such term is defined in Section 3(40) of ERISA or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

(v) Neither Merchants nor any of its ERISA Affiliates has any current or projected obligations or Liability for post-employment or post-retirement health, medical, or life insurance benefits under any Merchants Benefit Plan, other than with respect to benefit coverage mandated by Section 4980B of the Code.

(vi) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (A) entitle any Service Provider to severance pay or similar payment, (B) enhance any benefits or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any Merchants Benefit Plan or otherwise or (C) result in any violation of, or default under, or limit the right of Merchants or its Subsidiaries, or, after the Effective Time, Community or any of its Subsidiaries, to amend, modify or terminate any Merchants Benefit Plan. There is no Contract, plan or arrangement covering any Service Provider that, individually or collectively, would entitle any Service Provider to any tax gross-up or similar payment from Merchants or any of its Subsidiaries or that could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code.

(k) Material Contracts.  (i) Except as listed in Section 3.2(k) of the Merchants Disclosure Letter, as of the date of this Agreement, neither Merchants nor any of its Subsidiaries, nor any of their respective assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (A) any Contract relating to the borrowing of money by Merchants or any of its Subsidiaries or the guarantee by Merchants or any of its Subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, Federal Home Loan Bank advances of Merchants Bank or Contracts pertaining to trade payables incurred in the ordinary course of business consistent with past practice), (B) any Contract containing covenants that limit the ability of Merchants or any of its Affiliates (including, after the Effective Time, Community or any of its Affiliates) to engage in any line of business or to compete in any line of business or with any Person, or that involve any restriction of the geographic area in which, or method by which, Merchants or any of its Subsidiaries or Affiliates (including, after the Effective Time, Community or any of its Affiliates) may carry on its business, (C) any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets that (x) provides for or is reasonably likely to require annual payments by Merchants or any of its Subsidiaries of $50,000 or more or (y) have a term exceeding twelve (12) months in duration (except those entered into in the ordinary course of business consistent with past practice with respect to Loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar routine banking activities), (D) any Contract between or among Merchants or any of its Subsidiaries or Affiliates, (E) any Contract involving Intellectual Property (excluding generally commercially available “off the shelf” software programs licensed pursuant to “shrink wrap” or “click and accept” licenses), (F) any Contract relating to the provision of data processing, network communications or other technical services to or by Merchants or any of its Subsidiaries, (G) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar arrangement or agreement, (H) any Contract that provides any rights to investors in Merchants, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to the Merchants Board of Directors, (I) any Contract that provides for potential material indemnification payments by Merchants or any of its Subsidiaries, (J) any Contract or understanding with a labor union, in each case whether written or oral, or (K) any other Contract or amendment thereto that would be required to be filed as an exhibit to any SEC Report (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K). With respect to each Contract described above: (w) the Contract is valid and binding on Merchants or the applicable Subsidiary party thereto and, to the Knowledge of Merchants, each other party thereto and is in full force and effect, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and (2) general equitable principles and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought); (x) neither Merchants nor any of its Subsidiaries is in Default thereunder; (y) neither Merchants nor any of its Subsidiaries has repudiated or waived any material provision of any such Contract; and (z) no other party to any such Contract is, to the Knowledge of Merchants, in Default in any material respect or has repudiated or waived any material provision of any such Contract. No Consent is required by any such Contract for the execution, delivery or performance of this Agreement or the Bank Merger Agreement or the consummation of the Merger or the Bank Merger or the other transactions contemplated hereby or thereby. All indebtedness for money borrowed of Merchants and its Subsidiaries is prepayable without penalty or premium.

(ii) All interest rate swaps, caps, floors, collars, option agreements, futures, and forward contracts, and other similar risk management arrangements, Contracts or agreements, whether entered into for Merchants’ own account or for the account of one or more of its Subsidiaries or their respective customers, were entered into (A) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable Laws and (B) with counterparties believed to be financially responsible, and each of them is enforceable in accordance with its terms (except in all cases as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and (2) general equitable principles and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and is in full force and effect. Neither Merchants nor any of its Subsidiaries, nor to the Knowledge of Merchants, any other party thereto, is in Default of any of its obligations under any such agreement or arrangement.

(l) Legal Proceedings.  There is no material Litigation pending or, to the Knowledge of Merchants, threatened against or involving Merchants or any of its Subsidiaries or its or any of its Subsidiaries’ assets, interests or rights, nor are there any Orders of any Governmental Authority outstanding against Merchants or any of its Subsidiaries, nor do any facts or circumstances exist that would be likely to form the basis for any material claim against Merchants or any of its Subsidiaries. There is no material Litigation pending or, to the Knowledge of Merchants, threatened, against or involving any officer, director, advisory director or employee of Merchants or its Subsidiaries, in each case by reason of any person being or having been an officer, director, advisory director or employee of Merchants or its Subsidiaries.

(m) Intellectual Property.  (i) Either Merchants or one of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property (including the Technology Systems) that is used by Merchants or its Subsidiaries in its or its Subsidiaries’ business, except where the failure to possess such rights, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Merchants. Neither Merchants nor any of its Subsidiaries has (A) licensed to any Person in source code form any Intellectual Property owned by Merchants or any of its Subsidiaries or (B) entered into any exclusive agreements relating to Intellectual Property owned by Merchants or its Subsidiaries.

(ii) Section 3.2(m)(ii) of the Merchants Disclosure Letter lists all patents and patent applications, all registered and material unregistered trademarks and applications therefor, trade names and service marks, registered copyrights and applications therefor, domain names, web sites and mask works owned by or exclusively licensed to Merchants or its Subsidiaries included in its Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Merchants, no royalties or other continuing payment obligations are due in respect of any third-party patents, trademarks or copyrights, including software.

(iii) All patents, registered trademarks, registered service marks and registered copyrights held by Merchants and its Subsidiaries are valid and subsisting. Since December 31, 2013, neither Merchants nor any of its Subsidiaries (A) has been sued in any Litigation which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party or (B) has brought any Litigation for infringement of its Intellectual Property or breach of any license or other Contract involving its Intellectual Property against any third party.

(n) Loan and Investment Portfolios.  (i) All loans, loan agreements, notes or borrowing arrangements (including leases, lines of credit, extensions of credit, credit enhancements, commitments, guarantees, loan participations, promissory notes, loan commitments and interest-bearing assets) (collectively, “Loans”) in which Merchants or any of its Subsidiaries is the creditor (A) were at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of Merchants and its Subsidiaries and are the legal, valid and binding obligations of the obligors thereof, enforceable in accordance with their terms (except in all cases as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and (2) general equitable principles), (B) are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (C) to the extent secured, have been secured by valid Liens that have been perfected and (D) are not the subject of any written notice from an obligor asserting any defense, set-off or counterclaim with respect thereto that, if valid, would materially and adversely affect the value of the related Loan.

(ii) True and complete lists of all Loans as of June 30, 2016 and on a monthly basis thereafter, and of the investment portfolios of Merchants and each of its Subsidiaries as of such date, are disclosed in Section 3.2(n)(ii) of the Merchants Disclosure Letter. Except as specifically set forth in Section 3.2(n)(ii) of the Merchants Disclosure Letter, neither Merchants nor any of its Subsidiaries is a party to any Loan that, as of the most recent month-end prior to the date of this Agreement, (A) was delinquent by more than thirty (30) days in the payment of principal and/or interest, (B) to the Knowledge of Merchants, was otherwise in material default for more than thirty (30) days, (C) was on non-accrual status or classified as “substandard,” “doubtful,” “loss,” “other assets specially mentioned,” “special mention,” “criticized,” “classified,” “watch list” or any comparable classification by Merchants or any of its Subsidiaries or any Regulatory Authority having jurisdiction over Merchants or any of its Subsidiaries, (D) was an obligation of any director, executive officer or five percent (5%) stockholder of Merchants or any of its Subsidiaries who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any Person controlling, controlled by or under common control with any of the foregoing, (E) was in violation of any Law within such Law’s statute of limitations period that materially and adversely affects the value of the Loan, (F) has had its respective terms to maturity accelerated or with respect to which Merchants or any Subsidiary of Merchants has notified the borrower of its intention to accelerate the Loan or declare a default, (G) has been terminated or amended by Merchants or any Subsidiary of Merchants during the past twelve (12) months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower (except for modifications and amendments contained in the loan file, true and complete copies of which have been made available to Community), (H) has a borrower, customer or other party to such Loan which has notified Merchants or any Subsidiary of Merchants during the past twelve (12) months of, or has asserted against Merchants, in writing, or to the Knowledge of Merchants, orally, any “lender liability” claim that, if valid, would materially and adversely affect the value of the Loan, (I) has, during the past two (2) years, had its interest rate terms reduced and/or the maturity dates extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms (except for reductions, extensions, modifications and amendments contained in the loan file, true and complete copies of which have been made available to Community), (J) in connection therewith, has a specific reserve allocation, or (K) was classified by Merchants as “other real estate owned,” including all other assets currently held that were acquired through foreclosure or in lieu of foreclosure (such Loans described in subsections (A) through (K), “Delinquent Loans”).

(iii) Each outstanding Loan (including Loans held for resale to investors) in which Merchants or any of its Subsidiaries is the creditor was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan or other similar files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Merchants and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local Laws.

(iv) None of the agreements pursuant to which Merchants or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such

Loans or interests therein solely on account of a payment default by the obligor on any such Loan, and neither Merchants nor any of its Subsidiaries has received written notice of any pending claim for it to repurchase Loans or interests therein.

(v) Neither Merchants nor any of its Subsidiaries is now nor has it ever been since December 31, 2013, subject to any material fine, suspension, settlement or other Contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

(o) Adequacy of Allowances for Losses.  Each of the allowances for losses on Loans and other real estate included on the balance sheet included in the Merchants Financial Statements as of June 30, 2016 is adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to the Knowledge of Merchants, there are no facts or circumstances that are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor (specifically excluding changes in accounting or regulatory standards that may impact the allowance, including but not limited to the Financing Accounting Standards Board’s current expected credit loss (“CECL”) requirements). Each of the allowances for losses on Loans and other real estate reflected on the books of Merchants and its Subsidiaries at all times from and after the date of the balance sheet included in the Merchants Financial Statements as of June 30, 2016 is adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to the Knowledge of Merchants, there are no facts or circumstances (specifically excluding changes in accounting or regulatory standards that may impact the allowance, including but not limited to CECL requirements) that are likely to require, in accordance with applicable regulatory guidelines or GAAP, a future material increase in any of such provisions for losses or a material decrease in any of the allowances therefor.

(p) Community Reinvestment Act.  Merchants and its Subsidiaries have complied in all material respects with the provisions of the Community Reinvestment Act of 1977 (“CRA”) and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and to the Knowledge of Merchants, there are no conditions, facts or circumstances that could result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.

(q) Privacy of Customer Information.  Merchants and its Subsidiaries’ collection and use of all non-public personal information (“NPPI”) relating to customers, former customers and prospective customers that will be transferred to Community or a Subsidiary of Community pursuant to this Agreement and the Bank Merger Agreement and the other transactions contemplated hereby complies in all material respects with all applicable privacy policies, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act and all other applicable state, federal and foreign privacy Laws, and any contract or industry standard relating to privacy. For purposes of this Section 3.2(q), “NPPI” means any information relating to an identified or identifiable natural person, including, but not limited to “personally identifiable financial information” as that term is defined in 12 CFR Part 1016.

(r) Technology Systems.  (i) To the Knowledge of Merchants, no action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the Technology Systems to continue by the Surviving Corporation and its Subsidiaries to the same extent and in the same manner that it has been used by Merchants and its Subsidiaries prior to the Effective Time.

(ii) The Technology Systems (for a period of eighteen (18) months prior to the Effective Time) have not suffered unplanned disruption causing a Material Adverse Effect on Merchants. Except for ongoing payments due under Contracts with third parties, the Technology Systems are free from any Liens (other than Permitted Liens). Access to business-critical parts of the Technology Systems is not shared with any third party.

(iii) Merchants has furnished to Community a true and correct copy of Merchants’ disaster recovery and business continuity arrangements.

(iv) Neither Merchants nor any of its Subsidiaries has received notice of or is aware of any material circumstances, including the execution of this Agreement or the Bank Merger Agreement or the consummation of the transactions contemplated hereby or thereby, that would enable any third party to terminate any of Merchants’ or any of its Subsidiaries’ agreements or arrangements relating to the Technology Systems (including maintenance and support).

(s) Insurance Policies. Merchants and each of its Subsidiaries maintains in full force and effect insurance policies and bonds in such amounts and against such liabilities and hazards of the types and amounts as (i) it reasonably believes to be adequate for its business and operations and the value of its properties and (ii) are comparable to those maintained by other banking organizations of similar size and complexity. Section 3.2(s) of the Merchants Disclosure Letter sets forth a true and complete list of all such insurance policies. Neither Merchants nor any of its Subsidiaries is now liable for, nor has any such member received notice of, any material retroactive premium adjustment. Merchants and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in Default under any of the terms thereof, each such policy is in full force and effect, none of Merchants or any of its Subsidiaries has received any notice of a material premium increase or involuntary cancellation with respect to any of its insurance policies or bonds and, except for policies insuring against potential liabilities of officers, directors and employees of Merchants and its Subsidiaries, Merchants or one of its Subsidiaries is the sole beneficiary of any such policy, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Within the last three (3) years, none of Merchants or any of its Subsidiaries has been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such policies), and Merchants has no reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought as favorable as those presently in effect.

(t) Corporate Documents.  Merchants has delivered to Community, with respect to Merchants and each of its Subsidiaries, true and correct copies of its Organizational Documents, all as amended and currently in effect. All of the foregoing are current, complete and correct in all material respects.

(u) State Takeover Laws.  Assuming the accuracy of Community’s representations and warranties set forth in Section 3.3(r), Merchants has taken all action required to be taken by it in order to (i) exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “anti-greenmail,” “business combination” or other anti-takeover Law of any jurisdiction (collectively, “Takeover Laws”) and (ii) make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any provisions of its Organizational Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

(v) Certain Actions.  Neither Merchants nor any of its Subsidiaries or Affiliates has taken or agreed to take any action, and to the Knowledge of Merchants, there are no facts or circumstances that are reasonably likely to (i) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any Requisite Regulatory Approval. To the Knowledge of Merchants, there exists no fact, circumstance, or reason that would cause any Requisite Regulatory Approval not to be received in a timely manner.

(w) Real and Personal Property.  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Merchants, (a) Merchants or a Subsidiary of Merchants has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Merchants Reports as being owned by Merchants or a Subsidiary of Merchants or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice) (the “Merchants Owned Properties ”), free and clear of all Liens, except (i) Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances, (iv) mechanics’, workmen’s, repairmen’s, warehousemen’s and carrier’s Liens arising in the ordinary course of business of Merchants consistent with past practice, (v) restrictions on transfers under applicable Securities Laws, or (vi) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (clauses (i) through (v), collectively, “Permitted Liens”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Merchants Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Merchants Owned Properties, the “Merchants Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Liens or any encumbrances on a landlord’s fee title which do not materially adversely affect Merchants’ or its Subsidiary’s, as applicable, present use of such property, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without Default thereunder by the lessee or, to the Knowledge of Merchants, the lessor. There are no pending or, to the Knowledge of Merchants, threatened condemnation proceedings against the Merchants Real Property. Merchants has previously made available to Community a true and complete list of all Merchants Real Property as of the date of this Agreement.

(x) Administration of Trust Accounts.  Merchants and each of its Subsidiaries have administered all common trust funds and collective investment funds and all accounts for which each of them acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance in all material respects with the terms of the governing documents and applicable Law. Neither Merchants nor any of its Subsidiaries, nor any of their respective directors, officers or employees acting on behalf of Merchants or any of its Subsidiaries, has committed any breach of trust with respect to any such common trust fund or collective investment fund or fiduciary or agency account, and the accountings for each such common trust fund or collective investment fund or fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such common trust fund or collective investment fund or fiduciary or agency account.

(y) Brokers and Finders.  Except for Piper Jaffray & Co., neither Merchants nor any of its Subsidiaries, nor any of their respective directors, officers, employees or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions contemplated hereby. A true and complete copy of the engagement letter between Merchants and Piper Jaffray & Co. has been delivered to Community.

(z) Fairness Opinion.  Prior to the execution of this Agreement, Merchants has received an executed opinion of Piper Jaffray & Co. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the stockholders of Merchants. Such opinion has not been amended or rescinded as of the date of this Agreement. Merchants will make available to Community solely for informational purposes a copy of the executed opinion as soon as practicable following the execution of this Agreement.

(aa) Transactions with Insiders and Affiliates.  There are no agreements, Contracts, plans, arrangements or other transactions between Merchants or any of its Subsidiaries, on the one hand, and any (i) officer or director of Merchants or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of Merchants or (iii) related interest or family member of any such officer, director or record or beneficial owner, in any case other than bank customer relationships, employment and related agreements, employee benefit plans and bank-owned life insurance policies.

(bb) Certain Information.  When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the Merchants Stockholder Meeting to vote upon the adoption of this Agreement, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth or incorporated by reference therein furnished by Merchants relating to Merchants or any of its Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

All information concerning Merchants and its directors, officers, and stockholders included (or submitted for inclusion) in any application and furnished by it pursuant to Section 4.5 or 4.8 of this Agreement shall be true, correct and complete in all material respects.

(cc) Investment Securities.  (i) Except for pledges to secure public and trust deposits, Federal Reserve borrowings, repurchase agreements and reverse repurchase agreements entered into in arm’s-length transactions pursuant to normal commercial terms and conditions and other pledges required by Law, none of the investments reflected in the Merchants Financial Statements, and none of the material investments made by Merchants or any of its Subsidiaries since June 30, 2016, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(ii) Each of Merchants and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except as set forth in the financial statements included in the Merchants Reports or to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of Merchants or its Subsidiaries. Such securities and commodities are valued on the books of Merchants in accordance with GAAP in all material respects.

(iii) Merchants and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Merchants believes are prudent and reasonable in the context of such businesses and Merchants and its Subsidiaries have, since December 31, 2013, been in compliance in all material respects with such policies, practices and procedures. Prior to the date of this Agreement, Merchants has made available to Community the material terms of such policies, practices and procedures.

(dd) Ownership of Community Common Stock.  Neither Merchants, any Subsidiary of Merchants nor, to the Knowledge of Merchants, any director or officer of Merchants or of any Subsidiary of Merchants, beneficially owns or, within the past two (2) years has beneficially owned, in the aggregate three percent (3%) or more of the outstanding shares of Community Common Stock.

Section 3.3 Representations and Warranties of Community.  Subject to and giving effect to Section 3.1 and except as (i) set forth in the Community Disclosure Letter or (ii) disclosed in any of Community’s SEC Reports filed with or furnished to the SEC on or after December 31, 2015 and prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors”, any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly forward-looking in nature), Community hereby represents and warrants to Merchants as follows:

(a) Organization, Standing, and Power.  Community and each of its Subsidiaries (i) are duly organized, validly existing and (as to corporations) in good standing under the Laws of the jurisdiction of their respective organization, (ii) have the requisite corporate power and authority to own, lease and operate their properties and assets and to carry on their businesses as now conducted, and (iii) are duly qualified or licensed to do business and in good standing in the States of the United States and foreign jurisdictions where the character of their assets or the nature or conduct of their business requires them to be so qualified or licensed, except in the case of this clause (iii), where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Community. Community is registered with the Federal Reserve Board as a bank holding company within the meaning of the BHC Act and meets the applicable requirements for qualification as such. Community Bank is a national banking association with its main office located in the State of New York. Community Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, its deposits are insured by the Deposit Insurance Fund and all premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Community, threatened.

(b) Authority; No Breach of Agreement.  (i) Community has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Assuming the accuracy of the representations and warranties set forth in

Section 3.2(dd), the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by Community’s duly constituted Board of Directors). Assuming due authorization, execution and delivery of this Agreement by Merchants, this Agreement represents a legal, valid and binding obligation of Community, enforceable against Community in accordance with its terms (except in all cases as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and (B) general equitable principles, except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(ii) Community’s Board of Directors has duly approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, including the Bank Merger Agreement and the Bank Merger. Community Bank’s Board of Directors has duly approved and declared advisable the Bank Merger Agreement, the Bank Merger and the other transactions contemplated hereby and thereby.

(iii) Neither the execution and delivery of this Agreement or the Bank Merger Agreement by Community or Community Bank, as applicable, nor the consummation by either of them of the transactions contemplated hereby, nor compliance by them with any of the provisions hereof, will (A) violate, conflict with or result in a breach of any provision of the Organizational Documents of Community or Community Bank, (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (other than Permitted Liens) upon any of the respective properties or assets of Community or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, Contract, Permit or other instrument or obligation to which Community or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, or (C) subject to receipt of the Requisite Regulatory Approvals and the expiration of any waiting period required by Law as described in clause (iv) below, violate any Law or Order applicable to Community or Community Bank or any of their respective material assets, except, in the case of clauses (B) and (C), as individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the ability of Community to perform its obligations under this Agreement or to timely consummate the Merger.

(iv) Other than in connection or compliance with the provisions of the Securities Laws, and other than (A) the Requisite Regulatory Approvals, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL and (C) as set forth in Section 3.3(b)(iv)(C) of the Community Disclosure Letter, no Order of, or Consent of, to or with any Governmental Authority or other third party is necessary in connection with the execution, delivery or performance of this Agreement or the Bank Merger Agreement by Community or Community Bank, as applicable, or the consummation by Community or Community Bank, as applicable, of the Merger, the Bank Merger and the other transactions contemplated by this Agreement and the Bank Merger Agreement.

(c) Capital Stock.  Community’s authorized capital stock consists of (i) 75,000,000 shares of Community Common Stock, of which, as of the Capitalization Date, 44,363,269 shares were issued and outstanding (which includes 257,340 shares of Community Common Stock subject to vesting or forfeiture restrictions and granted under a Benefit Plan of Community or its Subsidiaries) with 498,681 shares held in its treasury and (ii) 500,000 shares of preferred stock, $1.00 par value per share (the “Community Preferred Stock”), of which, as of the Capitalization Date, zero shares were issued and outstanding. As of the Capitalization Date there were (x) 1,856,539 shares of Community Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase Community Common Stock granted under a Benefit Plan of Community or its Subsidiaries at a weighted average exercise price of $30.70 (of which stock options with respect to 1,050,323 shares are exercisable) and (y) 203,077 shares of Community Common Stock subject to deferred stock units and share equivalent units with respect to Community Common Stock granted under a Benefit Plan of Community or its Subsidiaries. Except as set forth in this Section 3.3(c) or granted under a Benefit Plan, as of the Capitalization Date there were no shares of Community Common Stock or other equity securities of Community outstanding and no outstanding Rights relating to Community Common Stock or Community Preferred Stock, and no Person has any Contract or any right or privilege (whether preemptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of Community. All of the outstanding shares of Community Common Stock are duly and validly issued and outstanding and are fully paid (or will be fully paid when vested) and, except as expressly provided otherwise under applicable Law, non-assessable under the DGCL. None of the outstanding shares of Community Common Stock have been issued in violation of any preemptive rights of the current or past stockholders of Community. All of the outstanding shares of Community Common Stock and all Rights to acquire shares of Community Common Stock have been issued in compliance in all material respects with all applicable federal and state Securities Laws. All issued and outstanding shares of capital stock of Community’s Subsidiaries have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C. Section 55) nonassessable. The outstanding capital stock of each of Community’s Subsidiaries has been issued in compliance with all legal requirements and is not subject to any preemptive or similar rights. Community owns all of the issued and outstanding shares of capital stock or other ownership interests of all of its material Subsidiaries, free and clear of all Liens (other than Permitted Liens).

(d) Reports; Financial Statements.  (i) Community and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2013 with any Governmental Authorities (including any Regulatory Authorities), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state or political subdivisions, any foreign entity or jurisdiction, or any other Governmental Authority or Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Community. Except for normal examinations conducted by a Regulatory Authority in the ordinary course of business of Community and its Subsidiaries, (A) no Regulatory Authority has initiated or has pending any proceeding or, to the Knowledge of Community, investigation into the business or operations of Community or any of its Subsidiaries since December 31, 2013, (B) there is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations or inspections of Community or any of its Subsidiaries, and (C) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of Community or any of its Subsidiaries since December 31, 2013, in each case of clauses (A) through (C), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Community.

(ii) An accurate copy of each final SEC Report filed with or furnished by Community or any of its Subsidiaries to the SEC since December 31, 2013 pursuant to the Securities Act or the Exchange Act (the “Community Reports”) is publicly available. No Community Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all of the Community Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Community has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

(iii) The financial statements of Community and its Subsidiaries included (or incorporated by reference) in the Community Reports (including the related notes, where applicable) (A) have been prepared from, and are in accordance with, the books and records of Community and its Subsidiaries, (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Community and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (C) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (D) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Community and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. PricewaterhouseCoopers LLP has not resigned (or informed Community that it intends to resign) or been dismissed as independent public accountants of Community as a result of or in connection with any disagreements with Community on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(iv) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Community, neither Community nor any of its Subsidiaries has any Liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Community, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Community included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016 (including any notes thereto), and for liabilities incurred (A) in the ordinary course of business consistent with past practice since June 30, 2016, or (B) in connection with this Agreement and the transactions contemplated hereby.

(v) The records, systems, controls, data and information of Community and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Community or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Community. Community (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Community, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Community by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Community’s outside auditors and the audit committee of Community’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Community’s ability to record, process, summarize and report financial information, and (y) to the Knowledge of Community, any fraud, whether or not material, that involves management or other employees who have a significant role in Community’s internal controls over financial reporting. To the Knowledge of Community, there is no reason to believe that Community’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(vi) Since December 31, 2013, (A) neither Community nor any of its Subsidiaries, nor, to the Knowledge of Community, any director, officer, auditor, accountant or Representative of Community or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Community or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Community or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Community or any of its Subsidiaries, whether or not employed by Community or any of its

Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Community or any of its officers, directors, employees or agents to the Board of Directors of Community or any committee thereof or to the Knowledge of Community, to any director or officer of Community.

(e) Legal Proceedings.  There is no Litigation pending or, to the Knowledge of Community, threatened against Community or any of its Subsidiaries or its or any of its Subsidiaries’ assets, interests or rights, nor do any facts or circumstances exist that would be likely to form the basis for any claim against Community or any of its Subsidiaries, in each case that, if adversely determined, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Community. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Community, there are no Orders of any Governmental Authority outstanding against Community or any of its Subsidiaries.

(f) Compliance with Laws.  (i) Community and each of its Subsidiaries are, and at all times since December 31, 2013, have been, in compliance in all material respects with all Laws applicable to their businesses, operations, properties, assets and employees. Community and each of its Subsidiaries have in effect all Permits necessary for them to own, lease or operate their material properties and assets and to carry on their businesses and operations as now conducted and, to Community’s Knowledge, there has occurred no Default under any material Permit applicable to their respective businesses or employees conducting their respective businesses.

(ii) Neither Community nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2013, a recipient of any supervisory letter from, or since December 31, 2013, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Community Disclosure Letter, a “Community Regulatory Agreement”), nor has Community or any of its Subsidiaries been advised in writing or, to the Knowledge of Community, orally, since December 31, 2013, by any Regulatory Authority or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Community Regulatory Agreement.

(iii) Neither Community nor any of its Subsidiaries (nor, to the Knowledge of Community, any of their respective directors, executives, Representatives, agents or employees) (A) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (C) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (D) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (E) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

(g) Labor Matters.  Neither Community nor any of its Subsidiaries is a party to or bound by or currently negotiating any collective bargaining agreement or any other similar agreement with any labor organization, group or association. There is no strike, work stoppage or labor disturbance pending or, to the Knowledge of Community, threatened against Community or any of its Subsidiaries, and none of Community nor any of its Subsidiaries has experienced any such strike, stoppage or disturbance since December 31, 2013, in either case that is material to Community. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for Community to enter into this Agreement or to consummate any of the transactions contemplated hereby.

(h) Absence of Certain Changes or Events.  Since December 31, 2015 through the date of this Agreement, (A) except for the negotiation of this Agreement and the transactions contemplated hereby, Community and each of its Subsidiaries has conducted its business in all material respects in the ordinary course of business consistent with past practice, and (B) there have been no facts, events, changes, circumstances or effects that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Community.

(i) Community Reinvestment Act.  Community Bank has complied in all material respects with the provisions of the CRA and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and to the Knowledge of Community, there are no conditions, facts or circumstances that could result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.

(j) Legality of Community Securities.  All shares of Community Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued pursuant to this Agreement, will be validly and legally issued, fully paid and nonassessable.

(k) Certain Actions.  Neither Community nor any of its Subsidiaries or Affiliates has taken or agreed to take any action, and to the Knowledge of Community, there are no facts or circumstances, that are reasonably likely to (i) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any Requisite Regulatory Approval. To Community’s Knowledge there exists no fact, circumstance, or reason that would cause any Requisite Regulatory Approval not to be received in a timely manner.

(l) Brokers and Finders.  Except for RBC Capital Markets, neither Community nor any of its Subsidiaries, nor any of their respective directors, officers, employees or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

(m) Merger Consideration.  Community now has and will have, at the Effective Time, unissued shares of Community Common Stock and shares of Community Common Stock held in its treasury that are not reserved for any other purpose sufficient to issue the number of shares of Community Common Stock contemplated by Article 2, and a sufficient amount of cash to pay the amounts contemplated by Article 2.

(n) Certain Information.  When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the Merchants Stockholder Meeting to vote upon the adoption of this Agreement, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth or incorporated by reference therein furnished by Community relating to Community or any of its Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. All information concerning Community and its directors, officers, and stockholders included (or submitted for inclusion) in any application and furnished by it pursuant to Section 4.5 or 4.8 of this Agreement shall be true, correct and complete in all material respects.

(o) Employee Benefit Plans.  Except as would not be material to Community, (i) since December 31, 2013, all Community Benefit Plans have been administered in all material respects in compliance with their terms and with the applicable provisions of ERISA, the Code and all other applicable Laws; (ii) with respect to each Community Benefit Plan that is a Title IV Plan, (A) no Liability to PBGC (other than Liability for premiums) has been incurred and all premiums required to be paid to PBGC have been timely paid, (B) Community or its relevant ERISA Affiliate has satisfied the minimum funding standard under ERISA and the Code, (C) the assets of such Title IV Plan, as determined in the most recent valuation, equaled or exceeded the accumulated benefit obligations of such Title IV Plan, (D) such Title IV Plan is not in “at risk status” and (E) neither Community nor its ERISA Affiliates has received written or, to the Knowledge of Community, oral notice from PBGC, nor is Community otherwise aware, that an event or condition exists that would constitute grounds for termination of such Title IV Plan by PBGC; (iii) neither Community nor any of its ERISA Affiliates (nor any predecessor thereto) sponsors, maintains, administers or contributes to or has any obligation to contribute to (nor in the past six years, sponsored, maintained, administered or contributed to or had any obligation to contribute to) any “multiemployer plan,” as such term is defined in Section 3(37) of ERISA,

“multiple employer welfare arrangement,” as such term is defined in Section 3(40) of ERISA or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA; and (iv) nether Community nor any of its ERISA Affiliates has any current or projected obligations or Liability for post-employment or post-retirement health, medical, or life insurance benefits under any Community Benefit Plan, other than with respect to benefit coverage mandated by Section 4980B of the Code.

(p) Tax Matters.  (i) All material amounts of Taxes of Community and each of its Subsidiaries (whether or not shown or required to be shown on any Tax Return) have been fully and timely paid. Each of Community and its Subsidiaries has timely filed all material Tax Returns required to have been filed by it or on its behalf, and each such Tax Return is true, complete and accurate in all material respects. Neither Community nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by a Taxing Authority in writing within the past five (5) years in a jurisdiction where Community or any of its Subsidiaries does not file a Tax Return that Community or any of its Subsidiaries may be subject to Taxes by that jurisdiction.

(ii) Neither Community nor any of its Subsidiaries has received any notice of assessment or proposed assessment in connection with any Tax that has not been paid or otherwise settled, withdrawn, or resolved, and there is no threatened or pending dispute, action, suit, proceeding, claim, investigation, audit, examination, or other Litigation regarding any Tax of Community, any of its Subsidiaries or the assets of Community or any of its Subsidiaries. No officer or employee responsible for Tax matters of Community or any of its Subsidiaries expects any Taxing Authority to assess any additional Tax for any period for which a Tax Return has been filed. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against Community or any of its Subsidiaries that are currently in force, and neither Community nor any of its Subsidiaries has waived or extended the applicable statute of limitations for the assessment or collection of any Tax or agreed to a Tax assessment or deficiency.

(iii) Neither Community nor any of its Subsidiaries is a party to a Tax allocation, sharing, indemnification or similar agreement or any agreement (other than an agreement solely between Community and its Subsidiaries) pursuant to which it has any obligation to any Person with respect to Taxes, and neither Community nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal, state or local income Tax Return or any combined, affiliated or unitary group for any Tax purpose (other than the group of which it is currently a member), and neither Community nor any of its Subsidiaries has any Tax liability under Treasury Regulation Section 1.1502-6 or any similar provision of Law, or as a transferee or successor, by Contract or otherwise, other than with respect to the group of which Community is the parent. None of Community and its Subsidiaries have any deferred gain or loss arising out of any deferred intercompany transaction, as described in Treasury Regulation Section 1.1502-13, or, in the case of any of its Subsidiaries, have an excess loss account in its stock, as described in Treasury Regulation Section 1.1502-19.

(iv) Community and its Subsidiaries have withheld and paid over to the appropriate Taxing Authority all material amounts of Taxes required to have been withheld and paid over by them, and have complied in all material respects with all information reporting and backup withholding requirements under all applicable federal, state, local and foreign Laws in connection with amounts paid or owing to any Person, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441, 1442 and 3406 of the Code or similar provisions under state, local or foreign Law.

(v) Neither Community nor any of its Subsidiaries has been a party to any distribution occurring during the five (5)-year period ending on the date hereof in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied. No Liens for Taxes exist with respect to any assets of Community or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(vi) Neither Community nor any of its Subsidiaries is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code. Community and each of its Subsidiaries have complied with all of the income inclusion and Tax reporting provisions of the U.S. anti-deferral Tax regimes, including the controlled foreign corporation, passive foreign investment company and foreign personal holding company regimes.

(vii) Neither Community nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1) or any comparable provision of state or local Tax Law.

(q) Regulatory Capitalization.  Community Bank is, and as of immediately prior to the Effective Time will be, “well capitalized,” as such term is defined in the rules and regulations promulgated by the OCC. Community is, and immediately prior to the Effective Time will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

(r) Ownership of Merchants Common Stock.  As of the date hereof, Community is not an “interested stockholder” of Merchants as defined in Section 203(c) of the DGCL. Neither Parent, nor any of its Subsidiaries or Affiliates, is a “related person” as defined in Article Fourteenth of the certificate of incorporation of Merchants, as amended through the date hereof.

ARTICLE 4

COVENANTS AND ADDITIONAL AGREEMENTS OF THE PARTIES

Section 4.1 Conduct of Business Prior to Effective Time.  During the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 6 or the Effective Time, except as expressly permitted by this Agreement or as required by applicable Law, (a) Merchants shall, and shall cause its Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (iii) maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed, and (b) neither Party shall, nor shall permit its Subsidiaries to, knowingly take any action that would materially adversely affect or materially delay the satisfaction of the conditions set forth in Section 5.1(a) or 5.1(b), the timing of the effectiveness of the Registration Statement under the Securities Act or the ability of either Party to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, Community shall not, and shall not permit any of its Subsidiaries to, prior to the earlier of the termination of this Agreement pursuant to Article 6 or the Effective Time, except as expressly permitted by this Agreement or as required by applicable Law, (x) amend any provision of Community’s Organizational Documents in a manner that would adversely affect the economic benefits of the Merger to the stockholders of Merchants or the consummation of the transactions contemplated by this Agreement or (y) take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.2 Forbearances.  During the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 6 or the Effective Time, except as expressly permitted by this Agreement (including as set forth in Section 4.2 of the Merchants Disclosure Letter) or as required by applicable Law, Merchants shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Community (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend or propose to amend its Organizational Documents or any resolution or agreement concerning indemnification of its directors or officers;

(b) (i) adjust, split, combine, subdivide or reclassify any capital stock, (ii) make, declare, set aside or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, other than (A) dividends paid by any of the Subsidiaries of Merchants to Merchants or any of its wholly-owned Subsidiaries, (B) regular quarterly cash dividends by Merchants at a rate not in excess of $0.28 per share of Merchants Common Stock with record and payment dates consistent with the comparable quarters in the prior year (subject to Section 4.20) and (C) acquisitions of shares of Merchants Common Stock resulting from the forfeiture of Merchants Restricted Shares (including for purposes of tax withholding upon vesting) or the net exercise of Merchants Stock Options or Merchants Warrants, in each case outstanding as of the date hereof, in accordance with their terms as of the date hereof, (iii) grant or issue any Rights, (iv) issue or otherwise permit to become outstanding, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock or Rights, other than issuances of Merchants Common Stock upon the exercise of Merchants Stock Options or Merchants Warrants, in each case outstanding as of the date hereof pursuant to their terms as of the date hereof, or (iv) make any change in any instrument or Contract governing the terms of any of its securities;

(c) other than in the ordinary course of business consistent with past practice, make any investment (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) in any other Person;

(d) charge off (except as may otherwise be required by Law or by Regulatory Authorities or by GAAP) or sell (except in the ordinary course of business consistent with past practices) any of its portfolio of Loans;

(e) terminate or allow to be terminated any of the policies of insurance it maintains on its business or property, cancel any material indebtedness owing to it or any claims that it may have possessed with respect to the repayment of any such material indebtedness, or waive any right of substantial value or discharge or satisfy any material noncurrent Liability (except as may otherwise be required by Law or Contract in effect as of the date hereof or entered into after the date hereof in accordance with the terms of this Agreement);

(f) enter into any new line of business, or change in any material respect its lending, investment, underwriting, risk and asset liability management or other banking and operating policies, except as required by applicable Laws or any policies imposed on it by any Governmental Authority;

(g) except in the ordinary course of business consistent with past practice: (i) lend any money or pledge any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise; (ii) mortgage or otherwise subject to any Lien, encumbrance or other Liability any of its assets; (iii) except for property held as other real estate owned, sell, assign or transfer any of its assets in excess of $50,000 in the aggregate for Merchants and its Subsidiaries; or (iv) transfer, agree to transfer or grant, or agree to grant, a license to, any of its material Intellectual Property;

(h) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness (it being understood that for purposes of this Section 4.2(h), “short-term” shall mean maturities of six (6) months or less)); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person;

(i) other than purchases of investment securities in the ordinary course of business consistent with past practice, restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(j) terminate, or waive any material provision of, any Contract described in Section 3.2(k) other than normal renewals of Contracts without materially adverse changes of terms, or otherwise amend or modify any such Contract;

(k) other than as required by Merchants Benefit Plans as in effect at the date of this Agreement or as expressly contemplated in this Agreement, (i) adopt, enter into, establish, terminate or amend any Benefit Plan with respect to any director, officer or other Service Provider with an annual base salary or wages that is reasonably anticipated to exceed $125,000 or, other than in the ordinary course of business consistent with past practice, with respect to any other Service Provider, (ii) change the compensation or benefits of any director, officer or other Service Provider with an annual base salary or wages that is reasonably anticipated to exceed $125,000 or, other than in the ordinary course of business consistent with past practice, of any other Service Provider, (iii) adopt or enter into any collective bargaining agreement or any other similar agreement with any labor organization, group or association, (iv) adopt, enter into, establish, amend or grant any employment, severance, change in control, termination, deferred compensation, pension or retirement arrangement, (v) grant or pay any incentive compensation, (vi) accelerate any rights or benefits under any Merchants Benefit Plan, including accelerating the vesting of, or the lapsing of restrictions with respect to, any Merchants Restricted Shares or Merchants Stock Options or (vii) hire or terminate (other than for cause) any director, officer, or any other Service Provider with annual base salary or wages that is reasonably anticipated to exceed $125,000;

(l) commence, settle or agree to settle any Litigation, except in the ordinary course of business consistent with past practice that (i) involves only the payment of money damages not in excess of $50,000 individually or $200,000 in the aggregate, (ii) does not involve the imposition of any equitable relief on, or the admission of wrongdoing by, Merchants or the applicable Subsidiary thereof, and (iii) would not create precedent for claims that are reasonably likely to be material to Merchants or any of its Subsidiaries;

(m) revalue any of its assets or change any method of accounting or accounting practice used by it, other than changes required by GAAP or the FDIC or any Regulatory Authority;

(n) (i) file any Tax Return except in the ordinary course of business consistent with past practice or amend any Tax Return; (ii) settle or compromise any Tax Liability; (iii) make, change or revoke any Tax election or change any method of Tax accounting, except as required by applicable Law; (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law); (v) surrender any claim for a refund of Taxes; or (vi) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect of Taxes;

(o) change its fiscal or Tax year;

(p) merge or consolidate with any other Person;

(q) acquire assets outside of the ordinary course of business consistent with past practice from any other Person with a value or purchase price in the aggregate in excess of $50,000;

(r) enter into any Contract that would have been required to be disclosed in Section 3.2(k) of the Merchants Disclosure Letter had it been entered into prior to the execution of this Agreement;

(s) make any changes in the mix, rates, terms or maturities of Merchants Bank’s deposits or other Liabilities, except in a manner and pursuant to policies consistent with past practice and competitive factors in the market place; open any new branch or deposit taking facility; or close, relocate or materially renovate any existing branch or facility;

(t) make any Loans, or enter into any commitments to make Loans, which vary other than in immaterial respects from its written Loan policies, a true and correct copy of which policies has been provided to Community; provided, that this covenant shall not prohibit Merchants Bank from extending or renewing Loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of Loans currently in its Loan portfolio;

(u) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(v) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of Merchants or any of its Subsidiaries or, after the Effective Time, Community or any of its Subsidiaries;

(w) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which Merchants or any of its Subsidiaries is a party;

(x) engage in (or modify in a manner adverse to Merchants or its Subsidiaries) any transactions (except for any ordinary course banking relationships permitted under applicable Law) with any Affiliate or any director or officer thereof (or any Affiliate or immediate family member of any such Person or any Affiliate of such Person’s immediate family members);

(y) except in the ordinary course of business consistent with past practice, enter into any new lease of real property or amend the terms of any existing lease of real property;

(z) incur or commit to incur any capital expenditure or authorization or commitment with respect to them that, in the aggregate is in excess of $1,000,000, except as disclosed in the annual business plan or budget previously disclosed to Community or in the ordinary course of business consistent with past practice;

(aa) take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(bb) agree or commit to take any of the actions prohibited by this Section 4.2.

Section 4.3 Litigation.  Each of Community and Merchants shall promptly notify each other in writing of any Litigation issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority pending or, to the Knowledge of Community or Merchants, as applicable, threatened against Community, Merchants or any of their respective Subsidiaries or directors that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or any actions taken or to be taken by Community, Merchants or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Merchants shall give Community the opportunity to participate (at its own expense) in the defense or settlement of any stockholder or derivative Litigation against Merchants and/or its directors relating to the transactions contemplated by this Agreement (“Stockholder Litigation”), and no such settlement shall be agreed to without Community’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Without otherwise limiting the Indemnified Parties’ rights with regard to the right of counsel, following the Effective Time, the Indemnified Parties shall be entitled to retain Goodwin Procter LLP or such other counsel selected by such Indemnified Parties prior to the Effective Time to defend any Stockholder Litigation.

Section 4.4 State Filings.  Upon the terms and subject to the conditions of this Agreement and prior to or in connection with the Closing, Community and Merchants shall execute and the Parties shall cause to be filed the Certificate of Merger with the Secretary of State of the State of Delaware and any other such filings with the State of Delaware necessary to effect the transactions contemplated in this Agreement.

Section 4.5 Merchants Stockholder Approval.  (a) Merchants shall call and give notice of a meeting of its stockholders (the “Merchants Stockholder Meeting”) to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC for the purpose of obtaining the Merchants Stockholder Approval and, if so desired and mutually agreed (or otherwise required by Law), upon other matters of the type customarily brought before an annual or special meeting of stockholders to adopt a merger agreement, and Merchants shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The Board of Directors of Merchants shall use its reasonable best efforts to obtain from the stockholders of Merchants the Merchants Stockholder Approval, including by communicating to its stockholders the Merchants Directors’ Recommendation (and including such recommendation in the Proxy Statement), and Merchants shall engage a proxy solicitor reasonably acceptable to Community to assist in the solicitation of proxies from stockholders relating to the Merchants Stockholder Approval; provided, however, that, prior to receipt of the Merchants Stockholder Approval and subject to Sections 6.1 and 6.2, if the Board of Directors of Merchants, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that, because of (x) the receipt of an Acquisition Proposal that constitutes a Superior Proposal or (y) the occurrence of an Intervening Event, failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Board of Directors of Merchants may (A) make an Adverse Recommendation Change (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Merchants may communicate the basis for its Adverse Recommendation Change to Merchants’ stockholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by Law or (B) solely in the case of a Superior Proposal that did not result from a breach by Merchants of its obligations under Section 4.12(a), cause Merchants to terminate this Agreement pursuant to Section 6.1(i) and authorize Merchants to enter into a definitive agreement with respect to such Superior Proposal (it being understood and agreed that no such termination shall be effective unless in advance of or concurrently with such termination Merchants pays or causes to be paid to Community the Termination Fee and otherwise complies with Section 6.1(i) and Section 6.2(c)); provided further, that the Board of Directors of Merchants (including any committee thereof) may not take any actions under the foregoing proviso unless (i) it gives Community at least four (4) Business Days’ prior written notice of its intention to take such action and a reasonably detailed description of the Acquisition Proposal or Intervening Event giving rise to its determination to take such action (including, in the case of an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal (including an unredacted copy of all proposed agreements and other documents with respect to such Acquisition Proposal) or any amendment or modification thereof) and (ii) at the end of such notice period, the Board of Directors of Merchants takes into account in good faith any amendment or modification to this Agreement proposed by Community and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless be inconsistent with its fiduciary duties under applicable Law to fail to take such action. During the four (4) Business Day notice period referred to in clause (i) above, Merchants shall, and shall cause its financial and legal advisors to, negotiate with Community in good faith (to the extent Community seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Community. Any material amendment to any Acquisition Proposal or material development with respect to any Intervening Event will be deemed to be a new Acquisition Proposal or Intervening Event, as the case may be, for purposes of this Section 4.5(a) and will require a new notice period as referred to in this Section 4.5(a), except that any reference to four (4) Business Days shall instead be three (3) Business Days.

(b) Subject to applicable Law, Merchants shall adjourn or postpone the Merchants Stockholder Meeting if, as of the time for which such meeting is originally scheduled there are insufficient shares of Merchants Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Merchants has not received proxies representing a sufficient number of shares necessary to obtain the Merchants Stockholder Approval, and, subject to the terms and conditions of this Agreement, Merchants shall continue to use all reasonable best efforts, together with its proxy solicitor, to solicit proxies from Merchants stockholders in favor of the Merchants Stockholder Approval. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Merchants Stockholder Meeting shall be convened and this Agreement shall be submitted to the stockholders of Merchants at the Merchants Stockholder Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Merchants of such obligation.

Section 4.6 Listing of Community Common Stock.  Community shall cause the shares of Community Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 4.7 Reasonable Best Efforts.  (a) Subject to the terms and conditions of this Agreement, including Section 4.8, the Parties will use all reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with and furnish information to the other Party to that end, and obtain all consents of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby; provided, that Merchants shall not agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Community, which consent shall not be unreasonably withheld, conditioned or delayed; and provided further, that nothing contained herein shall preclude any Party from exercising its rights under this Agreement.

(b) Immediately following the Effective Time (or such later time as Community may direct), the Parties shall take all actions necessary to consummate the Bank Merger.

(c) Each Party undertakes and agrees to use its reasonable efforts to cause the Merger to qualify, and to take no action that would reasonably be expected to prevent the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code.

(d) The Parties shall consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with GAAP, as such Parties mutually agree upon.

Section 4.8 Applications and Consents.  (a) Community and Merchants shall promptly prepare and file with the SEC, no later than forty-five (45) days after the date of this Agreement, the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of Community and Merchants shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Merchants shall thereafter as promptly as practicable mail or deliver the Proxy Statement to its stockholders. Community shall also use its reasonable best efforts to obtain all necessary state Securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Merchants shall furnish all information concerning Merchants and the holders of Merchants Common Stock as may be reasonably requested in connection with any such action.

(b) The Parties shall cooperate with each other and use, and cause their applicable Subsidiaries to use, their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all Permits, Consents, approvals and authorizations of all third parties and Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Requisite Regulatory Approvals), and to comply with the terms and conditions of all such Permits, Consents, approvals and authorizations of all such Governmental Authorities and third parties. Without limiting the generality of the foregoing, as soon as reasonably practicable and in no event later than forty five (45) days after the date of this Agreement, Community and Merchants shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required to be filed with any Governmental Authority in order to obtain the Requisite Regulatory Approvals.

(c) Community and Merchants shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to Merchants or Community, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all Permits, Consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. Each Party shall consult with the other in advance of any meeting or conference with any Governmental Authority in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Authority, Merchants shall give Community and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(d) In furtherance and not in limitation of the foregoing, each of Community and Merchants shall use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing.

(e) Community and Merchants shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Community, Merchants or any of their respective Subsidiaries to any Governmental Authority in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(f) To the extent permitted by applicable Law, Community and Merchants shall promptly advise each other upon receiving any communication, whether in writing or oral, from any Governmental Authority whose Consent is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such Consent will be materially delayed.

(g) As used in this Agreement, the “Requisite Regulatory Approvals” shall mean all regulatory authorizations, Consents, Orders or approvals from, to or with (x) the Federal Reserve Board, the OCC, the FDIC, the Vermont Department of Financial Regulation and/or the Massachusetts Division of Banks that are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, and (y) any other Governmental Authority that are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, except in the case of this clause (y) for any such authorizations, Consents, Orders or approvals the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Merchants or Community, as the case may be.

(h) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require Community or its Subsidiaries to take, or agree to take, any actions, or to accept any restriction, requirement or condition, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Community, Merchants and their respective Subsidiaries, taken as a whole, or prohibit or materially limit the ownership or operation by Merchants or any of its Subsidiaries, or Community or any of its Subsidiaries, of all or any material portion of the business or assets of Merchants and its Subsidiaries or Community and its Subsidiaries, in each case taken as a whole, or compel Community or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Merchants and its Subsidiaries or Community and its Subsidiaries, in each case taken as a whole (a “Materially Burdensome Regulatory Condition”).

Section 4.9 Notification of Certain Matters.  Each Party will give prompt written notice to the other (and subsequently keep such other Party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event, change, circumstance or effect that (a) is reasonably likely to result in any Material Adverse Effect on it, or (b) would cause or constitute a breach of any of its representations, warranties, covenants, or agreements contained herein; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute the failure of any condition set forth in Section 5.2(a) or 5.2(b), or Section 5.3(a) or 5.3(b), as the case may be, to be satisfied, or otherwise constitute a breach of this Agreement by such Party due to its failure to give such notice unless the underlying breach would independently result in a failure of the conditions set forth in Section 5.2(a) or 5.2(b), or Section 5.3(a) or 5.3(b), as the case may be, or give rise to a termination right under Section 6.1.

Section 4.10 Investigation and Confidentiality.  (a) Upon reasonable notice and subject to applicable Laws, Merchants shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other Representatives of Community, access, during normal business hours during the period prior to the Effective Time, to all of their properties, books, Contracts, commitments, personnel, information technology systems and records, and, during such period, Merchants shall, and shall cause its Subsidiaries to, make available to Community such information concerning their respective businesses, properties and personnel as Community may reasonably request. Community shall use commercially reasonable efforts to minimize any interference with Merchants’ regular business operations during any such access. Neither Merchants nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of Merchants (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or contravene any Law or binding agreement entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. No investigation by Community shall affect the representations and warranties of Merchants or the right of Community to rely thereon.

(b) Each Party shall, and shall cause its directors, officers, employees and Representatives to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations and financial positions to the extent required by, and in accordance with, the Confidentiality Agreement.

(c) Merchants shall provide Community, no later than fifteen (15) days after the end of each month, an updated list of each of its Delinquent Loans.

Section 4.11 Press Releases; Publicity.  Prior to the Effective Time, each Party shall consult with and obtain the approval (not to be unreasonably withheld, conditioned or delayed) of the other as to the form and substance of any press release, other public statement or stockholder communication related to this Agreement and the transactions contemplated hereby prior to issuing such press release, public statement or stockholder communication or making any other public or stockholder disclosure related thereto; provided, that nothing in this Section 4.11 shall be deemed to prohibit any Party from making any disclosure that its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law, NASDAQ or the NYSE; and provided further that, notwithstanding the foregoing, Merchants shall not be required to consult with Community before issuing any press release, other public statement or stockholder communication with respect to an Adverse Recommendation Change effected in accordance with Section 4.5(a) or with respect to its receipt and consideration of any Acquisition Proposal in accordance with Section 4.12(e).

Section 4.12 Acquisition Proposals.  (a) Merchants agrees that it will not, and will cause its Subsidiaries and its Subsidiaries’ respective directors, officers, employees and Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) continue, engage or participate in any negotiations concerning, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person (other than Persons who are Affiliates or Representatives of Merchants or Community) relating to, or (iv) except as expressly permitted by Section 4.5(a), approve, recommend, agree to or accept, any Acquisition Proposal; provided, that, prior to, but not after, the time the Merchants Stockholder Approval is obtained, if Merchants receives an unsolicited bona fide Acquisition Proposal after the date of this Agreement that was not received in violation of clauses (i) – (iv) above, and Merchants’ Board of Directors concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, Merchants may, and may permit its directors, officers, employees and Representatives to, furnish or cause to be furnished nonpublic information or data to and participate in such negotiations or discussions with the Person making such Acquisition Proposal to the extent that the Board of Directors of Merchants concludes in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor) that failure to take such actions would be inconsistent with its fiduciary duties under applicable Law; provided further, that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Merchants shall have entered into an Acceptable Confidentiality Agreement and shall provide to Community any such information not previously provided to Community. Notwithstanding anything to the contrary contained in this Agreement, Merchants and its Representatives may (without any determination by the Board of Directors of Merchants or consultation with outside counsel or its financial advisor) (x) following receipt of an unsolicited bona fide Acquisition Proposal after the date of this Agreement and prior to the time the Merchants Stockholder Approval is obtained that was not received in violation of clauses (i) – (iv) above, contact such third party solely in order to clarify and understand the terms and conditions of such Acquisition Proposal so as to determine whether such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal and/or (y) direct any Person who makes an Acquisition Proposal or who expresses interest to Merchants in making an Acquisition Proposal to this Agreement, including the provisions of this Section 4.12. Merchants will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Community with respect to any Acquisition Proposal. Merchants shall use its reasonable best efforts, subject to applicable Law, to, within ten (10) Business Days after the date hereof, request and confirm the return or destruction of any confidential information provided to any Person (other than Community and its Affiliates and its and their Representatives) pursuant to any existing confidentiality, standstill or similar agreements to which it or any of its Subsidiaries is a party relating to an Acquisition Proposal.

(b) Merchants shall promptly, and in any event within twenty four (24) hours of receipt, advise Community in writing in the event Merchants or any of its directors, employees, officers or Representatives receives (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal or (ii) any request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal, in each case together with the terms and conditions of such Acquisition Proposal, request, inquiry, proposal or offer, and shall furnish Community with a copy of such Acquisition Proposal (or, where such Acquisition Proposal is not in writing, with a description of the material terms and conditions thereof). Merchants shall keep Community informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within twenty four (24) hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, Merchants shall promptly (and in any event within twenty four (24) hours) notify Community orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(c) Neither the Board of Directors of Merchants nor any committee thereof shall, except as expressly permitted by Section 4.5(a), (i) (A) withdraw (or modify or qualify in any manner adverse to Community) the approval, recommendation or declaration of advisability by the Board of Directors of Merchants or any such committee of this Agreement, the Merger, or any of the other transactions contemplated hereby, (B) recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal, (C) resolve, agree or propose to take any such actions or (D) submit this Agreement to its stockholders without recommendation (each such action set forth in this clause (i) being referred to herein as an “Adverse Recommendation Change”) or (ii) (A) cause or permit Merchants or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract constituting or relating to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement in accordance with Section 4.12(a)) or (B) resolve, agree or propose to take any such actions.

(d) Merchants agrees that any breach by its directors, officers, employees, Affiliates or Representatives of this Section 4.12 shall be deemed a breach by Merchants.

(e) Nothing contained in this Agreement shall prevent Merchants or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, a “stop, look and listen” communication shall not be deemed an Adverse Recommendation Change if the Board of Directors of Merchants publicly states that the Merchants Directors’ Recommendation has not changed or refers stockholders to the Merchants Directors’ Recommendation.

Section 4.13 Takeover Laws.  None of Merchants, Community or their respective Boards of Directors shall take any action that would cause any Takeover Law to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Law now or hereafter in effect. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each Party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Law.

Section 4.14 Employee Matters.  (a) The current employees of Merchants or any of its Subsidiaries who continue as employees of Community or its Subsidiaries after the Effective Time (“Continuing Employees”) shall be given, subject to applicable Law, credit for past service with Merchants and its Subsidiaries to the extent credited by Merchants and its Subsidiaries prior to the Effective Time for purposes of determining eligibility for and vesting of employee benefits (but not for pension benefit accrual purposes) under all welfare and retirement programs maintained by Community or its Subsidiaries in which such Continuing Employees participate following the Effective Time and for purposes of determining length of vacation, sick time, paid time off and severance under Community’s applicable plan or policy, except if any such credit would result in a duplication of benefits. In addition, under the welfare plans of Community and its Subsidiaries in which Continuing Employees participate, Community shall use its commercially reasonable efforts to (i) waive, or cause to be waived, for each participating Continuing Employee, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of Merchants or its Subsidiaries prior to the Effective Time and (ii) recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by each participating Continuing Employee in the calendar year in which the Effective Time occurs.

(b) In the event that the employment of any Continuing Employee shall be terminated by Community or one of its Subsidiaries, other than for Cause, during the Severance Period (as each term is defined in Schedule 4.14(b)), such Continuing Employee shall be entitled (subject to meeting applicable eligibility and vesting requirements) to receive severance benefits as set forth in Schedule 4.14(b).

(c) Prior to the Effective Time, Merchants shall take, and shall cause its Subsidiaries to take, all actions that may be requested by Community in writing with respect to (i) causing one or more Merchants Benefit Plans (other than (x) any employment agreements and severance arrangements with Continuing Employees in effect as of the date of this Agreement to the extent such agreements are set forth on Section 3.2(j)(i) of the Merchants Disclosure Letter and (y) the Director Deferred Compensation Plans (provided, however, that the Parties may mutually determine to terminate such plans) to terminate as of or following the date immediately preceding the Effective Time or for benefit accruals and entitlements to cease as of or following the date immediately preceding the Effective Time, (ii) causing the continuation on and after the Effective Time of any Contract, arrangement or insurance policy relating to any Merchants Benefit Plan for such period as may be requested by Community, or (iii) cooperating with Community to facilitate the merger of any Merchants Benefit Plan into any Benefit Plan of Community or its Subsidiaries as of or following the Effective Time. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 4.14(c) shall be subject to Community’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(d) Community shall honor, each in accordance with its terms, the employment agreements and severance arrangements in effect as of the date of this Agreement to the extent such agreements are set forth on Section 3.2(j)(i) of the Merchants Disclosure Letter, except to the extent that any such agreements or arrangements are superseded or terminated as of or following the Effective Time.

(e) In the event of any termination of any Merchants Benefit Plan providing employer-provided health coverage or consolidation of any such plan with any Benefit Plan of Community or any of its Subsidiaries providing employer-provided health coverage within twelve (12) months after the Effective Time, (i) Community shall, or shall cause its Subsidiaries to, make available to Continuing Employees and their dependents employer-provided health coverage on the same basis as it provides such coverage to similarly situated employees of Community and its Subsidiaries and (ii) former employees of Merchants or any of its Subsidiaries and their qualified beneficiaries will have the right to continued coverage under group health plans of Community to the extent required by COBRA. During the twelve (12) months after the Effective Time, unless a Continuing Employee causes coverage to terminate under a Merchants Benefit Plan providing employer-provided health coverage prior to the time that a Continuing Employee becomes eligible to participate in any Benefit Plan of Community or any of its Subsidiaries providing employer-provided health coverage, neither Community nor any of its Subsidiaries shall terminate the coverage of any of the Continuing Employees or their dependents as of the Effective Time under any Merchants Benefit Plan providing employer-provided health coverage prior to the time such Continuing Employees and their dependents become eligible to participate in a Benefit Plan of Community or any of its Subsidiaries providing employer-provided health coverage.

(f) As of the Effective Time, Community shall assume the Merchants Amended and Restated Deferred Compensation Plan for Directors, the Merchants 1996 Compensation Plan for Non-Employee Directors, the Merchants Salary Continuation Plan and the Merchants and Subsidiaries Amended and Restated 2008 Compensation Plan for Non-Employee Directors and Trustees (collectively, the “Director Deferred Compensation Plans”) and shall continue to honor the terms and obligations thereunder unless the Director Deferred Compensation Plans are terminated prior to the Effective Time by mutual agreement of the Parties.

(g) The provisions of this Section 4.14 are solely for the benefit of the parties hereto, and no Service Provider or any other Person shall be regarded for any purpose as a third party beneficiary of this Agreement. Nothing herein, expressed or implied, shall be construed as an amendment to any Benefit Plan for any purpose or confer upon any Continuing Employee or any other Person any right to employment or continued employment with any of the parties hereto or any of their Subsidiaries or Affiliates for any period. Nothing in this Section 4.14 shall be construed to limit the right of Community or any of its Subsidiaries (including, following the Effective Time, Merchants and its Subsidiaries) to amend or terminate any Merchants Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 4.14 be construed to require Community or any of its Subsidiaries to retain the employment of any particular Continuing Employee for any fixed period of time following the Effective Time.

Section 4.15 Certain Policies.  Following receipt of all Requisite Regulatory Approvals and adoption of this Agreement at the Merchants Stockholder Meeting:

(a) Merchants shall, consistent with GAAP and applicable Law and on a basis mutually satisfactory to it and Community, modify and change its accounting, investment, loan, litigation and real estate valuation policies and practices (including loan classifications, content and size of investment portfolio, and levels of reserves and accruals) so as to be applied, in all material respects, on a basis that is consistent with that of Community;

(b) Merchants and Community shall review the adequacy of reserves for loan losses currently established by Merchants and, if deemed warranted by both parties under GAAP, Merchants shall make mutually acceptable changes to such reserves; and

(c) Merchants shall consult with Community with respect to determining the amount and timing of recognizing, for financial accounting and income Tax reporting purposes, Merchants’ expenses incurred in connection with the Merger, the Bank Merger and the transactions contemplated by this Agreement, and, subject to GAAP and applicable Law, Merchants shall recognize its costs and expenses in connection with the transactions contemplated hereby at such time or times as are reasonably requested by Community.

Section 4.16 Indemnification.  (a) From and after the Effective Time, Community shall indemnify and hold harmless, to the fullest extent permitted by applicable Law, each present and former director, officer or employee of Merchants and its Subsidiaries (in each case, when acting in such capacity) (each, an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees and disbursements), judgments, settlements effected with the prior written consent of Community (such consent not to be unreasonably withheld, conditioned or delayed), fines, losses, taxes, damages or liabilities incurred in connection with or arising out of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether formal or informal, and whether arising before or after the Effective Time (regardless of whether the Indemnified Party is as a named party or a participant other than as a named party, including as a witness), arising in whole or in part out of, or pertaining to, the fact that such person is or was a director, officer or employee of Merchants or any of its Subsidiaries or otherwise in connection with any action taken or not taken at the request of Merchants or any of its Subsidiaries or is or was serving at the request of Merchants or any of its Subsidiaries as a director, officer employee, agent, trustee or fiduciary of another Person (including in any capacity with respect to any employee benefit plan) and pertaining to matters, acts or omissions existing or occurring at or prior to the

Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; and Community shall also advance expenses as incurred by such Indemnified Party to the fullest extent permitted by applicable Law within thirty (30) days after a written request setting forth such expenses in reasonable detail; provided that the Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification. The Indemnified Party shall reasonably cooperate with Community in the Indemnified Party’s defense of any such claim, action, suit, proceeding or investigation.

(b) For a period of six (6) years after the Effective Time, Community shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Merchants (provided, that Community may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Merchants or any of its Subsidiaries arising from matters, acts or omissions which occurred at or before the Effective Time (including in connection with the approval of this Agreement and the transactions contemplated by this Agreement); provided, that Community shall not be obligated to expend, on an annual basis, an amount in excess of three hundred percent (300%) of the current annual premium paid as of the date hereof by Merchants for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Community shall cause to be maintained policies of insurance which, in Community’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Merchants in consultation with Community, may (and at the request of Community, Merchants shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6) year “tail” policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap. If Merchants obtains such a “tail policy,” Community shall maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for such six (6) year period.

(c) Subject to applicable Law, the obligations of Community and Merchants under this Section 4.16 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Indemnified Party or any other Person entitled to the benefit of this Section 4.16 without the prior written consent of the affected Indemnified Party or affected Person (it being expressly agreed that the Indemnified Parties shall be third-party beneficiaries of this Section 4.16).

(d) The provisions of this Section 4.16 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification, advancement, exculpation or contribution that any such individual may have under the Bylaws of Merchants or its Subsidiaries, or by indemnification agreement, resolution, contract or otherwise. If Community or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case to the extent the obligations set forth in this Section 4.16 are not otherwise transferred and assumed by such successors and assigns by operation of Law or otherwise, Community will cause proper provision to be made so that the successors and assigns of Community will expressly assume the obligations set forth in this Section 4.16.

Section 4.17 Merchants Debt.  (a) Community will execute and deliver, or cause to be executed and delivered, by or on behalf of Merchants, at or prior to the Effective Time, any supplements, amendments or other instruments required for the due assumption of Merchants’ outstanding fixed and floating rate Junior Subordinated Debentures due 2034 (the “Merchants Debentures”) and (to the extent informed of such requirement by Merchants) other agreements to the extent reasonably required by the terms of the Merchants Debentures.

(b) Prior to the Effective Time, Merchants shall, and shall causes its Subsidiaries to, take all such actions reasonably requested by Community or any of its Subsidiaries with respect to the Merchants Debentures (i) to the extent required by the terms of the Merchants Debentures or under applicable Law to be taken prior to the

Effective Time, including, without limitation, the giving of any notices that may be required in connection with the Merger or the Bank Merger, and the delivery of any supplemental indentures, legal opinions, officers’ certificates or other documents or instruments required in connection with the Merger, the Bank Merger and the respective consummation thereof or (ii) in order to facilitate Community’s compliance with the foregoing Section 4.17(a).

Section 4.18 Exemption from Liability under Section 16(b).  The Board of Directors of Community and of Merchants, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of Merchants) any dispositions of or other transactions in Merchants Common Stock by the Merchants Insiders, and (in the case of Community) any acquisitions of Community Common Stock by any person who, immediately following the Merger, will be officers or directors of Community subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Community, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

Section 4.19 Systems Integration.  From and after the date hereof, Merchants and Merchants Bank shall and shall cause their directors, officers and employees to, and shall use commercially reasonable efforts (during normal business hours and without undue disruption to either business) to cause Merchants Bank’s data processing consultants and software providers to, cooperate and assist Community, upon Community’s reasonable request, in connection with an electronic and systems conversion of all applicable data of Merchants and its Subsidiaries concerning the Loans, deposits and other assets and Liabilities of Merchants and its Subsidiaries to the Community systems. Merchants and its Subsidiaries shall cooperate with Community in connection with the planning for the efficient and orderly combination of the parties and the operation of Community Bank (including the former operations of Merchants Bank) after the Bank Merger, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Community may decide. After the execution of this Agreement, Merchants and Community shall each designate an individual to serve as liaison concerning the transfer of data processing information and other similar operational matters. Notwithstanding any other provision contained in this Agreement, (i) neither Community nor Community Bank shall be permitted to exercise control of Merchants or Merchants Bank prior to the Effective Time, and (ii) neither Merchants nor Merchants Bank shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust Laws.

Section 4.20 Dividends.  After the date of this Agreement, each of Community and Merchants shall coordinate with the other the declaration of any dividends in respect of Community Common Stock and Merchants Common Stock and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of Merchants Common Stock shall not receive two (2) dividends, or fail to receive one (1) dividend, in any quarter with respect to their shares of Merchants Common Stock and any shares of Community Common Stock any such holder receives in exchange therefor in the Merger.

ARTICLE 5

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

Section 5.1 Conditions to Obligations of Each Party.  The respective obligations of each Party to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by each Party pursuant to Section 7.6:

(a) Stockholder Approval.  Merchants shall have obtained the Merchants Stockholder Approval.

(b) Regulatory Approvals.  (i) All Requisite Regulatory Approvals shall have been obtained or made and be in full force and effect and all waiting periods required by Law shall have expired, and (ii) solely insofar as this condition relates to the obligations of Community, no such Requisite Regulatory Approval shall impose or contain any Materially Burdensome Regulatory Condition.

(c) No Orders or Restraints; Illegality.  No Order issued by any Governmental Authority (whether temporary, preliminary, or permanent) preventing the consummation of the Merger or the Bank Merger shall be in effect and no Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restrains or makes illegal the consummation of the Merger or the Bank Merger.

(d) Registration Statement.  The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(e) Listing of Community Common Stock.  The shares of Community Common Stock to be issued pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 5.2 Conditions to Obligations of Community.  The obligations of Community to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Community pursuant to Section 7.6:

(a) Representations and Warranties.  The representations and warranties of Merchants set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date); provided, however, that, in each case, no representation or warranty of Merchants (other than the representations and warranties set forth in (i) Section 3.2(c)(i), which shall be true and correct except to a de minimis extent, and Section 3.2(e)(C), which shall be true and correct in all respects, and (ii) Sections 3.2(a), 3.2(b)(i), 3.2(b)(ii), 3.2(b)(iii), 3.2(b)(iv), 3.2(b)(v)(A), 3.2(c)(ii), 3.2(t), 3.2(u), 3.2(y) and 3.2(z) (collectively, the “Merchants Fundamental Representations”), which shall be true and correct in all material respects) shall be deemed untrue and incorrect for purposes hereunder as a consequence of the existence of any fact, event, change, circumstance or effect inconsistent with such representation or warranty, unless such fact, event, change, circumstance or effect, individually or taken together with all other facts, events, changes, circumstances or effects inconsistent with any representation or warranty of Merchants, has had or would reasonably be expected to have a Material Adverse Effect on Merchants; provided, further, that for purposes of determining whether a representation or warranty (other than a Merchants Fundamental Representation) is true and correct for purposes of this Section 5.2(a), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Community shall have received a certificate, dated the Closing Date, signed on behalf of Merchants by the chief executive officer of Merchants, to such effect.

(b) Performance of Agreements and Covenants.  Each and all of the agreements and covenants of Merchants to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects and Community shall have received a certificate, dated the Closing Date, signed on behalf of Merchants by the chief executive officer of Merchants, to such effect.

(c) Material Adverse Effect.  Since the date hereof, there shall not have occurred any fact, event, change, circumstance or effect, individually or taken together with all other facts, events, changes, circumstances or effects, that has had or would reasonably be expected to have a Material Adverse Effect on Merchants.

(d) Tax Opinion.  Community shall have received a written opinion from Cadwalader, Wickersham & Taft LLP in form and substance reasonably satisfactory to Community, dated as of the Closing Date, substantially to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Community and Merchants reasonably satisfactory in form and substance to such counsel.

Section 5.3 Conditions to Obligations of Merchants.  The obligations of Merchants to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Merchants pursuant to Section 7.6:

(a) Representations and Warranties.  The representations and warranties of Community set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date); provided, however, that, in each case, no representation or warranty of Community (other than the representations and warranties set forth in (i) Section 3.3(h)(B), which shall be true and correct in all respects, and (ii) Sections 3.3(a), 3.3(b)(i), 3.3(b)(ii), 3.3(b)(iii)(A), 3.3(c), 3.3(j) and 3.3(m) (collectively, the “Community Fundamental Representations”) which shall be true in all material respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event, change, circumstance or effect inconsistent with such representation or warranty, unless such fact, event, change, circumstance or effect, individually or taken together with all other facts, events, changes, circumstances or effects inconsistent with any representation or warranty of Community has had or would reasonably be expected to have a Material Adverse Effect on Community; provided, further, that for purposes of determining whether a representation or warranty (other than a Community Fundamental Representation) is true and correct for purposes of this Section 5.3(a), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Merchants shall have received a certificate, dated the Closing Date, signed on behalf of Community by the chief executive officer of Community, to such effect.

(b) Performance of Agreements and Covenants.  Each and all of the agreements and covenants of Community to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects and Merchants shall have received a certificate, dated the Closing Date, signed on behalf of Community by the chief executive officer of Community, to such effect.

(c) Material Adverse Effect.  Since the date hereof, there shall not have occurred any fact, event, change, circumstance or effect, individually or taken together with all other facts, events, changes, circumstances or effects, that has had or would reasonably be expected to have a Material Adverse Effect on Community.

(d) Tax Opinion.  Merchants shall have received a written opinion from Goodwin Procter LLP in form and substance reasonably satisfactory to Merchants, dated as of the Closing Date, substantially to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Community and Merchants reasonably satisfactory in form and substance to such counsel.

ARTICLE 6

TERMINATION

Section 6.1 Termination.  Notwithstanding any other provision of this Agreement, and notwithstanding the Merchants Stockholder Approval (except as provided in Section 6.1(i)), this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual written consent of Merchants and Community;

(b) By either Community or Merchants (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Merchants, in the case of a termination by Community, or Community, in the case of a termination by Merchants, which breach or failure to be true, either individually or in the aggregate with all the other breaches by such Party (or failures of representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 5.2, in the case of a termination by Community, or Section 5.3, in the case of a termination by Merchants, and which is not cured within thirty (30) days following written notice to Merchants, in the case of a termination by Community, or Community, in the case of a termination by Merchants, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Expiration Date);

(c) By either Community or Merchants in the event that the Merchants Stockholder Approval has not been obtained by reason of the failure to obtain the required vote at the Merchants Stockholders Meeting; provided that Merchants may not terminate this Agreement under this Section 6.1(c) if it has not complied in all material respects with any adjournment or postponement obligations under Section 4.5;

(d) By either Community or Merchants in the event that a court of competent jurisdiction or other Governmental Authority shall have issued any Order restraining, enjoining or otherwise prohibiting the Merger or the Bank Merger and such Order shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement shall have used its reasonable best efforts to have such Order lifted;

(e) By either Community or Merchants in the event that the Merger has not been consummated by 5:00 p.m., New York City time, on the nine (9) month anniversary of the date of this Agreement (the “Expiration Date”), provided that the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 6.1(e) and provided, further, that if, on the Expiration Date, all conditions to this Agreement have been satisfied or waived or, with respect to conditions that can only be satisfied at the Closing, are then capable of being satisfied at the Closing, except for the conditions set forth in Section 5.1(b), then either Community or Merchants shall have the right, by written notice to the other Party not later than 5:00 p.m., New York City time, on the Expiration Date, to extend the Expiration Date for an additional three (3) month period;

(f) By Community in the event that Community or any of its Affiliates receives written notice from a Governmental Authority that it has finally determined not to grant (or has rescinded or revoked if previously approved) any Requisite Regulatory Approval or receives written notice from a Governmental Authority that it has finally determined not to grant such Requisite Regulatory Approval without imposing a Materially Burdensome Regulatory Condition;

(g) By Community in the event that (i) the Merchants Board of Directors or any committee thereof effects an Adverse Recommendation Change (it being understood that any written notice by Merchants to Community of Merchants’ intention to make an Adverse Recommendation Change pursuant to Section 4.5 in advance of making an Adverse Recommendation Change shall not result in Community having any termination rights pursuant to this Section 6.1(g)), (ii) Merchants has failed to comply in all material respects with its obligations under Section 4.5 or 4.12 (it being understood and agreed that any failure to comply with the first sentence of Section 4.12(a) shall be deemed a failure by Merchants to comply in all material respects only if such non-compliance resulted in an Acquisition Proposal), (iii) a tender offer or exchange offer for fifteen percent (15%) or more of the outstanding shares of Merchants Common Stock is commenced and Merchants shall not have sent to its stockholders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement that the Board of Directors of Merchants recommends rejection of such tender or exchange offer, or (iv) an Acquisition Proposal (other than a tender or exchange offer covered by clause (iii) of this Section 6.1(g)) with respect to Merchants is publicly announced and, upon Community’s request, Merchants fails to issue a press release announcing its opposition to such Acquisition Proposal and reaffirming the Merchants Directors’ Recommendation within five (5) Business Days after such request;

(h) By Merchants, if the Merchants Board of Directors so determines by a majority vote of the members of the entire Merchants Board of Directors, at any time during the five (5)-day period commencing on the Determination Date, if and only if both of the following conditions are satisfied:

(i) (A) The Community Market Value is less than (B) the Initial Community Market Value multiplied by 0.75; and

(ii) (A) The number obtained by dividing the Community Market Value by the Initial Community Market Value (the “Community Ratio”) is less than (B) the number obtained by dividing the Final Index Price by the Initial Index Price and subtracting 0.20 from such quotient (such number, the “Index

Ratio”); subject, however, to the following four (4) sentences. If Merchants elects to exercise its termination right pursuant to this Section 6.1(h), it shall give prompt written notice thereof to Community, but in any event not later than the end of the five (5) day period referred to above. During the five (5) Business Day period commencing with its receipt of such notice, Community shall have the option of increasing the Stock Election Consideration to equal the lesser of (A) a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of the Stock Election Consideration (as then in effect) and the Index Ratio, and the denominator of which is equal to the Community Ratio, or (B) a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of the Stock Election Consideration (as then in effect), the Initial Community Market Value and 0.75, and the denominator of which is the Community Market Value. If the Stock Election Consideration is so increased, the Mixed Stock Consideration shall be automatically increased to equal the amount obtained by multiplying the increased Stock Election Consideration determined pursuant to the immediately preceding sentence by 0.70. If within such five (5) Business Day period, Community delivers written notice to Merchants that it intends to proceed with the Merger by paying such additional consideration as contemplated by the two preceding sentences, then no termination shall have occurred pursuant to this Section 6.1(h), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Stock Election Consideration and the Mixed Stock Consideration shall have been so modified).

For purposes of this Section 6.1(h), the following terms shall have the meanings indicated below:

“Community Market Value” means the volume-weighted average trading price of the Community Common Stock on the NYSE for the twenty (20) trading day period ending on and including the third (3rd) trading day immediately preceding the Determination Date.

“Determination Date” means the later of (i) the date on which the last Requisite Regulatory Approval is obtained without regard to any requisite waiting period or (ii) the date on which the Merchants Stockholder Approval is obtained.

“Final Index Price” means the average closing price of the Index for the same trading days used in calculating the Community Market Value.

“Index” means the SNL Midcap U.S. Bank Index or, if such Index is not available, such substitute or similar Index as substantially replicates the SNL Midcap U.S. Bank Index.

“Initial Community Market Value” means $47.70.

“Initial Index Price” means $340.33.

If Community or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 6.1(h); or

(i) By Merchants, prior to the receipt of the Merchants Stockholder Approval, in order to accept a Superior Proposal in accordance with, and subject to the terms and conditions of, Section 4.5(a); provided, however, that Merchants shall substantially concurrently with such termination enter into a definitive agreement with respect to such Superior Proposal and concurrently with or prior to such termination Merchants shall pay or cause to be paid to Community the Termination Fee pursuant to Section 6.2(c).

The Party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g), (h) or (i) of this Section 6.1 shall give written notice of such termination to the other Party in accordance with Section 7.8, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 6.2 Termination Fee.  (a) In the event that (i) (A) either Party terminates this Agreement pursuant to Section 6.1(c) or 6.1(e), or (B) Community terminates this Agreement pursuant to Section 6.1(b), (ii) prior to the event giving rise to the right to terminate this Agreement, an Acquisition Proposal shall have been made known to the Board of Directors or management of Merchants or any of its Subsidiaries or shall have been made directly to its stockholders or been publicly announced, and (iii) within twelve (12) months following such termination an Acquisition Proposal is consummated or a definitive agreement is entered into by Merchants with respect to an Acquisition Proposal, Merchants shall pay Community, by wire transfer of immediately available funds, an amount equal to $10,720,000 (the “Termination Fee”), on the date of the earliest to occur of the events described in clause (iii) above; provided that for purposes of this Section 6.2(b), all references in the definition of “Acquisition Proposal” to fifteen percent (15%) shall be to fifty percent (50%).

(b) In the event that Community terminates this Agreement pursuant to Section 6.1(g), Merchants shall pay to Community, by wire transfer of immediately available funds, the Termination Fee within two (2) Business Days after the date this Agreement is terminated.

(c) In the event that Merchants terminates this Agreement pursuant to Section 6.1(i), Merchants shall pay to Community, by wire transfer of immediately available funds, the Termination Fee concurrently with or prior to the termination of this Agreement.

(d) Merchants hereby acknowledges that the agreements contained in this Section 6.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Community would not enter into this Agreement. In the event that Merchants fails to pay if and when due any amount payable under this Section 6.2, then (i) Merchants shall reimburse Community for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) Merchants shall pay to Community interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as published in the “Money Rates” column in The Wall Street Journal or, if not published therein, in another national financial publication selected by Community) in effect on the date such overdue amount was originally required to be paid.

(e) The payment of the Termination Fee shall fully discharge Merchants from and be the sole and exclusive remedy of Community with respect to any and all losses that may be suffered by Community based upon, resulting from or arising out of the circumstances giving rise to such termination of this Agreement. In no event shall Merchants be required to pay the Termination Fee on more than one occasion.

Section 6.3 Effect of Termination.  In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall become void and have no effect, and none of Community, Merchants, any of their respective Subsidiaries, or any of the officers or directors of any of them, shall have any Liability of any nature whatsoever hereunder or in conjunction with the transactions contemplated hereby, except that (i) the provisions of Section 4.10(b), Article 6 and Article 7 shall survive any such termination and abandonment, and (ii) except as set forth in Section 6.2(e), a termination of this Agreement shall not relieve the breaching Party from Liability for an uncured Willful Breach of a representation, warranty, covenant or agreement of such Party contained in this Agreement.

ARTICLE 7

MISCELLANEOUS

Section 7.1 Definitions.  (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“2013 Warrants” means the warrants originally issued on April 30, 2013 by NUVO Bank & Trust Company (with respect to which Merchants issued replacement warrants on December 4, 2015) to purchase shares of Merchants Common Stock at a price per share of $20.69, expiring on April 30, 2017.

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms substantially similar to and no less favorable in the aggregate to Merchants than the terms of the Confidentiality Agreement; provided, however, that such confidentiality agreement may contain additional provisions that permit Merchants to comply with the provisions of Sections 4.5 and 4.12.

“Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of fifteen percent (15%) or more of the consolidated assets of Merchants and its Subsidiaries or fifteen percent (15%) or more of any class of equity or voting securities of Merchants or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than fifteen percent (15%) of the consolidated assets of Merchants, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning fifteen percent (15%) or more of any class of equity or voting securities of Merchants or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than fifteen percent (15%) of the consolidated assets of Merchants, or (iii) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Merchants or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than fifteen percent (15%) of the consolidated assets of Merchants.

“Affiliate” of a Person shall mean any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. For purposes of this definition, “control” (and its derivatives) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of equity, voting or other interests, as trustee or executor, by Contract or otherwise.

“Available Cash Election Amount” shall mean the difference between (a) the product of the Mixed Cash Consideration multiplied by the total number of shares of Merchants Common Stock (other than Merchants Shares to be cancelled in accordance with Section 2.1(b)) issued and outstanding immediately prior to the Effective Time, minus (b) the product of (i) the total number of Mixed Election Shares (it being understood, for the avoidance of doubt, that No Election Shares shall be deemed to be Mixed Election Shares for this purpose), multiplied by (ii) the Mixed Cash Consideration, minus (c) the product of (i) the total number of Dissenting Shares and Merchants Restricted Shares as of immediately prior to the Effective Time multiplied by (ii) the Per Share Merger Consideration Value.

“Average Trading Price” shall mean the volume-weighted average trading price of Community Common Stock on the NYSE during the twenty (20) trading day period ending on and including the third (3rd) trading day immediately preceding the date upon which the Effective Time occurs.

“Benefit Plan” shall mean any “employee benefit plan” (as that term is defined in Section 3(3) of ERISA), including any plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA, and any other employee benefit plan, policy, or agreement, whether or not covered by ERISA, and any pension, retirement, profit-sharing, deferred compensation, equity compensation, employment, stock purchase, gross-up, retention, incentive compensation, collective bargaining agreement, employee stock ownership, severance, change in control, vacation, bonus, or deferred compensation plan, policy, or arrangement, any medical, vision, dental, or other written health plan, any life insurance plan, fringe benefit plan, and any other employee program or agreement, whether formal or informal or written or oral.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended, and rules and regulations thereunder.

“Business Day” shall mean any day that the NYSE is normally open for trading for a full day and that is not a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required to close for regular banking business.

“Cash Election Amount” shall mean the product of the number of Cash Election Shares multiplied by the Cash Election Consideration.

“Code” shall mean the Internal Revenue Code of 1986, as amended, any successor statute thereto, and the rules and regulations thereunder.

“Community Benefit Plan” shall mean any Benefit Plan that is entered into, maintained by, sponsored in whole or in part by, or contributed to by Community or any Subsidiary or ERISA Affiliate thereof, or under which Community or any Subsidiary or ERISA Affiliate thereof could reasonably be expected to have any obligation or Liability, whether actual or contingent, with respect to any employee of Community.

“Community Common Stock” or “Community Shares” shall mean the $1.00 par value per share common stock of Community.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated June 13, 2016, by and between Community and Merchants.

“Consent” shall mean any filing, notice, registration, consent, approval, authorization, clearance, exemption, waiver, or similar affirmation with, to or by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, understanding, note, bond, license, mortgage, deed of trust or undertaking of any kind or character to which any Person is a party or that is binding on any Person or its capital stock, assets, or business.

“Default” shall mean (i) any breach or violation of or default under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice or both would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Law, Order, or Permit.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common Law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material, including all requirements for Permits, licenses and other authorizations that may be required.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” of any Person means any entity that is, or at any relevant time was, treated as a single employer with such Person under Section 414 of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exhibits” A through C, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Facilities” shall mean all buildings and improvements on the property of any Person.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System (including any Federal Reserve Bank).

“FINRA” shall mean the Financial Industry Regulatory Authority.

“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied during the periods involved.

“Governmental Authority” shall mean each Regulatory Authority and any other domestic or foreign court, arbitrator or arbitration panel, administrative agency, commission or other governmental authority or instrumentality (including the staff thereof), or any industry self-regulatory authority (including the staff thereof).

“Hazardous Material” shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products that are or become regulated under any applicable local, state, or federal Law (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

“Intellectual Property” shall mean (i) any patents, copyrights, trademarks, service marks, maskworks or similar rights throughout the world, and applications or registrations for any of the foregoing, (ii) any proprietary interest, whether registered or unregistered, in know-how, copyrights, trade secrets, database rights, data in databases, website content, inventions, invention disclosures or applications, software (including source and object code), operating and manufacturing procedures, designs, specifications and the like, (iii) any proprietary interest in any similar intangible asset of a technical, scientific or creative nature, including slogans, logos and the like and (iv) any proprietary interest in or to any documents or other tangible media containing any of the foregoing.

“Intervening Event” shall mean any material event or development or material change in circumstances with respect to Merchants and its Subsidiaries, taken as a whole, that (i) arises or occurs after the date of this Agreement and was neither known by nor reasonably foreseeable to the Merchants Board of Directors as of or prior to the date hereof and (ii) does not relate to (A) any Acquisition Proposal or (B) any Requisite Regulatory Approval.

“ISS” shall mean Institutional Shareholder Services, Inc.

“Knowledge” shall mean (i) with respect to Merchants, the knowledge of the individuals listed in Section 7.1 of the Merchants Disclosure Letter, after reasonable inquiry, and (ii) with respect to Community, the knowledge of the individuals listed in Section 7.1 of the Community Disclosure Letter, after reasonable inquiry.

“Law” shall mean any code, law (including any rule of common law), ordinance, regulation, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Governmental Authority.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, or guaranty of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any mortgage, pledge, claim, reservation, restriction (other than a restriction on transfers arising under the Securities Laws), security interest, lien, or encumbrance of any nature whatsoever of, on, or with respect to any property or property interest, other than Liens for property Taxes not yet due and payable.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include claims of entitlement under any Benefit Plans that are made or received in the ordinary course of business.

“Material Adverse Effect” on Merchants or Community, as the case may be, shall mean a material adverse effect on (i) the financial condition, property, business, assets (tangible or intangible), liabilities or results of operations of such Party and its Subsidiaries taken as a whole or (ii) the ability of such Party and its Subsidiaries to perform their obligations under this Agreement or to timely consummate the Merger, the Bank Merger, or the other transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include: (x) for purposes of (i) above, (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements generally applicable to banks and their holding companies, (B) changes after the date of this Agreement in Laws or interpretations of Laws by Governmental Authorities of general applicability to banks and their holding companies, (C) changes after the date of this Agreement in general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting banks and their holding companies, (D) changes after the date of this Agreement in market interest rates, (E) changes resulting from the announcement or pendency of the Merger or the other transactions contemplated hereby (including the impact thereof on relationships with customers, Service Providers or partners) or actions or inactions expressly required by this Agreement, (F) changes resulting from any Stockholder Litigation, and (G) changes after the date of this Agreement resulting from any failure to meet internal projections or forecasts or estimates of revenues or earnings for any period (it being understood that the circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), except with respect to clauses (A), (B), (C) and (D) to the extent that the effects of such changes are disproportionately adverse to the financial condition, property, business, assets (tangible or intangible), liabilities or results of operations of such Party and its Subsidiaries taken as a whole, as compared to other banks and their holding companies; or (y) for purposes of (ii) above, the impact of actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed written consent of the other Party.

“Merchants Benefit Plan” shall mean any Benefit Plan that is entered into, maintained by, sponsored in whole or in part by, or contributed to by Merchants or any Subsidiary or ERISA Affiliate thereof, or under which Merchants or any Subsidiary or ERISA Affiliate thereof could reasonably be expected to have any obligation or Liability, whether actual or contingent, with respect to any Service Provider.

“Merchants Common Stock” or “Merchants Shares” shall mean the $0.01 par value per share common stock of Merchants.

“Merchants Deferred Share” shall mean a right to receive a share of Merchants Common Stock under any Director Deferred Compensation Plan that is outstanding immediately prior to the Effective Time.

“Merchants Insiders” shall mean those officers and directors of Merchants subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Merchants.

“Merchants Stockholder Approval” shall mean the adoption of this Agreement by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Merchants Common Stock.

“Merchants Warrants” means the 2013 Warrants and the Organizers’ Warrants.

“NYSE” shall mean the New York Stock Exchange.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or other Governmental Authority.

“Organizational Documents” shall mean the articles of incorporation, certificate of incorporation, charter, bylaws or other similar governing instruments, in each case as amended as of the date specified, of any Person.

“Organizers’ Warrants” means the warrants originally issued on April 25, 2008 by NUVO Bank & Trust Company (with respect to which Merchants issued replacement warrants on December 4, 2015), to purchase Merchants Common Stock at a price per share of $41.39, expiring on April 25, 2018.

“Party” shall mean Community, on the one hand, or Merchants, on the other hand, and “Parties” shall mean Community and Merchants.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, or permit from Governmental Authorities that are required for the operation of the businesses of a Person or its Subsidiaries.

“Person” shall mean any natural person or any legal, commercial, or governmental entity, including a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, or person acting in a representative capacity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Proxy Statement” shall mean the proxy statement relating to the Merchants Stockholder Meeting (including any amendments or supplements thereto).

“Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Community under the Securities Act with respect to the shares of Community Common Stock to be issued to the holders of Merchants Common Stock in connection with the transactions contemplated by this Agreement.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Federal Reserve Board (including any Federal Reserve Bank), the OCC, the FDIC, the Consumer Financial Protection Bureau, the Internal Revenue Service, the Vermont Commissioner, the Massachusetts Commissioner of Banks, the New York Department of Financial Services, the Pennsylvania Department of Banking & Securities, any state attorney general, all federal and state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, FINRA, and the SEC (including, in each case, the staff thereof).

“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, agent or other representative of a Person.

“Rights” shall mean, with respect to any Person, securities, or obligations convertible into or exercisable or exchangeable for, or giving any other Person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person, whether vested or unvested or exercisable or unexercisable, and shall include Merchants Stock Options and Merchants Warrants.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“SEC Reports” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the SEC.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securities Laws” shall mean the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940, and the Trust Indenture Act of 1939, each as amended, state securities and “Blue Sky” Laws, including in each case the rules and regulations thereunder.

“Service Provider” shall mean any current or former director, officer, employee or individual independent contractor or consultant of Merchants or any of its Subsidiaries.

“Subsidiary” or “Subsidiaries” shall have the meaning assigned in Rule 1-02(x) of Regulation S-X of the SEC.

“Superior Proposal” means any bona fide, unsolicited, written Acquisition Proposal for at least a majority of the outstanding shares of Merchants Common Stock on terms that the Board of Directors of Merchants concludes in good faith to be more favorable from a financial point of view to Merchants’ stockholders than the Merger and the other transactions contemplated by this Agreement (including the terms, if any, proposed by Community to amend or modify the terms of the transactions contemplated by this Agreement), (i) after receiving the advice of its financial advisor (which shall be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement and break-up fee provisions and conditions to closing) and any other relevant factors permitted under applicable Law.

“Tax” or “Taxes” shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other like assessments, including assessments for unclaimed property, as well as income, gross receipts, excise, employment, sales, use, transfer, intangible, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed by or required to be paid or withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, whether disputed or not, including any related interest, penalties, and additions imposed thereon or with respect thereto, and including any Liability for Taxes of another Person pursuant to a contract, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous provision of state, local or foreign Law or otherwise.

“Tax Return” shall mean any report, return, information return, or other information provided or required to be provided to a Taxing Authority in connection with Taxes, including any return of an Affiliated or combined or unitary group that includes a Party or its Subsidiaries and including without limitation any estimated Tax return.

“Taxable Period” shall mean any period prescribed by any Taxing Authority.

“Taxing Authority” shall mean any federal, state, local, municipal, foreign, or other Governmental Authority, instrumentality, commission, board or body having jurisdiction over the Parties to impose or collect any Tax.

“Technology Systems” shall mean the electronic data processing, information, record keeping, communications, telecommunications, hardware, third-party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property used by Merchants.

“Vermont Commissioner” shall mean the Commissioner of the Department of Financial Regulation of the State of Vermont.

“Willful Breach” shall mean a material breach of, or failure to perform any of the covenants or other agreements contained in, this Agreement, that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge, or knowledge that a person acting reasonably under the circumstances should have, that such party’s act or failure to act would, or would be reasonably expected to, result in or constitute a breach of or failure of performance under this Agreement.

(b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

2013 Warrant Cash Payment	Section 2.8(b)(ii)
Adjusted 2013 Warrant Exercise Price	Section 2.8(b)(i)
Adjusted 2013 Warrant Share Number	Section 2.8(b)(ii)
Adjusted Organizers’ Warrant Exercise Price	Section 2.8(a)
Adjusted Organizers’ Warrant Share Number	Section 2.8(a)
Adverse Recommendation Change	Section 4.12(c)
Agreement	Preamble
Anti-Corruption Laws	Section 3.2(h)(vi)
Anti-Money Laundering Laws	Section 3.2(h)(vii)
Appraisal Rights	Section 2.4(a)
Bank Merger	Recitals
Bank Merger Agreement	Recitals
Book-Entry Shares	Section 2.3(b)
Capitalization Date	Section 3.2(c)(i)
Cash Election	Section 2.1(a)
Cash Election Consideration	Section 2.1(a)
Cash Election Share	Section 2.2(c)
Cash Fraction	Section 2.2(c)(i)
CECL	Section 3.2(o)
Certificate of Merger	Section 1.4
Closing	Section 1.3
Closing Date	Section 1.3
Community	Preamble
Community Bank	Recitals
Community Disclosure Letter	Section 3.1
Community Fundamental Representations	Section 5.3(a)
Community Market Value	Section 6.1(h)
Community Preferred Stock	Section 3.3(c)
Community Ratio	Section 6.1(h)
Community Regulatory Agreement	Section 3.3(f)(ii)
Community Reports	Section 3.3(d)(ii)
Continuing Employees	Section 4.14(a)
CRA	Section 3.2(p)
Delinquent Loans	Section 3.2(n)(ii)
Determination Date	Section 6.1(h)
DGCL	Recitals
Director Deferred Compensation Plans	Section 4.14(f)
Dissenting Shares	Section 2.4(a)
Effective Time	Section 1.4
Election Deadline	Section 2.2(c)
Election Form	Section 2.2(a)
Election Form Record Date	Section 2.2(a)
Exchange Agent	Section 2.3(a)
Exchange Fund	Section 2.3(a)
Expiration Date	Section 6.1(e)
Final Index Price	Section 6.1(h)
Fractional Share Consideration	Section 2.1(a)
Indemnified Party	Section 4.16(a)
Index	Section 6.1(h)
Index Ratio	Section 6.1(h)(ii)
Initial Community Market Value	Section 6.1(h)
Initial Index Price	Section 6.1(h)

IRS	Section 3.2(j)(i)
Loans	Section 3.2(n)(i)
Mailing Date	Section 2.2(a)
Materially Burdensome Regulatory Condition	Section 4.8(h)
Merchants	Preamble
Merchants Bank	Recitals
Merchants Certificates	Section 2.3(b)
Merchants Debentures	Section 4.17(a)
Merchants Director Designees	Section 1.5(b)
Merchants Directors’ Recommendation	Section 3.2(b)(ii)
Merchants Disclosure Letter	Section 3.1
Merchants Financial Statements	Section 3.2(d)(iii)
Merchants Fundamental Representations	Section 5.2(a)
Merchants Owned Properties	Section 3.2(w)
Merchants Preferred Stock	Section 3.2(c)(i)
Merchants Real Property	Section 3.2(w)
Merchants Regulatory Agreement	Section 3.2(h)(iv)
Merchants Reports	Section 3.2(d)(ii)
Merchants Restricted Share	Section 2.5(b)
Merchants Stock Option	Section 2.5(a)
Merchants Stock Option Consideration	Section 2.5(a)
Merchants Stockholder Meeting	Section 4.5(a)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Mixed Cash Consideration	Section 2.1(a)
Mixed Election	Section 2.1(a)
Mixed Election Consideration	Section 2.1(a)
Mixed Election Share	Section 2.2(c)
Mixed Stock Consideration	Section 2.1(a)
No Election Shares	Section 2.2(c)
NPPI	Section 3.2(q)
PBGC	Section 3.2(j)(i)
Per Share Merger Consideration Value	Section 2.5(a)
Permitted Liens	Section 3.2(w)
Premium Cap	Section 4.16(b)
Proposed Dissenting Shares	Section 2.4(a)
Replacement 2013 Warrant Certificate	Section 2.8(b)(iv)
Replacement Organizers’ Warrant Certificate	Section 2.8(a)
Requisite Regulatory Approvals	Section 4.8(g)
Sanctioned Country	Section 3.2(h)(ix)
Sanctions	Section 3.2(h)(ix)
Stock Election	Section 2.1(a)
Stock Election Consideration	Section 2.1(a)
Stock Election Share	Section 2.2(c)
Stockholder Litigation	Section 4.3
Stockholder Support Agreement	Recitals
Surviving Corporation	Section 1.1
Takeover Laws	Section 3.2(u)
Termination Fee	Section 6.2(a)
Title IV Plan	Section 3.2(j)(iv)
WARN	Section 3.2(i)(iii)

(c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section.

Section 7.2 Non-Survival of Representations and Covenants.  The respective representations, warranties, obligations, covenants, and agreements of the Parties shall be deemed only to be conditions of the Merger and shall not survive the Effective Time, except for Section 4.16 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 7.3 Expenses.  Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, whether or not such transactions are consummated, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Community and Merchants shall bear and pay fifty percent (50%) of all printing and mailing costs associated with the Registration Statement and Proxy Statement and any amendment or supplement thereto.

Section 7.4 Entire Agreement.  Except as otherwise expressly provided herein, this Agreement (including the Merchants Disclosure Letter, the Community Disclosure Letter and the Exhibits) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than the Confidentiality Agreement, which shall remain in effect. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance herewith without notice or Liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, except for Section 4.16, no consent, approval, or agreement of any third party beneficiary will be required to amend, modify or waive any provision of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement; provided that, notwithstanding the foregoing clause, following the Effective Time only (but not unless and until the Effective Time occurs), (i) the provisions of Section 4.16 shall be enforceable by each Indemnified Party described therein, and (ii) each holder of Merchants Common Stock, who properly surrenders his, her or its Merchants Common Stock in accordance with Article 2, shall have the right to receive the applicable Merger Consideration and such right shall be enforceable by such holder of Merchants Common Stock.

Section 7.5 Amendments.  Before the Effective Time, this Agreement (including the Merchants Disclosure Letter, the Community Disclosure Letter and the Exhibits) may be amended by a subsequent writing signed by each of the Parties, whether before or after the Merchants Stockholder Approval has been obtained, except to the extent that any such amendment would require the approval of the stockholders of Merchants, unless such required approval is obtained.

Section 7.6 Waivers.  (a) Prior to or at the Effective Time, either Party shall have the right to waive any Default in the performance of any term of this Agreement by the other Party, to waive or extend the time for the compliance or fulfillment by the other Party of any and all of such other Party’s obligations under this Agreement, and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No waiver by a Party shall be effective unless in writing signed by a duly authorized officer of such Party.

(b) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

Section 7.7 Assignment.  Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

Section 7.8 Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile or electronic transmission, by email, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

To Community:

Community Bank System, Inc.
5790 Widewaters Parkway
DeWitt, New York 13214
Fax: (315) 445-7347
Email: Joe.Getman@communitybankna.com
Attention: General Counsel

Copy to Counsel (which shall not constitute notice):

Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, New York 10281
Fax: (212) 504-6666
Email: Andrew.Alin@cwt.com
Attention: Andrew P. Alin

To Merchants:

Merchants Bancshares, Inc.
275 Kennedy Drive
South Burlington, Vermont 05403
Fax: (802) 865-1834
Email: ghesslink@mbvt.com
Attention: President & Chief Executive Officer

Copy to Counsel (which shall not constitute notice):

Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02110
Fax: (617) 523-1231
Email: wmayer@goodwinlaw.com
skirby@goodwinlaw.com
lhaddad@goodwinlaw.com
Attention: William P. Mayer
Samantha M. Kirby
Lisa R. Haddad

Section 7.9 Governing Law; Jurisdiction.  (a) This Agreement and all disputes or controversies arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to any applicable conflicts of law principles that would result in the application of the Laws of another jurisdiction, provided that the Laws of the United States shall govern the consummation of the Bank Merger.

(b) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if under applicable Law, exclusive jurisdiction over such matters is vested in the Federal courts, any Federal court located in the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Court of Chancery or, to the extent required by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, (x) any claim that such Party is not personally subject to the jurisdiction of any such court, (y) any claim that such Party and such Party’s property is immune from any legal process issued by any such court and (z) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 7.8. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 7.10 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

Section 7.11 Captions.  The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 7.12 Interpretations.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.

Section 7.13 Severability.  If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 7.14 Waiver of Jury Trial.  THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NONCOMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO

PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 7.15 Specific Performance.  The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as expressly provided in the following sentence. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement and, in any action for specific performance, each Party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement). The Parties hereto further agree that (i) by seeking the remedies provided for in this Section 7.15, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 7.15 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 7.15 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 7.15 prior or as a condition to exercising any termination right under Article 6 (and pursuing damages after such termination (subject to Section 6.3)).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf as of the day and year first above written.

COMMUNITY BANK SYSTEM, INC.

By:	/s/ Mark Tryniski Name: Mark Tryniski Title: President & Chief Executive Officer

MERCHANTS BANCSHARES, INC.

By:	/s/ Geoffrey Hesslink Name: Geoffrey Hesslink Title: President & Chief Executive Officer

Exhibit A

BANK AGREEMENT AND PLAN OF MERGER

THIS BANK AGREEMENT AND PLAN OF MERGER (this “Bank Plan of Merger”), dated as of [•], 2016, is by and between COMMUNITY BANK, NATIONAL ASSOCIATION, a federally chartered national bank with its main office located at 5790 Widewaters Parkway, DeWitt, New York 13214 (“Community Bank”) and MERCHANTS BANK, a Vermont-chartered commercial bank with its main office located at 275 Kennedy Drive, South Burlington, VT (“Merchants Bank”).

BACKGROUND

A. Community Bank is a wholly-owned subsidiary of Community Bank System, Inc., a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) (“Community”). The issued and outstanding capital stock of Community Bank at the date hereof consists of [•] shares of common stock, par value $5.00 per share (“Community Bank Common Stock”).

B. Merchants Bank is a wholly-owned subsidiary of Merchants Bancshares, Inc., a bank holding company under the BHC Act (“Merchants”). The authorized capital stock of Merchants Bank consists of 874,576 shares of common stock, par value $5.00 per share (“Merchants Bank Common Stock”), of which [•] shares of Merchants Bank Common Stock are issued and outstanding at the date hereof.

C. Community and Merchants are parties to an Agreement and Plan of Merger (the “Holding Company Plan of Merger”) dated as of October 22, 2016 providing, among other things, for the merger of Merchants with and into Community, with Community as the resulting entity, and for the merger of Merchants Bank with and into Community Bank, with Community Bank as the resulting entity. This Bank Plan of Merger is being executed by Community Bank and Merchants Bank pursuant to the Holding Company Plan of Merger.

D. The respective Boards of Directors and shareholders of Community Bank and Merchants Bank have unanimously adopted resolutions approving this Bank Plan of Merger and authorizing the execution and delivery of this Bank Plan of Merger. The respective Boards of Directors of Community Bank and Merchants Bank deem the merger of Merchants Bank with and into Community Bank, pursuant to the terms and conditions set forth or referred to herein, to be desirable and in the best interests of the respective banks and their respective shareholders.

AGREEMENT

In consideration of the premises and of the mutual covenants and agreements herein contained, and in accordance with the applicable laws and regulations of the United States of America and the State of Vermont, Community Bank and Merchants Bank, intending to be legally bound hereby, agree to the following terms:

ARTICLE I
MERGER; BUSINESS

1.1 Merger.  Subject to the terms and conditions of this Bank Plan of Merger and in accordance with the applicable laws and regulations of the United States of America and the State of Vermont, on the Effective Date (as that term is defined in Article V hereof): (i) Merchants Bank shall merge with and into Community Bank; (ii) the separate existence of Merchants Bank shall cease; and (iii) Community Bank shall be the surviving entity and shall continue to operate under the name Community Bank, National Association (such transaction referred to herein as the “Bank Merger,” and Community Bank, as the surviving entity in the Bank Merger, referred to herein as the “Continuing Bank”).

1.2 Business.  The business of the Continuing Bank shall continue to be conducted at Community Bank’s main office, which is located at 5790 Widewaters Parkway, DeWitt, New York 13214, and at its legally established branches. The main office of Merchants Bank and its other branch offices shall continue as branch offices of the Continuing Bank.

ARTICLE II
CHARTER AND BYLAWS

2.1 On the Effective Date, the Articles of Association and Bylaws of Community Bank shall be the Articles of Association and Bylaws of the Continuing Bank. No changes to the Articles of Association or

Bylaws of the Continuing Bank are being made in connection with the Bank Merger. A copy of the Articles of Association of Community Bank is attached hereto as Exhibit A.

ARTICLE III
BOARD OF DIRECTORS AND OFFICERS

3.1 Board of Directors.  On and after the Effective Date, the directors of the Continuing Bank shall consist of the following persons, who shall serve as such until their successors have been elected and qualified:

[Insert name, address, and occupation of each director of Continuing Bank serving until the next annual meeting of the shareholders.]

3.2 Officers.  On and after the Effective Date, the officers of the Continuing Bank shall consist of the following persons:

[Insert name and address of each officer of Continuing Bank.]

ARTICLE IV
CONVERSION OF SHARES

4.1 Capital Stock of Community Bank.  Each share of Community Bank Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as a share of common stock of the Continuing Bank.

4.2 Capital Stock of Merchants Bank.  Each share of Merchants Bank Common Stock issued and outstanding immediately prior to the Effective Date, and each share of Merchants Bank Common Stock issued and held in the treasury of Merchants Bank immediately prior to the Effective Date, if any, shall, on the Effective Date, be cancelled, and no cash, stock, or other property shall be delivered in exchange therefor.

4.3 Capital Stock of Continuing Bank.  On the Effective Date, the authorized capital stock of the Continuing Bank shall consist of [•] shares of common stock, par value $5.00 per share, all of which will be issued and outstanding.

ARTICLE V
EFFECTIVE DATE OF THE MERGER

The Bank Merger shall become effective on the date (“Effective Date”) on which the merger of Merchants with and into Community, pursuant to the Holding Company Merger Agreement, shall become effective, which date shall be subsequent to the date on which the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System (or any Federal Reserve Bank acting under a delegation of authority), in each case to the extent required by law, have approved the Bank Merger or waived any applicable approval requirement, and to the date of receipt of any other approvals required to consummate the Bank Merger.

ARTICLE VI
EFFECT OF THE BANK MERGER

On the Effective Date, the separate existence of Merchants Bank shall cease, and all of the property (real, personal and mixed) assets, rights, and powers of Merchants Bank shall transfer to and be vested in, and all liabilities, debts, duties, and obligations of Merchants Bank shall transfer to and be assumed by the Continuing Bank, all without further act or deed, as provided by operation of law under applicable laws and regulations.

ARTICLE VII
CONDITIONS PRECEDENT

The obligations of Community Bank and Merchants Bank to effect the Bank Merger shall be subject to consummation of the merger of Merchants with and into Community as set forth in the Holding Company Plan of Merger.

ARTICLE VIII
TERMINATION

This Bank Plan of Merger shall automatically terminate upon any termination of the Holding Company Plan of Merger.

ARTICLE IX
MISCELLANEOUS

9.1 Extensions; Waivers.  Each party to this Bank Plan of Merger, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto, and may waive compliance with any of the covenants, or performance of any of the obligations, of the other party contained in this Bank Plan of Merger.

9.2 Notices.  Any notice or other communication required or permitted under this Bank Plan of Merger shall be given to the parent company of the party to which such notice or communication is given and shall be effective, in accordance with the provisions of Section 7.8 of the Holding Company Plan of Merger.

9.3 Captions.  The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Bank Plan of Merger.

9.4 Counterparts.  This Bank Plan of Merger may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.5 Governing Law.  This Bank Plan of Merger shall be governed by, and construed in accordance with, the terms of the Holding Company Plan of Merger and the laws of the United States of America and, in the absence of controlling federal law, in accordance with the laws of the State of New York.

[signature page follows]

IN WITNESS WHEREOF, Community Bank and Merchants Bank have caused this Bank Agreement and Plan of Merger to be executed by their duly authorized officers and their corporate seals to be hereunto affixed as of the date first written above.

COMMUNITY BANK, N.A.

By:	Name: Title:

MERCHANTS BANK

By:	Name: Title:

Exhibit B

STOCKHOLDER SUPPORT AGREEMENT SIGNATORIES

Directors
Geoffrey Hesslink
Scott Boardman
Janette Bombardier
Donald Chase
Karen Danaher
Jeffrey Davis
Michael Furlong
Lorilee Lawton
Joseph F. Larkin
Raymond Pecor III
Michael Tuttle

Stockholder
Charles Davis

Exhibit C

STOCKHOLDER SUPPORT AGREEMENT

STOCKHOLDER SUPPORT AGREEMENT, dated as of October 22, 2016 (this “Agreement”), by and between Community Bank System, Inc., a Delaware corporation (“Community”), and the stockholder identified on the signature pages hereto (the “Stockholder”).

WHEREAS, concurrently herewith, Merchants Bancshares, Inc., a Delaware corporation (“Merchants”) and Community are entering into an Agreement and Plan of Merger, dated as of even date herewith (the “Merger Agreement”), pursuant to which Merchants will merge with and into Community on the terms and conditions set forth therein, with Community surviving such merger (the “Merger”) and as provided therein Merchants Bank will merge with and into Community Bank (the “Bank Merger”), and, in connection with the Merger, the shares of common stock, par value $0.01 per share, of Merchants (“Merchants Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares to be cancelled pursuant to Section 2.1(b) of the Merger Agreement and other than any Proposed Dissenting Shares, will, without any further action on the part of the holder thereof, be cancelled and extinguished and automatically converted into the right to receive the Merger Consideration as set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Stockholder is the record and beneficial owner of, and has the sole right to vote and dispose of, the number of shares of Merchants Common Stock set forth on the signature page of the Stockholder hereto (such Merchants Common Stock, together with any other capital stock of Merchants acquired by the Stockholder after the date hereof whether acquired directly or indirectly, upon the exercise of options or warrants, conversion of convertible securities or otherwise, and any other securities issued by Merchants that are entitled to vote on the adoption of the Merger Agreement held or acquired by the Stockholder (whether acquired heretofore or hereafter), being collectively referred to herein as the “Shares”);

WHEREAS, receiving the Merchants Stockholder Approval is a condition to the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, as an inducement to Community to enter into the Merger Agreement and incur the obligations therein, Community has required that the Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. AGREEMENT TO VOTE, RESTRICTIONS ON VOTING AND DISPOSITIONS, REVOCATION OF PROXIES.

(a) Agreement to Vote Merchants Common Stock.  The Stockholder irrevocably and unconditionally hereby agrees that from the date hereof until the Expiration Time, at any meeting (whether annual or special and each adjourned or postponed meeting) of Merchants’ stockholders, however called or in connection with any written consent of Merchants’ stockholders, the Stockholder will (x) appear at such meeting or otherwise cause its Owned Shares (as defined below) to be counted as present thereat for purposes of calculating a quorum and (y) vote or cause to be voted all of the Shares beneficially owned by the Stockholder that the Stockholder is entitled to vote as of the relevant time (the “Owned Shares”), (1) in favor of the adoption of the Merger Agreement, (2) against any Acquisition Proposal, without regard to any recommendation to the stockholders of Merchants by the Board of Directors of Merchants concerning such Acquisition Proposal, and without regard to the terms of such Acquisition Proposal, or any other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (3) against any agreement, amendment of any agreement (including the Organizational Documents of Merchants or the Organizational Documents of Merchants Bank), or any other action that is intended or would reasonably be expected to prevent, impede, or, in any material respect, interfere with, delay, postpone, or discourage the transactions contemplated by the Merger Agreement, or (4) against any action, agreement, transaction or proposal that would reasonably be expected to result in any of the conditions to Community’s obligations under the Merger Agreement not being fulfilled.

(b) Restrictions on Transfers.  The Stockholder hereby agrees that, from the date hereof until the Expiration Time, the Stockholder shall not, directly or indirectly, sell, offer to sell, give, pledge, encumber, assign, tender, exchange, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell, any Shares (collectively, “Transfer”) other than in connection with (i) transfers by will or operation of law or for bona fide estate planning purposes, provided that as a condition to such Transfer, such transferee shall execute an agreement that is identical to this Agreement (except to reflect the change in the identity of the Stockholder) and provided, further, that the assigning Stockholder shall remain jointly and severally liable for the breaches of any of his or her transferees of the terms hereof, (ii) the exercise of any Merchants Stock Options or Merchants Warrants in an amount that is sufficient to satisfy the applicable exercise price or for payment of any tax liability incurred by the Stockholder in connection with such exercise, or (iii) the forfeiture of any Merchants Restricted Shares to Merchants in accordance with the terms of the underlying award agreement or for the payment of any tax liability incurred by the Stockholder in connection with the vesting of any Merchants Restricted Shares.

(c) Transfer of Voting Rights.  The Stockholder hereby agrees that the Stockholder shall not deposit any Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of the Stockholder under this Agreement with respect to any of the Shares.

(d) Acquired Shares.  Any Shares or other voting securities of Merchants with respect to which beneficial ownership is acquired by the Stockholder or his or her affiliates, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or upon exercise or conversion of any securities of Merchants, if any, after the date hereof shall automatically become subject to the terms of this Agreement.

(e) Grant of Irrevocable Proxy, Appointment of Proxy.  (i) THE STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, COMMUNITY AND ANY DESIGNEE OF COMMUNITY, EACH OF THEM INDIVIDUALLY, THE STOCKHOLDER’S IRREVOCABLE (UNTIL THE TERMINATION OF THIS AGREEMENT) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE SHARES SOLELY AS INDICATED IN SECTION 1. THE STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION OF THIS AGREEMENT) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY THE STOCKHOLDER WITH RESPECT TO THE SHARES (THE STOCKHOLDER REPRESENTING TO COMMUNITY THAT ANY SUCH PROXY IS NOT IRREVOCABLE).

(ii) The proxy granted in this Section 1(e) shall automatically expire at the Expiration Time.

(f) Inconsistent Agreements.  The Stockholder hereby agrees that he or she shall not enter into any agreement, contract or understanding with any Person prior to the termination of this Agreement, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Stockholder’s Shares in any manner which is inconsistent with this Agreement.

Section 2. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE STOCKHOLDER.

(a) Representations and Warranties.  The Stockholder represents and warrants to Community as follows:

(i) Capacity.  The Stockholder is an individual and has all requisite capacity, power and authority to enter into and perform his or her obligations under this Agreement. No filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of the Stockholder for the execution, delivery and performance of this Agreement by the Stockholder or the consummation by the Stockholder of the transactions contemplated hereby.

(ii) Due Execution.  This Agreement has been duly executed and delivered by the Stockholder.

(iii) Binding Agreement.  Assuming the due authorization, execution and delivery of this Agreement by Community, this Agreement constitutes the valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(iv) Non-Contravention.  The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of his or her obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby will not violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Stockholder is a party or by which the Stockholder is bound, or to the knowledge of the Stockholder, any statute, rule or regulation to which the Stockholder is subject. Except as contemplated by this Agreement, the Stockholder (a) has not entered into any voting agreement or voting trust with respect to any Shares or entered into any other contract relating to the voting of the Shares and (b) has not appointed or granted a proxy or power of attorney with respect to any Shares, in either case, which is inconsistent with the Stockholder’s obligations pursuant to this Agreement.

(v) Ownership of Shares.  Except for restrictions in favor of Community pursuant to this Agreement and restrictions in favor of Merchants with respect to any Merchants Restricted Shares, and except for such transfer restrictions of general applicability as may be provided under the Securities Act, and the “blue sky” laws of the various States of the United States, the Stockholder owns, beneficially and of record, all of the Stockholder’s Shares, as applicable, free and clear of any proxy, voting restriction, adverse claim, pledge, security interest, voting trust or agreement, understanding or arrangement, or other encumbrance or lien and has sole voting power and sole power of disposition with respect to the Stockholder’s Shares with no restrictions on the Stockholder’s rights of voting or disposition pertaining thereto and no Person other than the Stockholder has any right to direct or approve the voting or disposition of any of the Stockholder’s Owned Shares. As of the date hereof, the number of Owned Shares equals the number of Shares set forth on the Stockholder’s signature page hereto (inclusive of any Merchants Restricted Shares owned by the Stockholder as set forth on the Stockholder’s signature page hereto), and would include, (i) if exercised, the number of shares of Merchants Common Stock issuable upon the exercise of Merchants Stock Options or Merchants Warrants as set forth on the Stockholder’s signature page hereto and (ii) if settled in Merchants Common Stock, the number of shares of Merchants Common Stock issuable upon the settlement of Merchants Deferred Shares as set forth on the Stockholder’s signature page hereto.

(vi) Legal Actions.  As of the date hereof, there is no action, suit, investigation, complaint or other proceeding pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by the Stockholder of his or her obligations under this Agreement.

(vii) Reliance.  The Stockholder understands and acknowledges that Community is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations and warranties of the Stockholder contained herein.

(b) Covenants.  From the date hereof until the Expiration Time:

(i) the Stockholder agrees not to take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing, impeding, or, in any material respect, interfering with or adversely affecting the performance by the Stockholder of his or her obligations under this Agreement;

(ii) the Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Community of the number of any new shares of Merchants Common Stock acquired by the Stockholder, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though owned by the Stockholder on the date hereof; and

(iii) the Stockholder hereby authorizes Community and Merchants to publish and disclose in any announcement or disclosure required by the SEC and any proxy statement filed in connection with the transactions contemplated by the Merger Agreement the Stockholder’s identity and ownership of the Owned Shares and the nature of the Stockholder’s obligations under this Agreement.

Section 3. FURTHER ASSURANCES.  FROM TIME TO TIME, AT THE REQUEST OF COMMUNITY AND WITHOUT FURTHER CONSIDERATION, THE STOCKHOLDER SHALL EXECUTE AND DELIVER SUCH ADDITIONAL DOCUMENTS AND TAKE ALL SUCH FURTHER ACTION AS MAY BE NECESSARY TO CONSUMMATE AND MAKE EFFECTIVE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 4. TERMINATION.  OTHER THAN WITH RESPECT TO THIS SECTION AND SECTION 6, WHICH SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT, THIS AGREEMENT WILL TERMINATE UPON THE EARLIER TO OCCUR OF (A) THE CONSUMMATION OF THE MERGER AND (B) THE DATE OF TERMINATION OF THE MERGER AGREEMENT IN ACCORDANCE WITH ITS TERMS (THE “EXPIRATION TIME”); PROVIDED THAT NO SUCH TERMINATION SHALL RELIEVE ANY PARTY HERETO FROM ANY LIABILITY FOR ANY UNCURED WILLFUL BREACH OF THIS AGREEMENT OCCURRING PRIOR TO SUCH TERMINATION.

Section 5. APPRAISAL RIGHTS.  THE STOCKHOLDER HEREBY WAIVES ANY RIGHTS OF APPRAISAL OR RIGHTS TO DISSENT FROM THE MERGER THAT THE STOCKHOLDER MAY HAVE UNDER APPLICABLE LAW, INCLUDING SECTION 262 OF THE DGCL.

Section 6. MISCELLANEOUS.

(a) Expenses.  All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b) Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile or electronic transmission, by email, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

(i)	To Community, to:

Community Bank System, Inc.
5790 Widewaters Parkway
DeWitt, New York 13214
Attn: General Counsel
Email: Joe.Getman@communitybankna.com
Fax Number: (315) 445-7347

(ii)	with a copy (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, New York 10281
Attn: Andrew P. Alin
Email: Andrew.Alin@cwt.com
Fax Number: (212) 504-6666

(iii) If to the Stockholder, to the address for the Stockholder set forth on the signature pages hereto.

(c) Amendments, Waivers, Etc.  This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by Community and the Stockholder.

(d) Successors and Assigns.  No party may assign any of its, his or her rights or delegate any of its, his or her obligations under this Agreement without the prior written consent of the other parties, except Community may, without the consent of the Stockholder, assign any of its rights and delegate any of its obligations under this Agreement to any Affiliate of Community. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise. Notwithstanding any Transfer of Merchants Common Stock consistent with this Agreement, the transferor shall remain liable for the performance of all obligations of such transferor under this Agreement.

(e) No Third Party Beneficiaries.  Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except for such rights as may inure to a successor or permitted assignee under Section 6(d).

(f) No Partnership, Agency, or Joint Venture.  This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(g) Entire Agreement.  This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

(h) Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(i) Specific Performance; Remedies Cumulative.  The parties hereto acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in his, her or its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

(j) No Waiver.  The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with his, her or its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of his, her or its right to exercise any such right, power or remedy or to demand such compliance.

(k) Governing Law; Jurisdiction.

(i) This Agreement and all disputes or controversies arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to any applicable conflicts of law principles that would result in the application of the Laws of another jurisdiction.

(ii) Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if under applicable Law, exclusive jurisdiction over such matters is vested in the Federal courts, any Federal court located in the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Court of Chancery or, to the extent required by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, (x) any claim that such party is not personally subject to the jurisdiction of any such court, (y) any claim that such party and such party’s property is immune from any legal process issued by any such court and (z) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to service of process in the manner provided for notices in Section 6(b). Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.

(l) Waiver of Jury Trial.  THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NONCOMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

(m) Drafting and Representation.  The parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or his, her or its legal representative drafted the provision.

(n) Name, Captions, Gender.  Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

(o) Capacity.  This Agreement shall only apply to actions taken by the Stockholder in his or her capacity as a stockholder of Merchants and, if applicable, shall not in any way limit or affect actions the Stockholder or any of his or her Representatives may take in such Person’s capacity as a director, officer, or employee of Merchants, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or be construed to prohibit, limit or restrict the Stockholder from exercising the Stockholder’s fiduciary duties as a director or officer of Merchants.

(p) Counterparts.  This Agreement may be executed by facsimile or PDF and in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

(q) Definitions.  Capitalized terms used herein and not defined shall have the meanings specified in the Merger Agreement.

(r) No Agreement Until Executed.  Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (i) the Merger Agreement is validly approved by Merchants’ Board of Directors, (ii) the Merger Agreement is executed by all parties thereto, and (iii) this Agreement is executed by all parties hereto.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

COMMUNITY BANK SYSTEM, INC.

By:	Name: Title:

[SIGNATURE PAGE TO STOCKHOLDER SUPPORT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

[NAME OF STOCKHOLDER]

By:	Name: Address:

Shares of Merchants Common Stock:
Merchants Stock Options:
Merchants Restricted Shares:
Merchants Deferred Shares:
Merchants Warrants:

[SIGNATURE PAGE TO STOCKHOLDER SUPPORT AGREEMENT]

ANNEX B

OPINION OF PIPER

100 Federal Street, 33rd Floor Boston, MA 02110 Tel: 617 654-0700 | Fax: 617 654-0710 Piper Jaffray & Co. Since 1895. Member SIPC and NYSE.

October 22, 2016

Board of Directors
Merchants Bancshares, Inc.
275 Kennedy Drive
South Burlington, VT 05403

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Merchants Bancshares, Inc. (the “Company”), of the Merger Consideration (as defined below) to be received pursuant to an Agreement and Plan of Merger (the “Agreement”), to be entered into between the Company and Community Bank System, Inc. (the “Acquiror”). The Agreement provides for, among other things, the merger (the “Merger”) of the Company with and into the Acquiror, pursuant to which, upon the effective time of the Merger, each share of Company Common Stock, issued and outstanding immediately prior to the effective time of the Merger, except for certain shares of Company Common Stock as specified in the Agreement, will be converted into the right to receive, at the election of each holder of Company Common Stock, the following consideration: (i) the combination of $12.00 in cash (the “Mixed Cash Consideration”) and 0.6741 shares (the “Mixed Stock Consideration” and, together with the Mixed Cash Consideration, the “Mixed Election Consideration”) of common stock, par value $1.00 per share, of the Acquiror (the “Acquiror Common Stock”); (ii) 0.963 shares of Acquiror Common Stock (the “Stock Election Consideration”); or (iii) $40.00 in cash (the “Cash Election Consideration” and together with the Mixed Election Consideration and the Stock Election Consideration, the “Merger Consideration”). Cash will be paid in lieu of any fractional shares. The holders of the Company Common Stock will be offered the opportunity to elect to receive the Merger Consideration in the form of the Mixed Election Consideration, the Stock Election Consideration or the Cash Election Consideration in exchange for each of their shares of Company Common Stock. All elections will be subject to allocation and proration procedures described in the Agreement that are intended to ensure that 70% of the shares of Company Common Stock at the time of the Merger are exchanged for Acquiror Common Stock and the remainder for cash. The terms and conditions of the Merger are more fully set forth in the Agreement. Capitalized terms not otherwise defined in this letter have the meanings set forth in the Agreement.

Confidential
Merchants Bancshares, Inc.
October 22, 2016

Piper Jaffray & Co., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of a draft of the Agreement dated October 22, 2016; (ii) reviewed and analyzed certain financial and other data with respect to the Company and the Acquiror that was publicly available or made available to us by the Company and by the Acquiror; (iii) reviewed and analyzed certain forward-looking information relating to the Company and the Acquiror that was publicly available, as well as that was furnished to us by the Company and the Acquiror, including internally prepared forecasts of the Company’s expected operating results on a stand-alone basis; (iv) reviewed and analyzed materials detailing the Merger prepared by the Company, the Acquiror and their affiliates and by their respective legal and accounting advisors, including the estimated amount and timing of the cost savings and related expenses and purchase accounting adjustments expected to result from the Merger (the “Synergies”); (v) conducted discussions with members of senior management and representatives of the Company and the Acquiror concerning the matters described in clauses (i), (ii), (iii) and (iv) above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Synergies; (vi) reviewed the current and historical reported prices and trading activity of Company Common Stock and the Acquiror Common Stock and similar information for certain other publicly traded companies deemed by us to be comparable to the Company and the Acquiror; (vii) compared the financial performance of the Company and the Acquiror with that of certain other publicly traded companies that we deemed relevant; (viii) performed certain financial analyses for the Company and the Acquiror on a pro forma combined basis giving effect to the Merger based on assumptions relating to the Synergies; (ix) analyzed the Merger Consideration relative to the historical trading price of Company Common Stock and the Company’s tangible book value, core deposits (deposits less all jumbo time deposits and brokered deposits) and last twelve months earnings as of June 30, 2016 as well as analyst estimated earnings for 2017; (x) considered the current market environment generally and the commercial banking environment in particular; and (xi) reviewed the financial terms, to the extent publicly available, of certain business combination transactions in the depository banking industry that we deemed relevant. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

In arriving at our opinion, we have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Company and the Acquiror that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information (including the Synergies) reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company and the Acquiror as to the expected future results of operations and financial condition of the Company and the Acquiror, respectively, to which such financial forecasts, estimates and other forward-looking information (including the Synergies) relate and we have assumed that such results would be achieved. We express no opinion as to any such financial forecasts, estimates or forward-looking information (including the Synergies) or the assumptions on which they were based. We have further assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith and have relied, with your consent, on advice of the outside legal counsel and the independent accountants to the Company, and on the assumptions of the management of the Company and the Acquiror, as to all accounting, legal, tax and financial reporting matters with respect to the Company, the Acquiror and the Agreement.

Confidential
Merchants Bancshares, Inc.
October 22, 2016

In arriving at our opinion, we have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have relied upon and assumed without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company, the Acquiror or the contemplated benefits of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent, derivative, off-balance sheet, or other) of the Company or the Acquiror, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal law relating to bankruptcy, insolvency or similar matters. Accordingly, we express no opinion regarding the liquidation value of the Company, the Acquiror or any other entity. We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of the Company or the Acquiror since the date of the most recent financial data made available to us. We have also assumed in all respects material to our analysis that the Company and the Acquiror would remain as a going concern for all periods relevant to our analysis. Without limiting the generality of the foregoing, we have not: (i) conducted a review of any individual credit files of the Company or the Acquiror, nor have we evaluated the adequacy of the loan or lease reserves of the Company or the Acquiror, (ii) conducted a review of any credit mark that may be taken in connection with the Merger, nor have we evaluated the adequacy of any contemplated credit mark to be so taken, or (iii) conducted a review of the collectability of any asset or the future performance of any loan of the Company or the Acquiror. We have assumed, with your consent, that the respective allowances for loan and lease losses for the Company and the Acquiror, and the credit mark are adequate to cover such losses and will be adequate on a pro forma basis for the Acquiror. Accordingly, we express no opinion with respect to the foregoing. Again, without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or the Acquiror is a party or may be subject, and at the direction of the Company and with your consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither the Company nor the Acquiror is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger and the merger of the principal banking subsidiaries of the Company and Acquiror contemplated by the Agreement.

No company or transaction used in any analysis for purposes of comparison is identical to the Company, the Acquiror or the Merger. Accordingly, an analysis of the results of the comparisons is not solely mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which the Company, the Acquiror and the Merger were compared and other factors that could affect the public trading value or transaction value of the companies.

This opinion is necessarily based on economic, market and other conditions and upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Company Common Stock or Acquiror Common Stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

Confidential
Merchants Bancshares, Inc.
October 22, 2016

We have been engaged by the Company to act as its financial advisor in connection with the Merger and we will receive a transaction fee from the Company for providing our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee becoming payable to us upon closing of the Merger. Our opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. Other than our engagement by the Company in connection with the Merger, we have not provided investment banking services to the Company, the Acquiror or entities that are affiliated with the Company or the Acquiror over the past three years; however, we may do so in the future. In addition, in the ordinary course of our business, we and our affiliates may actively trade securities of the Company or the Acquiror for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We may also, in the future, provide investment banking and financial advisory services to the Acquiror or entities that are affiliated with the Acquiror, for which we would expect to receive compensation.

Consistent with applicable legal and regulatory requirements, Piper Jaffray has adopted policies and procedures to establish and maintain the independence of its Research Department and personnel. As a result, Piper Jaffray’s research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to the Acquiror and the Merger and other participants in the Merger that differ from the views of Piper Jaffray’s investment banking personnel.

This opinion is provided to the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act or vote with respect to the Merger or any other matter. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Piper Jaffray Opinion Committee.

This opinion addresses solely the fairness, from a financial point of view, to holders of Company Common Stock of the proposed Merger Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement. We were not requested to opine as to, and this opinion does not address: (i) the basic business decision to proceed with or effect the Merger; (ii) the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company; (iii) the Acquiror’s ability to fund the Mixed Cash Consideration and the Cash Consideration; (iv) any other terms contemplated by the Agreement; or (v) the fairness of the Merger, or any consideration received in connection therewith by, the holders of any other class of securities or any creditor or other constituency of the Company. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the Merger Consideration to be received by holders of Company Common Stock in the Merger or with respect to the fairness of any such compensation, including whether such payments are reasonable in the context of the Merger.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock as of the date hereof.

Sincerely,

PIPER JAFFRAY & CO.

ANNEX C

Provisions of the Delaware General Corporation Law relating to Appraisal Rights

Section 262 Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title and, subject to paragraph (b)(3) of this section, §251(h) of this title), §252, §254, §255, §256, §257, §258, §263 or §264 of this title:

(1) Provided, however, that, except as expressly provided in §363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in §251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §251(h), §253 or §267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by §363(a) of this title, appraisal rights shall be available as contemplated by §363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within ten days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228, §251(h), §253, or §267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within ten days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to §251(h) of this title, within the later of the consummation of the offer contemplated by §251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within ten days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to §251(h) of this title, later than the later of the consummation of the offer contemplated by §251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than ten days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within ten days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within ten days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to §253 or §267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SPECIAL MEETING OF STOCKHOLDERS OF

MERCHANTS BANCSHARES, INC.

Thursday, March 23, 2017
10:00 a.m., Eastern time
DoubleTree by Hilton
1117 Williston Road
South Burlington, Vermont 05403

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach and mail in the envelope provided. ↓

00030003030000000000 2 032317

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1, "FOR" PROPOSAL 2, AND "FOR" PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	AGAINST	ABSTAIN
1. To adopt the Agreement and Plan of Merger, dated as of October 22, 2016, by and between Community Bank System, Inc. and Merchants Bancshares, Inc. (the "Merger Agreement"), which provides for the merger of Merchants Bancshares, Inc. with and into Community Bank System, Inc. with Community Bank System, Inc. as the surviving company (the "Merger").	☐	☐	☐
2. To approve, on a non-binding advisory basis, the compensation payable to the named executive officers of Merchants Bancshares, Inc. in connection with the Merger.	☐	☐	☐
3. To approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.	☐	☐	☐

Mark box below at the left if there is an address change and write comments on the reverse side of this card.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: This proxy must be signed exactly as the name(s) appear(s) hereon. When stocks are held jointly, each holder must sign in order to have a valid proxy vote. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SPECIAL MEETING OF STOCKHOLDERS OF

MERCHANTS BANCSHARES, INC.

Thursday, March 23, 2017

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM, Eastern time, the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your stock in person by attending the Special Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00030003030000000000 2   032317

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1, "FOR" PROPOSAL 2, AND "FOR" PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	AGAINST	ABSTAIN
1. To adopt the Agreement and Plan of Merger, dated as of October 22, 2016, by and between Community Bank System, Inc. and Merchants Bancshares, Inc. (the "Merger Agreement"), which provides for the merger of Merchants Bancshares, Inc. with and into Community Bank System, Inc. with Community Bank System, Inc. as the surviving company (the "Merger").	☐	☐	☐
2. To approve, on a non-binding advisory basis, the compensation payable to the named executive officers of Merchants Bancshares, Inc. in connection with the Merger.	☐	☐	☐
3. To approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.	☐	☐	☐

Mark box below at the left if there is an address change and write comments on the reverse side of this card.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When stocks are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

GO GREEN

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1

MERCHANTS BANCSHARES, INC.

Proxy Solicited by the Board of Directors for Special Meeting of Stockholders on Thursday, March 23, 2017

The undersigned hereby appoints Geoffrey R. Hesslink and Jeffrey L. Davis, and each of them, proxies, with full power of substitution, to represent and to vote all of the shares of common stock of Merchants Bancshares, Inc. held of record by the undersigned at the close of business on February 2, 2017 at a Special Meeting of Stockholders of MERCHANTS BANCSHARES, INC. to be held on Thursday, March 23, 2017 (including any adjournments thereof), with all powers the undersigned would possess if personally present, as specified on the reverse side of this ballot, and in their discretion on any other business that may come before the meeting or any adjournments thereof, and revokes all proxies previously given by the undersigned with respect to stock covered hereby.

This proxy, when properly executed, will be voted in the manner directed herein by the stockholder. If no specification is made, this proxy will be voted FOR the adoption of the Merger Agreement, FOR the approval, on a non-binding advisory basis, the compensation payable to the named executive officers of Merchants Bancshares, Inc. in connection with the Merger, and FOR the approval of one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) hereon and return in the enclosed envelope, whether or not you expect to attend the meeting. You may, nevertheless, vote in person if you do attend.
NOTE: When stocks are held jointly, each holder must sign in order to have a valid proxy vote. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Special Meeting of Stockholders and related Proxy Statement. This proxy may be revoked at any time before it is exercised.

COMMENTS:

1.1 14475